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As filed with the Securities and Exchange Commission on March 31, 2006

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2869 (Primary Standard Industrial Classification Code Number)	05-0569368 (I.R.S. Employer Identification No.)

1300 South 2nd Street
Pekin, IL 61555
(309) 347-9200
SEE TABLE OF ADDITIONAL REGISTRANTS
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Ronald H. Miller
President & Chief Executive Officer
Aventine Renewable Energy
Holdings, Inc.
1300 South 2nd Street
Pekin, IL 61555
(309) 347-9200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Richard D. Truesdell, Jr.
Davis Polk & Wardwell
450 Lexington Avenue
New York, New York 10017
(212) 450-4000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount Of Registration Fee

Senior Secured Floating Rate Notes due 2011	$160,000,000	100%	$160,000,000	$17,120.00

Guarantees of the Notes by each of the Additional Registrants	$—	—%	$—	$—(2)

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933.

(2)
Pursuant to Rule 457(n) under the Securities Act, no registration fee is payable with respect to the guarantees.

        The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Registrant	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Number	I.R.S. Employer Identification Number

Aventine Renewable Energy, LLC	Delaware	2869	47-0920195

Aventine Renewable Energy, Inc.	Delaware	2869	75-3108352

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

(SUBJECT TO COMPLETION DATED                        , 2006)

PROSPECTUS

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

Offer to Exchange
All of our outstanding Senior Secured Floating Rate Notes due 2011 for
new Senior Secured Floating Rate Notes due 2011

        We are offering to exchange up to $160,000,000 of our outstanding Senior Secured Floating Rate Notes due 2011 (the "old notes") for up to $160,000,000 of our new Senior Secured Floating Rate Notes due 2011 (the "new notes"). The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes.

        To exchange your old notes for new notes:

  •
  you are required to make the representations described on page     to us

  •
  you must complete and send the letter of transmittal that accompanies this prospectus to the exchange agent,                        , by            New York City time, on             , 2006

  •
  you should read the section called "The Exchange Offer" for further information on how to exchange your old notes for new notes

        See "Risk Factors" beginning on page 18 for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                    , 2006

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these notes. The information in this document may only be accurate on the date of this document.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The registration statement containing this prospectus, including the exhibits to the registration statement, and other information incorporated into this prospectus by reference is available without charge to holders of the old notes upon written or oral request to Aventine Renewable Energy Holdings, Inc., 1300 South 2nd Street, P.O. Box 10, Pekin, Illinois, 61555-0010, Attention: Mr. Ajay Sabherwal; Chief Financial Officer or telephoning us at (309) 347-9200. To obtain timely delivery, noteholders must request information no later than            , 2006, which is five business days before the date you must make your investment decision.

        See "Risk Factors" beginning on page 18 for a description of some important factors relating to an investment in the shares of our common stock offered by this prospectus, including information about our business. We are not making any representation to you regarding the legality of an investment by you under appropriate investment or similar laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of a purchase of the shares of our common stock.

INDUSTRY AND MARKET INFORMATION AND FORECASTS

        We obtained the industry, market and competitive position data and forecasts used throughout this prospectus from our own research, internal surveys and surveys or studies conducted by third parties, independent industry or general publications and other publicly available information. In particular, we have based much of our discussion of the ethanol industry, including government regulation relevant to the industry and forecasted growth in demand, on information published by the Renewable Fuels Association ("RFA"), the national trade association for the United States ethanol industry, of which Ronald H. Miller, our President and Chief Executive Officer, is Chairman. Independent industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. Further, because the RFA is a trade organization for the ethanol industry, it may present information in a manner that is more favorable to the ethanol industry than would be presented by an independent source. While we believe that each of these studies and publications is reliable, we have not independently verified such data and we do not make any representation as to the accuracy of such information. Forecasts are particularly likely to be inaccurate, especially over long periods of time. For example, in 1983, the United States Department of Energy forecast that oil would cost $75 per barrel in 1995. In 1995, however, the price of oil was actually $17 per barrel. In addition, we do not know what assumptions regarding general economic growth are used in preparing the forecasts included in this prospectus. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

AVAILABLE INFORMATION

        We have filed with the SEC, under the Securities Act, a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other documents are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and to the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities at the SEC at 100 F Street, NE, Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website that contains reports, proxy and information statements and other information that is filed electronically with the SEC. The web site can be accessed at www.sec.gov.

        After effectiveness of the registration statement, which includes this prospectus, we will be required to comply with the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, accordingly, will file current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, proxy statements and other information with the SEC. Those reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and internet site of the SEC referred to above.

i

FORWARD LOOKING STATEMENTS

        Certain information included in this prospectus may be deemed to be "forward looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements, other than statements of historical facts, included in this prospectus, are forward looking statements. In particular, statements that we make under the headings "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business" relating to our overall volume trends, industry forces, margin trends, anticipated capital expenditures and our strategies are forward looking statements. When used in this document, the words "believe," "expect," "anticipate," "estimate," "project," "plan," "should," "would," "could" and similar expressions are intended to identify forward looking statements.

        These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward looking statements are not guarantees of our future performance and are subject to risks and uncertainties that could cause actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements. We disclaim any duty to update any forward looking statements. Some of the factors that may cause actual results, developments and business decisions to differ materially from those contemplated by such forward looking statements include the risk factors discussed under the heading "Risk Factors" and the following:

  •
  changes in or elimination of laws, tariffs, trade or other controls or enforcement practices such as:

  •
  national, state or local energy policy;

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  federal ethanol tax incentives;

  •
  regulation currently under consideration pursuant to the passage of the Energy Policy Act of 2005, which contains a renewable fuel standard and other legislation mandating the usage of ethanol or other oxygenate additives;

  •
  state and federal regulation restricting or banning the use of Methyl Tertiary Butyl Ether ("MTBE");

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  environmental laws and regulations applicable to our operations and the enforcement thereof;

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  changes in weather and general economic conditions;

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  overcapacity within the ethanol and petroleum refining industries;

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  total United States consumption of gasoline;

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  availability and costs of products and raw materials, particularly corn, coal and natural gas;

  •
  labor relations;

  •
  fluctuations in petroleum prices;

  •
  our or our employees' failure to comply with applicable laws and regulations;

  •
  our ability to generate free cash flow to invest in our business and service our indebtedness;

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  limitations and restrictions contained in the instruments and agreements governing our indebtedness;

  •
  our ability to raise additional capital and secure additional financing;

ii

  •
  our ability to retain key employees;

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  liability resulting from actual or potential future litigation;

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  competition;

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  plant shutdowns or disruptions at our plant or plants whose products we market;

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  availability of rail cars and barges;

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  renewal of alliance partner contracts; and

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  other factors described elsewhere in this prospectus.

iii

SUMMARY

        This summary highlights the more detailed information in this prospectus and you should read the entire prospectus carefully.

The Exchange Offer

Notes Offered	We are offering up to $160,000,000 aggregate principal amount of Senior Secured Floating Rate Notes due 2011, which have been registered under the Securities Act of 1933, as amended (the "Securities Act").
The Exchange Offer
We are offering to issue the new notes in exchange for a like principal amount of your old notes. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see "The Exchange Offer."
Tenders, Expiration Date, Withdrawal
The exchange offer will expire at New York City time on , 2006 unless it is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to , 2006. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned without expense to you promptly after the exchange offer expires.
United States Federal Income Tax Consequences
Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for United States federal income tax purposes. See "Material United States Federal Income Tax Consequences of the Exchange Offer."
Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.
Exchange Agent	is the exchange agent for the exchange offer.
Failure to Tender Your Old Notes
If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay you additional interest.

You will be able to resell the new notes without registering them with the SEC if you meet the requirements described below.

        Based on interpretations by the SEC's staff in no-action letters issued to third parties, we believe that new notes issued in exchange for old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving notes for your own account, so long as:

  •
  you are not one of our "affiliates," which is defined in Rule 405 of the Securities Act;

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  you acquire the new notes in the ordinary course of your business;

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  you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

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  you are not engaged in, and do not intend to engage in, a distribution of the new notes.

        If you are an affiliate of Aventine, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC's staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        If you are a broker-dealer and receive new notes for your own account in the exchange offer:

  •
  you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

  •
  you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an "underwriter" within the meaning of the Securities Act; and

  •
  you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

        For a period of one year after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

Summary Description of the Notes

        The terms of the new notes and the old notes are identical in all material respect, except that the new notes have been registered under the Securities Act and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The following contains basic information about the new notes. It does not contain all of the information that is important to you. For a more complete understanding of the notes, see "Description of the Notes."

Issuer	Aventine Renewable Energy Holdings, Inc.
Notes Offered	$160,000,000 aggregate principal amount of Senior Secured Floating Rate Notes.
Maturity	December 15, 2011.
Interest	Three-month LIBOR plus 6.0% per annum, payable quarterly in arrears on March 15, June 15, September 15 and December 15 of each year.
Guarantees
The notes are jointly and severally guaranteed on a secured unsubordinated basis by all of our existing restricted domestic subsidiaries (other than our Nebraska subsidiary). In the event that our Nebraska subsidiary becomes a wholly owned subsidiary, our Nebraska subsidiary and its subsidiaries will be required to guarantee the notes. In addition, all future restricted subsidiaries that guarantee any of our indebtedness (other than certain revolving credit or other similar agreements the aggregate principal amount outstanding under which does not exceed the borrowing base as defined in "Description of the Notes") will be required to guarantee the notes.
Optional Redemption
We may redeem any of the notes, in whole or in part, beginning on December 15, 2006. The initial redemption price will be 103% of their principal amount, plus accrued and unpaid interest. The redemption price of the notes will decline annually after December 15, 2006 and will be 100% of their principal amount, plus accrued interest, beginning on December 15, 2009. In addition, before December 15, 2006, we may redeem up to 35% of the aggregate principal amount of outstanding notes with the proceeds from sales of certain kinds of our capital stock at a redemption price equal to 100% of their principal amount, plus accrued and unpaid interest to the redemption date plus a premium equal to the interest rate per annum on the notes applicable on the date on which the notice of redemption is given. We may make such redemption only if, after any such redemption, at least 65% of the aggregate principal amount of notes outstanding immediately prior to such redemption remains outstanding immediately after such redemption.

Change of Control
Upon the occurrence of a change of control, noteholders will have the right to require us to repurchase their notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.
Collateral
The notes and the note guarantees are secured by a
first priority lien, subject to permitted liens, on an escrow account into which $62.5 million of the proceeds from our December 17, 2004 offering relating to the old notes were deposited pending application to the construction of the planned expansion of our Illinois facility and all property, plant and equipment constituting our Illinois facility (including the planned expansion as constructed). As of December 31, 2005 there was an aggregate of $60.4 million remaining in the escrow account.

We refer to the collateral under the first priority lien as the "primary collateral." In addition, our obligations under our amended revolving credit facility are secured by a second priority lien on all property, plant and equipment constituting our Illinois facility, but not on the escrow account.

Neither the Trustee nor the noteholders will be able to take any action against the property, plant or equipment of our Illinois facility until, at the earliest, 90 days after notification to the holders of first priority liens on the second priority collateral (as defined below) or such earlier date on which such first priority lien holders consent to such action.

In addition, the notes and the note guarantees are secured by a second priority lien, subject to permitted liens, on our existing and future assets that secure our amended revolving credit facility on a first priority basis, including:
• all of each subsidiary guarantor's existing and future property and assets, subject to certain exceptions; and
•
all of the capital stock or other securities of any existing or future domestic subsidiary owned directly by any subsidiary guarantor (other than the capital stock of our Nebraska subsidiary until we obtain the requisite consent from its shareholders or own at least 80% of its outstanding capital stock) and 65% of the capital stock or other securities of foreign subsidiaries owned directly by any subsidiary guarantor, but only to the extent that the inclusion of such capital stock or other securities shall mean that the par value, book value as carried by us, or the market value (whichever is greatest) of any such capital stock or other securities of any subsidiary is not equal to or greater than 20% of the aggregate principal amount of notes outstanding.

We refer to the collateral under the second priority lien as the "secondary collateral," and we refer to the primary collateral and the secondary collateral collectively as the "collateral." Our obligations under our amended revolving credit facility are secured by a first priority lien on the secondary collateral (as well as on the capital stock or other securities in excess of the 20% threshold discussed in the preceding paragraph). As a result, the notes are effectively subordinated to the amended revolving credit facility and any other indebtedness secured by a first priority lien on the secondary collateral to the extent of the value of the secondary collateral. In addition, the indenture governing the notes allows indebtedness in an amount up to 100% of the book value of the secondary collateral to be secured by a first priority lien on the secondary collateral, provided that such indebtedness could be incurred under the indenture.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the primary collateral and the secondary collateral will be sufficient to pay any of our obligations under the notes, in full or at all, after first applying any proceeds from the secondary collateral to satisfy our obligations in full under our amended revolving credit facility and any other indebtedness secured by a first priority lien on the secondary collateral. See "Risk Factors—Risks Relating to the Notes—There may not be sufficient collateral to pay all or any of the notes; environmental laws may decrease the value of the collateral securing the notes and may result in you being liable for environmental cleanup costs" and "—The appraised value of the collateral is based on many assumptions and may be significantly more than the realizable value of the collateral."

Any proceeds received by the trustee on behalf of the holders of the notes from the sale of the secondary collateral prior to the payment in full of indebtedness secured by the first priority liens on the secondary collateral must be delivered to the holders of that indebtedness.

The security documents governing the collateral provide that the holders of first priority liens on the secondary collateral will control, at all times prior to payment in full, all remedies and other actions related to the secondary collateral. The second priority liens on the secondary collateral do not entitle the trustee or the holders of any notes to take any action whatsoever with respect to the secondary collateral prior to such time. As a result, neither the trustee nor the holders of the notes will be able to force a sale of the secondary collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the lenders under the amended revolving credit facility and other holders of first priority liens on the secondary collateral. To the extent that the first priority lien holders release their first priority liens on all or any portion of the secondary collateral, the second priority lien on the secondary collateral will likewise be automatically released to the same extent, in most cases. However, if following such release, we grant any future creditor a first priority lien on any assets constituting the secondary collateral to secure new indebtedness, we must also grant the noteholders a second priority lien on such assets to secure our obligations under the notes and the note guarantees.
Escrow Account; Special Offer to Purchase
Concurrently with the closing of the old notes offering on December 17, 2004, we deposited $62.5 million from the net proceeds of that offering in an escrow account for the benefit of the noteholders pending application of those funds to the construction of the planned expansion of our Illinois facility. The expansion has been underway since August 2005 and is expected to be completed in early 2007. As of December 31, 2005 there was an aggregate of $60.4 remaining in the escrow account.

The noteholders have the right to require us to repurchase, using the funds remaining in the escrow account, such amount as is equal to the amount held in the escrow account at such time in aggregate principal amount of the notes outstanding, on a pro rata basis, if we provide written notice at any time of our decision to not proceed with or complete construction of the expansion. The purchase price is 100% of the principal amount of the notes outstanding on the date of repurchase, plus accrued and unpaid interest to that date.
Ranking	The notes and the note guarantees rank:
•
structurally junior to all of the obligations, including trade payables, of any of the subsidiaries that do not guarantee the notes, including our Nebraska subsidiary (so long as it is not wholly owned);

•
effectively junior to any debt which is either (i) secured by a lien on any collateral which is senior or prior to the liens securing the notes and the note guarantees, including the first priority liens on the secondary collateral in favor of the lenders under our amended revolving credit agreement and any permitted liens, or (ii) secured by assets which are not part of the collateral, in each case, to the extent of the value of such assets;
	•	equal in right of payment with all of our and, with respect to the note guarantees, the relevant subsidiary guarantors' existing and future unsubordinated indebtedness;
	•	senior in right of payment to all of our and, with respect to the note guarantees, the relevant subsidiary guarantors' existing and future subordinated indebtedness; and
•
effectively senior, as to collateral, to all of our and, with respect to the note guarantees, the relevant subsidiary guarantors' existing and future unsecured indebtedness, to the extent of the value of the assets constituting the collateral.

As of December 31, 2005, we and the subsidiary guarantors had $72.7 million of liabilities outstanding other than the notes, $1.5 million of which was secured debt effectively senior to the notes to the extent of the value of the assets securing such debt.
As of December 31, 2005, our Nebraska subsidiary, which is our only existing subsidiary not guaranteeing the notes, had $3.6 million of liabilities, excluding intercompany liabilities of $2.2 million.
Restrictive Covenants	The terms of the notes, among other things, limit our ability to:
	•	incur additional indebtedness or issue preferred stock;
	•	create liens;
	•	pay dividends or make other distributions;
	•	repurchase or redeem capital stock or prepay subordinated indebtedness;
	•	make investments or other restricted payments;
	•	enter into transactions with our stockholders or affiliates;
	•	sell assets or shares of capital stock of our subsidiaries;
	•	guarantee debts;
	•	engage in sale leaseback transactions;
	•	designate unrestricted subsidiaries;

• restrict dividends or other payments to us from our subsidiaries; and
• merge, consolidate or transfer substantially all of our assets.

These covenants are subject to important exceptions and qualifications (including exceptions allowing the payment by us of dividends under certain circumstances), which are described under "Description of the Notes" in this prospectus.
Use of Proceeds	We will not receive any proceeds from the exchange of new notes for old notes.
Risk Factors	You should carefully consider the information under the heading "Risk Factors" and all other information in this prospectus before investing in the notes.

SUMMARY

        This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that you may consider important in making your investment decision. Therefore, you should read the entire prospectus carefully, including, in particular, the "Risk Factors" section and the consolidated financial statements and related notes appearing at the back of this prospectus.

        As used in this prospectus, unless the context otherwise requires or indicates, references to "Aventine," "Aventine Renewable Energy Holdings, Inc," "Company," "we," "our," and "us," refer to Aventine Renewable Energy Holdings, Inc., and its subsidiaries, pro forma for this offering of common stock.

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

Business Overview

        We are a leading producer and marketer of ethanol in the United States. Through our production facilities, marketing alliances with other producers and purchase and resale operations, we marketed and distributed 529.8 million gallons of ethanol in 2005. For the year ended December 31, 2005, we sold approximately 13.4% of the total ethanol volume in the United States. We market and distribute ethanol to many of the leading energy companies in the United States, including BP Products North America, Inc., ConocoPhillips Company, Chevron Corporation, Royal Dutch Shell, Marathon Oil and Valero Marketing and Supply Company. We have strong national distribution capabilities and lease space where our ethanol is blended with our customers' gasoline. In addition to producing ethanol, our facilities also produce several co-products, such as corn gluten feed and corn germ and bio-products, such as brewers' yeast, which generate incremental revenue and offset a portion of our corn costs. Our revenue and operating income for the year ended December 31, 2005 were $935.5 million and $65.9 million, respectively.

        We derive our revenues principally from the sale of ethanol, which we source as follows:

        Equity Production.    We own and operate a corn wet milling plant in Pekin, Illinois, which we refer to as the "Illinois facility," and hold a 78.4% interest in a corn dry milling plant in Aurora, Nebraska, which we refer to as the "Nebraska facility." With the recent completion of the 10.0 million gallon capacity expansion of the Nebraska facility, our facilities have a combined total production capacity of 150.0 million gallons of ethanol per year. We are in the process of expanding our Illinois facility with the addition of a new dry mill facility and we expect that the prefunded expansion will increase our total production capacity by approximately 56.5 million gallons of ethanol per year, or 37.7%, to 206.5 million gallons of ethanol per year. The expansion has been underway since August 2005 and is expected to be completed in early 2007.

        The Illinois facility is located on approximately 120 acres in Pekin, Illinois, on the east bank of the Illinois River, about 160 miles southwest of Chicago. The Illinois facility's access to an adjacent barge loading system provides cost-effective transportation to international markets with respect to our co-product sales, while an on-site truck and rail loading system provides easy access to our broader terminal network. The facility currently utilizes the wet milling process and has the capacity to produce 100.0 million gallons of ethanol per year, along with bio-products and several co-products which are sold for various uses into large commodity markets.

        The Nebraska facility is located on approximately 30 acres in Aurora, Nebraska, approximately 60 miles west of Lincoln. The facility has the capacity to produce 50.0 million gallons of ethanol annually using the dry milling process, as well as several co-products. The facility is also equipped with on-site truck and rail loading systems, linking it to our larger distribution and terminal network.

        For the year ended December 31, 2005, we generated approximately $192.4 million of revenue from the sale of ethanol produced at our facilities, which we refer to as "equity production revenue."

Although revenues from ethanol sourced from our equity production operations represented approximately 20.5% of our total revenues, equity production operations represented the substantial majority of our operating income.

        The ethanol conversion process also produces several co-products at the Illinois and Nebraska facilities, such as corn germ, corn gluten feed and dried distillers grains with solubles ("DDGS"), some of which are sold for use in animal and human food. In addition, the wet mill technology used at the Illinois facility also produces bio-products, such as brewers' yeast, which is processed into a growing variety of products for use in animal and human food as well as in fermentation applications. Including our recent Nebraska facility expansion, we have the capacity to process approximately 56.0 million bushels of corn each year. The sales price of these products tracks our cost of corn.

        For the year ended December 31, 2005, we generated approximately $60.4 million of revenue from the sale of co-products and bio-products.

        Non-Equity Production.    In addition to our equity production, we source ethanol from our marketing alliance and purchase ethanol from unaffiliated producers and marketers. These additional sources of ethanol increase our market presence and enable us to meet major ethanol consumer needs and leverage our marketing expertise and distribution systems. We believe we have one of the largest marketing alliance networks in the ethanol industry. In exchange for allowing us to market their ethanol on an exclusive basis, our marketing alliance partners receive access to our extensive distribution and customer network. As of March 2006, we have twelve alliance contracts with third party plants, located in six states, that have the capacity to produce 490.0 million gallons of ethanol per year. In addition, three new alliance partners currently have an additional 174.0 million gallons of capacity announced or under construction. Two of our alliance partners (VeraSun Fort Dodge, LLC and VeraSun Aurora Corporation formerly VeraSun Energy Corporation) represented by the parent company VeraSun Energy Corporation have notified the Company in writing that they have elected not to renew their marketing alliance agreement with the Company upon termination on March 31, 2007. We are in the process of negotiating a new business arrangement with VeraSun Energy Corporation which represents 230 million gallons of capacity. The price at which we sell ethanol for our marketing alliance partners is the same as what we sell our own production. Our marketing alliance partners pay us a commission of approximately 1% of net sales price. In addition they reimburse us for certain costs, including freight, storage, inventory carrying cost and indirect marketing costs. All our ethanol sales contracts place the responsibility of delivering product on us, regardless of where the product originates.

        We also purchase ethanol on an opportunistic basis from unaffiliated producers and marketers when we can leverage our infrastructure to derive additional profit. These transactions are driven by our ability to purchase ethanol and then, through our distribution network and customer relationships, to resell the ethanol at a premium price. The margin from such purchase and resale could be very volatile.

        For the year ended December 31, 2005, we generated approximately $553.6 million and $129.1 million of gross revenue from sales of gallons sourced from our marketing alliance and purchase and resale operations, respectively. Although revenues from our non-equity production represented approximately 73.0% of our total revenues for the year ended December 31, 2005, our non-equity production contribution to our operating income was limited.

Industry Overview

        Ethanol is a grain alcohol, equivalent to that found in alcoholic beverages, that is as clear as water. It is produced through the fermentation of starch and sugar based feedstocks and then denatured so it is not fit for human consumption. The primary use of ethanol in the United States is as a gasoline blendstock. Ethanol has been blended in gasoline since the 1930's.

        The majority of the ethanol in the United States is made from corn, but it can also be produced from other feedstocks such as grain sorghum, wheat, barley, or potatoes, among others. In Brazil ethanol is made from sugarcane. Over 95.0% of domestic ethanol is produced from corn fermentation and as such is primarily produced in the corn-growing states of the Midwest.

        Ethanol is marketed across the United States as an oxygenate to reduce vehicle emissions as part of federal and state clean fuel programs which require the use of oxygenated gasoline in areas with certain levels of air pollution. Ethanol is also marketed as an octane enhancer to improve vehicle performance and reduce engine knock. We believe substantially all United States ethanol production is currently used as a fuel additive in gasoline, while the remaining production is utilized for industrial purposes.

        According to the RFA, the United States fuel ethanol industry has experienced rapid growth, increasing from 1.3 billion gallons produced in 1997 to 3.9 billion gallons produced in 2005. According to the RFA, the existing ethanol production capacity was approximately 4.4 billion gallons and the capacity under construction was approximately 2.1 billion gallons as of February 2006. This growth has been driven, in part, by the broadening use of ethanol to meet the oxygenate requirements under federal and state programs.

        In particular, two programs in the federal Clean Air Act, the winter oxyfuel program and the Reformulated Gasoline ("RFG") Program, require the use of oxygenated gasoline in areas with certain levels of air pollution. Due to their availability and cost, ethanol and MTBE are the two primary additives used to meet the federal Clean Air Act's oxygenate requirements. In recent years, there has been growing public concern about MTBE contamination of water supplies as a result of leaks from underground gasoline storage tanks and other releases into the environment. These concerns have resulted in twenty-five states banning or significantly limiting the use of MTBE. See "Risk Factors—Risks Relating to Our Business—The United States ethanol industry is highly dependent upon a myriad of federal and state legislation and regulation and any changes in such legislation or regulation could materially adversely affect our results of operations and financial condition."

        On August 8, 2005, the Energy Policy Act of 2005 was adopted. The comprehensive energy legislation includes a nationwide renewable fuels standard ("RFS") and eliminates the oxygenate requirement for reformulated gasoline in the RFG program included in the Clean Air Act. The RFS establishes minimum nationwide levels of renewable fuels (ethanol, biodiesel or any other liquid fuel produced from biomass or biogas) to be included in gasoline, increasing from 4.0 billion gallons of RFS mandated usage in 2006 to 7.5 billion gallons by 2012. The RFA expects that ethanol should account for the largest share of renewable fuels produced and consumed under an RFS. See "Risk Factors—Risks Relating to Our Business—The United States ethanol industry is highly dependent upon a myriad of federal and state legislation and regulation and any changes in such legislation or regulation could materially adversely affect our results of operations and financial condition."

Competitive Strengths

        We believe that our competitive strengths include the following:

  •
  Strong Market Position. We are a leading producer and marketer of ethanol in the United States. The top ten domestic producers of ethanol accounted for 47.6% of all production capacity as of February 2006, while the remaining production capacity is highly fragmented, consisting primarily of small, independent farmer cooperatives. For the year ended December 31, 2005, we produced 134.3 million gallons, sold 413.2 million gallons of ethanol from non equity production, and added 17.7 million gallons of ethanol to our inventory for a total sales volume of 529.8 million gallons, representing approximately 13.4% of all ethanol sold in the United States during that period.

  •
  Diversified Supply Base. We generate revenue from sales of ethanol produced at our two facilities or acquired from multiple sources, including sales of ethanol from our marketing alliances and purchase and resale operations. In addition, the sale of co-products and bio-products at both our Illinois and Nebraska facilities provides an additional source of revenue which helps to defray the cost of ethanol production.

  •
  Extensive Distribution System. We have an extensive distribution system through which we ship by rail, truck and barge. We believe that our extensive distribution system provides a competitive advantage because it permits us to increase our ethanol sales at blending terminals (which typically pay a higher price) and also allows us to utilize alternative modes of transportation from multiple supply points to obtain and lower overall transportation costs. Our Illinois facility logistics include an on-site rail loading system, a truck loading system and access to a third party adjacent barge loading system on the Illinois River. Our Nebraska facility logistics include an on-site rail loading system and a truck loading system. Our extensive distribution capabilities and our access to the large number of terminals we lease enhances our reliable delivery to our customers. Our distribution system has enabled us to form a leading marketing alliance network in our industry, currently comprised of twelve, contracted, third party plants, for whom we exclusively market and distribute ethanol.

  •
  Supplier of Choice. We maintain long-standing customer relationships with most of the major integrated oil refiners operating in North America (including Royal Dutch Shell and its affiliates, Conoco Phillips Company, Valero Marketing and Supply Company, and Chevron Corporation) because of our ability to distribute ethanol extensively. We believe our extensive distribution system and the aggregate volumes we provide through our marketing alliances and purchase and resale operation allow us to provide superior customer service, as we are able to deliver large volumes of ethanol directly to our customers' blending sites.

  •
  Low Cost Producer. We believe we are one of the lowest cost producers of ethanol in the United States. Our Illinois facility generates 58.0% of its own electricity and 93.0% of its fuel requirements are met by using coal, which provides us significant cost savings compared to ethanol facilities that use natural gas to generate power. During the year ended December 31, 2005, the average Illinois basin coal spot price was $2.13 per MMBtu and the average Henry Hub spot gas price was $9.04 per MMBtu. In addition, our Illinois facility, through its wet mill production process, generates higher margin co-products and bio-products, which allowed us to recapture 55.3% of our corn cost in the year ended December 31, 2005, which is a higher percentage than our competitors who employ the dry mill production process. At our Nebraska facility which employs the dry mill process, we recaptured 36.7% of our total corn costs. We believe the current cost to replace a wet mill makes further construction unlikely as evidenced by the fact that no wet mills have been constructed in North America in the last twenty years, and all of the 2.1 billion gallons of announced or in process new plants are dry mill facilities. Furthermore, we source all of the corn used at the Nebraska facility from the Nebraska Energy Cooperative at prices which have historically been lower than our corn prices paid at Pekin. The Nebraska Energy Cooperative has a 21.6% interest in our Nebraska facility.

  •
  Experienced and Proven Management Team. Led by President and CEO Ronald H. Miller, our management team has significant experience in the ethanol industry. Mr. Miller was appointed the Chairman of RFA, the leading ethanol industry organization, in 2005, where he previously served as the Chairman from 1995 to 2001 and Vice Chairman from 2001 to 2005. Bobby L. Latham, the Chairman of our Board of Directors, previously ran a methanol (the raw material used to produce MTBE, a competing oxygenate) business for Morgan Stanley Capital Partners. Management has overseen the construction and expansion of the Nebraska facility, added bio-products production capabilities at the Illinois facility and successfully developed our extensive distribution network.

Business and Growth Strategy

        We pursue the following business strategies:

  •
  Well Positioned to Take Advantage of Expected Industry Growth. Under the RFS, mandated usage of renewable fuels (ethanol, biodiesel or any other liquid fuel produced from biomass or biogas) in the United States will increase to 7.5 billion gallons by 2012. As a leading producer and marketer of ethanol in the United States, we believe we are well positioned to benefit from the industry's expected growth. We believe our strong market position, coupled with our extensive distribution network and strong customer relationships and alliance partnerships, creates a competitive advantage for our Company and provides us with opportunities to capture additional market share as industry demand increases.

  •
  Adding Production Capacity to Meet Expected Demand for Ethanol. We are continually exploring opportunities to increase our production capacity, including through acquisitions, greenfield development and brownfield development. In particular, we are currently in the preliminary stages of evaluating a potential 220.0 million gallon per year brownfield development with no certainty that the sight will be suitable. We are also in the process of expanding our Illinois facility and expect the expansion to be completed in early 2007. Additionally, we are engaged in discussions with the Nebraska Energy Cooperative with regards to purchasing the 21.6% minority interest in the Nebraska facility and we are in the preliminary stages of evaluating the greenfield development of a 220.0 million gallon plant adjacent to the Nebraska facility.

  •
  Expansion of Marketing Alliances. We established our first marketing alliance in 2001 and as of March 2006 have since increased the program to twelve alliance contracts with third party plants that have the capacity to produce 490.0 million gallons of ethanol per year. In addition, three new alliance partners currently have an additional 174.0 million gallons of capacity announced or under construction. Two of our alliance partners (VeraSun Fort Dodge, LLC and VeraSun Aurora Corporation formerly VeraSun Energy Corporation) represented by the parent company VeraSun Energy Corporation have notified us in writing that they have elected not to renew their marketing alliance agreement with us upon termination on March 31, 2007. We are in the process of negotiating a new business arrangement with VeraSun Energy Corporation which represents 230 million gallons of capacity.) We believe our marketing alliances allow us to take advantage of our market position and extensive distribution system to increase market presence, revenue and profitability, without incurring the cost of further expanding production capacity. As the scale of our marketing alliances increases, we expect to increase our level of efficiency and customer service.

  •
  Positioned to Capitalize on Current and Changing Regulation. Through expansion of marketing alliances and continued investment in increasing production capacity, we believe we are well positioned to take advantage of the current and changing regulatory environment in our industry. For example, due to various political and regulatory factors, twenty-five states, notably California and New York, have banned or significantly limited the use of MTBE as a gasoline additive, and other states are expected to continue to follow, which may increase the demand for ethanol. Additionally, the Energy Policy Act of 2005 created the RFS which is expected to increase demand for ethanol and other renewable fuels.

  •
  Research into Cellulosic Ethanol. Current U.S. fuel ethanol production is based on the saccharification and subsequent fermentation of corn starch. Cellulosic plant biomass represents an untapped potential feedstock for the generation of fuel ethanol from renewable resources. Aventine Renewable Energy, Inc. has teamed up with Purdue University and the USDA's National Center for Agriculture Utilization Research in Peoria, Illinois to develop and scale up an efficient and economical pretreatment process for corn fiber and corn stover. The pretreatment is required for effective conversion of plant biomass. The collaborative effort began five years ago with laboratory work at Purdue in West Lafayette, Indiana. Funding has been provided by Aventine, the United States Department of Energy, Illinois Department of Commerce and Economic Opportunity, and the Illinois Corn Marketing Board.

Metalmark Capital LLC

        Through their ownership of our parent company, Aventine Renewable Energy Holdings, LLC, which we refer to as "Aventine Holdings LLC," the MSCP funds beneficially own approximately 39.6% of our outstanding common stock. After giving effect to this offering, the MSCP funds will continue to beneficially own approximately    % of our outstanding common stock. See "Principal Stockholders." Investment funds managed by Morgan Stanley Capital Partners have invested over $7.0 billion of equity capital across a broad range of industries during their 20-year history. In July 2004, Morgan Stanley Investment Management Inc. entered into definitive agreements under which an affiliate of Metalmark Capital LLC ("Metalmark"), an independent private equity firm established by former principals of Morgan Stanley Capital Partners, manages the existing MSCP funds on a sub-advisory basis. As a result, Metalmark may be deemed to control our management and policies. Metalmark is expected to make new private equity investments across a broad range of industries, including its focus sectors of healthcare, energy and natural resources, financial services and industrials. Neither the MSCP funds nor Metalmark have any obligations with respect to the common stock nor any obligation to provide us with any financial support.

Recent Developments

  December 2005 Private Placement

        On December 30, 2005, we completed a private offering of 21,179,025 shares of our common stock exempt from registration under the Securities Act for $13.00 per share. We received net proceeds from that sale of approximately $256.1 million after deducting the initial purchasers' discount of approximately $19.3 million. We used all of the net proceeds of the offering to repurchase an equal number of shares of our common stock from our existing stockholders. Of the $1.8 million of offering expenses, $1.5 million were reimbursed by Metalmark and $0.3 million were paid and expensed by the Company.

  General

        Our corporate offices are located at 1300 South 2nd Street, P.O. Box 10, Pekin, IL 61555-0010. We were incorporated in Delaware in February 2003. Our website address is http://www.aventinerei.com and our telephone number is 309-347-9200. Information on our website is not incorporated into this prospectus and should not be relied upon in determining whether to make an investment in the common stock.

Summary Historical Consolidated Financial Data

        The following table sets forth summary historical consolidated financial information. The summary historical consolidated financial data for the seven months ended December 31, 2003, the year ended December 31, 2004 and for the year ended December 31, 2005 have been derived from our audited historical financial statements.

        The summary historical consolidated financial information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Selected Historical Consolidated Financial Data" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

	Period from May 31 to December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005
	(in thousands, except per share data)
Income Statement Data:
Sales	$404,389	$858,876	$935,468
Cost of sales	375,042	793,070	848,053
Gross profit	29,347	65,806	87,415
Selling, general and administrative expenses	6,986	16,236	22,500
Other income (expense) (1)	161	3,196	989

Operating income	22,522	52,766	65,904
Interest income	4	19	2,218
Interest expense	419	2,035	16,510
Minority interest (expense) income	(1,025)	(2,148)	(2,404)
Other non-operating income (loss) (2)	(2,560)	(924)	1,781
Income before income taxes	18,522	47,678	50,989
Income taxes	7,473	18,433	18,807

Net income	$11,049	$29,245	$32,182

Per Share Data:
Net income per common share
Basic	$0.32	$0.84	$0.93
Diluted	0.32	0.82	0.89
Weighted average number of common shares outstanding
Basic	34,643	34,684	34,686
Diluted	34,643	35,768	36,052
Other Financial Data:
EBITDA (3) (4)	$19,719	$51,281	$67,555
Capital expenditures	2,952	4,653	20,672
As of December 31, 2005
Balance Sheet data:
Cash & cash equivalents	$3,750
Restricted cash (5)	60,362
Total assets	224,352
Total debt	161,514
Total stockholders' equity (deficit) (6)	(20,654)

(1)
Other income for the years ended December 31, 2005 and 2004 includes our receipt of approximately $0.2 million and $2.0 million, respectively, under the United States Department of Agriculture Commodity Credit Corporation Bioenergy Program. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Year Ended December 31, 2004 as Compared to Seven Months Ended December 31, 2003—Other Income."

(2)
Other nonoperating income (loss) represents the effect of marking our derivative instruments to market which are not designated as hedges under SFAS 133 Accounting for Derivatives and Hedging Activities.

(3)
EBITDA is defined as earnings before net interest expense, income tax expense, depreciation and amortization. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered an alternative to net earnings or any other measure of performance under accounting principles generally accepted in the United States as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under generally accepted accounting principles. Some of the limitations of EBITDA are:

•
EBITDA does not reflect our cash used for capital expenditures;

•
although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA does not reflect the cash requirements for such replacements;

•
EBITDA does not reflect changes in, or cash requirements for, our working capital requirements;

•
EBITDA does not reflect the cash necessary to make payments of interest or principal on our indebtedness; and

•
EBITDA includes non recurring payments to us which are reflected in other income.

        The following table reconciles our EBITDA to net income for each period presented:

	Period from May 31 to December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005
	(in thousands)
Net income	$11,049	$29,245	$32,182
Plus: Income taxes	7,473	18,433	18,807
Plus: Interest expense	419	2,035	16,510
Less: Interest income	(4)	(19)	(2,218)
Plus: Depreciation	782	1,587	2,274

EBITDA	$19,719	$51,281	$67,555

We have included EBITDA primarily as a performance measure because management uses it as a key measure of our performance and ability to generate cash necessary to meet our future requirements for debt service, capital expenditures, working capital and taxes. Management also uses EBITDA (subject to certain adjustments) to measure our compliance with important financial covenants under our revolving credit facility.

(4)
EBITDA for the five months from January 1, 2003 to May 30, 2003, computed on the basis of the audited historical financial statements of our predecessor included in the back of this prospectus would have been negative. Cash flows from operating activities for the five months from January 1, 2003 to May 30, 2003 were $1.2 million, which is significantly below what our adjusted interest expense would have been in that period. However, since these financial results represent those of our predecessor company, which was a division of The Williams Companies, Inc. and subject to allocations of corporate costs, they are not comparable to the results of operations and cash flow of our Company for periods subsequent to May 30, 2003.

(5)
Represents cash held in escrow for the benefit of the holders of our senior secured floating rate notes due 2011 pending application to the construction of an expansion of our Pekin facility.

(6)
Negative stockholder's equity reflects the net distribution to stockholders of a $139.7 million payment in 2004.

RISK FACTORS

Risks Relating to the Notes

  Our level of indebtedness could adversely affect our ability to react to changes in our business, and we may be limited in our ability to use debt to fund future capital needs

        As of December 31, 2005, our total debt was $161.5 million. Our substantial indebtedness could have important consequences for you by adversely affecting our financial condition and thus making it more difficult for us to satisfy our obligations with respect to the notes. Our substantial indebtedness could:

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments with respect to our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate expenditures;

  •
  increase our vulnerability to adverse general economic or industry conditions;

  •
  limit our flexibility in planning for, or reacting to, competition and/or changes in our business or our industry;

  •
  limit our ability to borrow additional funds;

  •
  restrict us from making strategic acquisitions, introducing new products or services or exploiting business opportunities;

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  make it more difficult for us to satisfy our obligations with respect to the notes; and

  •
  place us at a competitive disadvantage relative to competitors that have less debt or greater financial resources.

        Our ability to make payments on and refinance our indebtedness, including the notes, will depend on our ability to generate cash from our future operations. Our ability to generate cash from future operations is subject, in large part, to general economic, competitive, legislative and regulatory factors and other factors that are beyond our control. See "—Risks Relating to Our Business." We cannot guarantee that we will be able to generate enough cash flow from operations or that we will be able to obtain enough capital to service our debt or fund our planned capital expenditures. In addition, we may need to refinance some or all of our indebtedness on or before maturity. We cannot guarantee that we will be able to refinance our indebtedness on commercially reasonable terms or at all. If we cannot service or refinance our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments or alliances. We may not be able to take such actions, if necessary, on commercially reasonable terms or at all.

        Moreover, we have the ability under our debt instruments to incur substantial additional indebtedness, and any additional indebtedness we incur could exacerbate the risks described above.

  We are a holding company and there may be limitations on our ability to receive distributions from our subsidiaries

        We conduct all of our operations through subsidiaries and are dependent upon dividends or other intercompany transfers of funds from our subsidiaries to meet our obligations, including our obligations under the notes. Generally, creditors of a subsidiary will have a claim to the assets and earnings of that subsidiary that is superior to the claims of the creditors of its parent company, except to the extent the claims of the parent's creditors are guaranteed by that subsidiary. In addition, the ability of our subsidiaries to pay dividends and to make payments to us may be restricted by, among other things, applicable corporate and other laws and regulations and agreements of the subsidiaries. Although the indenture will limit the ability of restricted subsidiaries to enter into restrictions on their ability to pay dividends or make other intercompany transfers of funds to us, these limitations are subject to a number of qualifications and exceptions. In addition, our Nebraska subsidiary is currently limited in its ability to pay dividends by the terms of its operating agreement and these limitations will be permitted under the indenture governing the notes. See "—Risks Relating to Our Business—Our less than 100% ownership of our Nebraska subsidiary and the supermajority provisions contained in the operating agreement that governs that subsidiary may restrict our ability to govern and manage our business" and "Description of the Notes—Certain Covenants."

  Our Nebraska subsidiary is not a guarantor and will not become a guarantor for so long as it is not wholly owned by us. As a result, the notes will be structurally junior to indebtedness and other liabilities of our Nebraska subsidiary, and your right to receive payments on the notes may be adversely affected if our Nebraska subsidiary declares bankruptcy, liquidates or reorganizes

        Our Nebraska subsidiary will not guarantee the notes or pledge its assets to secure the notes. You will not have any claim as a creditor against our Nebraska subsidiary, and indebtedness and other liabilities, including trade payables, of our Nebraska subsidiary will effectively be senior to your claims against that subsidiary. In the event of a bankruptcy, liquidation or reorganization of our Nebraska subsidiary, holders of its indebtedness and its trade creditors will generally be entitled to payment of their claims from the assets of our Nebraska subsidiary before any assets are made available for distribution to us. As of December 31, 2005, our Nebraska subsidiary had approximately $3.6 million of liabilities outstanding, excluding intercompany liabilities of $2.2 million but including trade payables, all of which would be structurally senior to the notes. Our Nebraska subsidiary generated approximately 6.5% of our sales for the twelve months ended December 31, 2005 and held approximately 8.4% of our assets as of December 31, 2005.

  There may not be sufficient collateral to pay all or any of the notes; environmental laws may decrease the value of the collateral securing the notes and may result in you being liable for environmental cleanup costs

        The notes and the note guarantees are secured by a first priority lien on an escrow account into which $62.5 million of the proceeds from the December 17, 2004 offering of the old notes was deposited, which was applied to the construction of the planned expansion of our Illinois facility, and all property, plant and equipment constituting our Illinois facility (including the planned expansion as constructed). We refer to the collateral under the first priority lien as the "primary collateral." As of December 31, 2005, the book value of the primary collateral, as adjusted to include the $60.4 million in the escrow account, was $90.3 million. The value of the primary collateral at any time will depend upon market and other economic conditions, including the availability of suitable buyers for the primary collateral. By their nature, some of the pledged assets may be illiquid and may have no readily ascertainable market value. The value of the assets constituting the primary collateral could be impaired in the future as a result of changing economic conditions and other factors beyond our control. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, it is likely that the proceeds from any sale or liquidation of the primary collateral would be insufficient to pay our obligations under the notes in full. Specifically, if the fair market value of the primary collateral were to equal its book value, our obligations under the notes would exceed the value of the primary collateral by approximately $69.7 million.

        In addition, the notes and the note guarantees will be secured by a second priority lien on our existing and future assets that secure our amended revolving credit facility on a first priority basis, including, without limitation, each subsidiary guarantor's existing and future assets, subject to certain exceptions, and the capital stock or other securities of any existing or future domestic subsidiary owned directly by any subsidiary guarantor (other than the capital stock of our Nebraska subsidiary until certain conditions are met) and 65% of the capital stock and all other securities of foreign subsidiaries owned directly by any subsidiary guarantor, but only to the extent that the inclusion of such capital stock or other securities shall mean that the par value, book value as carried by us or the market value (whichever is greatest) of any such capital stock or other securities of any subsidiary is not equal to or greater than 20% of the aggregate principal amount of notes outstanding. We refer to the collateral under the second priority lien as the "secondary collateral", and we refer to the primary collateral and the secondary collateral collectively as the "collateral." Although the holders of obligations secured by first priority liens on the secondary collateral and the noteholders and the holders of other obligations secured by second priority liens on the secondary collateral will share in the proceeds of the secondary collateral, the holders of obligations secured by first priority liens on the secondary collateral will be entitled to receive proceeds from any realization of the secondary collateral to repay their obligation in full before the noteholders and the other obligations secured by second priority liens. In addition, the indenture governing the notes allows additional indebtedness in an amount up to 100% of the book value of the secondary collateral to be secured by a first priority lien on the secondary collateral, provided that we could incur such indebtedness under the indenture. Moreover, the noteholders may not have access to portions of the secondary collateral (including a portion of inventory) in the possession, or located on the premises, of third parties because, unlike the lenders under our amended revolving credit facility, the collateral agent, on behalf of the trustee and the noteholders, will not have the benefit of any agreements or undertakings by such third parties to ensure access to such collateral.

        The assets that constitute the secondary collateral have not been appraised in connection with this offering, and these assets had a book value as of December 31, 2005, of approximately $116.0 million. However, the value of the secondary collateral at any time will depend upon market and other economic conditions, including the availability of suitable buyers for the secondary collateral, and any such value may differ substantially from the appraised or book value. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that any proceeds from the sale of the secondary collateral would remain to satisfy amounts outstanding under the notes and other obligations secured by second priority liens after payment in full of all obligations secured by first priority liens on the secondary collateral. In such an event, the noteholders (to the extent not repaid from the proceeds of the sale of the primary collateral and secondary collateral) would only have an unsecured claim against our remaining assets.

        As of December 31, 2005, we had approximately $1.5 million of indebtedness outstanding under our amended revolving credit facility, with approximately $52.1 million of availability, subject to the applicable borrowing base, under our amended revolving credit facility. All indebtedness under our amended revolving credit facility will be secured by first priority liens on the secondary collateral (subject to certain permitted liens) and by second priority liens on the primary collateral (except the escrow account). The notes and the note guarantees are secured by a lien on the Illinois facility that may be subject to both known and unforeseen environmental risks, and these risks may reduce or eliminate the value of the real property as collateral for the notes. See "—Risks Relating to Our Business—We may be adversely affected by environmental, health and safety laws, regulations and liabilities."

        Moreover, under federal and certain state environmental laws, a secured noteholder may be liable for an issuer's environmental matters if the noteholder or its agents or employees have actually participated in the management of the operations of the issuer, even though the environmental damage or threat was caused by a third party, a prior owner, a current owner or an operator other than the noteholder. Under federal environmental laws, "participation in management" generally requires actual participation in, and not merely the capacity to influence, the operations of the subject facility. This would generally require that the noteholder has exercised control with respect to environmental compliance or over all or substantially all of the non-environmental operational functions. Similarly, the noteholder becomes liable in various circumstances, including when it

  •
  holds the facility or property as an investment, including leasing the facility or property to a third party;

  •
  fails to sell, re-lease or otherwise divest itself of the property at the earliest practicable, commercially reasonable time, on commercially reasonable terms; or

  •
  fails to properly address environmental conditions at the facility or property.

  Holders of notes will not control decisions regarding the secondary collateral and the security documents allow us to remain in possession of the collateral

        The holders of the first priority liens on the secondary collateral control substantially all matters related to the secondary collateral. The holders of the first priority liens on the secondary collateral may cause the collateral agent under the security agreements to dispose of, release or foreclose on, or take other actions with respect to the secondary collateral with which the noteholders may disagree or that may be contrary to the interests of the noteholders. To the extent that either the obligations secured by the first priority liens on the secondary collateral are paid in full or any of the secondary collateral is released from the liens on the secondary collateral, in most instances, the noteholders' second priority liens on the secondary collateral will automatically be released to the same extent. The holders of the first priority liens on the secondary collateral may, without the consent of the trustee and the noteholders, secure additional extensions of credit and add additional secured creditors so long as such modifications do not expressly violate the provisions of our amended revolving credit facility or the indenture. In addition, the intercreditor agreement will require that the collateral agent, on behalf of the trustee and the noteholders, release the second priority liens on any secondary collateral that is sold in compliance with, or with the consent of the lenders under, our amended revolving credit facility, whether or not such sale complies with the indenture; provided that the trustee and the noteholders will retain their rights under the indenture in the event of any such non-compliance.

        Furthermore, the security documents allow us and our subsidiaries to remain in possession of, retain exclusive control over, freely operate, and collect, invest and dispose of any income from the collateral securing the notes. In addition, to the extent we sell any assets that constitute collateral, the proceeds from such sale will be subject to the liens securing the notes only to the extent such proceeds would otherwise constitute "collateral" securing the notes under the security documents. To the extent the proceeds from any such sale of collateral do not constitute "collateral" under the security documents, the pool of assets securing the notes would be reduced and the notes would not be secured by such proceeds.

  Automatic release of certain collateral

        The capital stock securing the notes will automatically be released from the liens in favor of the noteholders and no longer be deemed to be part of the secondary collateral to the extent the pledge of such capital stock would require the filing of separate financial statements for any of our subsidiaries with the SEC. The indenture governing the notes and the security documents provide that, to the extent that any rule would require the filing with the SEC (or any other governmental agency) of separate financial statements of any of our subsidiaries due to the fact that such subsidiary's capital stock or other securities secure the notes, then such capital stock or other securities will automatically be deemed not to be part of the secondary collateral securing the notes to the extent necessary to not trigger such requirement. In such event, the security documents will be automatically amended, without the consent of any noteholder, to the extent necessary to release the liens on such capital stock or securities. As a result, noteholders will not have a security interest in all or part of such capital stock or other securities.

  In the event of our bankruptcy or the bankruptcy of any subsidiary guarantor, the ability of the noteholders to realize upon the collateral will be subject to certain bankruptcy law limitations

        The ability of noteholders to realize upon the collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy or the bankruptcy of any of the subsidiary guarantors. Under applicable federal bankruptcy laws, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to retain collateral even though the debtor is in default under the applicable debt instruments, provided generally that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to the circumstances, but is intended in general to protect the value of the secured creditor's interest in the collateral at the commencement of the bankruptcy case and may include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral by the debtor during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, we cannot predict whether payments under the notes would be made following commencement of and during a bankruptcy case, whether or when the collateral agent, on behalf of the trustee and the noteholders, could foreclose upon or sell the collateral or whether or to what extent noteholders would be compensated for any delay in payment or loss of value of the collateral through the requirement of "adequate protection." Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, noteholders would hold "undersecured claims." Applicable federal bankruptcy laws do not permit the payment or accrual of interest, costs and attorney's fees for "undersecured claims" during a debtor's bankruptcy case.

  The intercreditor agreement limits the ability of the noteholders to realize upon the collateral

        Under the terms of the intercreditor agreement, neither the collateral agent nor the trustee nor the noteholders will be able, without the consent of the lenders under our amended revolving credit facility, to repossess or force a sale of the primary collateral until 90 days after notification to such lenders that the collateral agent intends to exercise such remedies on the primary collateral. The intercreditor agreement also limits the ability of the collateral agent, on behalf of the trustee and the noteholders, to raise objections to any proposed debtor-in-possession financing extended by the holders of first priority liens on the secondary collateral on grounds of failure to provide adequate protection for the liens securing our obligations under the notes and the indenture. In addition, the intercreditor agreement provides that the noteholders may only request adequate protection in respect of any collateral in the form of periodic payments of interest and a lien on any additional collateral provided as adequate protection to the holders of first priority liens on the secondary collateral in connection with the extension of such debtor-in possession financing. The foregoing restrictions could impair the ability of the collateral agent, on behalf of the trustee and the noteholders, to exercise the remedies of a secured creditor with respect to the collateral.

  Rights of noteholders in the collateral may be adversely affected by the failure to perfect security interests in certain collateral existing or acquired in the future

        The security interest in the collateral securing the notes includes domestic assets, both tangible and intangible, whether now owned or acquired or arising in the future. Under the terms of the security documents, collateral comprising, among other things, cash and cash accounts, securities accounts (other than the escrow account and other collateral accounts securing the notes on a first priority basis), commodities accounts and letter of credit rights will, in most instances, not be perfected with respect to the notes or the note guarantees. In addition, applicable law requires that certain property and rights acquired after the grant of a general security interest can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after acquired collateral. The failure to perfect a security interest in respect of such acquired collateral may result in the loss of the security interest therein or the priority of the security interest in favor of the notes against third parties.

        If we or any subsidiary guarantor were to become subject to a bankruptcy proceeding after the issue date of the notes, any liens recorded or perfected after the issue date of the notes would face a greater risk of being invalidated than if they had been recorded or perfected on the issue date. If a lien is recorded or perfected after the issue date, it may be treated under bankruptcy law as if it were delivered to secure previously existing debt. In bankruptcy proceedings commenced with 90 days of lien perfection, a lien given to secure previously existing debt is materially more likely to be avoided as a preference by the bankruptcy court than if delivered and promptly recorded on the issue date of the notes. Accordingly, if we or a subsidiary guarantor were to file for bankruptcy after the issue date of the notes and the liens had been perfected less than 90 days before commencement of such bankruptcy proceeding, the liens securing the notes may be especially subject to challenge as a result of having been delivered after the issue date of the notes. To the extent that such challenge succeeded, you would lose the benefit of the security that the collateral was intended to provide.

  The subsidiary guarantees and the liens securing the guarantees may not be enforceable

        Our existing restricted domestic subsidiaries (other than our Nebraska subsidiary) and any future subsidiaries that guarantee any of our indebtedness (other than certain revolving or other similar agreements), and in the event that our Nebraska subsidiary becomes wholly owned, our Nebraska subsidiary, will guarantee our obligations under the notes, and those guarantees will be secured by liens on certain of their assets. If any subsidiary guarantor becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law a court may void or otherwise decline to enforce the subsidiary's guarantee and the delivery of the lien securing such guarantee. A court might do so if it found that, when the subsidiary entered into its guarantee and granted the lien or, in some states, when payments became due under the guarantee, the subsidiary received less than reasonably equivalent value or fair consideration and either:

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  was or was rendered insolvent,

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  was left with inadequate capital to conduct its business, or

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  believed or reasonably should have believed that it would incur debts beyond its ability to pay.

        The court might also void a guarantee or lien, without regard to the above factors, if the court found that the subsidiary entered into its guarantee and granted a lien with actual intent to hinder, delay or defraud its creditors. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee and lien if the guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void a guarantee and lien, you would no longer have a claim against the guarantor and would no longer have the benefit of the assets that were subject to the lien. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

        The test for determining solvency in these circumstances will depend on the law of the jurisdiction that is being applied. In general, a court would consider the subsidiary insolvent either if the sum of its existing debts exceed the fair value of all of its property, or its assets' present fair value is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, "debts" includes contingent and unliquidated debts.

        Each subsidiary guarantee will contain a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

        On the basis of our analysis, internal cash flow projections, estimated values of our assets and liabilities and other factors, we believe that, at the time that each guarantor of the notes initially incurred the indebtedness represented by its guarantee of the notes, each guarantor:

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  will not have been insolvent nor rendered insolvent as a result of the issuance thereof;

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  will have been in possession of sufficient capital to run its business effectively; and

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  will have been incurring debts within its ability to pay as they matured or became due.

        However, we cannot assure you as to what standard a court would apply in making these determinations or that a court passing on these questions would conclude that such guarantors were solvent.

  We may incur additional indebtedness ranking equal to the notes or the guarantees

        The indenture will permit us to issue additional debt secured on an equal and ratable basis with the notes, subject to satisfaction of a debt incurrence covenant. If we, or a subsidiary guarantor, incur any additional debt that is secured on an equal and ratable basis with the notes, the holders of that debt will be entitled to share ratably with the noteholders in any proceeds distributed in connection with any foreclosure upon the collateral or an insolvency, liquidation, reorganization, dissolution or other winding-up of our company. This may have the effect of reducing the amount of proceeds paid to you. In addition to providing collateral securing first priority lien obligations, the indenture will permit any of our restricted subsidiaries that are not subsidiary guarantors to create additional liens on certain acquired or newly built real property and related personal property, receivables and certain other property and assets, all of which property and assets would not be required to secure our obligations under the notes and the note guarantees. See "Description of the Notes—Covenants—Limitation on Liens."

Risks Relating to Our Business

  We operate in a competitive industry

        In the United States, we compete with other corn processors and refiners, including Archer Daniels Midland, Company, Cargill, Inc. and A.E. Staley Manufacturing Company, a subsidiary of Tate & Lyle, PLC. Some of our competitors are divisions of larger enterprises and have greater financial resources than we do. Although many of our competitors are larger than we are, we also have smaller competitors. Farm cooperatives comprised of groups of individual farmers have been able to compete successfully. As of February 2006, the top ten domestic producers accounted for approximately 47.6% of all production capacity. In addition, many of the new ethanol plants under development across the country are driven by farmer ownership.

        We also face increasing competition from international suppliers. Although there is a tariff on foreign produced ethanol that is roughly equivalent to the federal ethanol tax incentive, ethanol imports equivalent to up to 7.0% of total domestic production from certain countries were exempted from this tariff under the Caribbean Basin Initiative to spur economic development in Central America and the Caribbean. See "—The United States ethanol industry is highly dependent upon a myriad of federal and state legislation and regulation and any changes in such legislation or regulation could materially adversely affect our results of operations and financial condition—Certain countries can import ethanol into the United States duty free, which may undermine the ethanol industry in the United States."

        We also face the possibility that one or more of our marketing alliance partners could decide to terminate their relationship with us and partner with one or more of our competitors or go into business on their own, as has happened on one occasion in the past. Any increase in competition could cause us to reduce our prices and take other steps to compete effectively, which could adversely impact our results of operations.

  Our business is highly sensitive to corn prices and we generally cannot pass on increases in corn prices to our customers

        The principal raw material we use to produce ethanol and ethanol by products is corn. Corn costs for the year ended December 31, 2005 comprised about 12.7% of our total cost of sales. As a result, changes in the price of corn can significantly affect our business. In general, rising corn prices produce lower profit margins and, therefore, represent unfavorable market conditions. This is especially true when market conditions do not allow us to pass along increased corn costs to our customers. At certain levels, corn prices may make ethanol uneconomical to use in markets where the use of fuel oxygenates is not mandated. This happened in 1996. The price fluctuation in corn prices over the eighteen year period from 1986 through December 2005, based on the Chicago Board of Trade daily futures data, has ranged from a low of $1.43 per bushel in 1987 to a high of $5.48 per bushel in 1996.

        The price of corn is influenced by general economic, market and regulatory factors. These factors include weather conditions, farmer planting decisions, government policies and subsidies with respect to agriculture and international trade and global demand and supply. The significance and relative impact of these factors on the price of corn is difficult to predict. Factors such as severe weather or crop disease could have an adverse impact on our business because we may be unable to pass on higher corn costs to our customers. Any event that tends to negatively impact the supply of corn will tend to increase prices and potentially harm our business. Corn bought by ethanol plants represent approximately 13% of the 2005 total corn supply according to 2005 results reported by the National Corn Growers Association. The increasing ethanol capacity could boost demand for corn and result in increased price for corn.

        In an attempt to partially offset the effects of fluctuations in corn costs on operating profits, we take hedging positions in the corn futures markets. However, these hedging transactions also involve risk to our business. See "—We engage in hedging transactions which involve risks that can harm our business."

  The current spread between ethanol and corn prices is historically high and we do not expect it to continue at its current level

        Our gross margins are principally dependent on the spread between ethanol and corn prices. The current spread between ethanol and corn prices is currently at a historically high level, driven in large part by high oil prices. We do not expect the spread between ethanol and corn prices to continue at the current level. Any reduction in the spread between ethanol and corn prices, whether as a result of an increase in corn prices or a reduction in ethanol prices, would adversely affect our financial performance.

  If the expected increase in ethanol demand does not occur, or if the demand for ethanol otherwise decreases, there may be excess capacity in our industry

        Domestic capacity has increased steadily from 1.7 billion gallons per year in January of 1999 to 4.4 billion gallons per year at February 2006. In addition, there is a significant amount of capacity being added to our industry. According to the RFA, as of February 2006 approximately 2.1 billion gallons per year of production capacity is currently under construction. This capacity is being added to address anticipated increases in demand. Moreover, under the USDA's CCC Bioenergy Program, which is scheduled to expire September 30, 2006, the federal government makes payments of up to $150.0 million annually to ethanol producers that increase their production. This could create an additional incentive to develop excess capacity. However, demand for ethanol may not increase as quickly as expected or to a level that exceeds supply, or at all. If the ethanol industry has excess capacity and such excess capacity results in a fall in prices, it will have an adverse impact on our results of operations, cash flows and financial condition. Excess capacity may result from the increases in capacity coupled with insufficient demand. Demand could be impaired due to a number of factors, including regulatory developments and reduced United States gasoline consumption. Reduced gasoline consumption could occur as a result of increased gasoline or oil prices. For example, price increases could cause businesses and consumers to reduce driving or acquire vehicles with more favorable gasoline mileage. There is some evidence that this has occurred in the recent past as United States gasoline prices have increased.

        During 2002, our results of operations were significantly negatively impacted because of the excess capacity which came online in anticipation of the MTBE ban in California which became effective later than expected. Our top customers are oil companies which make significant profits from the sale of gasoline. As such they may oppose mandated blending of gasoline with ethanol and any increase in such mandated blending. Our competitors include plants owned by farmers who earn their livelihood through the sale of corn, and hence may not be as focused on obtaining optimal value for their produced ethanol as we are.

  The market for natural gas is subject to market conditions that create uncertainty in the price and availability of the natural gas that we utilize in our manufacturing process

        We rely upon third parties for our supply of natural gas which is consumed in the manufacture of ethanol. The prices for and availability of natural gas are subject to volatile market conditions. These market conditions often are affected by factors beyond our control such as weather conditions (including hurricanes), overall economic conditions and foreign and domestic governmental regulation and relations. Significant disruptions in the supply of natural gas could temporarily impair our ability to manufacture ethanol for our customers. Further, increases in natural gas prices or changes in our natural gas costs relative to natural gas costs paid by competitors may adversely affect our results of operations and financial condition. The price fluctuation in natural gas prices over the six year period from 1999 through December 31, 2005, based on the New York Mercantile Exchange daily futures data, has ranged from a low of $1.63 per MMBtu in 1999 to a high of $15.38 per MMBtu in December 2005. We currently use approximately 2.0 million MMBtu's of natural gas annually, depending upon business conditions, in the manufacture of our products. Our usage of natural gas will increase based upon the expansion of our production capacities at our facilities in Nebraska and Illinois.

        In an attempt to minimize the effects of fluctuations in natural gas costs on operating profits, we may take hedging positions in the natural gas futures markets, however, these hedging transactions also involve risk to our operations. Since natural gas prices are volatile should we not take hedging positions, as occurs from time to time, our results could be adversely affected by an increase in natural gas prices. See "—We engage in hedging transactions which involve risks that can harm our business."

  Fluctuations in the selling price and production cost of gasoline may reduce our profit margins

        Ethanol is marketed both as an oxygenate to reduce vehicle emissions from gasoline and as an octane enhancer to improve the octane rating of gasoline with which it is blended. As a result, ethanol prices are influenced by the supply and demand for gasoline and if gasoline demand decreases, our results of operations and financial condition may be materially adversely affected.

  Our fixed price contracts for ethanol may be at a price level lower than the prevailing price

        At any given time, our fixed price contracts for ethanol may be at a price level different from the prevailing price, and such a difference could materially adversely affect our results of operations and financial condition. These fixed price contracts typically provide for delivery six to nine months later. As of March 1, 2006 we have contracted 287.0 million gallons at an average fixed price of $2.13, and 132.9 million gallons at an average $0.45 per gallon positive spread to the gasoline spot market price at the time of delivery. These contracts provide for delivery throughout 2006. These averages are volume weighted across all contracts throughout 2006 and there can be significant variations from quarter to quarter.

  We are substantially dependent on our two facilities and our alliance partner facilities and any operational disruption could result in a reduction of our sales volumes and could cause us to incur substantial expenditures

        The substantial majority of our net income is derived from the sale of ethanol and the related bio-products and co-products that we manufacture at our Illinois facility and our Nebraska facility. Our operations may be subject to significant interruption if either the Illinois facility or Nebraska facility experiences a major accident or is damaged by severe weather or other natural disaster. In addition, our operations may be subject to labor disruptions and unscheduled downtime, or hazards inherent in our industry. Some of those hazards may cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental damage, and may result in suspension or termination of operations and the imposition of civil or criminal penalties. As protection against these hazards we maintain property, business interruption and casualty insurance which we believe is in accordance with customary industry practices, but we cannot provide any assurance that this insurance will be adequate to fully cover the potential hazards described above or that we will be able to renew this insurance on commercially reasonable terms or at all.

        Any disruptions at our alliance partners' facilities could have a material adverse effect on our results of operations and financial condition. We agree through our alliance partner agreements to purchase all fuel grade ethanol produced by our alliance partners and title to the product transfers to us when product is loaded. Any disruptions at the alliance partners' facilities could affect our ability to meet our customers' demands. As a result of a disruption at an alliance facility we may have to purchase ethanol from the spot market.

  Our Illinois facility plant workers are covered by a collective bargaining agreement

        All hourly employees employed at the Illinois facility are covered by a collective bargaining agreement between our subsidiary, Aventine Renewable Energy, Inc., and Paper Allied/Industrial, Chemical and Energy Workers International Union, Local 6-6662 (which recently merged with the United Steelworkers of America), which is effective until October 31, 2006. There can be no certainty of a successful renewal of such agreement. Any disruption at our facilities could have a material adverse affect on our results of operations and financial condition.

  The United States ethanol industry is highly dependent upon a myriad of federal and state legislation and regulation and any changes in such legislation or regulation could materially adversely affect our results of operations and financial condition

  The elimination or significant reduction in the federal ethanol tax incentive could have a material adverse effect on our results of operations

        The cost of producing ethanol has historically been significantly higher than the market price of gasoline. The production of ethanol is made significantly more competitive by federal tax incentives. The federal excise tax incentive program, which is scheduled to expire on December 31, 2010, allows gasoline distributors who blend ethanol with gasoline to receive a federal excise tax rate reduction for each blended gallon they sell regardless of the blend rate. The current federal excise tax on gasoline is $0.184 per gallon, and is paid at the terminal by refiners and marketers. If the fuel is blended with ethanol, the blender may claim a $0.51 per gallon tax credit for each gallon of ethanol used in the mixture. We cannot assure you, however, that the federal ethanol tax incentives will be renewed in 2010 or if renewed, on what terms they will be renewed. The elimination or significant reduction in the federal ethanol tax incentive could have a material adverse effect on our results of operations.

  Waivers of the RFS minimum levels of renewable fuels included in gasoline could have a material adverse affect on our results of operations

        Under the Energy Policy Act of 2005, the Department of Energy, in consultation with the Secretary of Agriculture and the Secretary of Energy, may waive the renewable fuels mandate with respect to one or more states if the Administrator determines that implementing the requirements would severely harm the economy or the environment of a state, a region or the United States, or that there is inadequate supply to meet the requirement. In addition, the Department of Energy was directed under the Energy Policy Act of 2005 to conduct a study by January 2006 to determine if the RFS will have a severe adverse impact on consumers in 2006 on a national, regional or state basis. Based on the results of the study, the Secretary of Energy must make a recommendation to the U.S. Environmental Protection Agency or EPA as to whether the RFS should be waived for 2006. Any waiver of the RFS with respect to one or more states or with respect to 2006 would adversely offset demand for ethanol and could have a material adverse effect on our results of operations and financial condition.

  While the Energy Policy Act of 2005 imposes a RFS, it does not mandate the use of ethanol and eliminates the oxygenate requirement for reformulated gasoline in the RFG program included in the Clean Air Act

        The RFG program's oxygenate requirements contained in the Clean Air Act, which accounted for approximately 1.95 billion gallons of ethanol use in 2004, will be completely eliminated in April 2006 by the Energy Policy Act of 2005. In the case of California, it ceased to be subject to the oxygenate requirements contained in the Clean Air Act upon effectiveness of the Energy Policy Act of 2005 in August 2005. While the RFA expects that ethanol should account for the largest share of renewable fuels produced and consumed under the RFS, the RFS is not limited to ethanol and also includes biodiesel and any other liquid fuel produced from biomass or biogas. We cannot assure you that the elimination of the oxygenate requirement for reformulated gasoline in the RFG program included in the Clean Air Act will not result in a decline in ethanol consumption, which in turn could have a material adverse effect on our results of operations and financial condition.

  Certain countries can import ethanol into the United States duty free, which may undermine the ethanol industry in the United States

        Imported ethanol is generally subject to a $0.54 per gallon tariff and a 2.5% ad valorem tax that was designed to offset the $0.51 per gallon ethanol subsidy available under the federal excise tax incentive program for refineries that blend ethanol in their fuel. However, there is a special exemption from the tariff for ethanol imported from 24 countries in Central America and the Caribbean islands which is limited to a total of 7.0% of United States production per year (with additional exemptions for ethanol produced from feedstock in the Caribbean region over the 7.0% limit). In addition the NAFTA (The North America Free Trade Agreement which was signed into law January 1, 1994) countries, Canada and Mexico, either are exempt from duty or pay a reduced duty rate. Canada is exempt from duty under the current NAFTA guidelines whereas Mexico's duty rate is $0.10 per gallon. See "Business—Industry Overview—Legislative Drivers—The federal ethanol tax incentive program" and "—Federal tariff on imported ethanol." Imports from the exempted countries have increased in recent years and are expected to increase further as a result of new plants under development. In particular, the ethanol industry has expressed concern with respect to a new plant under development by Cargill, Inc., the third largest ethanol producer in the United States, in El Salvador that would take the water out of Brazilian ethanol and then ship the dehydrated ethanol from El Salvador to the United States duty-free. Since production costs for ethanol in Brazil are estimated to be significantly less than what they are in the United States, the import of the Brazilian ethanol duty free through El Salvador or another country exempted from the tariff may negatively impact the demand for domestic ethanol and the price at which we sell our ethanol.

  We may be adversely affected by environmental, health and safety laws, regulations and liabilities

        We are subject to various stringent federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. In addition, some of these laws and regulations require our facilities to operate under permits that are subject to renewal or modification. These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns. We cannot assure you that we have been, are or will be at all times in complete compliance with these laws, regulations or permits or that we have had or currently have all permits required to operate our business. In the past, we have been subject to legal actions brought by environmental, regulatory authorities, advocacy groups and other parties for actual or alleged violations of environmental laws and regulations and certain of our environmental permits. We cannot assure you that we will not be subject to legal actions brought by such parties in the future for actual or alleged violations. In addition, we have made, and expect to make, significant capital expenditures on an ongoing basis to comply with these stringent environmental laws, regulations and permits.

        We are subject to potential liability for the investigation and cleanup of environmental contamination at each of the properties that we own or operate and at off-site locations where we arranged for the disposal of hazardous wastes. For instance, soil and groundwater contamination has been identified at our Illinois facility. If these or other materials have been or are disposed of or released at sites that undergo investigation and/or remediation by regulatory agencies, we may be responsible under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or "CERCLA," or other environmental laws for all or part of the costs of such investigation and/or remediation, and for damages to natural resources. We may also be subject to related claims by private parties alleging property damage and personal injury due to exposure to hazardous or other materials at or from such properties. Some of these matters may require us to expend significant amounts for investigation and/or cleanup or other costs.

        In addition, new laws and regulations, new interpretations of existing laws and regulations, increased governmental enforcement of environmental laws and regulations or other developments could require us to make additional significant expenditures. For example, our Illinois facility is subject to an EPA National Emissions Standards for Hazardous Air Pollutants ("NESHAP") requirement which comes into effect September 13, 2007. Based on engineering conducted to date and available information, we could incur capital costs of between $7.0 million and $9.0 million to bring the facility into compliance with the NESHAP. Also, in 2005, the Nebraska facility was required to obtain a permit which will require it to treat its wastewater prior to discharge to a publicly owned treatment system. We expect to incur $1.3 million in capital costs relating to this issue. Continued government and public emphasis on environmental issues can be expected to result in increased future investments for environmental controls at our ongoing operations. Present and future environmental laws and regulations (and interpretations thereof) applicable to our operations, more vigorous enforcement policies and discovery of currently unknown conditions may require substantial expenditures and may have a material adverse effect on our results of operations or financial condition.

        Federal and state environmental authorities have been investigating alleged excess volatile organic compound ("VOC") and other air emissions from United States ethanol plants, including our Illinois and Nebraska facilities. In April 2005, we entered into a consent decree with state authorities, settling their investigation with respect to our Nebraska facility, which consent decree required us to secure a new air emissions permit, install additional air pollution control equipment and pay a $.04 million fine. While the matter relating to our Illinois facility is still pending, like the Nebraska facility and like other ethanol companies which have already resolved their VOC emission issues with the relevant authorities, we could be subject to penalties and be required to install additional air pollution control equipment, or take other measures to control air pollutant emissions at our Illinois facility. Based on currently available information, we expect to incur approximately $5 million in costs to install various pollution control equipment at our Nebraska facility required by, and otherwise meet the requirements of, the consent decree. We expect this equipment will be installed by September 2006 based on currently available information. As for our Illinois facility, we cannot at this time accurately estimate the capital costs we will be expected to incur. If controls are ultimately required, however, costs could be higher than those expected at our Nebraska facility due to the facility's larger size. In addition to these possible costs, we may be required to pay fines that could be material if the authorities determine our emissions were in violation of applicable law. We cannot assure you that the resolution of these or any other environmental matters affecting us will not have a material adverse effect on our results of operations or financial condition.

        We currently generate revenue from the sale of carbon dioxide which is a co-product of the ethanol manufacturing process at both our Illinois and Nebraska facilities. If new laws or regulations are passed relating to the production, disposal or emissions of carbon dioxide, we may not be able to continue generating revenue from carbon dioxide sales. Furthermore, we may also be required to incur significant costs to comply with any new laws or regulations relating to carbon dioxide.

        In addition, the hazards and risks associated with producing and transporting our products (such as fires, natural disasters, explosions, abnormal pressures and spills) may result in personal injury claims or damage to property, natural resources and third parties. As protection against operating hazards, we maintain insurance coverage against some, but not all, potential losses. Our coverage includes, but is not limited to, physical damage to assets, employer's liability, comprehensive general liability, automobile liability and workers' compensation. We do not carry environmental insurance. We believe that our insurance is adequate and customary for our industry, but losses could occur for uninsurable, or uninsured risks or in amounts in excess of existing insurance coverage. The occurrence of events which result in significant personal injury or damage to our property, natural resources or third parties that is not fully covered by insurance could have a material adverse impact on our results of operations and financial condition.

        For more information about our environmental compliance and actual and potential environmental liabilities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Capital Expenditures" and "Business—Environmental Matters."

  We may engage in hedging transactions which involve risks that can harm our business

        In an attempt to minimize the effects of the volatility of corn, natural gas, electricity and ethanol ("commodities") and interest rates on operating profits, we may take hedging positions in the commodities and interest rates futures options and swaps. Hedging arrangements also expose us to the risk of financial loss in situations where the other party to the hedging contract defaults on its contract or there is a change in the expected differential between the underlying price in the hedging agreement and the actual price of the commodities. Although we attempt to link our hedging activities to sales plans and pricing activities, occasionally such hedging activities can themselves result in losses. There can be no assurance that such losses will not occur. Alternatively, we may choose not to engage in hedging transactions in the future. As a result, our results of operations may be adversely affected during periods in which corn and/or natural gas prices increase.

  We may not successfully acquire or develop additional production capacity. In addition, any acquisitions or greenfield developments we complete could dilute your ownership interest in us or have a material adverse affect on our financial condition and operating results

        We are continually exploring opportunities to increase our production capacity, including through acquisitions, greenfield development and brownfield development. In particular, we are currently in the preliminary stages of evaluating a potential 220.0 million gallon per year brownfield development with no certainty that the sight will be suitable. We are also in the process of expanding our Illinois facility and, although we expect to complete this expansion by early 2007, there is no assurance that it will begin production when we expect or that this expansion will be as successful as predicted. Additionally, we are engaged in negotiations with the Nebraska Energy Cooperative with regards to purchasing the 21.6% minority interest in the Nebraska facility and we are in the preliminary stages of evaluating the greenfield development of a 220.0 million gallon plant adjacent to the Nebraska facility. There is no assurance, however, that we will determine to pursue any of these opportunities or that if we determine to pursue them that we will be successful. If we enter into these transactions, we cannot be sure that we will realize the benefits we anticipate. In addition, we cannot be sure that we will be able to obtain additional financing for these transactions or that internally generated funds will be sufficient to fund such transactions.

        The integration of any acquisition, greenfield or brownfield development into our business may result in unforeseen operating difficulties and may require significant financial and managerial resources that would otherwise be available for the ongoing development or expansion of our existing operations. Future acquisitions, greenfield or brownfields developments may involve the issuance of our equity securities as payment or in connection with financing the business or assets acquired. Consummating these transactions could also result in the incurrence of additional debt and related interest expense, as well as unforeseen liabilities, all of which could have a material adverse effect on our financial condition and operating results.

  We are controlled by principal stockholders whose interests may differ from your interests and who will be able to exert significant influence over corporate decisions of the Company

        Through their ownership of our parent company, Aventine Holdings LLC, the MSCP funds beneficially own approximately 39.6% of our outstanding common stock. After giving effect to this offering, the MSCP funds will continue to beneficially own approximately    % of our outstanding common stock. See "Principal Stockholders." In July 2004, Morgan Stanley Investment Management Inc. entered into definitive agreements under which an affiliate of Metalmark, an independent private equity firm established by former principals of Morgan Stanley Capital Partners, manages the existing MSCP funds on a sub-advisory basis. Two of our directors, Messrs. Abramson and Hoffman, currently are employees of Metalmark. Our amended and restated certificate of incorporation provides that directors may not be removed from office by the stockholders except for cause and only by the affirmative vote of the holders of not less than 85.0% of the voting power of the issued and outstanding shares of our capital stock entitled to vote generally at an election of directors. As a result, Metalmark may be deemed to control our management and policies. In addition, Metalmark may be deemed to control all matters requiring stockholder approval, including the election of our directors, the adoption of amendments to our certificate of incorporation and the approval of mergers and sales of all or substantially all our assets. These stockholders may have an interest in pursuing transactions that, in their judgment, enhance the value of the MSCP funds' equity investment in our Company, even though those transactions may involve risks to you as a minority stockholder. In addition, circumstances could arise under which the interests of Metalmark could be in conflict with the interests of our other stockholders or you, a minority stockholder. For example, our existing stockholders have and may in the future make significant investments in other companies, some of which may be competitors. None of our existing stockholders are obligated to advise us of any investment or business opportunities of which they are aware, and they are not restricted or prohibited from competing with us.

        In addition, we are party to an Expense Agreement with the MSCP funds, which is further described under "Certain Relationships and Related Party Transactions—Aventine Renewable Energy, Inc. Expense Agreement and Monitoring Fee Agreement," pursuant to which we are required to reimburse expenses those funds incur related to various matters including: (a) accountants, attorneys, recruitment firms and other consultants the MSCP funds may hire, (b) governmental and regulatory filings they may make, (c) review of our equity plans, acquisitions and financing transactions, and (d) monitoring our affairs. The MSCP funds are not required to obtain our approval or consult with us before they incur such expenses and the Expense Agreement is not terminable without the MSCP funds' consent.

  Our less than 100.0% ownership of our Nebraska subsidiary and the supermajority provisions contained in the operating agreement that governs that subsidiary may restrict our ability to govern and manage our business

        We own 78.4% of Nebraska Energy LLC, the subsidiary that owns our Nebraska facility. The other 21.6% is owned by Nebraska Energy Cooperative, an agricultural cooperative comprised of over 200 corn producers. Our Nebraska subsidiary is governed by an operating agreement which, among other things, requires a vote of holders of at least 80.0% of the outstanding member interests before our Nebraska subsidiary may undertake certain actions, including, but not limited to the following:

  •
  loans or advances to or investments in any other person, other than in the ordinary course of business;

  •
  acquisitions of capital assets or other capital expenditures during any taxable year in excess of certain specified thresholds;

  •
  the sale, lease or disposition of the property having a fair market value in excess of certain specified thresholds;

  •
  borrowings (including under capitalized leases, but excluding trade payables in the ordinary course of business) or the grant or creation of any security interest or other lien on any of the Nebraska subsidiary's property;

  •
  the guarantee or assumption of any liability or obligation of any person, except in the ordinary course of business;

  •
  except as provided in the operating agreement, the acquisition of any member's interests in the Nebraska subsidiary by redemption or otherwise;

  •
  the engagement of any member or affiliate of any member to provide any services or perform any functions to or for the Nebraska subsidiary (such as renting office space, providing accounting services, providing self-insurance or allocations of any member overhead to the Nebraska subsidiary); and

  •
  any transaction not in the "ordinary course of business or affairs" or "in the usual way of business and affairs" of the Nebraska subsidiary.

        The operating agreement also contains provisions which require the Nebraska subsidiary to obtain the approval of holders of at least 80.0% of the membership interests in order to distribute an amount in excess of 60.0% of its annual taxable income (as defined in the operating agreement).

        These provisions may limit our ability to quickly and adequately respond to changes in the business environment and may restrict our ability to manage the Nebraska facility in a manner that benefits our Company as a whole. For example, we may not be able to access additional financing unless we can obtain the guarantee of our Nebraska subsidiary or a pledge of its assets, and the other members of the Nebraska subsidiary may not approve such a guarantee or pledge. These provisions also limit our ability to transfer cash from the Nebraska facility to meet our obligations. See "—Risks Relating to this Offering—We are a holding company and there may be limitations on our ability to receive distributions from our subsidiaries."

  Our results of operations may be adversely affected by technological advances

        The development and implementation of new technologies may result in a significant reduction in the costs of ethanol production. We cannot predict when new technologies may become available, the rate of acceptance of new technologies by our competitors or the costs associated with such new technologies. In addition, advances in the development of alternatives to ethanol could significantly reduce demand for or eliminate the need for ethanol as a fuel oxygenate.

        Any advances in technology which require significant capital expenditures to remain competitive or which otherwise reduce demand for ethanol will have a material adverse effect on our results of operations and financial condition.

  The requirements of complying with the Exchange Act and the Sarbanes Oxley Act may strain our resources and distract management

        Following this offering, we will be a public company and will be subject to the reporting requirements of the Exchange Act, and the Sarbanes Oxley Act, including Section 404. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes Oxley Act will require that we maintain effective disclosure controls and procedures, corporate governance standards and internal controls over financial reporting. Pursuant to Section 404 of the Sarbanes Oxley Act, our management will be required to deliver a report that assesses the effectiveness of our internal control over financial reporting, and we will be required to deliver an attestation report of our auditors on our management's assessment of and operating effectiveness of internal controls. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, significant resources and management oversight will be required as we may need to devote additional time and personnel to legal, financial and accounting activities to ensure our ongoing compliance with public company reporting requirements. We are not currently prepared for Sarbanes Oxley and Exchange Act obligations and might not be able to complete the documentation and management assessment required by Section 404 of the Sarbanes Oxley Act when it becomes applicable to us. Our attestation will be for the year ended December 31, 2007. In addition, the effort to prepare for these obligations may divert management's attention from other business concerns, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, we may need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge, and might not be able to do so in a timely fashion.

  We are a holding company and there may be limitations on our ability to receive distributions from our subsidiaries

        We conduct all of our operations through subsidiaries and are dependent upon dividends or other intercompany transfers of funds from our subsidiaries to meet our obligations. Moreover, our Nebraska subsidiary is currently limited in its ability to pay dividends by the terms of its operating agreement. See "—Risks Relating to Our Business—Our less than 100.0% ownership of our Nebraska subsidiary and the supermajority provisions contained in the operating agreement that governs that subsidiary may restrict our ability to govern and manage our business."

  Our level of indebtedness could adversely affect our ability to react to changes in our business, and we may be limited in our ability to use debt to fund future capital needs

        As of December 31, 2005, our total long term debt was $160.0 million. Our substantial indebtedness could have important consequences for you in receiving dividend payments on the shares of our common stock by adversely affecting our financial condition. Our substantial indebtedness could:

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments with respect to our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate expenditures;

  •
  increase our vulnerability to adverse general economic or industry conditions;

  •
  limit our flexibility in planning for, or reacting to, competition and/or changes in our business or our industry;

  •
  limit our ability to borrow additional funds;

  •
  restrict us from making strategic acquisitions, introducing new products or services or exploiting business opportunities; and

  •
  place us at a competitive disadvantage relative to competitors that have less debt or greater financial resources.

        In addition, we may need to refinance some or all of our indebtedness on or before maturity. We cannot guarantee that we will be able to refinance our indebtedness on commercially reasonable terms or at all. If we cannot service or refinance our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments or alliances. We may not be able to take such actions, if necessary, on commercially reasonable terms or at all.

        Moreover, we have the ability under our debt instruments to incur substantial additional indebtedness, and any additional indebtedness we incur could exacerbate the risks described above.

        Our ability to pay dividends will depend on our ability to generate cash from our future operations. Our ability to generate cash from future operations is subject, in large part, to general economic, competitive, legislative and regulatory factors and other factors that are beyond our control. See "—Risks Relating to Our Business." We cannot guarantee that we will be able to generate enough cash flow from operations or that we will be able to obtain enough capital to pay dividends or fund our planned capital expenditures.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all old notes surrendered in exchange for the new notes.

        Our net proceeds from the sale of the old notes, after deducting approximately $6.6 million of fees and expenses, including discounts to the placement agents, were approximately $153.4 million. We used those net proceeds from the old notes offering plus $16.1 million of additional borrowings under our amended revolving credit facility to make a deposit of $62.5 million into an escrow account to fund the ongoing expansion of our Illinois facility and make a $107.0 million distribution to our shareholders.

RATIOS OF EARNINGS TO FIXED CHARGES

        The following table sets forth our consolidated ratio of earnings to fixed charges:

	Year Ended December 31,		Year Ended December 31,
						Period from May 31, to December 31, 2003	Predecessor Period from January 1, to May 31, 2003
	2005	2004	2003	2002	2001
Ratio of earnings to fixed charges (1)	3.5	10.7	—	—	—	7.5	—

(1)
The ratio is computed by dividing the earnings by the total fixed charges for the applicable period. Earnings are defined as income (loss) before income taxes, plus fixed charges, less capitalized interest. Fixed charges represent total interest charges (including capitalized interest), capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

CAPITALIZATION

        The following table sets forth, as of December 31, 2005, our cash and cash equivalents and capitalization. This table should be read in conjunction with our historical financial statements and the related notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial information that is included elsewhere in this prospectus.

As of December 31, 2005
(in thousands)
Cash and equivalents (1)	$3,750

Debt
Revolving credit facility (2)	$1,514
Senior secured notes	160,000

Total debt	161,514
Stockholders' equity (deficit)
Common stock ($0.001 par value; 185,000,000 shares authorized; 35,145,253 shares issued and outstanding)
Additional paid in capital	4,226
Retained earnings (deficit)	(24,013)
Accumulated other comprehensive loss	(867)

Total stockholders' equity (deficit) (3)	(20,654)

Total capitalization	$140,860

(1)
Cash and equivalents was $3.8 million at December 31, 2005. Cash and equivalents excludes restricted cash of $60.4 million at December 31, 2005.

(2)
Our revolving credit facility provides for a total borrowing of $60.0 million subject to a $53.6 million borrowing base at December 31, 2005. Available borrowing under the revolving credit facility at December 31, 2005 is $52.1 million.

(3)
Negative stockholder's equity reflects the net distribution to stockholders of a $139.7 million payment in 2004.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

        The following table sets forth selected historical consolidated financial information. The selected predecessor historical consolidated financial data for the year ended December 31, 2001 and, the year ended December 31, 2002 are unaudited. The five months ended May 30, 2003 selected predecessor historical consolidated financial data and the seven months ended December 31, 2003 selected successor historical consolidated financial data are derived from our audited historical financial statements. The selected historical consolidated financial data for the year ended December 31, 2004 and December 31, 2005 have been derived from our audited historical financial statements.

        The historical consolidated financial data set forth below should be read in conjunction with, and is qualified in its entirety by, reference to our historical consolidated financial statements and the accompanying notes thereto and other financial information contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Unaudited Year Ended December 31, 2001	Unaudited Year Ended December 31, 2002	Period from January 1, 2003 through May 30, 2003	Period from May 31 to December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005
	Predecessor Historical(1)	Predecessor Historical(1)	Predecessor Historical(1)
	(in thousands, except per share data)
Income Statement Data:
Sales	$428,489	$458,570	$271,379	$404,389	$858,876	$935,468
Cost of sales	395,505	445,789	270,242	375,042	793,070	848,053

Gross profit	32,984	12,781	1,137	29,347	65,806	87,415
Selling, general and administrative expenses	13,883	13,086	6,278	6,986	16,236	22,500
Other income (expense)	(324)	(3,176)	(210)	161	3,196	989
Provision for asset impairment(5)	0	(195,784)	0	0		0
Operating income (loss)	18,777	(199,265)	(5,351)	22,522	52,766	65,904
Interest income	0	0	3	4	19	2,218
Interest expense	9,509	7,250	4,226	419	2,035	16,510
Minority interest	0	6,070	378	(1,025)	(2,148))	(2,404)
Other non-operating income (loss)	(4,747)	(1,340)	1,024	(2,560)	(924))	1,781
Income (loss) before income taxes	4,521	(201,785)	(8,172)	18,522	47,678	50,989
Income tax expense (benefit)	(2,447)	(1,498)	(3,269)	7,473	18,433	18,807

Net income	$6,968	$(200,287)	$(4,903)	$11,049	$29,245	$32,182

Balance Sheet Data (at period end):
Total assets	N/A	N/A	N/A	$106,449	$163,598	$224,352
Total debt(2)	N/A	N/A	N/A	3,922	172,791	161,514
Per Share Data:
Net income per common share
Basic	N/A	N/A	N/A	$0.32	$0.84	$0.93
Diluted	N/A	N/A	N/A	0.32	0.82	0.89
Weighted Average number of common shares outstanding
Basic	N/A	N/A	N/A	34,643	34,684	34,686
Diluted	N/A	N/A	N/A	34,643	35,768	36,052
Other financial data:
Cash flow from operating activities	N/A	N/A	N/A	$21,831	$49,573	$28,827
EBITDA(3)(4)	N/A	N/A	N/A	19,719	51,281	67,555
Capital expenditures	N/A	N/A	N/A	2,952	4,653	20,672

(1)
The financial statements for the year ended 2001, the year ended 2002 and for the period from January 1, 2003 to May 30, 2003 were prepared using the historical basis of accounting applied by the subsidiary of The Williams Companies, Inc. which owned and operated our business prior to May 30, 2003. These financial statements are designated as "Predecessor" because they are not comparable to our operating and cash flow results subsequent to our acquisition by the MSCP funds. See Management's Discussion and Analyses of Financial Condition and Results of Operation for a discussion of differences.

(2)
Total debt includes amounts outstanding under our revolving credit agreement and senior secured notes outstanding.

(3)
EBITDA is defined as earnings before net interest expense, income tax expense, depreciation and amortization. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered an alternative to net earnings or any other measure of performance under accounting principles generally accepted in the United States as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. EBITDA has its limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under generally accepted accounting principles. Some of the limitations of EBITDA are:

  •
  EBITDA does not reflect our cash used for capital expenditures;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA does not reflect the cash requirements for such replacements;

  •
  EBITDA does not reflect changes in, or cash requirements for, our working capital requirements;

  •
  EBITDA does not reflect the cash necessary to make payments of interest or principal on our indebtedness; and

  •
  EBITDA includes non recurring payments to us which are reflected in other income.

The following table reconciles our EBITDA to net income for each period presented:

	Period from May 31 to December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005
	(in thousands)
EBITDA	$19,719	$51,281	$67,555
Depreciation	(782)	(1,587)	(2,274)
Net interest expense	(415)	(2,016)	(14,292)
Income taxes	(7,473)	(18,433)	(18,807)

Net income	$11,049	$29,245	$32,182

We have included EBITDA primarily as a performance measure because management uses it as a key measure of our performance and ability to generate cash necessary to meet our future requirements for debt service, capital expenditures, working capital and taxes. Management also uses EBITDA (subject to certain adjustments) to measure our compliance with important financial covenants under our revolving credit facility.

(4)
EBITDA for the five months from January 1, 2003 to May 30, 2003, computed on the basis of the audited historical financial statements of our predecessor included in the back of this prospectus, would have been negative. Cash flows from operating activities for the five months from January 1, 2003 to May 30, 2003 were $1.2 million, which is significantly below what our adjusted interest expense would have been in that period. However, since these financial results represent those of our predecessor company, they are not comparable to the results of operations and cash flow of our Company for periods subsequent to May 30, 2003.

(5)
Provision for asset impairment was the result of writing down the fixed assets of Williams Bio-Energy LLC on the financial statements of The Williams Companies, Inc.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following discussion should be read in conjunction with the consolidated financial statements and the related notes appearing elsewhere in this prospectus.

        We were acquired by the MSCP funds from a subsidiary of The Williams Companies, Inc. on May 30, 2003. The acquisition was accounted for as a purchase in accordance with SFAS No. 141 and, accordingly, our results of operations for periods prior to May 31, 2003 are not directly comparable to our results of operations for subsequent periods.

Executive Overview

    Revenues

        We derive our revenues from the sale of ethanol and the sale of co products (corn gluten feed and meal, corn germ, condensed corn distillers solubles, carbon dioxide, DDGS (dry distillers grain with solubles) and WDGS (wet distillers grains with solubles)) and bio products (brewers' yeast) we produce as by products during the production of ethanol at our plants, which we refer to as by product revenues. We source ethanol as follows:

  •
  Ethanol we manufacture at our plants, which we refer to as equity production;

  •
  Ethanol we purchase from our marketing alliance partners, which we refer to as marketing alliance; and

  •
  Ethanol we purchase on the spot market, which we refer to as purchase and resale.

        Revenue from sales of products is recognized at the time title and the risks and rewards of ownership pass. This occurs when the products are shipped per the customer's instructions, the sales price is fixed and determinable and collection is reasonably assured.

        Because we market and sell ethanol without regard to whether we produced it, are reselling it, or are marketing it for our marketing alliance partners, our general ledger system does not track or report our ethanol revenue by gallons or the gallons of ethanol we sell. We determine an approximate amount of gallons sold and revenue contributed by each source based on the assumption that customers are performing within the stated terms of their contracts and the change in our ethanol inventory. Accordingly, the amounts reported in this section and elsewhere in this prospectus with respect to the breakdown of equity production, marketing alliance and purchase and resale revenues and gallons have been derived as follows:

  •
  Marketing alliance revenues have been determined by multiplying the number of gallons contracted by the average selling price;

  •
  Purchase and resale revenues have been determined by multiplying the actual gallons sold by the actual selling price; and

  •
  Equity production revenues have been determined as the amount of revenues remaining after deducting the amount of total marketing alliance revenue and total purchase and resale revenue (determined as described above) from total ethanol revenues. To the extent that the amount of equity production revenues determined in this manner exceeds the amount of ethanol produced during the period (per our production records), the difference is attributed to the sale in the current period of ethanol inventory produced in previous periods. To the extent that the amount of equity production revenues determined in this manner is less than the amount of ethanol produced during the current period (per our production records), the difference is attributed to ethanol produced and added to inventory during the current period.

        As a result of this methodology, the information presented with respect to each of these sources of revenues above are only directionally indicative of gallon and revenue performance by source.

        Generally, we sell ethanol through contracts which are typically six months in duration. The pricing for these contracts is either fixed, primarily based on the spot market price of ethanol at the time the contracts are entered into or indexed to quoted gasoline prices.

        The principal factors affecting the price of ethanol are:

  •
  The price of gasoline—since ethanol is sold in the discretionary market in addition to the mandatory market for oxygenates and competes with other oxygenates as well as gasoline, the price of ethanol over the long term has been correlated to the price of gasoline, which closely follows the price of oil;

  •
  Federal ethanol tax incentives—the federal ethanol tax incentives, which were recently extended to 2010 in the form of an excise tax credit for ethanol refiners, enable refiners to pay a premium to the price of gasoline or ethanol. As a result, over the long term the spread between the price of gasoline and ethanol has trended towards the historical tax incentive which was $0.52 per gallon until it was reduced to $0.51 per gallon as of January 1, 2005; and

  •
  Ethanol industry fundamentals (i.e. capacity and demand)—the ethanol industry has had significant increases in both capacity and demand in recent years, although not always in tandem. Demand has been driven largely by (1) regulatory changes in the mandatory market, in particular, state legislation banning or limiting the use of MTBE as a gasoline oxygenate and (2) the spread between ethanol and gas prices in the discretionary market. Annual domestic capacity has increased steadily from 1.7 billion gallons per year at January 31, 1999 to 4.4 billion gallons in February 2006. The decline in ethanol prices in 2002 (as shown below) was largely the result of capacity increases in 2000 and 2001 in anticipation of an MTBE ban in California (which alone used approximately 600.0 million gallons of ethanol in 2003), which was delayed in early 2002 by California's energy commission until January 1, 2004. The significantly higher price for 2004 was due to a more balanced supply and demand situation and much higher gasoline prices. The higher prices may not continue if supply exceeds demand even if gasoline prices remain high.

        Equity production revenues are driven by the volume of ethanol that we produce and wholesale ethanol prices. Our plants typically operate at or near 100.0% capacity except for scheduled outages that typically average approximately one week each year. Since we have not increased our production capacity in recent years, with the exception of the expansion of the Nebraska facility, which was completed in November, and modest improvements from operational changes, the volume of ethanol we produce has remained relatively constant. The increase in 2003 was attributable to permanent operational improvements (mainly the shift to a continuous fermentation process at our Nebraska facility) and the absence of any maintenance outages. The increase in 2004 was due to operational improvements that increased the yield of ethanol per bushel of corn.

        As discussed under "—Liquidity and Capital Resources—Capital Expenditures," we intend to increase the capacity of our Illinois facility by approximately 56.5 million gallons. The prefunded expansion at the Illinois facility has been underway since August 2005 and is expected to be completed in early 2007.

        The market price of ethanol also drives equity production revenue.

        We also generate revenue by selling ethanol that we purchase from our marketing alliance partners, which we refer to as "marketing alliance revenue." Our marketing alliance partners are third party producers (including producers in which we have a minority interest, each of which are less than 8.0%), which sell their ethanol production to us on an exclusive basis. Our marketing alliance contracts require us to purchase all of the production of these facilities and resell it at contract or prevailing market prices. Although the purchase price we pay our marketing alliance partners is based on the price at which we resell the ethanol, marketing alliance revenues include the gross revenues from such sales and not merely the net amount because we take title to the inventory, we are the primary obligor in the sales arrangement with the customer, and assume all the credit risk. As a result, marketing alliance revenues are driven by the volume of ethanol that our marketing partners produce and wholesale ethanol prices. Since we are obligated to purchase all of the production of our marketing alliance partners, and since they typically operate at or near capacity, the volume of ethanol we purchase from our marketing alliance partners is driven by the capacity of their plants. We signed our first marketing alliance agreement in 2001 and as of March 2006 have increased the program to twelve alliance contracts with third party plants that have the capacity to produce 490.0 million gallons of ethanol per year. Additionally, three new alliance partners currently have an additional 174.0 million gallons per year of capacity announced or under construction.

        Two of our alliance partners with the capacity to produce 230.0 million gallons per year (VeraSun Fort Dodge, LLC and VeraSun Aurora Corporation formerly VeraSun Energy Corporation) represented by the parent company VeraSun Energy Corporation have notified the Company in writing that they have elected not to permit automatic renewal of their marketing alliance agreement with the Company on March 31, 2007. We are in the process of negotiating a new business arrangement with VeraSun Energy Corporation.

        We also resell ethanol that we purchase from unrelated producers and marketers which we refer to as "purchase and resale revenue." These transactions are done on an opportunistic basis and allow us to leverage our distribution network and storage logistics. Purchase and resale revenues are driven by the volume of ethanol we purchase and wholesale ethanol prices.

        We generate additional revenue through the sale of by products (both bio-products and co-products) that result from our ethanol production process. These by products include brewers' yeast, corn gluten feed and meal, corn germ, condensed corn distillers solubles, carbon dioxide, DDGS and WDGS. Since we typically operate at or near capacity, the volume of by products we produce has remained relatively constant. However, we have shifted the mix of these by products to optimize our revenue. We have made a higher volume of yeast which has reduced the amount of condensed corn distillers solubles ("CCDS") made. This allowed us to replace CCDS sold at $0.03 cents per pound with yeast sold at $0.23 cents per pound. (One pound of yeast replaces 1.6 pounds of CCDS) By product revenues have been driven by the market prices for our by products which generally track the price of corn.

        The table set forth below summarizes certain information such as the ethanol produced at our facilities, wholesale ethanol prices, volume of ethanol sourced from our alliance partners and volume of ethanol repurchased and sold for the periods indicated.

	Year ended December 31,
	2001	2002	2003	2004	2005
Average ethanol spot market sales price per gallon (1)	$1.50	$1.13	$1.35	$1.54	$1.87
Average corn price per bushel (2)	$2.11	$2.34	$2.33	$2.56	$2.11
Equity production ethanol volume (millions of gallons)	129.7	128.8	132.2	139.4	134.3
Volume of ethanol sourced from Alliance Partners (millions of gallons)	34.3	110.4	230.9	297.2	344.3
Ethanol purchase and resale volume sold (millions of gallons)	117.0	107.9	95.7	62.9	68.8
Number of functioning alliance partners (at period end)	4	10	10	9	12

(1)
Source: Oil Price Information Service. These are spot prices rather than the company's realized prices.
(2)
Average wholesale corn prices based on the daily Chicago Board of Trade corn settlement prices for the period presented.

    Gross margin

        While we derive revenues from four sources, equity production operations and the sale of co-products and bio-products generate the substantial majority of our gross margin. Although our marketing alliances and purchase and resale operations are key elements of our operating strategy, permitting us to leverage our distribution system and enhance our market position, their contribution to our operating income is limited.

        Our gross margin from the manufacture and sale of ethanol and by products at our plants is principally determined by the spread between ethanol and corn prices and, to a lesser extent, market prices for the by products we produce and the manufacturing costs of converting corn to ethanol. Corn is our most significant raw material cost, representing 12.7% of our cost of sales, including all costs associated with purchase and resale and marketing alliance volumes. The amount of corn we use is directly related to the volume of ethanol we produce. The wet milling process produces approximately 2.6 gallons of ethanol from each bushel of corn and the dry milling process produces approximately 2.8 gallons of ethanol from each bushel of corn. The cost of corn is principally driven by weather and government policy.

        During 2003, 2004, particularly in the fourth quarter of 2004, and in the year ended December 31, 2005 we enjoyed a wide spread between ethanol and corn prices and as a result, recognized record gross margins. Conversely, during 2002, the spread between ethanol and corn prices was substantially tighter, in part, due to the excess capacity created in anticipation of the MTBE ban in California which went into effect later than anticipated, and as a result our margins were substantially worse than those achieved in 2003 and 2004. Based on our results of operations for the year ended December 31, 2005, a 1.0% decrease in the average ethanol sales price would have resulted in a $2.0 million decrease in our operating income and a 1.0% per bushel increase in the price of corn would have resulted in a $0.5 million decrease in our operating income. The spread between ethanol and corn prices is at a historically high level, driven in large part by high oil prices and high corn production which led to a significant drop in the average price of corn in the fourth quarter of 2004 and 2005.

        We also incur manufacturing costs for the natural gas and coal used to fuel the conversion process, which represented 2.8% of our cost of sales for the year ended December 31, 2005. The Illinois facility is fueled 93.0% by coal. During the year ended December 31, 2005, the average Illinois basin coal spot price was $2.13 per MMBtu and the average Henry Hub spot gas price was $9.04 per MMBtu. A 1.0% increase in the cost of coal and natural gas would have resulted in a $0.2 million decrease in our operating income in the year ended December 31, 2005.

        Our most volatile manufacturing costs are natural gas and corn. See "Risk Factors—Risks Relating to Our Business—Our business is highly sensitive to corn prices and we generally cannot pass on increases in corn prices to our customers" and "—The market for natural gas is subject to market conditions that create uncertainty in the price and availability of the natural gas that we utilize in our manufacturing process." Since both natural gas and ethanol are energy related products, they can act as a partial natural hedge against each other.

        The purchase price we pay our marketing alliance partners is based on the price at which we resell the ethanol less a pre-negotiated margin. Our marketing alliance partners pay us a commission of approximately 1% of net sales price. In addition they reimburse us for certain costs, including freight, storage, inventory carrying cost and indirect marketing costs. Accordingly, our marketing alliance gross margin is driven primarily by the volume of ethanol we purchase from our marketing alliance partners and not changes in the wholesale price of ethanol. The volume of ethanol we purchase from our marketing alliance partners is driven by the capacity of their plants.

        Our purchase and resale transactions are opportunistic and the margin we are able to capture varies based on market dynamics. Because these transactions typically have narrow margins, our purchase and resale activity is not typically a significant source of operating income.

Summary of Critical Accounting Policies and Estimates

        Our discussion and analysis of our financial condition and results of operations are based on our Consolidated Financial Statements, which have been prepared in conformity with accounting principles generally accepted in the United States of America. Note 3 to the consolidated financial statements contained in this prospectus contains a summary of our significant accounting policies, many of which require the use of estimates and assumptions. We believe that of our significant accounting policies, the following are noteworthy because they are based on estimates and assumptions that require complex, subjective judgments by management, which can materially impact reported results. Changes in these estimates or assumptions could materially impact our financial condition and results of operation.

  Income Taxes

        Deferred income taxes are provided on all temporary differences between the financial basis and the tax basis of our assets and liabilities. Deferred tax assets include the excess tax basis in assets over the corresponding book basis as a result of the purchase of such assets from The Williams Companies, Inc. on May 30, 2003. We have recorded a valuation allowance on our deferred tax assets or contingency reserves for tax return positions that in management's judgment may not be realized due to limitations imposed by the Internal Revenue Code.

  Derivative Instruments and Hedging Activities

        We account for derivative instruments and hedging activities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities." Under this standard, the accounting for changes in the fair value of a derivative depends upon whether it has been designated in a hedging relationship and, further, on the type of hedging relationship. To qualify for designation in a hedging relationship, specific criteria must be met and appropriate documentation maintained.

        Derivative instruments held by us consist primarily of futures contracts, options and swap agreements. Fair value of these contracts is based on quoted prices in active exchange traded or over-the-counter markets. The fair value of these derivatives is continually subject to change due to changing market conditions. We do not formally designate these instruments as hedges and therefore mark these instruments to market on a monthly basis. The net effect of the realized and unrealized gains and losses related to futures contracts for the year ended December 31, 2005 was a $1.4 million gain of the total $1.8 million of other non-operating income. During 2004, we entered into an interest rate cap agreement to fix the interest rate on a portion of our senior secured notes. This agreement effectively caps our interest rate on $120 million of the senior secured notes at 10.0 percent. The interest rate agreement has not been designated as a hedge. The net effect of the unrealized gains and losses related to this derivative instrument for the year ended December 31, 2005 resulted in $0.4 million of other non-operating income.

        SFAS No. 133 requires a company to evaluate its contracts to determine whether the contracts are derivatives. Certain contracts that literally meet the definition of a derivative may be exempted as normal purchases or normal sales. Normal purchases and normal sales are contracts that provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold over a reasonable period in the normal course of business. Contracts that meet the requirements of normal are documented as normal and exempted from the accounting and reporting requirements of SFAS No. 133.

New Accounting Standards

        In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 123 (revised 2004), "Share Based Payment" (FAS 123R), which requires companies to measure compensation cost in the income statement for all share based payments (including employee stock options) at fair value for interim or annual periods. We will adopt this standard on January 1, 2006 using the prospective transition method. The Company does not expect the adoption of this statement to have a material impact on its financial statements. Effective January 2004, we adopted the fair value recognition provision of SFAS No. 123 "Accounting for Stock Based Compensation" using the modified prospective method under the provision of SFAS No. 148 "Accounting for Stock Based Compensation—Transition and Disclosure." Under the provisions of FAS 123R, we will be unable to use the minimum value method to calculate fair value under FAS 123R.

        In March 2005, the FASB issued Interpretation Number 47, "Accounting for Conditional Asset Retirement Obligations, and Interpretation of FASB Statement No. 143" (FIN 47). FIN 47 clarifies that the term, conditional asset retirement obligation, as used in SFAS 143, "Accounting for Asset Retirement Obligations," refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. However, the obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. FIN 47 clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. We adopted FIN 47 in December 2005 and it had no impact on the consolidated financial position, results of operations, or cash flows.

Stock Based Compensation Expense

        We grant stock options to certain of our employees and officers to purchase our common stock. Through December 31, 2005, we accounted for this stock based compensation using the minimum value method under the fair value recognition provisions of SFAS No. 123 using the Black Scholes method which requires us to estimate the fair value of our common stock. The aggregate compensation expense related to these awards including awards granted subsequent to December 31, 2005 of approximately $19.3 million will be recognized as the options vest over the two to five year vesting schedule applicable to these awards.

Aventine Renewable Energy Holdings, Inc.
Consolidated Statements of Operations

	Year Ended December 31, 2005	Year Ended December 31,2004
	(in thousands)
Sales	$935,468	$858,876
Cost of sales	(848,053)	(793,070)

Gross profit	87,415	65,806
Selling, general, and administrative expenses	(22,500)	(16,236)
Other income (expenses)	989	3,196

Operating income (loss)	65,904	52,766
Interest income	2,218	19
Interest expense	(16,510)	(2,035)
Minority interest	(2,404)	(2,148)
Other non-operating income	1,781	(924)

Income (loss) before income taxes	50,989	47,678
Income tax benefit (expense)	(18,807)	(18,433)

Net income (loss)	$32,182	$29,245

Results of Operations

    Year Ended December 31, 2005 as Compared to Year Ended December 31, 2004

        The following sections describe the changes in key operating factors, and other changes and events that have affected our consolidated revenues and expenses for the year ended December 31, 2005 in comparison to our consolidated revenues and expenses for the year ended December 31, 2004.

        Sales.    Our sales for the year ended December 31, 2005 were $935.5 million, compared to $858.9 million for the year ended December 31, 2004, an increase of $76.6 million or 8.9%. This increase was mainly the result of an increase in the average ethanol price and increased demand for ethanol, largely due to the tightening of gasoline supplies and higher prices. The average gross ethanol price increased from $1.55 per gallon for the year ended December 31, 2004 to $1.63 per gallon for the year ended December 31, 2005. We sold 529.8 million gallons of ethanol in the year ended December 31, 2005 compared to 505.3 million gallons in the year ended December 31, 2004. Of the 529.8 million gallons sold in the year ended December 31, 2005, we produced 116.6 million gallons (in addition, we produced another 17.7 million gallons which were added to our inventory), we purchased 344.4 million gallons from our marketing alliance partners and purchased 68.8 million gallons from unaffiliated producers and marketers. Of the 505.3 million gallons sold in the year ended December 31, 2004, we produced 139.4 million gallons (in addition, we sold another 5.8 million gallons which decreased our inventory), we purchased 297.2 million gallons from our marketing alliance partners and purchased 62.9 million gallons from unaffiliated producers and marketers. Pricing varied throughout 2005 with lower prices occurring in the second quarter due to a temporary oversupply situation, escalating in the third quarter as a result of tight gasoline supplies brought on by the disruption of the oil supply caused by hurricanes in the US Gulf Coast and, then normalizing in the fourth quarter. The lower pricing in the second quarter of 2005 negatively influenced the pricing on fixed price contracts for the October 2005 through March 2006 delivery period. Approximately 55% of our contracts for the period October 2005 through March 31, 2006 are fixed price contracts. Sharp increases in prices in the third quarter 2005 and declines in the fourth quarter 2005 resulted in higher margins in the third quarter 2005 and lower margins in the fourth quarter 2005.

        We had $60.4 million of by product revenue in the year ended December 31, 2005 from our sale of 885.0 thousand tons of by products compared to $65.6 million of by product revenue in the year ended December 31, 2004 from our sale of 867.3 thousand tons of by products. This decrease in by product revenue is a reflection of the overall reduction in the cost of corn.

        Cost of Sales.    Cost of sales for the year ended December 31, 2005 was $848.1 million, compared to $793.1 million for the year ended December 31, 2004, an increase of $55.0 million or 6.9%. This increase was mainly the result of higher purchased ethanol prices and higher natural gas costs offset by lower corn costs. Our average corn cost was $2.08 per bushel for the year ended December 31, 2005 compared to $2.68 per bushel for the year ended December 31, 2004. The decrease in corn costs reflects the oversupply of corn from the strong 2004 United States harvest. Increased energy costs reflected the higher cost of natural gas, which was up approximately $2.4 million, or 20.2% when compared to the same period of 2004.

        Our gross margin increased from 7.7% for the year ended December 31, 2004 to 9.3% for the year ended December 31, 2005. This increase was largely a result of higher ethanol prices and the resulting favorable spread between ethanol prices and corn costs offset by substantially higher marketing alliance revenues, which generally have a lower margin in comparison to our ethanol production revenues.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses for the year ended December 31, 2005 were $22.5 million compared to $16.2 million for the year ended December 31, 2004, an increase of $6.3 million or 38.9%. Our selling, general and administrative expenses were higher in the year ended December 31, 2005 compared to the same period of 2004 due primarily to additional staffing, payment of the final installment of a special management bonus in the fourth quarter of $3.3 million, and recording non-cash expense for stock option compensation of $1.9 million in 2005 compared to $0.1 million in 2004 respectively. In addition, other higher costs were associated with fees related to our annual audit, enhancement of our ORACLE information system, costs associated with preparing for implementation of internal control requirements related to the Sarbanes Oxley Act, and various factors related to increased marketing and sales activities, and a logistical study. We expect to incur additional expenses once we are a public company, including, without limitation, related to compliance with the remaining elements of the Sarbanes Oxley Act, establishing an internal audit function, and additional liability insurance premiums for our directors and executive officers.

        Other Income.    Other income for the year ended December 31, 2005 was $1.0 million compared to $3.2 million for the year ended December 31, 2004. Other income decreased in the year ended December 31, 2005 mainly due to a reduction of $1.9 million in receipts from the USDA under the CCC Bioenergy Program. The USDA credits are based upon production from the prior year of 2004. Under the CCC Bioenergy Program, the USDA makes cash payments to companies that increase their purchases of corn, other specified commodities, fats, oils and greases derived from an agricultural product or any animal by product to expand production of ethanol, biodiesel or other biofuels of fuel grade ethanol. See "Business—Industry Overview—Legislative Drivers—Federal Farm Legislation." Based on our current expectations with respect to our proposed expansion of our Illinois facility, we do not expect to receive additional funds under this program since it expires September 30, 2006 and in order to be eligible to receive funds under this program, an expanded facility must be complete and operational for over a year.

        Operating Income.    Operating income for the year ended December 31, 2005 was $65.9 million compared to $52.8 million for the year ended December 31, 2004. Operating income increased in the year ended December 31, 2005 primarily as a result of an increase in the price of ethanol, increased demand for ethanol, and decreased corn prices, as discussed above.

        Interest Expense.    Interest expense for the year ended December 31, 2005 was $16.5 million compared to $2.0 million for the year ended December 31, 2004, a difference of $14.5 million. This increase was mainly the result of the issuance of the Senior Secured Notes in December 2004. In addition, as of December 31, 2005, $1.5 million was outstanding under the revolving credit facility.

        Minority Interest.    The minority interest for the year ended December 31, 2005 was a $2.4 million charge to income compared to $2.1 million charge to income for the year ended December 31, 2004. This increase reflects the higher operating results of our Nebraska subsidiary in the year ended December 31, 2005.

        Other non-operating income.    Other non-operating income increased in the year ended December 31, 2005 by approximately $2.7 million. Other non-operating income was $1.8 million for the year ended December 31, 2005 compared to $0.9 million loss for the year ended December 31, 2004 as a result of marking our derivative instruments to market as required by SFAS 133 Accounting for Derivative and Hedging Activities. Other non-operating income consists of realized or unrealized gain or loss on corn hedges and mark to market on the interest rate cap agreement.

        Income Taxes.    Income taxes for the year ended December 31, 2005 was $18.8 million compared to $18.4 million for the year ended December 31, 2004. This increase was mainly the result of the increase in taxable income in the year ended December 31, 2005 in comparison to the year ended December 31, 2004 which reflects our overall higher operating income in the 2005 period. Our effective tax rate decreased to 36.9% in 2005 from 38.7% in 2004 due to the tax benefit from the domestic manufacturing deduction as a result of the Jobs Creation Act of 2004, reconciliation of our filed tax return to our prior year provision, and reduced state tax expense. We have recorded a valuation allowance against our deferred tax assets based on management's judgment that these deferred tax assets may not be realized and a contingency reserve for tax benefits which may not be realized due to limitations imposed by the Internal Revenue Code. To the extent we are able to realize all or a portion of the deferred tax assets currently subject to the valuation allowance, our effective tax rate in future periods may be lower.

Aventine Renewable Energy Holdings, Inc.
Consolidated Statements of Operations

	Year Ended December 31, 2004	Period From May 31 to December 31, 2003	Predecessor Period From January 1 to May 30, 2003
	(in thousands)
Sales	$858,876	$404,389	$271,379
Cost of sales	(793,070)	(375,042)	(270,242)

Gross profit	65,806	29,347	1,137
Selling, general, and administrative expense	(16,236)	(6,986)	(6,278)
Other income (expense)	3,196	161	(210)

Operating income (loss)	52,766	22,522	(5,351)
Interest income	19	4	3
Interest expense	(2,035)	(419)	(4,226)
Minority interest	(2,148)	(1,025)	378
Other non-operating income	(924)	(2,560)	1,024

Income (loss) before income taxes	47,678	18,522	(8,172)
Income tax benefit (expense)	(18,433)	(7,473)	3,269

Net income (loss)	$29,245	$11,049	$(4,903)

Year Ended December 31, 2004 as Compared to period from May 31 to December 31, 2003

        The following sections describe the changes in key operating factors, and other changes and events that have affected our consolidated revenues and expenses for the year ended December 31, 2004 in comparison to our consolidated revenues and expenses for the period from May 31 to December 31, 2003. Therefore, a comparison of the dollars, quantities and volumes discussed in the following section must be qualified. We were acquired by the MSCP funds from a subsidiary of Williams on May 30, 2003 therefore from May 31 forward our basis of accounting is comparable. There will inherently be significant variations when comparing a twelve month period for 2004 with a seven month period for 2003.

        Sales.    Our sales for the year ended December 31, 2004 were $858.9 million, compared to $404.4 million for the period from May 31 to December 31, 2003, a difference of $454.5 million or 112.4%. This increase was mainly the result of the increased number of months of activity in 2004 compared to 2003. In addition, an increase in the average ethanol price and increased demand for ethanol, largely due to the increased demand in California, New York and Connecticut as a result of the MTBE ban. The average gross ethanol price increased from $1.30 per gallon for the period from May 31 to December 31, 2003 to $1.55 per gallon for the year ended December 31, 2004. We sold 505.3 million gallons of ethanol in the year ended December 31, 2004 compared to 275.7 million gallons in the period from May 31 to December 31, 2003. Of the 505.3 million gallons sold in the year ended December 31, 2004, we produced 139.4 million gallons (we also sold an additional 5.8 million gallons which decreased our inventory), purchased 297.2 million gallons from our marketing alliance partners and purchased 62.9 million gallons from unaffiliated producers and marketers. Of the 275.7 million gallons sold in the seven months ended December 31, 2003, we produced 82.7 million gallons, sold 7.7 million gallons from inventory, purchased 138.1 million gallons from our marketing alliance partners and purchased 47.2 million gallons from unaffiliated producers and marketers. We had $65.6 million of by product revenue in the year ended December 31, 2004 from our sale of 668.3 thousand tons of by products compared to $35.1 million of by product revenue in the period from May 31 to December 31, 2003 from our sale of 505.3 thousand tons of by products. This increase in by product revenue is a result of the increase in the volume of our ethanol production.

        Cost of Sales.    Cost of sales for the year ended December 31, 2004 was $793.1 million, compared to $375.0 million for the period from May 31 to December 31, 2003, a difference of $418.1 million or 111.5%. This increase was mainly the result of the increased number of months of activity in 2004 compared to 2003. In addition, volume of ethanol sales increased in the year ended December 31, 2004 and average corn costs were higher for the year. Our average corn cost was $2.68 per bushel for the year ended December 31, 2004 compared to $2.40 per bushel for the period from May 31 to December 31, 2003. Our average corn costs were significantly lower in the fourth quarter of 2004 than in the first three quarters due to a record corn harvest in the Fall of 2004 which lead to a decrease in corn prices.

        Our gross margin increased from 7.3% for the period from May 31 to December 31, 2003 to 7.7% for the year ended December 31, 2004. This increase was largely a result of higher ethanol prices and the resulting favorable spread between ethanol prices and corn costs offset by substantially higher marketing alliance revenues, which generally have a lower margin in comparison to our ethanol production revenues.

        Selling, General and Administrative Expenses.    Selling, general and administrative expenses for the year ended December 31, 2004 were $16.2 million compared to $7.0 million for the period from May 31 to December 31, 2003, a difference of $9.2 million or 131.4%. Our selling, general and administrative expenses were higher in the year ended December 31, 2004 than in the period from May 31 to December 31, 2003, because of the increased number of months of activity in 2004 compared to 2003. In addition, we awarded a $2.3 million special bonus to our management in December 2004 in conjunction with our offering of senior secured notes.

        Other Income (Expense).    Other income (expense) for the year ended December 31, 2004 was $3.2 million compared to $0.2 million for the period from May 31 to December 31, 2003. Other income increased in the year ended December 31, 2004 mainly due to our receipt of approximately $2.0 million from the USDA under the CCC Bioenergy Program as a result of our increase in our ethanol production capacity. Under the CCC Bioenergy Program, the USDA makes cash payments to companies that increase their purchases of corn, other specified commodities, fats, oils and greases derived from an agricultural product or any animal by product to expand production of ethanol, biodiesel or other biofuels of fuel grade ethanol. We received $0.3 million of other income during the year ended December 31, 2004 as a result of our sale to another facility of NOx credits that were allocated to the Illinois facility in 2004 but unused. The NOx program is a program monitored by the EPA to regulate the amount of nitrogen oxides that a facility can emit into the air from May through September of each year. To the extent a facility does not use its NOx credits, it can sell those credits to another facility.

        During the third quarter of 2004, we received $0.4 million in a favorable litigation settlement.

        Operating Income.    Operating income for the year ended December 31, 2004 was $52.8 million compared to $22.5 million for the period from May 31 to December 31, 2003. Operating income increased in the year ended December 31, 2004 primarily as a result of the increased number of months of activity in 2004 compared to 2003. In addition, an increase in the price of ethanol as well as the increased volume in ethanol sales, particularly sales of ethanol purchased from our marketing alliance partners. This increase was partially offset by an increase in the price of corn. See "—Sales" and "—Cost of Sales."

        We experienced particularly strong operating results in the fourth quarter of 2004 with above average monthly earnings due to strong sales volumes and above average commodity spreads. Ethanol prices strengthened considerably over the fourth quarter of 2004 due to high gasoline prices and new fall/winter contracts that became effective in October 2004. In addition, corn costs abated during the fourth quarter as record production from the new harvest was realized.

        Interest Expense.    Interest expense for the year ended December 31, 2004 was $2.0 million compared to $0.4 million for the period from May 31 to December 31, 2003, a difference of $1.6 million. This increase was mainly the result of increased borrowings under our revolving credit facility and our issuance of $160 million aggregate principal amount of senior secured notes in December 2004. We borrowed $17.5 million under our revolving credit facility in May 2003 in connection with the acquisition of our Company by the MSCP funds and repaid these borrowings in January 2004. On March 19, 2004, we amended our revolving credit facility and on April 13, 2004 we borrowed $23.0 million under the credit facility (which was used to fund a portion of a $35.0 million distribution to our stockholders). We repaid the majority of these revolving credit facility borrowings from operating expenses in 2004 but borrowed an additional $13.6 million in December in connection with our senior secured notes offering to fund a distribution to our stockholders and management option holders. As a result of the issuance of the $160.0 million of senior secured notes on December 17, 2004, our interest expense has increased substantially.

        Minority Interest.    The minority interest for the year ended December 31, 2004 was a $2.1 million charge to income compared to $1.0 million charge to income for the period from May 31 to December 31, 2003. This change reflects the increased number of months of activity in 2004 compared to 2003, and the increased operating results of our Nebraska subsidiary in the year ended December 31, 2004.

        Other Non-Operating Income (loss).    Other non-operating loss increased in the year ended December 31, 2004 by approximately $1.7 million. Other non-operating loss was $0.9 million for the year ended December 31, 2004, compared to a loss of $2.6 million for the period from May 31, 2003 to December 31, 2003 as a result of marking our derivative instruments to market as required by SFAS 133. Other non-operating income consists of realized or unrealized gain or loss on corn hedges and mark to market interest rate cap agreement.

        Income Taxes.    Income taxes for the year ended December 31, 2004 were $18.4 million compared to $7.5 million for the period from May 31 to December 31, 2003. This increase was mainly the result of the increase in taxable income in the year ended December 31, 2004 in comparison to the period from May 31 to December 31, 2003. Our effective tax rate was comparable for 2004 and 2003.

        We recorded a valuation allowance against our deferred tax assets and a contingency reserve based on management's judgment that these tax benefits may not be realized due to limitations imposed by the Internal Revenue Code. To the extent we are able to realize all or a portion of the deferred tax assets currently subject to the valuation allowance, our effective tax rate in future periods may be lower. The deferred tax assets include the excess of tax basis in fixed assets over the corresponding book basis and other deductible temporary differences.

Predecessor Period—Five Months Ended May 30, 2003

        The Williams Companies, Inc. owned and operated our business prior to May 30, 2003. Financial statements for that period are designated as "Predecessor" in this prospectus because they are not comparable to our operating and cash flow results subsequent to our acquisition by the MSCP funds.

        The predecessor period—five months ended May 30, 2003:

        (1)   Represents the audited statement of operations for the period from January 1, 2003 through May 30, 2003 prepared on the historical basis of accounting of Williams and does not reflect the impact of the purchase accounting adjustments recorded in connection with our acquisition and includes overhead allocation and interest charges described in (3) below.

        (2)   Represents a reduction in depreciation expense for the period from January 1, 2003 though May 30, 2003 to reflect the reduction in the carrying value of property, plant and equipment as a result of the acquisitions.

        (3)   Represents, prior to the acquisition, that we obtained certain services from Williams for which we were allocated corporate overhead charges which are included in selling, general, and administrative expenses.

        As part of the acquisition, we negotiated an agreement with The Williams Companies, Inc. to provide information technology services for six months after the acquisition. Subsequently, we established our own information technology resources to perform this function.

Trends and Factors that May Affect Future Operating Results

    Fixed Price Contracts

        As of March 1, 2006 we have contracted 287.0 million gallons at an average fixed price of $2.13, and 132.9 million gallons at an average $0.45 cents positive spread to the gasoline spot market price at the time of delivery. These contracts provide for delivery throughout 2006. These averages are volume weighted across all contracts throughout 2006 and there can be significant variations from quarter to quarter.

    Ethanol Supports

        We receive significant benefits from federal and state statutes, regulations and programs and the trend at the governmental level appears to be to continue to try to provide economic support to the ethanol industry. Notwithstanding the above, changes to federal and state statutes, regulations or programs could have an adverse effect on our business. Recent federal legislation, however, has benefited the ethanol industry. In 2005, the Energy Policy Act was passed which contained a new support program, the RFS, which requires fuel refiners to use a certain minimum amount of renewable fuels (including ethanol) which will rise to 7.5 billion gallons by 2012. The VEETC, provides a volumetric ethanol excise tax credit of $0.51 per ethanol gallon. This change reduces the barrier to higher blend rates.

    Competition and Product Demand

        Ethanol demand in the United States in 2005 was approximately equal to ethanol production in the United States in 2005 at 4.3 billion gallons. Plans to construct new ethanol plants or expand existing plants have been announced which would increase ethanol production (if all announced plants and expansions are completed) to approximately 6.4 billion gallons.

        Ethanol demand is influenced primarily by its cost in relation to availability and cost of gasoline and other octane enhancing products, and also by availability of alternative oxygenates (where oxygenated fuels are required). The dramatic increase in gasoline prices in 2005 has increased demand for ethanol as a fuel extender, as the net cost of ethanol to blenders became less than unblended gasoline. With continued strong oil prices, and a corresponding increase in gasoline pricing, ethanol has become a much more competitive product in the marketplace. While a similarly dramatic decrease in the price of oil would have a negative effect on ethanol demand, such a decrease is not currently anticipated by most industry analysts. This increasing interest in ethanol could result in additional demand for ethanol and also additional production capacity being planned and built. The RFA is predicting an additional 2.1 billion gallons of ethanol production in the next year. This additional production will come both from new plants already under construction and existing plants that are currently expanding.

        Negative publicity received by a competing oxygenate of ethanol, MTBE, in California and other states has also affected ethanol demand. Based on the discovery of MTBE in local water supplies, then California Governor Gray Davis issued an executive order in March of 1999 calling for the elimination of MTBE from California gasoline supplies by December 31, 2002. During 2004 and 2005, we shipped a significant quantity of ethanol to California. Other states have also legislated restrictions on the use of MTBE on the basis that the environmental risk of its use outweighs the air quality benefit. Under the provisions of the federal 1990 Clean Air Act, gasoline used in certain air quality "non-attainment" areas must contain a certain oxygen content during the wintertime months of September through March. Ethanol and MTBE are the two most common oxygenates. When MTBE use is limited, ethanol demand and usage will be substantially increased. The east coast areas of New York and Connecticut began using ethanol blended gasoline as of January 1, 2005, thus further increasing demand.

        We have traditionally sold a majority of our fuel ethanol production based on six month contracts. We are now attempting to make greater use of mixed-term contracts to reduce the volatility of the contracting cycle and earnings to take advantage of the relatively higher price for ethanol. We believe that this strategy will provide a better basis for long-term planning, especially in the areas of production and margin predictability.

    Commodity Prices

        Our primary grain feedstock is corn. The cost of corn is dependent upon factors that are generally unrelated to those affecting the price of ethanol. Corn prices generally vary with international and regional grain supplies, and can be significantly affected by weather, planting and carryout projections, government programs, exports, and other international and regional market conditions.

        Due to the significant expansion of the ethanol industry, corn futures have recently started to respond to this new demand. This trend is likely to continue but certainly is not the only factor. Factors such as USDA estimates of acres planted, export demand and domestic usage also have significant effects on the corn market. Ultimately, weather has and will probably continue to weigh the heaviest on the corn market; however, the new more reliant hybrid varieties of corn are helping to mitigate the impact of weather. Current USDA estimates show a 2 billion bushel excess supply of corn from 2005. This large amount of excess corn should help limit the volatility of, and increases in, corn prices well into the 2006 spring planting season. Other factors such as acres planted and weather could start to have more of an impact and lead to potentially volatile and higher corn prices.

    Natural Gas Prices

        Natural gas is an important input in our manufacturing process. We use natural gas to dry distillers grains for storage and transportation over longer distances. This allows us to market distillers grains to broader livestock markets in the United States. Throughout 2005, natural gas prices were available at prices exceeding historic average prices. Our current natural gas usage is approximately 166,000 MMBtus per month. We expect natural gas prices to remain high in the second half of 2006.

    Transportation and Other Operating Expenses

        With higher oil prices, we are experiencing increased costs directly related to the transportation industry and other operating supplies. Our cost for freight and certain operating expenses used in the manufacturing process of ethanol and by products (such as denaturant and enzymes) are expected to increase with oil prices.

Liquidity and Capital Resources

        Our cash flow from operating activities for the year ended December 31, 2005 was approximately $28.8 million.

        Net cash used in investing activities for the year ended December 31, 2005 was $18.5 million. This reflects $20.7 million of capital expenditures offset by a $2.0 million decrease in restricted cash. The net decrease in restricted cash reflects $4.1 million in payments to fund the plant expansion of our Illinois dry mill facility offset by $2.0 million investment income earned within the escrow account.

        Net cash used in financing activities for the year ended December 31, 2005 was $13.7 million reflecting an $11.3 million reduction in borrowings under the Company's revolving credit facility, and $2.6 million in distributions by our Nebraska subsidiary to its minority stockholders. On December 30, 2005 we completed an equity offering of 21.2 million shares of our common stock. All of the net proceeds of $256.1 million were used to repurchase an equal number of shares from existing stockholders.

        Our principal sources of liquidity have been, and are expected to be, cash flow from operations and borrowings under our revolving credit facility and the use of the funds in our escrow account, which are restricted in use to fund the plant expansion at our Illinois facility. In addition to funding operations, our principal uses of cash have been, and are expected to be, the expansion of our Illinois facility and other capital expenditures, described below. In addition, during the year ended December 31, 2005, we paid down $11.3 million against the Company's revolving credit facility. As of December 31, 2005, there were $1.5 million of borrowings against the revolving credit facility.

        As of December 31, 2005, we had total long term debt of $160 million and approximately $52.1 million of borrowings available under our revolving credit facility.

        Revolving credit facility.    We have a $60.0 million revolving credit facility. The borrower under the revolving credit facility is our indirect subsidiary, Aventine Renewable Energy, Inc., and the obligations under the revolving credit facility are guaranteed by our subsidiary, Aventine Renewable Energy LLC, and all of its present and future domestic subsidiaries (excluding our Nebraska subsidiary, unless and until Aventine Renewable Energy, LLC obtains the consent of the requisite equity holders of the Nebraska subsidiary or increases its ownership of the Nebraska subsidiary to 80.0% or more), and are secured by a second lien on the plant, property and equipment that constitutes the Illinois Facility (subject to the first lien in favor of the senior secured noteholders) and a first lien on substantially all of Aventine Renewable Energy, Inc.'s and the guarantors' other assets.

        The revolving credit facility will terminate on December 31, 2008. Loans under the revolving credit facility bear interest at LIBOR or a base rate, at our option, plus a margin that varies between 1.25% and 2.25% over LIBOR, or between 0.00% and 0.50% over the base rate, based on the fixed charge coverage ratio set forth in the revolving credit facility. The revolving credit facility contains covenants which require us to, among other things, maintain a minimum fixed charge coverage ratio, minimum availability and maximum capital expenditures and restrict Aventine Renewable Energy, LLC's and its subsidiaries' ability to, among other things, incur or guarantee additional indebtedness, grant liens and make restricted payments and investments.

        Senior Secured Notes.    On December 17, 2004, we issued $160 million of senior secured notes which will mature in 2011. The notes are guaranteed by all of our existing restricted domestic subsidiaries (other than our Nebraska subsidiary). In addition, all future subsidiaries that guarantee our revolving credit facility or any other indebtedness of ours, and, in the event our Nebraska subsidiary becomes a wholly owned subsidiary, our Nebraska subsidiary and its subsidiaries, are required to guarantee the notes. The notes are secured by a first priority lien on all property, plant and equipment constituting our Illinois facility and by a first priority lien on our escrow account, which funds are restricted for use to fund the plant expansion at our Illinois facility. The notes are secured on a second priority basis by the assets that secure our revolving credit facility, including all of the assets (subject to certain exceptions) of the subsidiary guarantors, other than the collateral on which the noteholders have a first priority lien, and all of the capital stock or other securities of any existing or future domestic subsidiary owned directly by any subsidiary guarantor (other than the capital stock of our Nebraska subsidiary until we obtain the requisite consent from its stockholders or own at least 80.0% of its outstanding capital stock) and 65.0% of the capital stock and all other securities of foreign subsidiaries owned directly by any subsidiary guarantor, but only to the extent that the inclusion of such capital stock or other securities shall mean that the par value, book value or the market value (whichever is greatest) of any such capital stock or other securities of any subsidiary is not equal to or greater than 20.0% of the aggregate principal amount of notes outstanding. Interest is payable quarterly in arrears in cash. The notes contain restrictive covenants that, among other things, limit our ability to incur debt, pay dividends and make investments. Additionally, the notes may be redeemed, in whole or in part, beginning December 15, 2006, at an initial redemption price of 103.0% of their principal amount, plus accrued interest. The redemption price declines annually to 100.0% beginning December 15, 2009.

        Capital Expenditures.    We started expanding our Illinois and Nebraska facilities in 2005. All budgeted capital expenditures associated with the Illinois facility expansion have been prefunded by our senior secured notes offering in December 2004. All cash associated with future expenditures related to the expansion of our Illinois facility is held in our restricted cash account. As of December 31, 2005, we have spent $6.7 million on the expansion of the Illinois facility and $7.7 million on the recently completed expansion of the Nebraska facility. See "Business—Facilities—Nebraska Facility—Capacity." Furthermore, in 2006, we anticipate spending an additional $51.0 million on the expansion of the Illinois facility, which is expected to be completed in early January 2007.

        In addition to the expansion of our Illinois and Nebraska facilities as described above, other capital expenditures for the year ended December 31, 2005 were $6.3 million. The aforementioned other capital expenditures were spent to maintain our existing facilities and included approximately $2.8 million for non recurring environmental compliance costs and a discretionary project relating to our wastewater treatment at our Illinois facility. See "Business—Environmental Matters."

        We anticipate that our operating cash flow, together with the restricted escrow funds (to be used for the expansion of our Illinois facility), and borrowings under the revolving credit facility, will be sufficient to meet our anticipated future operating expenses, capital expenditures for this year, and debt obligations as they become due. However, our ability to pay dividends on the shares of our common stock will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, environmental, regulatory, business and other factors beyond our control.

Off-Balance Sheet Arrangements

        We have not entered into any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Contractual Obligations

        The following summarizes our contractual obligations as of December 31, 2005 and the effect such obligations are expected to have on our liquidity and cash flow in future periods (dollars in thousands):

	Due in
	2006	2007		2008		2009		2010		Thereafter		Total
Revolving credit facility	$1,514	$		$		$		$		$		$1,514
Senior secured notes due 2011											160,000	160,000
Interest expense(2)	17,611		17,787		17,836		17,787		17,787		16,959	105,767
Corn	4,951		100									5,051
Natural gas	1,085											1,085
Coal	9,430		2,160									11,590
Railcar leases	7,974		10,024		7,764		6,822		6,082		18,131	56,797
Storage leases	2,398		601		18		10		10		1	3,038
Purchased ethanol(1)	716,213		471,796		394,033		277,643		202,143		224,065	2,285,893

Total contractual obligations	$761,176		$502,468		$419,651		$302,262		$226,022		$419,156	$2,630,735

(1)
The dollar value of our commitments under these contracts is estimated based on the volume commitment under the contracts, purchased ethanol contracts not being renewed upon termination and an estimated ethanol purchase price of $1.51. Under these contracts, we are generally obligated to purchase a set volume of ethanol at a purchase price that is based upon the price at which we sell the ethanol less a pre-negotiated margin. As a result, our exposure to market risk under these contracts as a result of fluctuations in ethanol prices is limited. The estimated ethanol price used in this disclosure should not be relied upon as a forecast of ethanol prices in future periods.

(2)
The computed interest expense is applicable to our senior secured notes due 2011. The following assumptions were used in computing the interest expense: the interest rate of 10.965% represents the assumed interest rate for future periods and is based upon the bond interest rate assuming three month LIBOR rate in effect as of March 24, 2006 and the senior secured notes will not be retired early.

Quantitative and Qualitative Disclosures about Market Risk

        We are subject to market risk with respect to the price and availability of corn, the principal raw material we use to produce ethanol and ethanol by products. In general, rising corn prices result in lower profit margins and, therefore, represent unfavorable market conditions. This is especially true when market conditions do not allow us to pass along increased corn costs to our customers. The availability and price of corn is subject to wide fluctuations due to unpredictable factors such as weather conditions, farmer planting decisions, governmental policies with respect to agriculture and international trade and global demand and supply. The price fluctuation in corn prices over the nineteen year period from 1986 through December 2005, based on the Chicago Board of Trade daily futures data, has ranged from a low of $1.43 per bushel in 1987 to a high of $5.48 per bushel in 1996. Corn costs for the year ended December 31, 2005 comprised about 12.7% of our total cost of sales.

        We are also subject to market risk with respect to our supply of natural gas which is consumed in the manufacture of ethanol and has historically been subject to volatile market conditions. Natural gas prices and availability are affected by weather conditions, overall economic conditions and foreign and domestic governmental regulation and relations. The price fluctuation in natural gas prices over the six year period from 1999 through December 2005, based on the New York Mercantile Exchange daily futures data, has ranged from a low of $1.63 per MMBtu in 1999 to a high of $15.38 per MMBtu in December 2005. Natural gas costs comprised about 1.7% of our total cost of sales for the year ended December 31, 2005.

        To reduce price risk caused by market fluctuations in the commodities and interest rates, we may enter into exchange traded commodities futures, options and swaps. These hedging arrangements also expose us to the risk of financial loss in situations where the other party to the hedging contract defaults on its contract or there is a change in the expected differential between the underlying price in the hedging agreement and the actual price of the commodities.

        We account for these derivative instruments in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". Under this standard, the accounting for changes in the fair value of a derivative depends upon whether it has been designated in a hedging relationship and, further, on the type of hedging relationship. To qualify for designation in a hedging relationship, specific criteria must be met and appropriate documentation maintained.

        The fair value of the futures and options contracts we use is based on quoted prices in active exchange traded or over the counter markets. The fair value of these derivatives is continually subject to change due to changing market conditions. We do not formally designate these instruments as hedges and therefore we mark these instruments to market on a monthly basis. The net effect of the realized and unrealized gains and losses related to these derivative instruments for the year ended December 31, 2005 was a $1.4 million increase to pretax income.

        We have prepared a sensitivity analysis to estimate our exposure to market risk with respect to our corn and natural gas requirements, ethanol contracts and the exchange traded contracts that we used to hedge portions of our equity production revenues as of December 31, 2005. Market risk is estimated as the potential loss in fair value, resulting from a hypothetical 10.0% adverse change in the fair value of our corn and natural gas requirements and ethanol contracts (based on average prices as of December 31, 2005) net of the corn and natural gas futures and options contracts used to hedge our market risk with respect to our corn and natural gas requirements. The results of this analysis, which may differ from actual results, are as follows:

	Volume Requirements (in millions)	Units	Hypothetical Adverse Change in Price	Average Price	$ Change in Operating Income (in millions)
Corn	50.1	bushels	10.0%	$2.08	$5.1	(1)
Ethanol(2)(3)	138.1	gallons	10.0%	1.46	20.1
Natural Gas	1.6	MMBtu	10.0%	8.75	1.4

(1)
The change in the price of corn is presented net of estimated co-product revenue of $5.3 million which offsets the cost of corn.

(2)
These amounts represent our equity production.

(3)
The average price is equal to net sales price. Net sales price is sales price less certain costs including freight, storage, inventory carrying cost and indirect marketing costs.

BUSINESS

Business Overview

        We are a leading producer and marketer of ethanol in the United States. Through our production facilities, marketing alliances with other producers and purchase and resale operations, we marketed and distributed 529.8 million gallons of ethanol in 2005. For the year ended December 31, 2005, we sold approximately 13.4% of the total ethanol volume in the United States. We market and distribute ethanol to many of the leading energy companies in the United States, including BP Products North America, Inc., ConocoPhillips Company, Chevron Corporation, Royal Dutch Shell, Marathon Oil and Valero Marketing and Supply Company. We have strong national distribution capabilities and lease space where our ethanol is blended with our customers' gasoline. In addition to producing ethanol, our facilities also produce several co-products, such as corn gluten feed and corn germ and bio-products, such as brewers' yeast, which generate incremental revenue and offset a portion of our corn costs.

        We derive our revenues principally from the sale of ethanol, which we source as follows:

        Equity Production.    We own and operate a corn wet milling plant in Pekin, Illinois, which we refer to as the "Illinois facility," and hold a 78.4% interest in a corn dry milling plant in Aurora, Nebraska, which we refer to as the "Nebraska facility." With the recent completion of the 10.0 million gallon capacity expansion of the Nebraska facility, our facilities have a combined total production capacity of 150.0 million gallons of ethanol per year. We are in the process of expanding our Illinois facility with the addition of a new dry mill facility and we expect that the prefunded expansion will increase our total production capacity by approximately 56.5 million gallons of ethanol per year, or 37.7% to 206.5 million gallons of ethanol per year. The expansion has been underway since August 2005 and is expected to be completed in early 2007.

        The Illinois facility is located on approximately 120 acres in Pekin, Illinois, on the east bank of the Illinois River, about 160 miles southwest of Chicago. The Illinois facility's access to an adjacent barge loading system provides cost-effective transportation to international markets with respect to our co-product sales, while an on-site truck and rail loading system provides easy access to our broader terminal network. The facility currently utilizes the wet milling process and has the capacity to produce 100.0 million gallons of ethanol per year, along with bio-products and several co-products which are sold for various uses into large commodity markets.

        The Nebraska facility is located on approximately 30 acres in Aurora, Nebraska, approximately 60 miles west of Lincoln. The facility has the capacity to produce 50.0 million gallons of ethanol annually using the dry milling process, as well as several co-products. The facility is also equipped with on-site truck and rail loading systems, linking it to our larger distribution and terminal network.

        For the year ended December 31, 2005, we generated approximately $192.4 million of revenue from the sale of ethanol produced at our facilities, which we refer to as "equity production revenue." Although revenues from ethanol sourced from our equity production operations represented approximately 20.5% of our total revenues, equity production operations represented the substantial majority of our operating income.

        The ethanol conversion process also produces several co-products at the Illinois and Nebraska facilities, such as corn germ, corn gluten feed and DDGS, some of which are sold for use in animal and human food. In addition, the wet mill technology used at the Illinois facility also produces bio-products (brewers' yeast) which is processed into a growing variety of products for use in animal and human food as well as in fermentation applications. Including our recent Nebraska facility expansion, we have the capacity to process approximately 56.0 million bushels of corn each year. The sales price of these products tracks our cost of corn.

        For the year ended December 31, 2005, we generated approximately $60.4 million of revenue from the sale of co-products and bio-products.

        Non Equity Production.    In addition to our equity production, we source ethanol from our marketing alliance and purchase ethanol from unaffiliated producers and marketers. These additional sources of ethanol increase our market presence and enable us to meet major ethanol consumer needs and leverage our marketing expertise and distribution systems. We believe we have one of the largest marketing alliance networks in the ethanol industry. In exchange for allowing us to market their ethanol on an exclusive basis, our marketing alliance partners receive access to our extensive distribution and customer network. As of March 2006, we have twelve alliance contracts with third party plants, located in six states, that have the capacity to produce 490.0 million gallons of ethanol per year. In addition, three new alliance partners currently have an additional 174.0 million gallons of capacity announced or under construction. Two of our alliance partners (VeraSun Fort Dodge, LLC and VeraSun Aurora Corporation formerly VeraSun Energy Corporation) represented by the parent company VeraSun Energy Corporation have notified the Company in writing that they have elected not to renew their marketing alliance agreement with the Company upon termination on March 31, 2007. We are in the process of negotiating a new business arrangement with VeraSun Energy Corporation which represents 230 million gallons of capacity. The price at which we sell ethanol for our marketing Alliance partners is the same as what we sell our own production. Our marketing alliance partners pay us a commission of approximately 1% of net sales price. In addition they reimburse us for certain costs, including freight, storage, inventory carrying cost and indirect marketing costs. Our marketing alliance partners pay us a commission of approximately 1% of net sales price. In addition they reimburse us for certain costs, including freight, storage, inventory carrying cost and indirect marketing costs.

        We purchase ethanol on an opportunistic basis from unaffiliated producers and marketers when we can leverage our infrastructure to derive additional profit. These transactions are generally driven by our ability to purchase ethanol and then, through our distribution network and customer relationships, to resell the ethanol at a premium price. These transactions typically have narrow margins and, as a result, our purchase and resale activity is not a significant source of operating income.

        For the year ended December 31, 2005, we generated revenue and operating income of $935.5 million and $65.9 million, respectively. During this period our total ethanol sales were 529.8 million gallons at an average gross selling price per gallon of $1.65.

Competitive Strengths

        We believe that our competitive strengths include the following:

  •
  Strong Market Position. We are a leading producer and marketer of ethanol in the United States. The top ten domestic producers of ethanol accounted for 47.6% of all production capacity as of February 2006, while the remaining production capacity is highly fragmented, consisting primarily of small, independent farmer cooperatives. For the year ended December 31, 2005, we produced 138.1 million gallons, sold 409.4 million gallons of ethanol from non equity production, and added 17.7 million gallons of ethanol to our inventory for a total sales volume of 529.8 million gallons, representing approximately 13.4% of all ethanol sold in the United States during that period.

  •
  Diversified Supply Base. We generate revenue from sales of ethanol produced at our two facilities or acquired from multiple sources, including sales of ethanol from our marketing alliances and purchase and resale operations. In addition, the sale of co-products and bio-products at both our Illinois and Nebraska facilities provides an additional source of revenue which helps to defray the cost of ethanol production.

  •
  Extensive Distribution System. We have an extensive distribution system through which we ship by rail, truck and barge. We believe that our extensive distribution system provides a competitive advantage because it permits us to increase our ethanol sales at blending terminals (which typically pay a higher price) and also allows us to utilize alternative modes of transportation from multiple supply points to obtain and lower overall transportation costs. Our Illinois facility logistics include an on-site rail loading system, a truck loading system and access to a third party adjacent barge loading system on the Illinois River. Our Nebraska facility logistics include an on-site rail loading system and a truck loading system. Our extensive distribution capabilities and our access to the large number of terminals we lease enhances our reliable delivery to our customers. Our distribution system has enabled us to form a leading marketing alliance network in our industry, currently comprised of twelve, contracted, third party plants, for whom we exclusively market and distribute ethanol.

  •
  Supplier of Choice. We maintain long-standing customer relationships with most of the major integrated oil refiners operating in North America (including Royal Dutch Shell and its affiliates, Conoco Phillips Company, Valero Marketing and Supply Company and Chevron Corporation) due to our ability to distribute ethanol extensively. We believe our extensive distribution system and the aggregate volumes we provide through our marketing alliances and purchase and resale operation allow us to provide superior customer service, as we are able to deliver large volumes of ethanol directly to our customers' blending sites.

  •
  Low Cost Producer. We believe we are one of the lowest cost producers of ethanol in the United States. Our Illinois facility generates 58.0% of its own electricity and 93.0% of its fuel requirements are met by using coal, which provides us significant cost savings compared to ethanol facilities that use natural gas to generate power. During the year ended December 31, 2005, the average Illinois basin coal spot price was $2.13 per MMBtu and the average Henry Hub spot gas price was $9.04 per MMBtu. In addition, our Illinois facility, through its wet mill production process, generates higher margin co-products and bio products, which allowed us to recapture 55.3% of our corn cost in the year ended December 31, 2005, which is a higher percentage than our competitors who employ the dry mill production process. At our Nebraska facility which employs the dry mill process, we recaptured 36.7% of our total corn costs. We believe the current cost to replace a wet mill makes further construction unlikely as evidenced by the fact that no wet mills have been constructed in North America in the last twenty years, and all of the 2.1 billion gallons of announced or in process new builds are dry mill facilities. Furthermore, we source all of the corn used at the Nebraska facility from the Nebraska Energy Cooperative at prices which have historically been less than our corn prices paid at Pekin. The Nebraska Energy Cooperative has a 21.6% interest in our Nebraska facility.

  •
  Experienced and Proven Management Team. Led by President and CEO Ronald H. Miller, our management team has significant experience in the ethanol industry. Mr. Miller was appointed the Chairman of RFA, the leading ethanol industry organization, in 2005, where he previously served as the Chairman from 1995 to 2001 and Vice Chairman from 2001 to 2005. Bobby L. Latham, the Chairman of our Board of Directors, previously ran a methanol (the raw material used to produce MTBE, a competing oxygenate) business for Morgan Stanley Capital Partners. Management has overseen the construction and expansion of the Nebraska facility, added bio-products production capabilities at the Illinois facility and successfully developed our extensive distribution network.

Business and Growth Strategy

        We pursue the following business strategies:

  •
  Well Positioned to Take Advantage of Expected Industry Growth. Under the RFS, mandated usage of renewable fuels (ethanol, biodiesel or any other liquid fuel produced from biomass or biogas) in the United States will increase to 7.5 billion gallons by 2012. As a leading producer and marketer of ethanol in the United States, we believe we are well positioned to benefit from the industry's expected growth. We believe our strong market position, coupled with our extensive distribution network and strong customer relationships and alliance partnerships, creates a competitive advantage for our Company and provides us with opportunities to capture additional market share as industry demand increases.

  •
  Adding Production Capacity to Meet Expected Demand for Ethanol. We are continually exploring opportunities to increase our production capacity, including through acquisitions, greenfield development and brownfield development. In particular, we are currently in the preliminary stages of evaluating a potential 220.0 million gallon per year brownfield development with no certainty that the sight will be suitable. We are also in the process of expanding our Illinois facility and expect the expansion to be completed in early 2007. Additionally, we are engaged in discussions with the Nebraska Energy Cooperative with regards to purchasing the 21.6% minority interest in the Nebraska facility and we are in the preliminary stages of evaluating the greenfield development of a 220.0 million gallon plant adjacent to the Nebraska facility.

  •
  Expansion of Marketing Alliances. We established our first marketing alliance in 2001 and as of March 2006 have increased the program to twelve alliance contracts with third party plants that have the capacity to produce 490.0 million gallons of ethanol per year. In addition, three new alliance partners currently have an additional 174.0 million gallons of capacity announced or under construction. (Two of our alliance partners (VeraSun Fort Dodge, LLC and VeraSun Aurora Corporation formerly VeraSun Energy Corporation) represented by the parent company VeraSun Energy Corporation have notified us in writing that they have elected not to renew their marketing alliance agreement with us upon termination on March 31, 2007. We are in the process of negotiating a new business arrangement with VeraSun Energy Corporation which represents 230 million gallons of capacity.) We believe our marketing alliances allow us to take advantage of our market position and extensive distribution system to increase market presence, revenue and profitability, without incurring the cost of further expanding production capacity. As the scale of our marketing alliances increases, we expect to increase our level of efficiency and customer service.

  •
  Positioned to Capitalize on Current and Changing Regulation. Through expansion of marketing alliances and continued investment in increasing production capacity, we believe we are well positioned to take advantage of the current and changing regulatory environment in our industry. For example, due to various political and regulatory factors, twenty-five states, notably California and New York, have banned or significantly limited the use of MTBE as a gasoline additive, and other states are expected to continue to follow, which may increase the demand for ethanol. Additionally, the Energy Policy Act of 2005 created the RFS which is expected to increase demand for ethanol and other renewable fuels.

  •
  Research into Cellulosic Ethanol. Current U.S. fuel ethanol production is based on the saccharification and subsequent fermentation of corn starch. Cellulosic plant biomass represents an untapped potential feedstock for the generation of fuel ethanol from renewable resources. Aventine Renewable Energy, Inc. has teamed up with Purdue University and the USDA's National Center for Agriculture Utilization Research in Peoria, Illinois to develop and scale up an efficient and economical pretreatment process for corn fiber and corn stover. The pretreatment is required for effective conversion of plant biomass. The collaborative effort began five years ago with laboratory work at Purdue in West Lafayette, Indiana. Funding has been provided by Aventine, the United States Department of Energy, Illinois Department of Commerce and Economic Opportunity, and the Illinois Corn Marketing Board.

Industry Overview

        The United States fuel ethanol industry has experienced rapid growth increasing from 1.3 billion gallons produced in 1997 to 3.9 billion gallons produced in 2005. We believe substantially all of United States ethanol production is currently used as a fuel additive in gasoline, while the remaining production is utilized for industrial purposes.

    Fuel Ethanol Usage

        Historically, ethanol was marketed both as an oxygenate to reduce vehicle emissions as part of federal and state clean air programs and as an octane enhancer to improve engine performance. The oxygenate requirements of the Clean Air Act will be completely eliminated on May 5, 2006 by the RFS contained in the Energy Policy Act of 2005.

  Oxygenate Additive

        Ethanol is employed by the refining industry as a fuel oxygenate, which when blended with gasoline, allows engines to combust fuel more completely and reduce emissions from motor vehicles. As an oxygenate, ethanol has a high oxygen content and burns more completely, generating less pollution. The amount and use of fuel oxygenates is mandated through regulation, such as the federal Clean Air Act, which requires the use of oxygenated gasoline in areas with unhealthy levels of air pollution. See "—Legislative Drivers—The federal Clean Air Act." As a result, ethanol usage has increased, and substantially all of the forecasted growth in demand for ethanol is expected to result from additional proposed regulations mandating usage of renewable fuels. The oxygenate requirements of the RFG program included in the Clean Air Act will be completely eliminated by May 5, 2006 by the Energy Policy Act of 2005. See "—Legislative Drivers—The Renewable Fuels Standard." The use of ethanol as an oxygenate additive in fuel pursuant to the RFG program requirements represented approximately 54.6% of the ethanol market in 2004.

  Octane Enhancer

        Ethanol increases the octane rating of gasoline with which it is blended, improving engine performance. As such, ethanol is used by gasoline suppliers as an octane enhancer both for producing regular grade gasoline from lower octane blending stocks and for upgrading regular gasoline to premium grades. The use of ethanol as an octane enhancer is a purely discretionary decision by refiners and represented approximately 29.4% of the ethanol market in 2004. As a result of the phasing out of leaded fuel in the 1970s, ethanol became popular as a high-quality octane booster and represented approximately 29.4% of the ethanol market in 2004. As a result of the phasing out of leaded fuel in the 1970s, ethanol became popular as a high-quality octane booster.

    Ethanol Production

        The production of ethanol from corn can be accomplished through one of two separate processes: wet milling and dry milling. Though the number of dry milling facilities significantly exceed the number of wet milling facilities, their size is typically smaller. The main difference between the two processes is in the initial treatment of the grain and the resulting co-products. The increased production of higher margin co-products in the wet milling process results in a lower ethanol yield. Our wet mill yields approximately 2.6 gallons of ethanol per bushel of corn processed, while our dry mill yields approximately 2.8 gallons of ethanol per bushel.

    Dry Milling

        In our dry milling process, the entire corn kernel is first ground into flour, which is referred to in the industry as "meal," and processed without separating out the various component parts of the grain. The meal is processed with enzymes, ammonia and water, and then placed in a high-temperature cooker to reduce bacteria levels ahead of fermentation. It is then transferred to fermenters where yeast is added and the conversion of sugar to ethanol begins. The fermentation process generally takes about 40 to 50 hours. After fermentation, the resulting liquid is transferred to distillation columns where the ethanol is separated from the remaining "stillage" for fuel uses. The anhydrous ethanol is then blended with approximately 5.0% denaturant, such as natural gasoline, to render it undrinkable and thus not subject to beverage alcohol tax. With the starch elements of the corn consumed in the above described process, the principal co-product produced by the dry milling process is DDGS. DDGS is sold as a protein used in animal feed and recovers a significant portion of the total corn cost, although less than the co-products sold resulting from the wet milling process described below. For the year ended December 31, 2005, we recovered 36.7% of our corn costs related to our dry milling process through our sale of DDGS and other co-products.

    Wet Milling

        In the wet milling process, instead of initially grinding the corn, it is soaked or "steeped" in water and sulfurous acid for 24 to 48 hours to separate the grain into its many parts. After steeping, the corn slurry is processed through a series of grinders to separate the corn germ which is sold for processing into corn oil. The starch and any remaining water from the resulting corn mash can then be fermented and distilled into ethanol. Similar to dry milling, the ethanol is then blended with about 5.0% denaturant (such as natural gasoline) to render it undrinkable and thus not subject to beverage alcohol tax. The remaining parts of the grain in the wet milling process are processed into a number of different forms of protein used to feed livestock. The multiple co-products from a wet milling facility generate a higher level of corn recovery costs than the principal co-product (DDGS) from the dry milling process. In addition, with added investment, such as that made at our Illinois facility, a wet mill can produce the higher value, brewers' yeast in order to effectively lower its net corn cost. We believe the current cost to replace a wet mill makes further construction unlikely as evidenced by the fact that no such wet mills have been constructed in North America in the last twenty years. For the year ended December 31, 2005, we recovered 55.3% of our total corn costs related to our wet milling process through our sale of co-products and bio-products.

  Corn to Ethanol Conversion Process

        The following graphic depicts the corn to ethanol conversion process:

Corn To Ethanol Conversion Process

Wet Milling Process
Dry Milling Process
Corn Storage
Steeping
1st Grind Mill
Germ Separation
Germ Drying
Corn Germ
Hydroclones
2nd Grind Mill
Fiber Separation
Fiber Drying
Corn Gluten Feed
Starch / Gluten Separation
Gluten
Gluten Drying
Corn Gluten Meal
Starch
Corn Storage
Hammer-Mill
Mash Preparation
Liquefaction
Saccharification
Fermentation
CO^2 Plant
Distillation
DDGS Drying
CCDS
Distillers Dried Grains
Dehydration
Aventine
Renewable Energy Inc.
Aventine
Renewable Energy
Aventine
Renewable Energy, Inc.
Renewable Energy Inc.

    Legislative Drivers

        The United States ethanol industry is highly dependent upon state and federal legislation, in particular:

  •
  The federal ethanol tax incentive program;

  •
  The federal Clean Air Act, as amended;

  •
  The Renewable Fuels Standard of the Energy Policy Act of 2005;

  •
  State legislation banning or significantly limiting the use of MTBE;

  •
  Federal tariff on imported ethanol;

  •
  State mandates; and

  •
  Federal farm legislation.

  The federal ethanol tax incentive program

        First passed in 1979, the federal excise tax incentive program allows gasoline distributors who blend ethanol with gasoline to receive a federal excise tax rate reduction for each blended gallon they sell. The current federal excise tax on gasoline is $0.184 per gallon, and is paid at the terminal by refiners and marketers. The federal Transportation Efficiency Act of the 21st Century, or TEA-21, extended the ethanol tax incentive first passed in 1979 through 2007. The American Jobs Creation Act of 2004 extended the subsidy to 2010 by allowing distributors to take a $0.51 excise tax credit for each gallon of ethanol they purchase. We cannot assure you, however, that the tax incentives will be renewed in 2010 or if renewed on what terms they will be renewed. See "Risk Factors—Risks Relating to Our Business—The United States ethanol industry is highly dependent upon a myriad of federal and state legislation and regulation and any changes in such legislation or regulation could materially adversely affect our results of operations and financial condition—The elimination or significant reduction in the federal ethanol tax incentive could have a material adverse effect on our results of operations."

  The federal Clean Air Act

        The use of ethanol as an oxygenate has been driven by regulatory factors, specifically two programs in the federal Clean Air Act Amendments of 1990, that require the use of oxygenated gasoline in areas with unhealthy levels of air pollution.

  •
  The winter Oxyfuel Program requires oxygenated gasoline during winter months in cities that have high levels of carbon monoxide, but are not required to use RFG year round. Ethanol is the primary oxygenate used in this program, accounting for approximately 290.0 million gallons of ethanol use in 2004.

  •
  The RFG program requires RFG year-round in cities with the worst smog, such as Los Angeles and Chicago. RFG is oxygenated gasoline that is specially blended to burn cleaner, and thus, result in fewer air pollutants than conventional gasoline. Currently, about 33.0% of the United States gasoline market of approximately 130.0 billion gallons is RFG, of which about 60.0% contains ethanol with the remainder containing MTBE. Historically, refiners have chosen MTBE over ethanol as the main oxygenate in RFG in cities outside of the Midwest because MTBE can be blended at the refinery and shipped through existing pipelines. In addition, its volatility is also lower, making it easier to meet the emission standards. As discussed below, as a result of state legislation and environmental concerns, refiners have been switching to ethanol from MTBE. RFG accounted for approximately 1.95 billion gallons of ethanol use in 2004. The oxygenate requirement for reformulated gasoline in the RFG program will be completely eliminated by May 2006 by the Energy Policy Act of 2005.

  The Renewable Fuels Standard

        Adopted as part of the Energy Policy Act of 2005 in August 2005, the RFS establishes minimum nationwide levels of renewable fuels (ethanol, biodiesel or any other liquid fuel produced from biomass or biogas) to be included in gasoline, increasing from 4.0 billion gallons of RFS mandated usage in 2006 to 7.5 billion gallons by 2012. The RFA expects that ethanol should account for the largest share of renewable fuels produced and consumed under the RFS.

  State legislation banning or significantly limiting the use of MTBE

        Due to their availability and cost, ethanol and MTBE are the two primary additives used to meet the Clean Air Act's oxygenate requirements. Because it can be blended with gasoline at the refinery and transported via pipeline, MTBE, which is produced from petroleum derivatives, was initially the preferred oxygenate ingredient used in most reformulated gas by the petroleum industry. In contrast, ethanol's affinity for water makes it impractical to transport ethanol blended gasoline through existing petroleum pipelines since the presence of water in the pipelines (which often results from the previous transport of diesel fuel) could result in the ethanol separating from the gasoline during transport. Therefore, ethanol has historically been transported at higher expense via truck, rail or barge to a terminal for blending with gasoline and then transported via truck to the customer.

        In recent years, public concern has grown about MTBE contamination of water supplies as a result of leaks from underground storage tanks and pipes. MTBE contamination has raised several issues. First, some researchers and regulatory agencies have expressed concern that MTBE may be a human carcinogen, although scientific research to date has not substantiated these concerns. MTBE opponents also contend that since MTBE is more soluble in water than other gasoline constituents, it is capable of traveling farther in groundwater and is more likely to contaminate public and private water wells, which, at a minimum, allegedly results in bad tasting, and therefore undrinkable, water. Lastly, MTBE opponents claim that due to MTBE's solubility, it is difficult to remediate, and therefore, MTBE clean-ups may be more costly and time-consuming than clean-ups associated with other types of gasoline constituents. As a result of these concerns, twenty-five states have banned, or significantly limited, the use of MTBE, including California and New York. Since most of the states that consume a significant amount of oxygenated gasoline have already banned or limited their use of MTBE, the potential for significant growth in ethanol consumption as a result of the prohibition or significant limitation on the use of MTBE is limited.

  Federal tariff on imported ethanol

        In 1980, Congress imposed a tariff on foreign produced ethanol (made from cheaper sugar cane) to make it more expensive than domestic supplies derived from corn. This tariff was designed to protect the benefits of the federal tax subsidies for United States farmers. The tariff was originally $0.60 per gallon in addition to a 3.0% ad valorem duty (based on the value of the product) for United States farmers. The tariff was subsequently lowered to $0.54 per gallon and was not adjusted completely in sync with the change in the tax benefit. There is currently no expiration date for this tariff, although we cannot assure you that it will not be changed or removed entirely.

        Ethanol imports from 24 countries in Central America and the Caribbean Islands are exempted from this tariff under the Caribbean Basin Initiative in order to spur economic development in that region. Under the terms of the Caribbean Basin Initiative, member nations may export ethanol into the United States up to a total limit of 7.0% of United States production per year (with additional exemptions from ethanol produced from feedstock in the Caribbean region over the 7.0% limit). Imports from the exempted countries and Brazil, which were 161.1 million gallons or 4.5% of United States ethanol production in 2004, have increased in recent years. These imports are expected to increase further as a result of new plants under development, including a new plant under development by Cargill, Inc. in El Salvador that would take the water out of Brazilian ethanol and then ship the dehydrated ethanol to the United States duty-free. See "Risk Factors—Risks Relating to Our

Business—The United States ethanol industry is highly dependent upon a myriad of federal and state legislation and regulation and any changes in such legislation or regulation could materially adversely affect our results of operations and financial condition—Certain countries can import ethanol into the United States duty free, which may undermine the ethanol industry in the United States."

  Federal Farm Legislation

        The USDA CCC Bioenergy Program makes cash payments to companies that increase their purchases of corn, other specified commodities, fats, oils, and greases derived from an agricultural product or any animal by product to expand production of ethanol, biodiesel or other biofuels. Under the program, the USDA will make payments of up to $150.0 million annually, with a yearly cap of 5.0%, or $7.5 million, placed on the funds any producing plant may obtain. All fuel ethanol production is eligible and payments are typically $0.20-0.30 per gallon of increased capacity. Each quarter, qualified producers track year-over-year increases in fuel ethanol production and are paid on the basis of incremental production. The legislation is currently scheduled to expire September 30, 2006. We cannot assure you it will be renewed on the same terms or at all.

        We believe we are eligible to receive an estimated payment of approximately $0.75 million from the USDA under the CCC Bioenergy Program as a result of our recent capacity increase of approximately 10.0 million gallons per year at the Nebraska facility. The Illinois facility will not be eligible for a payment under the CCC Bioenergy Program as a result of its planned expansion because we do not expect the expansion to be complete and operational for the period required under the program before the expiration in 2006. Since 2003, we have received $4.5 million in payments under this program which have been accounted for as "Other Income" in our results of operations.

Products

Overview of Products

Product	Illinois Facility Wet Mill	Nebraska Facility	Typical End Use
Ethanol
Fuel grade	X	X	Oxygenate additive/Octane enhancer
E-85	X		Fuel
Bio-products
Brewers yeast	X		Animal feed/Human food
Co-products
Corn gluten feed (wet/dry)	X		Animal feed
Corn gluten meal	X		Animal feed
Corn germ	X		Corn oil extraction
Condensed corn distillers solubles	X	X	Animal feed
Carbon dioxide	X	X	Industrial uses/Human food
Distillers grain with solubles (wet/dry)		X	Animal feed

  Ethanol

        Our primary product is ethanol, a fuel grade alcohol which we derive principally from corn, that is sold primarily for blending with gasoline as an octane enhancer and as an oxygenate additive for the purpose of reducing ozone and carbon monoxide vehicle emissions. The demand for ethanol is derived from the overall demand for gasoline as well as the competition of ethanol versus competing oxygenate products (such as MTBE) and technologies. See "—Industry Overview." For the year ended December 31, 2005, ethanol sales represented 93.6% of our total revenues.

  Bio-Products

        The Illinois facility also produces bio-products, Kosher and Chametz free brewers' yeast, which is processed into a growing variety of products for use in animal and human food and fermentation applications. For the year ended December 31, 2005, bio-product sales represented 1.1% of our total revenues.

  Co-Products

        Through its wet milling process, the Illinois facility produces co-products such as corn gluten feed, corn gluten meal and corn germ. In addition, the fermentation process yields carbon dioxide. These co-products are sold for various consumer uses into large commodity markets. Corn gluten feed, corn gluten meal and CCDS are used as animal feed ingredients, corn germ is sold for the extraction of corn oil and carbon dioxide is sold for food-grade use such as beverage carbonation. Through its dry milling process, the Nebraska facility produces co-products such as DDGS, distillers wet grains, CCDS and carbon dioxide. Distillers products are marketed as high protein animal feed and carbon dioxide is sold for food-grade use. For the year ended December 31, 2005, co-products sales represented 5.3% of our total revenues.

        Substantially all of our ethanol sales for the year ended December 31, 2005 were in the United States, with the majority of our sales in the Midwestern United States. Brewers' yeast and corn gluten feed and meal are marketed on a global basis. The Illinois facility's access to an adjacent barge loading system provides cost-effective transportation to international markets.

Facilities

        The table below provides an overview of our two ethanol plants.

	Illinois Facility	Nebraska Facility
Location	Pekin, Illinois	Aurora, Nebraska
Ownership	100.0%	78.4%(1)
Land (acres)	120	30
Year constructed	1981(2)	1995
Process	Wet Milling	Dry Milling
Annual ethanol capacity as of December 31, 2005 (in millions of gallons)	100	50(3)
Annual bio-products capacity as of December 31, 2005 (in thousands of tons)	24	0
Annual co-products capacity as of December 31, 2005 (in thousands of tons)	559	354
Aggregate bio-products and co-products return for the year ended December 31, 2005(4)	55.3%	36.7%
Electricity co-generation capability	Yes	No
Power Source	Coal, Natural Gas	Natural Gas
Distribution method	Rail, Truck, Barge	Rail, Truck

(1)
The remaining 21.6% of our Nebraska facility is owned by Nebraska Energy Cooperative (NEC), an agricultural cooperative. The NEC is comprised of the Aurora Co-op owning 25% of NEC and over 200 corn producers in and around Aurora, Nebraska.

(2)
Illinois facility converted from corn starches/sweeteners production (built in 1899) to an ethanol facility in 1981.

(3)
Capacity was increased by 10.0 million gallons per year to 50.0 million gallons per year in November 2005. See "—Nebraska Facility—Capacity" below.

(4)
Represents the percent of corn costs that are recovered as a result of co-product and bio-product sales.

Overview of Our Facilities

    Illinois Facility

        The Illinois facility is located in Pekin, Illinois on the east bank of the Illinois River, about 160 miles southwest of Chicago.

  Capacity

        In addition to ethanol, the Illinois facility has the capacity to produce annually a total of 24,000 tons of brewer's yeast, 180,000 tons of corn gluten feed, 41,000 tons of corn gluten meal, 69,000 tons of corn germ, 67,000 tons of CCDS and 202,000 tons of carbon dioxide. We are in the process of expanding our Illinois facility with the addition of a new dry mill facility and we expect that the prefunded expansion will be complete in early 2007. The design builder has guaranteed completion of the expansion by early January 2007 and is entitled to additional payments for each day the expansion is completed before the guaranteed date. Failure to complete the expansion on time could have a material adverse affect on our results of operations and financial condition. Margins from co-products and bio products generate returns equal to approximately 55.3% of our corn costs during the year ended December 31, 2005.

        In the year ended December 31, 2005, the ethanol plant ran at approximately 102.5% of capacity. The Illinois facility had 360 operating days in the year ended December 31, 2005.

  Raw Material Supply

        The Illinois facility annually purchases approximately 37.6 million bushels of #2 yellow corn. Due to its location in the corn belt, the plant has ample access to various corn markets and suppliers.

        The facility's corn supply has historically been priced at approximately the price of #2 yellow corn as traded on the Chicago Board of Trade. During 2005, the plant purchased corn from 86 suppliers and no one supplier accounted for more than 10.1% of the corn supply.

        Corn is delivered to the facility via truck, through local distribution networks and by rail through local delivery carriers, the Peoria and Pekin Union Railroad and the Illinois Midland Railroad.

        At any given time, approximately 550,000 bushels, or approximately five and a half days supply, is kept on-site.

  Transportation and Logistics

        The Illinois facility transports ethanol by rail, truck and barge and has significant capacity via each form of transportation. Logistics include an on-site rail loading system, a truck loading system and access to an adjacent barge loading system. Carbon dioxide (primarily used for dry ice and carbonated beverages) is sold to third party plants adjacent to the facility and transported by pipeline. Given its proximity to the Illinois River and access to various railroads and major highways, the Illinois facility is able to supply customers both domestically and internationally. Depending on relative costs, transportation methods can be easily changed.

        We lease 1,301 tank cars and 81 hopper cars for rail transportation. We prorate the cost of this equipment among owned production and our various marketing alliances. In the future we plan to increase our lease of tank cars, utilize unit trains, increase the number of available barges and increase our number of terminal leases.

  Energy

        In the year ended December 31, 2005, the Illinois facility produced approximately 58.0% of its electricity, or 106.9 megawatt hours, and 100.0% of its steam and purchased the remainder of its electricity from CILCO, the local utility, under a contract that expires on April 30, 2006. We are in the process of evaluating other alternatives. In the year ended December 31, 2005, the plant utilized approximately 250,828 tons of medium sulfur coal to co-generate steam and electricity. We have negotiated one to three year fixed price contracts for local coal, which is delivered by truck to our facility. The facility sources its coal from two mines located in Illinois.

        We buy natural gas in the spot or near spot market through several gas suppliers. We have transportation contracts with two major pipelines and access to three additional major pipelines. We have a transportation contract to transport natural gas with CILCO and purchase natural gas at a differential to the Chicago Mercantile Exchange Henry Hub natural gas futures contract (the futures contract used by the Chicago Mercantile Exchange as a benchmark for forward natural gas markets). Total energy usage for the year ended December 31, 2005, averaged 61,345 BTUs per denatured gallon produced, of which 7.0% was natural gas and 93.0% was coal based.

    Nebraska Facility

        The Nebraska facility is located in Aurora, Nebraska, about 60 miles west of Lincoln.

  Capacity

        The Nebraska facility has the capacity to produce 50.0 million gallons of ethanol per year. In addition to ethanol, the facility has the capacity to produce 65,000 tons per year of DDGS, 218,000 tons per year of distillers wet grains, 31,000 tons per year of CCDS and 40,000 tons per year of raw carbon dioxide gas. Sales from co-products generate revenue which equals approximately 36.7% of our corn costs during the year ended December 31, 2005.

        For the year ended December 31, 2005, due to an unscheduled maintenance and in connection with the expansion, the ethanol plant ran at 89.0% of capacity. The Nebraska facility had 338 operating days in the year ended December 31, 2005.

  Raw Material Supply

        The Nebraska facility annually purchases approximately 17.5 million bushels of #2 yellow corn. Though the plant currently only uses corn, it can also run on any mixture of corn and grain sorghum.

        The Nebraska facility's corn supply has historically been priced lower than our corn prices paid at Pekin. The plant sources 100.0% of its corn from the Aurora Cooperative, a member of Nebraska Energy Cooperative, at competitive prices.

        At any given time, approximately 50,000 bushels, or approximately one and a half days supply, is kept on-site.

  Transportation and Logistics

        Logistics include an on-site rail loading system and a truck loading system. Carbon dioxide is sold to a third party plant adjacent to the facility and transported by pipeline. Depending on relative costs, transportation methods can be easily changed.

  Energy

        In the year ended December 31, 2005, the plant purchased 100.0% of its electricity, or 37,971 megawatt hours, from Southern Power ("SP") at SP's standard industrial rate.

        The plant has a natural gas supply contract with Seminole Energy Services, L.L.C. and a fixed price transportation contract with Kinder Morgan, Inc. through 2010. Total energy usage for the year ended December 31, 2005 averaged 33,136 BTUs per denatured gallon produced.

Marketing Alliances

        We believe we have formed one of the largest marketing alliance networks in the industry, which has increased our sales and enhanced our position as a leading player in the ethanol industry. In exchange for allowing us to market their ethanol exclusively, marketing alliance partners gain access to our customer relationships and extensive distribution network. During the year ended December 31, 2005, we marketed 344.4 million gallons of ethanol produced by our marketing alliance partners.

        We signed our first marketing alliance in 2001 and as of March 2006 have increased the program to twelve alliance contracts with third party plants that have the capacity to produce 490.0 million gallons of ethanol per year. Three new marketing alliance partners have an additional 174.0 million gallons per year of capacity currently announced or under construction. The following table presents our marketing alliances to date.

Marketing Alliances

Name	Location	Annual Capacity (mil. gallons)	Status
Functioning Marketing Alliances
VeraSun Fort Dodge LLC(1)	Fort Dodge, IA	110	Functioning
VeraSun Aurora Corporation (formerly VeraSun Energy)(1)	Aurora, SD	120	Functioning
Glacial Lakes Energy	Watertown, SD	50	Functioning
Granite Falls Community Ethanol	Granite Falls, MN	45	Functioning
Adkins Energy	Lena, IL	40	Functioning
Ace Ethanol, LLC	Stanley, WI	39	Functioning
Quad County Corn Processors	Galva, IA	27	Functioning
Agri Energy, LLC	LuVerne, MN	21	Functioning
Reeve Agri-Energy	Garden City, KS	12	Functioning
Heartland Grain Fuels, LP	Huron, SD	12	Functioning
Heartland Grain Fuels, LP	Aberdeen, SD	9	Functioning
Xethanol Biofuels	Blairstown, IA	5	Functioning

Sub-Total		490
Marketing Alliances Announced/Under Development
Panda Energy	Hereford, TX	100	Announced
Midwest Ethanol Producers	Oneill, NE	50	Announced
E3 Biofuels	Mead, NE	24	Under Development

Sub-Total		174

Total Marketing Alliances		664

(1)
Two of our alliance partners (VeraSun Fort Dodge, LLC and VeraSun Aurora Corporation formerly VeraSun Energy Corporation) represented by the parent company VeraSun Energy Corporation have notified us in writing that they have elected not to renew their marketing alliance agreement with us upon termination on March 31, 2007. We are in the process of negotiating a new business arrangement with VeraSun Energy Corporation which represents 230 million gallons of capacity.

        We have made equity investments in some alliance partners to secure the marketing contract and signal our commitment to the alliance partners. The total book value of our investment in our marketing alliance partners as of December 31, 2005, was $1.0 million.

        Our marketing alliance contracts require us to purchase all of the production of these facilities and resell it at contract or prevailing market prices. The price at which we sell ethanol for our marketing alliance partners is the same as what we sell our own production. The purchase price we pay our marketing alliance partners is based on the price at which we resell the ethanol and also takes into account our costs of distribution, including terminal lease expense. See "—Distribution Strategy." Contracts range from one year to as long as we retain an equity or debt investment in the alliance partner.

        Marketing alliances are a major component of our growth strategy. Through these alliances, we are able to increase sales and market share by using our existing marketing expertise and distribution systems without the cost of constructing new ethanol production capacity. As the scale of the marketing alliances increase, we expect to increase our level of efficiency and customer service.

        The marketing alliances are also beneficial to us on an industry-wide basis. By performing the marketing function for individual plants, we are able to better supply a sizable and consistent volume of ethanol to meet customer demand.

Purchase and Resale

        We also participate in the purchase of ethanol from unrelated producers, such as Renewable Products Marketing Group, and marketers, with subsequent resale in the spot market. These transactions are driven by the market. Purchase and resale allows us to leverage our distribution and storage capabilities. We purchased and resold 68.8 million gallons of ethanol in the year ended December 31, 2005.

Distribution Strategy

        Our strong logistics system is a key component to our customer service commitment. With 45 leased terminal locations and our owned and affiliated production facilities in the Midwest, Gulf Coast and East Coast, our ethanol delivery system provides a significant competitive advantage. Our network of terminals creates an extensive distribution system that facilitates and enhances our ability to market ethanol. We and our marketing alliance partners deliver ethanol to these terminals for onward distribution to the customer. At these terminals, our ethanol is blended with gasoline as it enters the customers' trucks.

        We also manage ethanol inventories for customers in some cases. A large number of terminals enhance our marketing alliance strategy and purchase and resale operations through improved access to participating ethanol plants and improved distribution and storage capabilities.

        Under terminal contracts, we generally lease space based on fixed and throughput volume. Contracts are medium to long term in nature and are generally renewable subject to certain terms and conditions. The costs associated with leasing these terminals are factored into the purchase price we pay our marketing alliance partners for the ethanol that we purchase from them for resale and therefore a portion of these leasing costs are effectively paid by our marketing alliance partners. See "—Marketing Alliances."

Customers

        We focus on providing exceptional customer service and as a result have had very little customer turnover. The substantial majority of our customer base has purchased ethanol from us for over five years (this includes our predecessor). We enjoy a diverse customer base, with no customer accounting for over 18% of ethanol volume during the year ended December 31, 2005.

        We sold ethanol to approximately 148 customers throughout 2005, including most of the major integrated oil companies and a significant number of large, independent refiners and petroleum wholesalers. The table below shows each of our ethanol customers whose business accounted for more than 5.0% of our total volume during the year ended December 31, 2005. These customers purchased approximately 64% of our total ethanol volume during the year ended December 31, 2005.

Top Ethanol Customers

	Year ended December 31, 2005
	Volume (millions of gallons)	% of Total Volume
Royal Dutch Shell and affiliates	97	18%
BP Products North America, Inc	79	15%
Conoco Phillips Company	50	9%
Marathon Oil	43	8%
Valero Marketing and Supply Company	42	8%
Sunoco, Inc.	30	6%

TOTAL	341	64%

Note: Includes ethanol from owned facilities, marketing alliances and purchase and resale operations.

        Ethanol is sold in the spot market and through contracts. Ethanol contracts are fixed price, gasoline indexed or ethanol spot priced. These contracts typically range from three to twelve months in duration.

        Bio-products are sold in the spot market and through contracts. We generally sell the majority of bio-products through fixed price contracts, which range from three to twelve month duration.

        Co-products are sold in the spot market and through contracts. We generally sell the majority of co-products through fixed price contracts, which range from one to six month duration for various quantities.

        We often attempt to mitigate the risks associated with ethanol, bio-products and co-products contracts by hedging our raw material costs. See "Risk Factors—Risks Relating to Our Business—We engage in hedging transactions which involve risks that can harm our business."

Competition

        According to the RFA, the United States currently accounts for roughly 32.8% of global ethanol production. The world's ethanol producers compete primarily on a regional basis; high transportation costs prohibit extensive trade between regions, except in regions where there are not sufficient local supply sources. Furthermore, a United States tariff of $0.54 per gallon increases costs for importers, although imports from certain countries are exempt, up to a specified limit, from this tariff. See "—Legislative Drivers—Federal tariff on imported ethanol."

        As of February, 2006, in the United States, there are 82 producers using 95 plants. The top ten producers account for approximately 47.6% of total capacity of approximately 4.4 billion gallons (see table below). The remaining producers primarily consist of farmer cooperatives.

United States Ethanol Production Capacity—Top Ten Producers

Annual Capacity (mil. gallons)
Archer-Daniels-Midland	1070
VeraSun Energy Corporation	230
Aventine Renewable Energy, LLC	150
Cargill, Inc.	120
Abengoa Bioenergy Corp.	110
New Energy Corp.	102
Midwest Grain Processors	95
MGP Ingredients, Inc.	78
Tate & Lyle	67
Chief Ethanol	62

TOTAL	2,084

Source: RFA, as of February 2006.

Environmental Matters

        We are subject to various stringent federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. These laws, regulations and permits also can require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can result in substantial fines, natural resource damages, criminal sanctions, permit revocations and/or facility shutdowns. We cannot assure you that we have been, are or will be at all times in complete compliance with these laws, regulations or permits. From time to time, we have not been in full compliance with the wastewater and air discharge permits for our Illinois and Nebraska facilities. In the past, we have been subject to legal actions brought by environmental, regulatory authorities, advocacy groups and other parties for actual or alleged violations of environmental laws and regulations and certain of our environmental permits.

        We have made, and expect to make, significant capital expenditures on an ongoing basis to comply with increasingly stringent environmental laws, regulations and permits. For example, in late 2005 we were required to obtain, and did obtain, a permit from the state authorities which will require us to treat wastewater from the Nebraska facility prior to discharging it to the City of Aurora's publicly owned treatment works. We expect to incur approximately $1.3 million in capital costs through May or June 2006, including costs to purchase a wastewater holding tank, in relation to these wastewater issues at our Nebraska facility, but we may incur additional costs for this or other issues in the future. See "Management's Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources—Capital Expenditures".

        In addition, our air emissions are subject to the federal Clean Air Act, the federal Clean Air Act Amendments of 1990 and similar state laws which generally require reduction of our emissions. In addition to increased costs, more stringent standards may also limit our operating flexibility. Because other ethanol manufacturers will have similar restrictions, however, we believe that compliance with more stringent environmental laws and regulations is not likely to affect our competitive position. However, these costs could adversely affect our financial condition and results of operations and such costs may be material. Federal and state environmental authorities have been investigating alleged excess VOC and other air emissions from United States ethanol plants, including our Illinois and

Nebraska facilities. In April 2005, we entered into a consent decree with state authorities settling their investigation of our Nebraska facility, which required us to, among other things, secure a new air emissions permit, install additional air pollution control equipment and pay a $.04 million fine. The fine was paid in May 2005 and the permit issued in October 2005. Certain of this equipment has already been installed and, based on currently available information, the balance of the equipment is expected to be installed by September 2006. Based on currently available information, we expect to incur approximately $5 million in costs for this matter at our Nebraska facility. While the matter relating to our Illinois facility is still pending, like the Nebraska facility and like other ethanol companies which have already resolved their VOC emission issues with the relevant authorities, we could be required to install additional air pollution control equipment, or take other measures to control air pollutant emissions at our Illinois facility. As for our Illinois facility, we cannot, at this time, accurately estimate the costs we will reasonably be expected to incur. If controls are ultimately required, however, costs could be higher than those we expect at our Nebraska facility due to the facility's larger size. In addition to these possible costs, we would likely be required to pay fines that could be material if the authorities determine our emissions were in violation of applicable law. We cannot assure you that the resolution of these or any other environmental matters affecting us will not have a material adverse effect on our results of operations or financial condition.

        The EPA has drafted a final National Emissions Standard for Hazardous Air Pollutants (NESHAP) under the federal Clean Air Act for industrial, commercial and institutional boilers and process heaters. This NESHAP, which became effective on November 12, 2004, is expected to require us to implement maximum achievable control technology to reduce hazardous air pollutant emissions from certain of our boilers and process heaters by September 13, 2007. We expect to incur capital and operating costs at our Illinois facility to comply with this regulation with respect to our existing boilers and process heaters. Based on engineering conducted to date and available information, we could incur capital costs of between $7.0 million and $9.0 million.

        See "Risk Factors—Risks Relating to our Business—We may be adversely affected by environmental, health and safety laws, regulations and liabilities."

Employees

        As of December 31, 2005, we had approximately 292 full time equivalent employees who are responsible for company-wide management, marketing, logistics, production and administration. All of these employees are located in the United States.

        All hourly employees employed at the Illinois facility are covered by a collective bargaining agreement between our subsidiary, Aventine Renewable Energy, Inc., and Paper Allied/Industrial, Chemical and Energy Workers International Union, Local 6-6662 (which recently merged with the United Steelworkers of America), which is effective until October 31, 2006.

Legal Proceedings

        Other than the matters described in "Business—Environmental Matters," we are not a party to any legal proceedings other than ordinary course, routine litigation which is not material to our business, financial condition or results of operations.

MANAGEMENT

Directors and Executive Officers

        Set forth below is certain information regarding our executive officers and directors as of the date of this prospectus.

Name	Age	Position
Bobby L. Latham	65	Chairman of the Board
Ronald H. Miller	56	President, CEO and Director
Ajay Sabherwal	40	Chief Financial Officer
William J. Brennan	55	Chief Accounting and Compliance Officer
James M. Redding	51	Vice President
Jerry Weiland	60	Vice President
James R. Sneed	39	Vice President
Roger E. Bushue	55	Vice President
Kenneth R. Eckhardt	46	Vice President and Secretary
Michael C. Hoffman	43	Director
Wayne D. Kuhn	70	Director
Richard A. Derbes	59	Director
Leigh J. Abramson	37	Director

    Executive Officers

        Ronald H. Miller.    Mr. Miller has been our President and Chief Executive Officer since May 2003 and the President of our subsidiary, Aventine Renewable Energy, Inc., since 2000. Prior to his current position, Mr. Miller served in senior marketing, logistics and development positions at our Company from 1981 to 1999. Between 1971 and 1981, Mr. Miller held roles of increasing responsibility with Texaco. Mr. Miller was appointed the Chairman of the RFA in 2005, where he previously served as the Chairman from 1995 to 2001 and Vice Chairman from 2001 to 2005. Mr. Miller is a member of Class III of the Board of Directors.

        Ajay Sabherwal.    Mr. Sabherwal has been our Chief Financial Officer since November 2005. Prior to his current position, Mr. Sabherwal was the Executive Vice President, Finance and Chief Financial Officer of Choice One Communications Inc. from September 1999 until November 2005. Choice One Communications Inc. filed for protection under Chapter 11 of the United States Bankruptcy Code in October 2004 and emerged from such bankruptcy in November 2004. Mr. Sabherwal was the executive director of institutional equity research for Toronto based CIBC World Markets from June 1996 to September 1999. Prior to joining CIBC World Markets as a senior research analyst in June of 1996, Mr. Sabherwal was the telecommunications analyst for BZW (Barclays de Zoete Wedd) Canada and its successor company from November 1993 until June 1996. Mr. Sabherwal has also held positions at Deloitte Consulting, AT&T Canada and Louis Dreyfus (U.K.).

        William J. Brennan.    Mr. Brennan became our Chief Accounting & Compliance Officer in November 2005 and was our Chief Financial Officer since October 2004 when he joined the Company until November 2005. Before joining the Company, Mr. Brennan served as Regional Chief Financial Officer for Omnicare Inc. from 2001 to 2004 and as Chief Financial Officer of Polestar Communications, Inc. and its predecessor company from 2000 to 2001. Mr. Brennan also held senior financial positions with Ameritech Inc., Wisconsin Bell, Inc and De La Rue Systems of the Americas, Inc. Mr. Brennan is a CPA and began his professional career with Alexander Grant & Co. Certified Public Accountants.

        James M. Redding.    Mr. Redding has been our Vice President since May 2003 and more specifically, Vice President of Business Development since October 2005. He is also responsible for the corn and co-products business and the commercial side of our bio-products business at our Illinois facility. Mr. Redding served in various other marketing positions at our Company between 1983 and 2003 and prior to that worked at Honeywell. Mr. Redding received the Man of the Year award from the Illinois Petroleum Marketers Association in 1990, becoming the only ethanol marketer to ever receive this award.

        Jerry Weiland.    Mr. Weiland has been our Vice President of Operations since June 2005. Mr. Weiland joined the Company in July of 2000, as Director of Operations for Aventine Renewable Energy. Before joining the Company, Mr. Weiland was the General Manager of a wet milling facility in Stockton, California owned by Corn Products International. Mr. Weiland had worked for Corn Products for 36 years at various locations in the wet milling business, where he had started up Greenfield plants and rebuilt plants on existing sites. He traveled for Corn Products and supported facilities in Yugoslavia, Germany, Italy, and Columbia. Currently Mr. Weiland is responsible for all Aventine Renewable Energy's operating facilities. He serves on the Board of the Employers Association of Illinois, and has been appointed to the Pekin Transportation committee.

        James R. Sneed.    Mr. Sneed has been our Vice President of Ethanol Marketing since October 2005. He became a CPA in November 1990. Prior to his promotion in 2005, he held positions of increasing responsibility within our Company in accounting and marketing functions from 1991 to 2005. Prior to joining our Company, he worked for Peabody Meyers from 1990 to 1991 as a staff accountant. He is a member of American Institute of Certified Public Accountants, a member of the Renewable Fuels Association, American Coalition for Ethanol, Ethanol Producers and Consumers, Iowa Renewable Fuels Association, Wisconsin Ethanol Producers Association, National Ethanol Vehicle Coalition, and the following state fuel marketers associations: Illinois, Iowa, Nebraska, New Jersey, Indiana, Minnesota, Missouri and California.

        Roger E. Bushue.    Mr. Bushue has been our Vice President of Business Resources and Administration since June 2005. Prior to his current position, Mr. Bushue served as Director of Human Resources since 2000. Mr. Bushue has over 35 years experience in the wet milling and ethanol industry. Over his career he has taken on increasing roles of leadership and responsibility within the ethanol industry.

        Kenneth R. Eckhardt.    Mr. Eckhardt has been our Secretary since May 2003 and our Vice President of Commodities and Energy since October 2005. Prior to his current position, Mr. Eckhardt served in senior finance business development, risk control and logistics positions at our Company between 1989 and 2005. He also served in various commodities positions at our Company between 1984 and 1989, where he took on increasing roles of responsibility.

    Directors

        Bobby L. Latham.    Mr. Latham has been Chairman of the Board since May 2003. He is currently a managing director of Amaryn Group LLC, a partnership formed to explore investment opportunities in the chemical and manufacturing industries. From 1995 to 2000, Mr. Latham served as a consultant to MSLEF II portfolio companies. From 1994 to 1995, he served as a Senior Vice President at Terra Nitrogen Corp. From 1991 to 1994, Mr. Latham served as Chief Operating Officer of Beaumont Methanol Corp. From 1990 to 1994, he served as Chief Operating Officer of Agricultural Minerals Corp. Mr. Latham has twenty two years experience in methanol and fertilizer manufacturing as well as significant experience in strategic and operational planning. He has also worked with the MSCP funds in evaluating numerous investment opportunities. Mr. Latham is also a director of Terphane, a manufacturer of special polyester films. Mr. Latham is a member of Class I of the board of directors.

        Richard A. Derbes.    Mr. Derbes has been a director since May 2003. He was head of Morgan Stanley's Investment Banking client coverage for the Chemical Industry from 1986 until he retired in December 2001 (except for about a year and a half in 1993-1994, when he was with Gleacher & Co.). Prior to that he was a sellside equity research analyst for Morgan Stanley and other investment banks, from 1976 until 1985. He was a member of the Institutional Investor All-American Team for the chemical industry for nine years. He has been an advisor to the MSCP funds on numerous chemical opportunities. Mr. Derbes is a member of Class II of the board of directors.

        Michael C. Hoffman.    Mr. Hoffman has been a director since January 2006. He is a Managing Director of Metalmark Capital LLC. He joined Morgan Stanley & Co. Incorporated in 1986 and worked in the firm's Strategic Planning Group prior to joining Morgan Stanley Capital Partners in 1990. Mr. Hoffman is a Director of American Color Graphics, Inc. and EnerSys. Previously, Mr. Hoffman was a director of the Company from 2003 until 2005. Mr. Hoffman is a member of Class II of the board of directors.

        Leigh J. Abramson.    Mr. Abramson has been a director since May 2003. He is a Managing Director of Metalmark Capital LLC. He joined Morgan Stanley in 1990 and Morgan Stanley Capital Partners in 1992. Mr. Abramson is a director of Aqua Management, Concert Capital, CP Power and SynQor. Mr. Abramson is a member of Class III of the board of directors.

        Wayne D. Kuhn.    Mr. Kuhn has been a director since May 2003. He has been a partner in Sorgenti Investment Partners since 1997, a chemical expertise group that explores investment opportunities in the chemical industry. He spent 30 years at Arco and was instrumental in developing Arco's position as the world's largest manufacturer of MTBE, a gasoline additive. He retired as Vice President of Arco where he was in charge of $3.0 billion worldwide business which included Arco's commodity chemicals for the urethane industry as well as specialty chemicals. Mr. Kuhn is a member of Class III of the board of directors.

    Board Committees

        Prior to the closing of this offering, our board of directors will establish an audit committee, a compensation committee and a nominating and governance committee. The board of directors will also establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our certificate of incorporation and bylaws.

        Audit Committee.    Prior to the closing of this offering, we will establish an audit committee comprised of three directors, at least one of whom will be "independent" as defined under and required by the federal securities laws and the NYSE rules. A majority of the directors on our audit committee will be independent within 90 days of the effectiveness of the registration statement and, within one year, the committee will be fully independent. One member of the audit committee will be designated as the "audit committee financial expert," as defined by Item 401(h) of Regulation S-K of the Exchange Act. The principal duties of the audit committee will be as follows:

  •
  to recommend to our board of directors the independent auditor to audit our annual financial statements;

  •
  to approve the overall scope of and oversee the annual audit;

  •
  to assist the board in monitoring the integrity of our financial statements, the independent auditor's qualifications and independence, the performance of the independent auditor and our internal audit function and our compliance with legal and regulatory requirements;

  •
  to discuss the annual audited financial and quarterly statements with management and the independent auditor;

  •
  to discuss policies with respect to risk assessment and risk management; and

  •
  to review with the independent auditor any audit problems or difficulties and management's responses.

        Our board of directors will adopt a written charter for the audit committee, which will be available on our website.

        Nominating and Corporate Governance Committee.    We currently plan to establish a nominating and corporate governance committee. The principal duties of the nominating and corporate governance committee will be as follows:

  •
  to recommend to the board of directors proposed nominees for election to the board of directors by the stockholders at annual meetings, including an annual review as to the renominations of incumbents and proposed nominees for election by the board of directors to fill vacancies that occur between stockholder meetings; and

  •
  to make recommendations to the board of directors regarding corporate governance matters and practices. Our board of directors will adopt a written charter for the nominating and corporate governance committee, which will be available on our website.

        Compensation Committee.    We currently plan to establish a compensation committee that will be comprised entirely of independent directors. A majority of directors on this committee will be independent within 90 days, and this committee will be fully independent within one year. The compensation committee will administer our stock plans and incentive compensation plans, including our 2003 stock incentive plan, and in this capacity will make all option grants or awards to our directors and our officers under such plans. In addition, the compensation committee will be responsible for making recommendations to the board of directors with respect to the compensation of our chief executive officer and our other executive officers and for establishing compensation and employee benefit programs.

        Our board of directors will adopt a written charter for the compensation committee, which will be available on our website.

Director Compensation

        At the time of the MSCP funds' acquisition of our Company, one of the MSCP funds entered into certain consulting agreements with each of Richard A. Derbes, Wayne D. Kuhn and Bobby L. Latham. Under these agreements, each of these directors has agreed to serve as one of our directors and to provide consulting services to the Company, as reasonably requested by such MSCP fund. Since September 2004, Mr. Derbes receives compensation for his services as a director only. The agreements have one year terms, which will automatically renew, unless either party provides 30 days written notice prior to the end of the term. In addition to receiving a fee for his service, each of the directors is reimbursed for reasonable expenses incurred in connection with his service to us. Upon certain terminations of service, each director has agreed not to compete with us, or solicit certain of our employees and customers, during the one-year period following termination.

        On April 30, 2004 the MSCP fund assigned its rights and obligations under these consulting agreements to us and therefore we are obligated to pay Messrs. Derbes, Kuhn and Latham under these agreements. The quarterly installment monitoring fees are $2,500, $25,000 and $50,000 respectively.

        Except for payments pursuant to the consulting agreements, our directors do not currently receive any additional compensation for their services as a director. We do reimburse non-employee directors for reasonable travel expenses incurred in connection with meetings of our Board.

        In exchange for providing professional expertise, services, consulting or advice in accordance with an agreement entered into with one of the MSCP funds prior to the MSCP funds' acquisition of our Company, Messrs. Derbes, Kuhn and Latham received Class B units in Aventine Holdings LLC. Class B Units have no voting rights, participate in distributions only after a specified threshold is met, and are subject to certain additional limitations.

        We intend to adopt a board compensation package for our non-employee directors, which will include an equity component, prior to the completion of this offering. Directors who are our employees will not receive any fees for their services as directors.

    The MSCP Funds and Metalmark Capital LLC

        Through their ownership of our parent Company, Aventine Holdings LLC, the MSCP funds beneficially own approximately 39.6% of our outstanding common stock. After giving effect to this offering, the MSCP funds will continue to beneficially own approximately    % of our outstanding common stock. See "Principal Stockholders." Investment funds managed by Morgan Stanley Capital Partners have invested over $7.0 billion of equity capital across a broad range of industries during their 20-year history. In July 2004, Morgan Stanley Investment Management Inc. entered into definitive agreements under which an affiliate of Metalmark, an independent private equity firm established by former principals of Morgan Stanley Capital Partners, manages the existing MSCP funds on a sub-advisory basis. As a result, Metalmark may be deemed to control our management and policies. Metalmark is expected to make new private equity investments across a broad range of industries, including its focus sectors of healthcare, energy and natural resources, financial services and industrials. Neither the MSCP funds nor Metalmark have any obligations with respect to the common stock nor any obligation to provide us with any financial support.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth information concerning the compensation paid to our Chief Executive Officer and our four other most highly compensated executive officers, measured by base salary and annual bonus during the fiscal year ended December 31, 2005. We refer to these employees as our "named executive officers."

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long-Term Compensation Awards
Name and Principal Position(1)	Salary($)	Bonus($)	Other Annual Compensation($)	Securities Underlying Options/SARs(#)	All Other Compensation($)(2)
Ronald H. Miller
President & CEO	$253,847	$157,500	—	433,344	$1,818,516
Jerry L. Weiland
Vice President—Operations	$153,350	$63,499	—	41,885	$160,480
James M. Redding
Vice President—Business Development	$150,177	$63,199	—	—	$512,522
Roger E. Bushue
Vice President—Business Resources & Administration	$135,989	$53,653	—	—	$281,907
James R. Sneed
Vice President—Marketing	$113,194	$25,622	—	103,906	$211,138

(1)
This table does not include the following executive officers: William Brennan became our Chief Financial Officer in October 2004 and served in such position until November 13, 2005, when he assumed the responsibility of Chief Accounting and Compliance Officer. Mr. Brennan's annual base salary is $170,000. Ajay Sabherwal, our current Chief Financial Officer, began serving in such position on November 14, 2005 and his annual base salary is $225,000.

(2)
This column includes: (a) company contributions to the Aventine Renewable Energy, Inc. 401(k) Plan for Salaried Employees (Mr. Miller, $12,600; Mr. Weiland, $12,600; Mr. Redding, $12,600; Mr. Bushue, $11,044; and Mr. Sneed, $8,329); (b) Company profit sharing contribution under the company's profit sharing plan (Mr. Miller, $15,750; Mr. Weiland, $9,878; Mr. Redding, $9,831; Mr. Bushue, $8,346; and Mr. Sneed, $7,174); and (c) payments made to compensate non-union employees for the loss of participation in a prior defined benefit pension plan (Mr. Miller, $2,550; Mr. Weiland, $1,180; Mr. Redding, $2,010; Mr. Bushue, $2,610; and Mr. Sneed, $705); and (d) payments made for a special management bonus to management option holders (Mr. Miller, $1,787,616; Mr. Weiland, $136,822; Mr. Redding, $488,081; Mr. Bushue, $259,907; Mr. Sneed, $194,930).

Stock Option Plans

STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR

        This table contains information about stock options granted during fiscal year 2005 to our named executive officers. No stock appreciation rights were granted to our named executive officers in 2005.

Individual Grants(1)					Potential Realizable Value Assumed Annual Rates Of Stock Price Appreciation For Option Term(2)
Name	Number of Securities Underlying Option/SARs Granted(#)	Percent Of Total Option/s SARs Granted To Employees In Fiscal Year	Exercise Of Base Price (S/SH)	Expiration Date	5%($)	10%($)
Ronald H. Miller
President & CEO	433,344	34.1%	$2.92	09/06/15	$795,111	$2,014,969
Jerry L. Weiland
Vice President—Operations	41,885	2.7%	$2.67	06/30/15	$70,310	$178,180
James M. Redding
Vice President—Business Development	—	—	—	—	—	—
Roger E. Bushue
Vice President—Business Resources & Administration	—	—	—	—	—	—
James R. Sneed
Vice President—Marketing	103,906	8.2%	$4.35	10/20/15	$283,946	$719,575

(1)
Options to purchase common stock were granted on June 30, 2005, September 6, 2005 and October 20, 2005 under the Aventine Renewable Energy Holdings, Inc. 2003 Stock Incentive Plan. Options granted vest in equal installments on each of the first five anniversaries of the grant date for Messrs. Miller and Sneed. For Mr. Weiland, options granted vest in equal installments on each of the first three anniversaries of the grant date.

(2)
Potential realizable values are computed by (a) multiplying the number of shares of common stock subject to a given option by the per share price of our common stock on the date of grant, (b) assuming the aggregate stock value derived from the calculation compounds at the annual 5% or 10% rate shown in the table for the entire option and (c) subtracting from the result the aggregate option exercise price. The 5% and 10% annual rate of appreciation are mandated by the rules of the Securities and Exchange Commission and are not intended to forecast future appreciation, if any, of our common stock.

AGGREGATED OPTION AND SAR EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR END OPTION VALUES

        This table contains information related to options to purchase shares of our common stock exercised during 2005 by our named executive officers and the number and value of options to purchase common stock held by our named executive officers at December 31, 2005.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs At Fiscal Year-End (#) Exercisable/unexerciseable	Value of Unexercised In-the-Money Options/SARs At Fiscal Year-End ($) Exercisable/unexerciseable
Ronald H. Miller
President & CEO	227,670	$2,700,166	153,480/1,005,067	$1,819,909/10,754,106
Jerry L. Weiland
Vice President—Operations	49,717	589,644	33,515/125,386	$397,408/1,295,644
James M. Redding
Vice President—Business Development	62,162	737,241	41,904/156,101	$496,882/1,850,987
Roger E. Bushue
Vice President—Business Resources & Administration	33,101	392,578	22,315/83,125	$264,603/985,665
James R. Sneed
Vice President—Marketing	24,826	294,436	16,737/166,250	$198,461/1,543,975

Equity Incentive Plan

  Aventine Renewable Energy Holdings, Inc. 2003 Stock Incentive Plan

        The Aventine Renewable Holdings, Inc. 2003 Stock Incentive Plan (formerly named the 2003 stock option plan) (referred to as the "plan") was adopted by our Board on May 30, 2003, and was amended on each of September 6, 2005 and December 12, 2005. The following description of the plan is intended to be a summary and does not describe all provisions of the plan.

        Eligibility.    Officers, directors and employees of, or consultants to, Aventine and its subsidiaries are eligible to receive awards under the plan.

        Types of Awards.    The plan provides for the grant of options to purchase our common stock, shares of restricted stock, restricted stock units and other equity based awards. Options granted under the plan may either be incentive stock options or non-qualified stock options.

        Administration.    The plan is administered by our Board, or the compensation committee of our Board (either is referred to as the "committee"). The committee has the power, in its discretion, to select participants to participate in the plan, to grant awards under the plan, to determine the terms of these awards, to interpret the provisions of the plan, to cancel and regrant, accelerate the vesting or otherwise adjust the exercise price of an award, and to make all determinations deemed necessary or advisable for the administration of the plan. To the extent permitted by law, the committee may delegate its authority to one or more designated individuals or to other committees of our Board.

        Shares Subject to the Plan.    The maximum number of shares that may be delivered to participants under the plan is 5,001,172 shares of our common stock, subject to adjustment in the event of certain corporate events. As of December 31, 2005, options with respect to 2,918,745 shares had been granted and remained outstanding. Following the completion of this offering, no "covered employee" (as defined under Section 162(m) of the Internal Revenue Code) will be able to receive stock option or stock appreciation right grants with respect to more than 750,000 shares of our common stock in any calendar year. Shares subject to an award under the plan that are not delivered to a participant as a result of the award being cancelled, forfeited or settled in cash, or because such shares are used to satisfy tax withholding obligations or the payment of the exercise price of such award, will be available for future grants. Any shares covered by substitute awards will not be considered outstanding for purposes of the maximum number of shares.

        Adjustments.    In the event that the committee determines that any corporate transaction or distribution affects our shares of common stock such that an adjustment is determined by the committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the plan, the committee may make adjustments in the number of shares subject to awards and the exercise prices or other terms of such awards, or if it deems it appropriate, may provide for a cash payment to a holder of an award in exchange for such award.

        Exercise Price; Vesting.    The exercise price of each option granted under the plan will be the fair market value of a share of our common stock on the date of grant of the option and each option granted under the plan shall vest 20% on each anniversary of the grant date, subject to the participant remaining in service on each such date (in all cases, unless otherwise determined by the committee).

        Sale of the Company.    Upon a sale of all or substantially all of our assets or a transaction that results in an entity other than the MSCP funds being the beneficial owner of more than 50% of the voting power of our outstanding voting stock, all unvested awards will become fully vested.

        Repurchase Rights.    We have certain rights to repurchase options, other awards and shares held by a participant in the plan upon any termination of a participant's employment or service with us or our subsidiaries. These repurchase rights terminate upon a sale of the Company, or upon the consummation of a public offering meeting certain requirements, so long as in the latter case the participant is employed or is providing services on such date.

        Cancellation of Awards.    The committee may cause any award granted under the plan to be cancelled in consideration of a cash payment, the amount of which is calculated based on the fair market value of the shares subject to such award on the date of cancellation. This right terminates upon a sale of the Company, or upon the consummation of a public offering meeting certain requirements, so long as in the latter case the participant is employed or is providing services on such date.

        Amendment and Termination.    Our Board may at any time suspend, amend or terminate the plan, provided that no amendment increasing the number of shares for which awards may be granted under the plan or changing the class of employees eligible to participate in the plan will be made without stockholder approval. Unless terminated sooner, the plan shall continue in effect until May 29, 2013.

Incentive Bonus

        Messrs. Miller and Sabherwal, our CEO and CFO respectively, shall be entitled to special bonus payments each in the aggregate amount of $250,000 in the event that we file a mandatory shelf registration statement (as required by the terms of our December 2005 private equity offering) by March 31, 2006. The bonus will be awarded if the mandatory shelf registration statement is declared effective within 210 days after the closing date of the private equity offering. If we have not filed the mandatory shelf registration statement by March 31, 2006 or the mandatory shelf registration statement has not been declared effective within 210 days after the closing date of the private equity offering, the aggregate amount of such special bonus payments to each of the CEO and the CFO shall decrease by $5,000 for each business day we are late in filing.

PRINCIPAL STOCKHOLDERS

        The following table presents certain information with respect to the beneficial ownership of our shares as of December 31, 2005 by (a) any person or group who beneficially owns more than five percent of our common stock, (b) each of our directors and named executive officers and (c) all directors and executive officers as a group.

Beneficial Holders	Number of Shares Beneficially Held		Percentage of Beneficial Ownership
Aventine Holdings LLC	13,914,982		39.6%
Touradji Global Resources Master Fund Limited	3,846,150		10.9%
American Funds Insurance Asset Allocation	2,000,000		5.7%
Ronald H. Miller(1)	188,509	(1)	*
James M. Redding	41,904		*
Jerry L. Weiland	33,515		*
Roger E. Bushue	22,315		*
James R. Sneed	16,736		*
Bobby L. Latham	—		—
Wayne D. Kuhn	—		—
Richard A. Derbes	—		—
Leigh Abramson(2)	—		—
Michael C. Hoffman(2)	—		—
All directors and executive officers as a group (11 persons)

*
Less than 1%.

(1)
Includes 153,480 shares underlying options that are exercisable within 60 days.

(2)
Messrs. Abramson, Hoffman and Miller disclaim beneficial ownership of the shares owned by Aventine Holdings LLC.

        The following table sets forth information with respect to the beneficial ownership of Aventine Holdings LLC as of December 31, 2005 by (a) any person or group who beneficially owns more than five percent of Aventine Holdings LLC, (b) each of our directors and named executive officers and (c) all directors and executive officers as a group. Aventine Holdings LLC has issued two classes of membership interests. Class A Units have voting rights and participate fully in distributions on a pro-rata basis. Class B Units have no voting rights, participate in distributions only after a specified threshold is met, and are subject to certain additional limitations. Since the Class A and Class B units relate only to our parent company, Aventine Holdings LLC, the units outstanding do not affect the number of our shares outstanding.

Name of Beneficial Owner	Number of Class A Units beneficially owned	Percentage of Outstanding Class A Units
MSCP Funds(1)
1585 Broadway New York, New York 10036	41,277	96.2%
Directors:
Bobby L. Latham(2)(3)	600	1.4%
Wayne D. Kuhn(2)	100	*
Richard A. Derbes(2)	0	*
Leigh Abramson(4)	—	—
Michael C. Hoffman(4)	—	—
All directors and executive officers as a group (11 persons)(5)	700	1.6%

*
Represents less than 1.0% of the class.

(1)
Includes Morgan Stanley Dean Witter Capital Partners IV, L.P., MSDW IV 892 Investors, L.P., Morgan Stanley Dean Witter Capital Investors IV, L.P., MSDW Capital Partners IV, LLC and MSDW Capital Partners IV, Inc., which we refer to collectively as the "MSCP funds." In July 2004, Morgan Stanley Investment Management Inc. entered into definitive agreements under which an affiliate of Metalmark, an independent private equity firm established by former principals of Morgan Stanley Capital Partners, manages the MSCP funds on a sub-advisory basis. As a result, Metalmark may be deemed to control our management and policies.

(2)
Messrs. Derbes, Latham and Kuhn also hold Class B Units. As described above, Class B Units have no voting rights, participate in distributions only after a specified threshold is met, and are subject to certain additional limitations.

(3)
Represents units held by BLL Energy, LLC of which Bobby L. Latham is the managing director.

(4)
In July 2004, Morgan Stanley Investment Management Inc. entered into definitive agreements under which an affiliate of Metalmark, an independent private equity firm established by former principals of Morgan Stanley Capital Partners, manages the MSCP funds on a sub-advisory basis. Messrs. Abramson and Hoffman are employees of Metalmark. Messrs. Abramson and Hoffman exclude units shown as held by the MSCP funds, as to which they disclaim beneficial ownership.

(5)
See description above for the beneficial ownership of shares of our common stock by members of our management.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

    Relationship with Morgan Stanley

        Through their ownership of our parent company, Aventine Holdings LLC, the MSCP funds beneficially own approximately 39.6% of our outstanding common stock. After giving effect to this offering, the MSCP funds will continue to beneficially own approximately    % of our outstanding common stock. See "Principal Stockholders." In July 2004, Morgan Stanley Investment Management Inc. entered into definitive agreements under which an affiliate of Metalmark, an independent private equity firm established by former principals of Morgan Stanley Capital Partners, manages the MSCP funds on a sub-advisory basis.

    Aventine Holdings Limited Liability Company Agreement

        The holders of ownership units in our parent company, Aventine Holdings LLC, including the MSCP funds and certain members of our Board, have entered into a limited liability company agreement dated as of May 30, 2003 providing for certain governance matters, restrictions on transfers of such units and preemptive rights.

        The limited liability company agreement provides that the holders of a majority of the outstanding class A units in Aventine Holdings LLC shall appoint the managing member of Aventine Holdings LLC. The managing member is currently the general partner of the MSCP funds; however, the MSCP funds and its investments are managed on a sub-advisory basis by an affiliate of Metalmark. The managing member has general governance authority with respect to the conduct and direction of all activities, including the business and affairs, of Aventine Holdings LLC, including the sole power to exercise any rights and powers held by Aventine Holdings LLC as the majority stockholder in us. This includes the power to elect our directors, to approve the adoption of amendments to our certificate of incorporation and to approve mergers and sales of all or substantially all our assets.

        In addition, the limited liability company agreement provides that no holder of units in Aventine Holdings LLC may directly or indirectly transfer any of its units without the prior written consent of all holders of units or as approved by the managing member of Aventine Holdings LLC in its sole discretion, subject to certain exceptions. The limited liability company agreement also provides for "drag-along" rights allowing the MSCP funds to require each other holder of units to transfer their units in connection with certain change of control transactions involving Aventine Holdings LLC and "tag-along" rights allowing holders of units other than the MSCP funds to participate in certain transfers of class A units by the MSCP funds.

    Aventine Renewable Energy, Inc. Expense Agreement and Monitoring Fee Agreement

        Our indirect wholly owned subsidiary, Aventine Renewable Energy, Inc., agreed, in an agreement dated May 30, 2003, to reimburse the MSCP funds for all of their reasonable out-of-pocket costs, fees and expenses incurred in connection with or related to such stockholder's ownership of shares of our common stock. Aventine Renewable Energy, Inc. reimbursed the MSCP funds for expenses of $21,676 in the year ended December 31, 2005.

        Aventine Renewable Energy, Inc., also agreed, in an agreement dated May 30, 2003, to pay one of the MSCP funds a quarterly fee of $125,000 for Board fees and monitoring and related services provided by or on behalf of such fund to Aventine Renewable Energy, Inc. and Aventine Renewable Energy, LLC, our direct, wholly owned subsidiaries. On April 30, 2004, this MSCP fund assigned its rights and obligations under the monitoring fee agreement, effective April 1, 2004, to us and therefore Aventine Renewable Energy, Inc. has no further obligation to the MSCP fund under the monitoring fee agreement. Aventine Renewable Energy, Inc. paid $294,571 and $125,000, respectively, to the MSCP fund under this agreement for the year ended December 31, 2003 and the year ended December 31, 2004.

    Consulting Agreements

        At the time of the MSCP funds' acquisition of our company, one of the MSCP funds entered into certain consulting agreements with each of Richard A. Derbes, Wayne D. Kuhn and Bobby L. Latham. Under these agreements, each of these directors has agreed to serve as one of our directors and to provide consulting services to the Company, as reasonably requested by such MSCP fund. Since September 2004, Mr. Derbes' receives compensation for his service as a director only. The agreements have one year terms, which will automatically renew, unless either party provides 30 days written notice prior to the end of the term. In addition to receiving a fee for his service, each of the directors is reimbursed for reasonable expenses incurred in connection with his service to us. Upon certain terminations of service, each director has agreed not to compete with us, or solicit certain of our employees and customers, during the one-year period following termination.

        On April 30, 2004 the MSCP fund assigned its rights and obligations under these consulting agreements to us and therefore we are obligated to pay Messrs. Derbes, Kuhn and Latham consulting monitoring fees under these agreements. The quarterly installment fees are $2,500, $25,000 and $50,000 respectively.

        Except for payments pursuant to the consulting agreements, our directors do not receive any additional compensation for their services as a director. We do reimburse directors for reasonable travel expenses incurred in connection with meetings of the Board of Directors.

        In exchange for providing professional expertise, services, consulting or advice in accordance with an agreement entered into with one of the MSCP funds prior to the MSCP funds' acquisition of our Company, Messrs. Derbes, Kuhn and Latham received Class B units in Aventine Holdings LLC. Class B Units have no voting rights, participate in distributions only after a specified threshold is met and are subject to certain additional limitations.

        We intend to adopt a board compensation package for our non-employee directors, which will include an equity component prior to the completion of this offering. Directors who are our employees will not receive any fees for their services as directors.

    Special Bonus Payments

        In December 2005, we accelerated the vesting of $3.3 million of bonus awards granted in December 2004 which resulted in a compensation charge of $2.6 million in the quarter ended December 31, 2005. Although our parent, Aventine Holdings LLC was contractually obligated to make such payments, we made such payments directly and caused Aventine Holdings LLC to be released from its obligation.

DESCRIPTION OF OTHER INDEBTEDNESS

Revolving Credit Facility

        We have a $60.0 million senior secured asset based revolving credit facility, available on a fully revolving basis with a $20.0 million sublimit for letters of credit, with a syndicate of banks led by JPMorgan Chase Bank as the administrative agent. As of December 31, 2005, approximately $1.5 million was outstanding under the revolving credit facility. Availability under the revolving credit facility, which was approximately $52.1 million as of December 31, 2005, is subject to a borrowing base consisting of eligible accounts receivable and eligible inventory.

DESCRIPTION OF THE NOTES

        The new notes will be issued under the indenture (the "Indenture"), dated as of December 17, 2004, among Aventine Renewable Energy Holdings, Inc., as issuer of the Notes, Aventine Renewable Energy, LLC and Aventine Renewable Energy, Inc., as subsidiary guarantors (the "Subsidiary Guarantors"), and Wells Fargo Bank, N.A., as trustee (the "Trustee"). The terms of the new notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939. The new notes will be issued in exchange for the old notes that were issued by Aventine Renewable Energy Holdings, Inc. on December 17, 2004 pursuant to the Indenture, with terms identical in all material respects to the old notes (except that the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The term "Notes" refers collectively to the old notes and the new notes).

        The following is a summary of the material provisions of the Indenture but does not restate the Indenture in its entirety. You can find the definitions of certain capitalized terms used in the following summary under the subheading "—Definitions." We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. A copy of the Indenture may be obtained from us or the Trustee upon request. For purposes of this "Description of the Notes," the term "Aventine" means Aventine Renewable Energy Holdings, Inc. and its successors under the Indenture, excluding its subsidiaries. We refer to each of Aventine and each Subsidiary Guarantor individually as an "Obligor" and to Aventine and all Subsidiary Guarantors collectively as "Obligors."

General

        The Notes will be general senior secured obligations of Aventine, initially limited to $160.0 million aggregate principal amount. The Notes will mature on December 15, 2011. Subject to the covenants described below under "—Covenants" and applicable law, Aventine may issue additional notes ("Additional Notes") under the Indenture; provided, however, that the net proceeds from any such issuance shall be deposited into an escrow account (other than the Escrow Account (as defined below)) pending their investment in property or assets of a nature or type or that are used in a Permitted Business. The escrow account (and all cash, cash equivalents and securities therein) and such property or assets (collectively, the "Additional Notes Collateral") will immediately become part of the Primary Collateral (as defined below), and Aventine will, or will cause the relevant Subsidiary Guarantors to, execute such collateral documents and other instruments and take such other measures as shall be reasonably necessary to cause such escrow account and such property or assets to become subject to the Primary Collateral Lien and to perfect such Liens in respect of such escrow account and property or assets, in each case, in the manner and to the extent required under the Security Documents. The old notes, the new notes offered hereby and any Additional Notes would be treated as a single class for all purposes under the Indenture.

        The Notes will bear interest at a rate per annum, reset quarterly, equal to LIBOR plus 6.0%, as determined by the calculation agent (the "Calculation Agent"), which initially shall be the Trustee. Interest on the Notes will be payable quarterly in arrears on March 15, June 15, September 15 and December 15. Aventine will make each interest payment to the holders of record on the immediately preceding March 1, June 1, September 1 and December 1. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Closing Date.

        "Determination Date," with respect to an Interest Period, will be the second London Banking Day preceding the first day of such Interest Period.

        "Interest Period" means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Closing Date and end on and include March 14, 2005.

        "LIBOR," with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank's offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank's rate (expressed as a percentage per annum), as of approximately 10:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a three-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

        "London Banking Day" is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

        "Representative Amount" means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

        "Telerate Page 3750" means the display designated as "Page 3750" on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

        The amount of interest for each day that the Notes are outstanding (the "Daily Interest Amount") will be calculated by dividing the interest rate in effect for such day by 360 and multiplying the result by the principal amount of the Notes. The amount of interest to be paid on the Notes for each Interest Period will be calculated by adding the Daily Interest Amounts for each day in the Interest Period.

        All percentages resulting from any of the above calculations will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point being rounded upwards (e.g., 9.876545% (or .09876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

        The interest rate on the Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application.

        The Calculation Agent will, upon the request of any holder of Notes, provide the interest rate then in effect with respect to the Notes. All calculations made by the Calculation Agent in the absence of manifest error will be conclusive for all purposes and binding on Aventine, the Subsidiary Guarantors and the holders of the Notes.

        The Notes may be exchanged or transferred at the office or agency of Aventine in The Borough of Manhattan, The City of New York. Initially, the corporate trust office of the Trustee at N9303-120, Sixth Street & Marquette Avenue, Minneapolis, Minnesota, 55479, will serve as such office. If you give Aventine wire transfer instructions, Aventine will pay all principal, premium and interest on your Notes in accordance with your instructions. If you do not give Aventine wire transfer instructions, payments of principal, premium and interest will be made at the office or agency of the paying agent which will initially be the Trustee, unless Aventine elects to make interest payments by check mailed to the Holders.

        The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 of principal amount and multiples of $1,000. See "—Book-Entry; Delivery and Form." No service charge will be made for any registration of transfer or exchange of Notes, but Aventine may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Collateral

        In connection with the December 2004 offering of the old notes, on the Closing Date, Aventine deposited in an escrow account (the "Escrow Account") $62.5 million from the net proceeds of that offering, pending application of the funds therein to the construction of the planned expansion of Aventine Renewable Energy, Inc.'s Pekin, Illinois facility as described above under "Management's Discussion and Analysis of Financial Condition and Results of Operation". The Notes and the Note Guarantees are secured in part by first priority Liens (the "Primary Collateral Liens"), subject to certain exceptions, on (1) the Escrow Account, (2) all property, plant and equipment constituting the Pekin, Illinois facility (including the ongoing expansion as constructed), (3) any Additional Notes Collateral, (4) all Collateral Monies and (5) any Replacement Assets acquired in replacement of the collateral described in clause (2) or (3) in accordance with the terms of the covenant "Limitation on Asset Sales" or the covenant "Events of Loss" (the property and assets referred to in clauses (1), (2), (3), (4) and (5) being collectively the "Primary Collateral" and the property and assets referred to in clauses (2), (3), (4) and (5) but not in clause (1) being collectively the "Shared Primary Collateral").

        In addition, the Notes and the Note Guarantees will be secured by second priority Liens (the "Second Priority Liens") on, subject to the provisions of the next two succeeding paragraphs, (1) all of the tangible and intangible property and assets (subject to certain exceptions) of Aventine Renewable Energy and the other Subsidiary Guarantors, whether now existing or hereafter acquired, to the extent such property and assets secure the Credit Agreement or any other First Priority Lien Obligations, including, without limitation, all of the Capital Stock of each direct Domestic Subsidiary of Aventine Renewable Energy or any other Subsidiary Guarantor existing on the Closing Date or thereafter created or acquired and 65% of the Capital Stock of each direct Foreign Subsidiary of Aventine Renewable Energy or any other Subsidiary Guarantor existing on the Closing Date or thereafter created or acquired and (2) any other property and assets (including Capital Stock) pledged by Aventine or any Subsidiary Guarantor to secure the Credit Agreement or any other First Priority Lien Obligations (such property and assets described in clauses (1) and (2), as reduced by the provisions of the next two succeeding paragraphs, being collectively referred to as the "Secondary Collateral").

        The Secondary Collateral will not include (i) any Capital Stock of Subsidiaries of Aventine or any Subsidiary Guarantor referred to in the preceding paragraph if and to the extent that the inclusion of such Capital Stock shall mean that the par value, book value as carried by Aventine or market value, whichever is the greatest (the "Applicable Value"), of any such Capital Stock of any such Subsidiary of Aventine exceeds 20% of the aggregate principal amount of Notes outstanding; (ii) any Capital Stock of NELLC unless and until either the consent of the requisite holders of such Capital Stock is obtained or Aventine and/or its Affiliates shall hold collectively at least 80% of the outstanding Capital Stock of NELLC; (iii) any property constituting all or part of the Primary Collateral; (iv) any Capital Stock of certain of Aventine's marketing alliance partners; (v) any Capital Stock of Fluid Technologies, PLC; and (vi) proceeds and products from any and all of the foregoing excluded collateral described in clauses (i) through (v). The collateral referred to in clause (i) above and in clause (vi) above to the extent it relates to such clause (i) secures Aventine's and the Subsidiary Guarantors' First Priority Lien Obligations on a first priority basis.

        In the event that Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act requires (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the Commission (or any other governmental agency) of separate financial statements of any Subsidiary of Aventine due to the fact that such Subsidiary's capital stock or other securities of such Subsidiary secure the Notes or the Note Guarantees, then the capital stock or other securities of such Subsidiary shall automatically be deemed not to be part of the Secondary Collateral, as the case may be, but only to the extent necessary to not be subject to such requirement. In such event, the Security Documents may be amended or modified, without the consent of any Holder, to the extent necessary to release the Second Priority Liens on the shares of capital stock or other securities that are so deemed to no longer constitute part of the Secondary Collateral.

        The Primary Collateral (other than the Shared Primary Collateral) will be pledged to Wells Fargo Bank, N.A., as collateral agent (together with any successor collateral agent, the "Collateral Agent") for the exclusive benefit of the Trustee and the Holders on a senior basis. The Shared Primary Collateral (i.e., all Primary Collateral other than the Escrow Account) will be pledged to (1) the Collateral Agent for the benefit of the Trustee and the Holders on a senior basis and (2) the First Priority Lien Representative for the benefit of the First Priority Lien holders on a junior basis. The Liens of the First Priority Lien Representative on the Shared Primary Collateral will be subject and subordinate to the Liens of the Collateral Agent on the Shared Primary Collateral, and no payment or other distributions from (or with respect to) any realization upon the Shared Primary Collateral may be made on account of the Liens of the First Priority Lien Representative on the Shared Primary Collateral until all obligations in respect of the Liens of the Collateral Agent on the Shared Primary Collateral have been paid in full in accordance with the terms thereof, including, without limitation, any interest accruing subsequent to the filing of a petition of bankruptcy or other like proceeding at the rate provided for in the documentation with respect thereto, whether or not such claims for post-petition interest is permitted under applicable law. The Escrow Account will not be subject to any Lien in favor of the First Priority Lien holders.

        The Secondary Collateral will be pledged to (1) the First Priority Lien Representative for the benefit of the First Priority Lien holders on a senior basis and (2) the Collateral Agent for the benefit of the Trustee and the Holders on a junior basis. The Second Priority Liens will be subject and subordinate to the First Priority Liens, and no payment or other distributions from (or with respect to) any realization upon the Secondary Collateral may be made on account of the Second Priority Liens until all obligations in respect of the First Priority Liens have been paid in full in accordance with the terms thereof, including, without limitation, any interest accruing subsequent to the filing of a petition of bankruptcy or other like proceeding at the rate provided for in the documentation with respect thereto, whether or not such claim for post-petition interest is permitted under applicable law.

        In addition, the Holders may not have access to portions of the Secondary Collateral (including a portion of inventory) in the possession, or located on the premises, of third parties because, unlike the First Priority Lien Representative, the Collateral Agent, on behalf of the Trustee and the Holders, will not have the benefit of any agreements or undertakings by such third parties to ensure access to such collateral.

        The Note Liens will also be subject to Permitted Liens, including those granted to third parties on or prior to the Closing Date. The persons holding Permitted Liens may have rights and remedies with respect to the property subject to such Lien that, if exercised, could adversely affect the value of the Collateral or the ability of the Collateral Agent to realize or foreclose on any of the Collateral.

        The Security Documents provide that, while any First Priority Lien Obligations are outstanding, the holders of the First Priority Liens will control at all times all remedies and other actions related to the Secondary Collateral, and the Second Priority Liens will not entitle the Collateral Agent, the Trustee or the Holders to take any action whatsoever with respect to the Secondary Collateral. As a result, while any First Priority Lien Obligations are outstanding, neither the Collateral Agent nor the Trustee nor the Holders will be able to force a sale of the Secondary Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of the First Priority Liens.

        At such time as (1) the First Priority Lien Obligations have been satisfied in full in cash in accordance with the terms thereof and all commitments and letters of credit thereunder have been terminated or (2) the holders of the First Priority Liens have released their First Priority Liens on all or any portion of the Secondary Collateral, the Second Priority Liens will also be automatically released to the same extent; provided, however, that (A) in the case of clause (1) of this sentence, in the event that an Event of Default under the Indenture exists as of the date on which the First Priority Lien Obligations are repaid in full and terminated as described in clause (1), the Second Priority Liens on the Secondary Collateral will not be released, except to the extent the Secondary Collateral or any portion thereof was disposed of in order to repay the First Priority Lien Obligations secured by the Secondary Collateral, and the Collateral Agent (acting at the direction of the Holders of a majority of outstanding principal amount of Notes) will have the right to foreclose upon the Secondary Collateral (but in such event the Second Priority Liens will be released when such Event of Default and all other Events of Default under the Indenture cease to exist); or (B) if First Priority Lien Obligations are thereafter secured by assets that would constitute Secondary Collateral, the Notes and the Note Guarantees will then be secured by Second Priority Liens on such Secondary Collateral, to the same extent provided pursuant to the Security Documents. If Aventine subsequently incurs obligations under other First Priority Lien Obligations which are secured by assets of Aventine and its Subsidiaries of the type constituting Secondary Collateral, then the Notes and the Note Guarantees will be secured at such time by Second Priority Liens on the collateral securing such First Priority Lien Obligations pursuant to the Security Documents. See "Risk Factors—Risks Relating to the Notes—Holders of notes will not control decisions regarding the secondary collateral, and the security documents allow us to remain in possession of the collateral."

        The holders of the First Priority Liens will receive all proceeds from any realization on the Secondary Collateral until the First Priority Lien Obligations are paid in full in accordance with the terms thereof, including, without limitation, any post-petition interest at the respective contract rate, whether or not a claim for post-petition interest is allowed under applicable laws before making any payments on the Notes. Proceeds realized by the First Priority Lien Representative from the Secondary Collateral will be applied:

  •
  first, to amounts owing to the First Priority Lien Representative and the Collateral Agent in their respective capacities as First Priority Lien Representative and Collateral Agent;

  •
  second, to amounts owing to the holders of the First Priority Liens in accordance with the terms of the First Priority Lien Obligations;

  •
  third, to amounts owing to the Trustee in its capacity as such in accordance with the terms of the Indenture;

  •
  fourth, to amounts owing to the Holders in accordance with the terms of the Indenture; and

  •
  fifth, to Aventine and/or other persons entitled thereto.

        Proceeds realized by the Collateral Agent from the Primary Collateral (other than Shared Primary Collateral) will be applied:

  •
  first, to amounts owing to the Collateral Agent and the Escrow Agent in their respective capacities as Collateral Agent and Escrow Agent;

  •
  second, to amounts owing to the Trustee in its capacity as such in accordance with the terms of the Indenture;

  •
  third, to amounts owing to the Holders in accordance with the terms of the Indenture; and

  •
  fourth, to Aventine and/or other persons entitled thereto.

        Proceeds realized by the Collateral Agent from the Shared Primary Collateral will be applied:

  •
  first, to amounts owing to the Collateral Agent and the First Priority Lien Representative in their respective capacities as Collateral Agent and First Priority Lien Representative;

  •
  second, to amounts owing to the Trustee in its capacity as such in accordance with the terms of the Indenture;

  •
  third, to amounts owing to the Holders in accordance with the terms of the Indenture;

  •
  fourth, to amounts owing to the holders of the First Priority Liens in accordance with the terms of the First Priority Lien Obligations; and

  •
  fifth, to Aventine and/or other persons entitled thereto.

        Subject to the terms of the Security Documents, Aventine and the Domestic Subsidiaries will have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than any cash, securities, obligations and cash equivalents constituting part of the Collateral and deposited with the First Priority Lien Representative, the Collateral Agent, the Escrow Agent or the Trustee in accordance with the provisions of the Security Documents or the Indenture and other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income therefrom.

        Collateral comprising, among other things, cash and cash accounts and securities accounts (other than the Escrow Account, the Collateral Account (and all other collateral or escrow accounts securing the notes on a first priority basis pursuant to the Indenture) and all monies and cash equivalents deposited therein), commodities accounts, and letter of credit rights will not be perfected with respect to the Notes or the Note Guarantees unless the First Priority Liens on such collateral are released and the Second Priority Liens are not. There can be no assurance that the aggregate proceeds from the sale of (1) the Secondary Collateral remaining after the satisfaction of all obligations owed to the holders of the First Priority Liens and (2) the Primary Collateral would be sufficient to satisfy the obligations owed to the Holders. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time, if salable.

        In the event of the consummation of any sale, transfer or other disposition of any property or assets that are subject to any Note Liens, which sale, transfer or other disposition meets the requirements of the "Limitation on Asset Sales" covenant, the Note Liens on such property or assets (but not the Net Proceeds from such sale, transfer or other disposition) shall be released. In addition, the Intercreditor Agreement will require the Collateral Agent to release the Note Liens on any Secondary Collateral that is sold in compliance with, or with the consent of the lenders under, the Credit Agreement, whether or not such sale complies with the provisions of the "Limitation on Asset Sales"; provided that the trustee and the Holders will retain their rights under the Indenture in the event of any such non-compliance.

        Neither the Collateral Agent nor Trustee nor the Holders will be able to repossess or force a sale of the Shared Primary Collateral until, at the earliest, 90 days after notification to the holders of First Priority Liens on the Secondary Collateral or such earlier date on which the holders of First Priority Liens consent to such actions by the Collateral Agent, the Trustee or the Holders.

        In addition, the rights of the Collateral Agent, on behalf of the Trustee and the Holders, to repossess and dispose of the Collateral upon occurrence of an Event of Default under the Indenture are likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against Aventine or any of its Subsidiaries prior to the Collateral Agent having repossessed and disposed of the Collateral. The ability of the Collateral Agent to repossess and dispose of Collateral comprising real property may also be subject to restrictions under state law. See "Risk Factors—Risks Relating to the Notes—In the event of our bankruptcy or the bankruptcy of any subsidiary guarantor, the ability of the noteholders to realize upon the collateral will be subject to certain bankruptcy law limitations."

        The Intercreditor Agreement provides that such agreement cannot be amended without the consent of the First Priority Lien Representative. Furthermore, the Intercreditor Agreement provides that the Security Agreement and the Indenture cannot be amended without the consent of the First Priority Lien Representative if such amendment would be materially adverse to the First Priority Lien Representative and the lenders under the Credit Agreement.

        In addition, the Intercreditor Agreement limits the ability of the Collateral Agent, on behalf of the Trustee and the Holders, to seek adequate protection in the event of any bankruptcy proceedings involving Aventine or any Subsidiary of Aventine. See "Risk Factors—Risks Relating to the Notes—The intercreditor agreement limits the ability of the noteholders to realize upon the collateral."

        All Collateral Monies, including without limitation all Net Cash Proceeds received in connection with a Primary Collateral Asset Sale, as well as Net Loss Proceeds required to be deposited with the Collateral Agent, will be held by the Collateral Agent as part of the Primary Collateral securing the Notes. So long as no Default or Event of Default under the Indenture shall have occurred and be continuing, Collateral Monies may:

  (1)
  with respect to the Net Cash Proceeds of Primary Collateral Asset Sales, be released as contemplated by "Certain Covenants—Limitation on Sale of Assets,"

  (2)
  with respect to Net Loss Proceeds, be released to repair or replace the relevant Primary Collateral, subject to conditions set forth in the Indenture,

  (3)
  at Aventine's direction be applied by the Collateral Agent from time to time to the payment of the principal of, premium, if any, and interest on any Notes at maturity or upon redemption or retirement, or to the purchase of Notes upon tender or in the open market or otherwise, in each case, in compliance with the Indenture, or

  (4)
  continue to be held by the Collateral Agent as part of the Primary Collateral securing the Notes.

        The Collateral Agent will be entitled to apply any Collateral Monies to cure any Event of Default under the Indenture. Collateral Monies deposited with the Collateral Agent will be invested in cash or Temporary Cash Investments pursuant to Aventine's direction and, so long as no Default or Event of Default shall have occurred and be continuing, Aventine will be entitled to any interest or dividends accrued, earned or paid on such Temporary Cash Investments.

        All Collateral Monies held by the Collateral Agent will be invested at the instruction of Aventine in Treasury Securities and other Collateral Investments. "Treasury Securities" means any investment in obligations issued or guaranteed by the United States government or agency thereof, in each case, maturing not later than one year. "Collateral Investments" means (1) Treasury Securities, (2) investment in time deposit accounts, certificates of deposit and money market deposits maturing not later than one year, in each case, entitled to U.S. Federal deposit insurance for the full amount thereof or issued by a bank or trust company (including the Collateral Agent or the Escrow Agent or an Affiliate of the Collateral Agent or the Escrow Agent) that is organized under the laws of the United

States of America or any State thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million, and (3) investments in commercial paper maturing not later than 270 days and having, at the date of acquisition, a rating no lower than A-1 from Standard & Poor's Ratings Service, P-1 from Moody's Investors Service, Inc. or F-1 from Fitch Ratings Ltd.

Escrow of Proceeds; Special Offer to Purchase

        On the Closing Date, Aventine deposited $62.5 million of the net proceeds from the December 17, 2004 old notes offering in the Escrow Account pending application of such funds to the construction of the planned expansion of Aventine Renewable Energy, Inc.'s Pekin, Illinois facility (as described above under "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operation—Liquidity and Capital Resources—Illinois Expansion").

        The terms of the escrow are set forth in a security and escrow agreement (the "Escrow Agreement") among Aventine, the Trustee, the Collateral Agent and JPMorgan Chase Bank, N.A., as escrow agent (the "Escrow Agent"), pursuant to which Aventine deposited with the Escrow Agent $62.5 million of the net proceeds from the December 17, 2004 old notes offering. As of December 31, 2005 the balance in the Escrow Account was $60.4 million.

        The Notes will be subject to an Offer to Purchase (a "Special Offer to Purchase") in the event that Aventine shall have provided written notice to the Trustee and the Escrow Agent at any time of its decision not to proceed with or complete the construction of the Pekin, Illinois facility expansion.

        Aventine will commence, not later than the next business day following the date on which the notice specified above is sent, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the lesser of (i) $62.5 million and (ii) the aggregate amount held in the Escrow Account at such time at a purchase price equal to 100% of their principal amount, plus accrued and unpaid interest to the date of redemption.

        If the Escrow Agent receives a notice of Special Offer to Purchase pursuant to the terms of the Indenture, the Escrow Agent will liquidate and release to the Paying Agent, by not later than the last business day prior to the Payment Date, escrowed funds in an amount sufficient to pay the purchase price of the Notes tendered pursuant to the Special Offer to Purchase. Concurrently with the release of funds to the Paying Agent, the Escrow Agent will release any excess of escrowed funds over the purchase price to Aventine, and Aventine will be permitted to use the excess funds for any purpose not otherwise prohibited by the Indenture.

        The Escrow Account constitutes part of the Primary Collateral. See "—Collateral."

        At any time prior to the presentation by Aventine of a Completion Certificate (as defined below), the Trustee will direct the Escrow Agent to release all or a portion of the escrowed funds as requested by Aventine only upon satisfaction of conditions specified in the Escrow Agreement, including the presentation by Aventine of an Officers' Certificate:

  (a)
  indicating in reasonable detail the purpose or purposes to which such funds will be applied;

  (b)
  certifying that the use of such funds for such purpose or purposes will not violate the terms of the Indenture or the Security Documents; and

  (c)
  certifying that such funds will be applied as set forth in paragraph (a) above within no more than seven days after their release from the Escrow Account.

        In addition, at any time prior to the presentation by Aventine of a Completion Certificate, any single request by Aventine for either the release of at least $10.0 million from the Escrow Account or the release of an amount which, when added to all other amounts released by the Escrow Agent from the Escrow Account pursuant to the preceding sentence during the preceding 30 days, would total at least $25.0 million must be approved by the Board of Directors of Aventine.

        The Trustee will direct the Escrow Agent to release all of the escrowed funds to Aventine upon presentation by Aventine to the Trustee of a resolution of the Board of Directors set forth in an Officers' Certificate (a "Completion Certificate") certifying that, as of the date of such certificate, (i) the Pekin facility expansion has been completed, (ii) such expansion has increased the production capacity of the Pekin facility by at least 56.5 million gallons of ethanol annually and (iii) all material consents, approvals and licenses for the commercial operation of such expansion have been obtained from the relevant governmental authorities. Aventine may use the funds released to it pursuant to the preceding sentence for any purpose not otherwise prohibited by the Indenture.

        As long as the escrowed funds are deposited in the Escrow Account, they will be invested by the Escrow Agent at the instruction of Aventine in Treasury Securities and other Collateral Investments.

Optional Redemption

        Aventine may redeem the Notes, in whole or in part, at any time on or after December 15, 2006. The redemption price for the Notes (expressed as a percentage of principal amount) will be as follows, plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period commencing on December 15 of any year set forth below:

Year	Percentage
2006	103.000%
2007	102.000%
2008	101.000%
2009 and thereafter	100.000%

        In addition, at any time prior to December 15, 2006, Aventine may redeem up to 35% of the principal amount of the Notes then outstanding with the Net Cash Proceeds of one or more sales of Capital Stock (other than Disqualified Stock) of Aventine at a redemption price of 100% of their principal amount plus a premium equal to the interest rate per annum on the Notes applicable on the date on which notice of redemption is given, together with accrued and unpaid interest to the redemption date; provided that at least 65% of the aggregate principal amount of the Notes outstanding immediately prior to each such redemption remains outstanding immediately after each such redemption and notice of any such redemption is mailed within 60 days of each such sale of Capital Stock.

        Aventine will give not less than 30 days' nor more than 60 days' notice of any redemption. If less than all of the Notes are to be redeemed, selection of the Notes for redemption will be made by the Trustee:

  •
  in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or

  •
  if the Notes are not listed on a national securities exchange, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

        However, no Note of $1,000 in principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note will state the portion of the principal amount to be redeemed. A new Note in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note.

Guarantees

        Payment of the principal of, premium, if any, and interest on the Notes will be Guaranteed, jointly and severally, on a secured unsubordinated basis by each Restricted Subsidiary (other than NELLC and any subsidiary thereof and any Foreign Subsidiary) existing on the Closing Date. In addition, each future Restricted Subsidiary that Guarantees any Indebtedness of Aventine or any Subsidiary Guarantor (other than any revolving credit or other similar agreement the aggregate principal amount outstanding under which does not exceed the Borrowing Base), and, in the event that NELLC becomes a Wholly-Owned Subsidiary, NELLC and its subsidiaries, will Guarantee the payment of the principal of, premium if any and interest on the Notes.

        The obligations of Aventine and each Subsidiary Guarantor under its Note Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable Federal or state laws. Aventine and each Subsidiary Guarantor that makes a payment or distribution under its Note Guarantee will be entitled to contribution from any other Subsidiary Guarantor or Aventine, as the case may be.

        The Note Guarantee issued by any Subsidiary Guarantor (and any and all Note Liens granted by such Subsidiary Guarantors) will be automatically and unconditionally released and discharged upon (1) any sale, exchange or transfer to any Person (other than an Affiliate of Aventine) of all of the Capital Stock of such Subsidiary Guarantor owned directly or indirectly by Aventine, (2) the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary, in compliance with the terms of the Indenture or (3) any defeasance or discharge of the Notes pursuant to the provisions of the Indenture.

Ranking

        The Notes will:

  •
  be general senior secured obligations of Aventine;

  •
  rank equal in right of payment with all existing and future unsubordinated indebtedness of Aventine;

  •
  rank senior in right of payment to all existing and future subordinated indebtedness of Aventine;

  •
  be secured by the Note Liens on the Collateral;

  •
  be effectively senior, as to collateral, to all of Aventine's existing and future unsecured indebtedness, to the extent of the value of the assets constituting the Collateral;

  •
  be effectively junior to all of the obligations, including trade payables, of the Subsidiaries (other than Subsidiary Guarantors); and

  •
  be effectively junior to any indebtedness which is either (i) secured by a Lien on the Collateral which is senior or prior to the Note Liens securing the Notes, including the First Priority Liens and potentially any Permitted Liens, or (ii) secured by assets which are not part of the Collateral securing the Notes, in each case, to the extent of the value of such assets.

        The Note Guarantees will:

  •
  be general senior secured obligations of the Subsidiary Guarantors;

  •
  rank equal in right of payment with all existing and future unsubordinated indebtedness of the Subsidiary Guarantors;

  •
  rank senior in right of payment with all existing and future subordinated indebtedness of the Subsidiary Guarantors;

  •
  be secured by the Note Liens on the Collateral;

  •
  be effectively senior, as to collateral, to all of the Subsidiary Guarantors' existing and future unsecured indebtedness, to the extent of the value of the assets constituting the Collateral; and

  •
  be effectively junior to any indebtedness which is either (i) secured by a Lien on the Collateral which is senior or prior to the Note Liens securing the Note Guarantees, including the First Priority Liens and potentially any Permitted Liens, or (ii) secured by assets which are not part of the Collateral securing the Note Guarantees, in each case, to the extent of the value of such assets.

        As of December 31, 2005, we and the Subsidiary Guarantors had $72.7 million of consolidated liabilities outstanding other than the notes, $1.5 million of which was secured indebtedness. The Notes and the Note Guarantees will be effectively subordinated to such secured indebtedness to the extent of such First Priority Liens. In addition, as of December 31, 2005, our Nebraska subsidiary, which is the only existing subsidiary that is not a Subsidiary Guarantor, had $3.6 million of liabilities, excluding intercompany liabilities of $2.2 million.

Sinking Fund

        There will be no sinking fund payments for the Notes.

Covenants

  Overview

        In the Indenture, Aventine agreed to covenants that limit its and its Restricted Subsidiaries' ability, among other things, to:

  •
  incur additional debt and issue preferred stock;

  •
  pay dividends, acquire shares of capital stock, make payments on subordinated debt or make investments;

  •
  place limitations on distributions from Restricted Subsidiaries;

  •
  issue or sell capital stock of Restricted Subsidiaries;

  •
  not issue guarantees;

  •
  sell or exchange assets;

  •
  enter into transactions with shareholders and affiliates;

  •
  create liens;

  •
  engage in unrelated businesses; and

  •
  effect mergers.

        In addition, if a Change of Control occurs, each Holder of Notes will have the right to require Aventine to repurchase all or a part of the Holder's Notes at a price equal to 101% of their principal amount, plus any accrued interest to the date of repurchase.

  Limitation on Indebtedness and Issuance of Preferred Stock

(a)
Aventine will not, and will not permit any of its Restricted Subsidiaries to, Incur any Indebtedness (other than the Notes, the Note Guarantees and other Indebtedness existing on the Closing Date) and Aventine will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that Aventine may Incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary may Incur Indebtedness (including, without limitation,

  Acquired Indebtedness) or issue preferred stock if, after giving effect to the Incurrence of such Indebtedness or issuance of preferred stock and the receipt and application of the proceeds therefrom, the Fixed Charge Coverage Ratio of Aventine would be greater than 2.0:1.0.

Notwithstanding the foregoing, Aventine and any Restricted Subsidiary (except as specified below) may Incur each and all of the following:

(1)
the incurrence by Aventine and any Restricted Subsidiary of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Aventine and its Restricted Subsidiaries thereunder) not to exceed a maximum of the greater of (a) $60.0 million less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant and (b) the Borrowing Base;

(2)
Indebtedness owed (A) to Aventine or any Subsidiary Guarantor evidenced by an unsubordinated promissory note or (B) to any other Restricted Subsidiary; provided that (x) any event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of such Indebtedness (other than to Aventine or another Restricted Subsidiary) shall be deemed, in each case, to constitute an Incurrence of such Indebtedness not permitted by this clause (2) and (y) if Aventine or any Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness must be expressly subordinated in right of payment to the Notes, in the case of Aventine, or the Note Guarantee, in the case of a Subsidiary Guarantor;

(3)
Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness (other than Indebtedness outstanding under clause (2) or (11)) in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses); provided that (a) Indebtedness the proceeds of which are used to refinance or refund the Notes or Indebtedness that is pari passu with, or subordinated in right of payment to, the Notes or a Note Guarantee shall only be permitted under this clause (3) if (x) in case the Notes are refinanced in part or the Indebtedness to be refinanced is pari passu with the Notes or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is outstanding, is expressly made pari passu with, or subordinate in right of payment to, the remaining Notes or the Note Guarantee, or (y) in case the Indebtedness to be refinanced is subordinated in right of payment to the Notes or a Note Guarantee, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which such new Indebtedness is issued or remains outstanding, is expressly made subordinate in right of payment to the Notes or the Note Guarantee at least to the extent that the Indebtedness to be refinanced is subordinated to the Notes or the Note Guarantee, (b) such new Indebtedness, determined as of the date of Incurrence of such new Indebtedness, does not mature prior to the Stated Maturity of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded and (c) such new Indebtedness is Incurred by Aventine or a Subsidiary Guarantor or by the Restricted Subsidiary who is the obligor on the Indebtedness to be refinanced or refunded;

(4)
Indebtedness of Aventine, to the extent the net proceeds thereof are promptly (A) used to purchase Notes tendered in an Offer to Purchase made as a result of a Change in Control or (B) deposited to defease the Notes as described under "Defeasance";

(5)
Guarantees of the Notes and Guarantees of Indebtedness of Aventine or any Restricted Subsidiary by Aventine or any Restricted Subsidiary; provided the Guarantee of such

    Indebtedness is permitted by and made in accordance with the "Issuance of Guarantees by Restricted Subsidiaries" covenant;

  (6)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

  (7)
  Indebtedness in respect of performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof);

  (8)
  Indebtedness Incurred or preferred stock issued to finance the cost (including the cost of improvement or construction) to acquire real or personal property (including acquisitions by way of Capitalized Lease Obligations and acquisitions of the Capital Stock of a Person that becomes a Restricted Subsidiary, to the extent of the fair market value of the real or personal property so acquired, plus goodwill associated therewith) by Aventine or a Restricted Subsidiary after the Closing Date; provided, however, that the aggregate principal amount of such Indebtedness and/or the liquidation preference of such preferred stock outstanding at any time may not exceed $5.0 million;

  (9)
  the incurrence by Aventine or any of its Restricted Subsidiaries of Acquired Indebtedness; provided that the Fixed Charge Coverage Ratio immediately after giving pro forma effect to such incurrence would be greater than the Fixed Charge Coverage Ratio immediately prior to such incurrence;

  (10)
  Indebtedness consisting of (x) the financing of insurance premiums in the ordinary course of business or (y) take-or-pay obligations contained in supply arrangements entered into in the ordinary course of business; and

  (11)
  additional Indebtedness of Aventine or Indebtedness of or preferred stock issued by any Restricted Subsidiary (in addition to Indebtedness permitted under clauses (1) through (10) above) in an aggregate principal amount and/or liquidation preference of such preferred stock outstanding at any time not to exceed $5.0 million, less any amount of such Indebtedness permanently repaid as provided under the "Limitation on Asset Sales" covenant.

(b)
Notwithstanding any other provision of this "Limitation on Indebtedness and Issuance of Preferred Stock" covenant, the maximum amount of Indebtedness that may be Incurred pursuant to this "Limitation on Indebtedness and Issuance of Preferred Stock" covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies.

(c)
For purposes of determining any particular amount of Indebtedness under this "Limitation on Indebtedness and Issuance of Preferred Stock" covenant, Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included. For purposes of determining compliance with this "Limitation on Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described above, including under the first paragraph of part (a), Aventine, in its sole discretion, may classify, and from time to time may reclassify, such item of Indebtedness.

(d)
The Obligors will not Incur any Indebtedness if such Indebtedness is subordinate in right of payment to any other Indebtedness unless such Indebtedness is also subordinate in right of payment to the Notes (in the case of Aventine) or the Note Guarantees (in the case of any Subsidiary Guarantor), in each case, to the same extent.

  Limitation on Restricted Payments

        Aventine will not, and will not permit any Restricted Subsidiary to, directly or indirectly, (1) declare or pay any dividend or make any distribution on or with respect to its Capital Stock (other than (x) dividends or distributions payable solely in shares of its Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to acquire shares of such Capital Stock and (y) pro rata dividends or distributions on common stock of Restricted Subsidiaries held by minority stockholders) held by Persons other than Aventine or any of its Restricted Subsidiaries, (2) purchase, call for redemption or redeem, retire or otherwise acquire for value any shares of Capital Stock of (A) Aventine (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Person or (B) a Restricted Subsidiary (including options, warrants or other rights to acquire such shares of Capital Stock) held by any Affiliate of Aventine (other than a Wholly Owned Restricted Subsidiary) or any holder (or any Affiliate of such holder) of 10% or more of the Capital Stock of Aventine, (3) make any voluntary or optional principal payment, or voluntary or optional redemption, repurchase, defeasance, or other acquisition or retirement for value, of Indebtedness of Aventine that is subordinated in right of payment to the Notes or any Indebtedness of a Subsidiary Guarantor that is subordinated in right of payment to a Note Guarantee or (4) make any Investment, other than a Permitted Investment, in any Person (such payments or any other actions described in clauses (1) through (4) above being collectively "Restricted Payments") if, at the time of, and after giving effect to, the proposed Restricted Payment:

(A)
a Default or Event of Default shall have occurred and be continuing,

(B)
Aventine could not Incur at least $1.00 of Indebtedness under the first paragraph of part (a) of the "Limitation on Indebtedness and Issuance of Preferred Stock" covenant, or

(C)
the aggregate amount of all Restricted Payments made after the Closing Date shall exceed the sum of

(1)
50% of the aggregate amount of the Adjusted Consolidated Net Income (or, if the Adjusted Consolidated Net Income is a loss, minus 100% of the amount of such loss) accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of the fiscal quarter during which the Closing Date occurs and ending on the last day of the last fiscal quarter preceding the Transaction Date for which reports have been filed with the SEC or provided to the Trustee plus

(2)
the aggregate Qualified Proceeds received by Aventine after the Closing Date as a capital contribution or from the issuance and sale of its Capital Stock (other than Disqualified Stock) to a Person which is not a Subsidiary of Aventine, including an issuance or sale permitted by the Indenture of Indebtedness of Aventine for cash subsequent to the Closing Date upon the conversion of such Indebtedness into Capital Stock (other than Disqualified Stock) of Aventine, or from the issuance to a Person which is not a Subsidiary of Aventine of any options, warrants or other rights to acquire Capital Stock of Aventine (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) plus

(3)
an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case, to Aventine or any Restricted Subsidiary or from the Qualified Proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Adjusted Consolidated Net Income), from the release of any Guarantee or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed, in each case, the amount of Investments previously made by Aventine or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

The foregoing provision shall not be violated by reason of:

(1)
the payment of any dividend or redemption of any Capital Stock within 60 days after the related date of declaration or call for redemption if, at said date of declaration or call for redemption, such payment or redemption would comply with the preceding paragraph;

(2)
the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition or retirement for value of Indebtedness that is subordinated in right of payment to the Notes or any Note Guarantee including premium, if any, and accrued interest, with the proceeds of, or in exchange for, Indebtedness Incurred under clause (3) of the second paragraph of part (a) of the "Limitation on Indebtedness and Issuance of Preferred Stock" covenant;

(3)
the repurchase, redemption or other acquisition of Capital Stock of Aventine or a Subsidiary Guarantor (or options, warrants or other rights to acquire such Capital Stock) in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of Capital Stock (other than Disqualified Stock) of Aventine (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Stated Maturity of the Notes;

(4)
the making of any principal payment or the repurchase, redemption, retirement, defeasance or other acquisition or retirement for value of Indebtedness (including premium, if any, and accrued interest) which is subordinated in right of payment to the Notes or any Note Guarantee in exchange for, or out of the proceeds of a capital contribution or a substantially concurrent offering of, shares of the Capital Stock (other than Disqualified Stock) of Aventine (or options, warrants or other rights to acquire such Capital Stock); provided that such options, warrants or other rights are not redeemable at the option of the holder, or required to be redeemed, prior to the Stated Maturity of the Notes;

(5)
payments or distributions, to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets of Aventine that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of Aventine;

(6)
Investments acquired as a capital contribution to, or in exchange for, or out of the proceeds of a substantially concurrent offering of, Capital Stock (other than Disqualified Stock) of Aventine;

(7)
the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;

(8)
the declaration or payment of dividends on Capital Stock (other than Disqualified Stock or preferred stock) of Aventine in an aggregate annual amount not to exceed 6% of the Net Cash Proceeds received by Aventine after the Closing Date from the sale of such Capital Stock;

(9)
the one-time payment on or about the Closing Date of a $107.0 million dividend to holders of shares of Aventine's Capital Stock, as described under the caption "Use of Proceeds";

(10)
the payment by Aventine to any Affiliate of Aventine of management fees of not more than $500,000, in the aggregate in any calendar year, as invoiced by such Affiliate;

(11)
the repurchase or other acquisition of Capital Stock of Aventine or any of its Subsidiaries from employees, former employees, directors or former directors of Aventine or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors under which such individuals purchase or sell, or are granted the option to purchase or sell, such Capital Stock; provided, however, that the aggregate amount of such repurchases and other acquisitions shall not exceed $1.0 million in any calendar year;

(12)
the payment of dividends or the making of loans or advances by Aventine to the Parent not to exceed $250,000 in any calendar year for cost and expenses incurred by the Parent in its capacity as a holding company for services rendered by the Parent on behalf of Aventine;

(13)
payments or distributions to the Parent pursuant to any Tax Sharing Agreement;

(14)
dividends paid in respect of Disqualified Stock or preferred stock of Aventine or any Restricted Subsidiary of Aventine which is permitted to be issued pursuant to the covenant described under the caption "Limitation on Indebtedness and Issuance of Preferred Stock"; provided, however, that the aggregate amount of dividends paid in respect of preferred stock of Aventine (other than Disqualified Stock of Aventine) pursuant to this clause (14) shall not exceed the amount of Net Cash Proceeds from the issuance of such preferred stock;

(15)
the pledge by Aventine or any Restricted Subsidiary of the Capital Stock of an Unrestricted Subsidiary to secure Non-Recourse Debt of that Unrestricted Subsidiary; and

(16)
Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (16), does not exceed $1.0 million;

provided that, except in the case of clauses (1) and (3), no Default or Event of Default shall have occurred and be continuing or occur as a consequence of the actions or payments set forth therein.

        Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clause (2), (7) through (10) and (12) through (15) thereof or an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof and an Investment acquired as a capital contribution or in exchange for Capital Stock referred to in clause (6) thereof) shall be included in calculating whether the conditions of clause (C) of the first paragraph of this "Limitation on Restricted Payments" covenant have been met with respect to any subsequent Restricted Payments, and the Net Cash Proceeds from any issuance of Capital Stock to the extent used to make Restricted Payments referred to in clause (3), (4) or (6) shall not be included in such calculation.

        For purposes of determining compliance with this "Limitation on Restricted Payments" covenant, (x) the amount, if other than in cash, of any Restricted Payment shall be determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution and (y) in the event that a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in the above clauses, including the first paragraph of this "Limitation on Restricted Payments" covenant, Aventine, in its sole discretion, may order and classify, and from time to time may reclassify, such Restricted Payment if it would have been permitted at the time such Restricted Payment was made and at the time of such reclassification.

  Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

        Aventine will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (1) pay dividends or make any other distributions permitted by applicable law on any Capital Stock of such Restricted Subsidiary owned by Aventine or any other Restricted Subsidiary, (2) pay any Indebtedness owed to Aventine or any other Restricted Subsidiary,

(3) make loans or advances to Aventine or any other Restricted Subsidiary or (4) transfer any of its property or assets to Aventine or any other Restricted Subsidiary.

        The foregoing provisions shall not restrict any encumbrances or restrictions:

(1)
existing on the Closing Date in the Credit Agreement, the Indenture or otherwise, and any extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements taken as a whole are, in the good faith judgment of the Board of Directors, no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(2)
existing under or by reason of applicable law;

(3)
existing with respect to any Person or the property or assets of such Person acquired by Aventine or any Restricted Subsidiary, existing at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired and any extensions, refinancings, renewals or replacements thereof; provided that the encumbrances and restrictions in any such extensions, refinancings, renewals or replacements taken as a whole are, in the good faith judgment of the Company's Board of Directors, no less favorable in any material respect to the Holders than those encumbrances or restrictions that are then in effect and that are being extended, refinanced, renewed or replaced;

(4)
in the case of clause (4) of the first paragraph of this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant:

(A)
that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset,

(B)
existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of Aventine or any Restricted Subsidiary not otherwise prohibited by the Indenture,

(C)
arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of Aventine or any Restricted Subsidiary in any manner material to Aventine or any Restricted Subsidiary, or

(D)
arising under purchase money obligations for property acquired in the ordinary course of business or Capitalized Lease Obligations;

(5)
with respect to a Restricted Subsidiary and imposed pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, such Restricted Subsidiary;

(6)
arising from customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(7)
on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(8)
arising in connection with any Indebtedness, Disqualified Stock or preferred stock of Aventine or any Restricted Subsidiary of Aventine permitted to be incurred subsequent to the date of the Indenture pursuant to the provisions of the covenant described under "—Limitation on Indebtedness and Issuance of Preferred Stock."

        Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent Aventine or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of Aventine or any of its Restricted Subsidiaries that secure Indebtedness of Aventine or any of its Restricted Subsidiaries.

  Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries

        Aventine will not sell, and will not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, any shares of Capital Stock of a Restricted Subsidiary (including options, warrants or other rights to purchase shares of such Capital Stock) except:

(1)
to Aventine or a Wholly Owned Restricted Subsidiary;

(2)
issuances of director's qualifying shares or sales to foreign nationals of shares of Capital Stock of foreign Restricted Subsidiaries, to the extent required by applicable law;

(3)
if, immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the "Limitation on Restricted Payments" covenant if made on the date of such issuance or sale; or

(4)
sales of common stock (including options, warrants or other rights to purchase shares of such common stock) of a Restricted Subsidiary by Aventine or a Restricted Subsidiary, provided that Aventine or such Restricted Subsidiary applies the Net Cash Proceeds of any such sale in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant.

  Issuances of Guarantees by Restricted Subsidiaries

        Aventine will cause each Restricted Subsidiary that Guarantees any Indebtedness of Aventine or any Subsidiary Guarantor (other than any revolving credit or other similar agreement the aggregate principal amount outstanding under which does not exceed the Borrowing Base) to execute and deliver a supplemental indenture to the Indenture providing for a Guarantee (a "Subsidiary Guarantee") of payment of the Notes by such Restricted Subsidiary. In addition, in the event that any Subsidiary of Aventine becomes a Subsidiary Guarantor pursuant to the terms of the Indenture, Aventine and such Subsidiary shall execute such collateral documents and other instruments and take such other measures as are reasonably necessary to cause the property and assets of such Subsidiary that constitute Secondary Collateral to be subject to the First Priority Liens and the Second Priority Liens and to perfect such Liens in respect of such property and assets, in each case, in the manner and to the extent required under the Security Documents.

        Notwithstanding the foregoing, any Subsidiary Guarantee by a Restricted Subsidiary (including NELLC, if it shall be a Subsidiary Guarantor) may provide by its terms that it shall be automatically and unconditionally released and discharged (and any and all Note Liens granted by such Subsidiary Guarantor shall also be released and discharged) upon (1) any sale, exchange or transfer, to any Person not an Affiliate of Aventine, of all of the Capital Stock of such Subsidiary Guarantor owned directly or indirectly by Aventine (which sale, exchange or transfer is not prohibited by the Indenture), (2) the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture or (3) any defeasance or discharge of the Notes pursuant to the provisions of the Indenture.

  Pledge of Capital Stock of NELLC

        In the event that either Aventine shall obtain the requisite consent of the holders of the Capital Stock of NELLC or Aventine and/or its Affiliates shall own at least 80% of such Capital Stock, such Capital Stock shall become part of the Secondary Collateral contemporaneously with such Capital Stock becoming subject to the First Priority Liens, and Aventine, such Subsidiary Guarantor and NELLC shall promptly execute such collateral documents and other instruments and take such other measures as are reasonably necessary to cause such Capital Stock to be subject to the First Priority Liens and the Second Priority Liens and to perfect such Liens in respect of such Capital Stock, in each case, in the manner and to the extent required under the Security Documents.

  Limitation on Transactions with Shareholders and Affiliates

        Aventine will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, renew or extend any transaction (including, without limitation, the purchase, sale, lease or exchange of property or assets, or the rendering of any service) with any holder (or any Affiliate of such holder) of 10% or more of any class of Capital Stock of Aventine or with any Affiliate of Aventine, except upon fair and reasonable terms no less favorable to Aventine or such Restricted Subsidiary than could be obtained, at the time of such transaction or, if such transaction is pursuant to a written agreement, at the time of the execution of the agreement providing therefor, in a comparable arm's-length transaction with a Person that is not such a holder or an Affiliate.

        The foregoing limitation does not limit, and shall not apply to:

(1)
transactions (A) approved by a majority of the disinterested members of the Board of Directors or (B) for which Aventine or a Restricted Subsidiary delivers to the Trustee a written opinion of a nationally recognized investment banking, accounting, valuation or appraisal firm stating that the transaction is fair to Aventine or such Restricted Subsidiary from a financial point of view;

(2)
any transaction solely between Aventine and any of its Restricted Subsidiaries or solely among Restricted Subsidiaries;

(3)
the payment of reasonable and customary regular fees to directors of Aventine who are not employees of Aventine and customary indemnification arrangements entered into by Aventine;

(4)
any payments or other transactions pursuant to any tax-sharing agreement between Aventine and any other Person with which Aventine files a consolidated tax return or with which Aventine is part of a consolidated group for tax purposes;

(5)
any sale of shares of Capital Stock (other than Disqualified Stock) of Aventine;

(6)
any Permitted Investments or any Restricted Payments not prohibited by the "Limitation on Restricted Payments" covenant;

(7)
any agreement as in effect or entered into as of the Closing Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Closing Date;

(8)
the issuance of securities or other payments, awards or grants in cash, securities or otherwise pursuant to or the funding of, employment arrangements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors in good faith and loans to employees of Aventine and its Subsidiaries which are approved by the Board of Directors in good faith;

(9)
transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case on ordinary business terms and otherwise in compliance with the terms of the indenture, which are fair to Aventine or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors of Aventine or the senior management thereof, or are on terms at least as favorable as could reasonably have been obtained at such time from an unaffiliated party;

(10)
the payment by Aventine to any Affiliate of Aventine of management fees of not more than $500,000, in the aggregate in any calendar year, as invoiced by such Affiliate;

(11)
any transaction with a joint venture or similar entity which would be subject to this covenant solely because Aventine or a Restricted Subsidiary of Aventine owns an equity interest in or otherwise controls such joint venture or similar entity;

(12)
payments of customary and reasonable fees by Aventine or any of its Restricted Subsidiaries to the Permitted Holders made for any financial advisory, financing, underwriting or placement services (whether structured as a fee or as an underwriting discount) or in respect of other commercial or investment banking activities, including, without limitation, in connection with acquisitions or divestitures, provided that each such payment shall be approved by a majority of the disinterested members of the Board of Directors; or

(13)
payments and transactions in connection with the Credit Agreement (including commitment, syndication and arrangement fees payable thereunder) and this offering, including underwriting discounts and commissions in connection therewith, and the application of the proceeds of each, and the payment of fees and expenses with respect thereto.

        Notwithstanding the foregoing, any transaction or series of related transactions covered by the first paragraph of this "Limitation on Transactions with Shareholders and Affiliates" covenant and not covered by clauses (2) through (13) of this paragraph, (a) the aggregate amount of which exceeds $5.0 million in value, must be approved or determined to be fair in the manner provided for in clause (1)(A) or (B) above and (b) the aggregate amount of which exceeds $10.0 million in value, must be determined to be fair in the manner provided for in clause (1)(B) above.

  Limitation on Liens

        Aventine will not, and will not permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Lien on any of its assets or properties of any character (including any shares of Capital Stock or Indebtedness of any Restricted Subsidiary).

        The foregoing limitation does not apply to:

(1)
Liens existing on the Closing Date;

(2)
Liens granted on or after the Closing Date on any assets or Capital Stock of Aventine or its Restricted Subsidiaries created in favor of the Holders;

(3)
Liens securing Indebtedness which is Incurred to refinance secured Indebtedness which is permitted to be Incurred under clause (3) of the second paragraph of clause (a) of the "Limitation on Indebtedness and Issuance of Preferred Stock" covenant; provided that such Liens do not extend to or cover any property or assets of Aventine or any Restricted Subsidiary other than the property or assets securing the Indebtedness being refinanced;

(4)
Liens to secure First Priority Lien Obligations; provided that any such Liens on any property or assets constituting Shared Primary Collateral that rank equally or prior to the Liens securing the Notes and any such Liens on any other Primary Collateral, in each case, will not be permitted under the Indenture;

(5)
Liens (including extensions and renewals thereof) upon real or personal property acquired after the Closing Date; provided that (a) such Lien is created solely for the purpose of securing Indebtedness Incurred, in accordance with the "Limitation on Indebtedness and Issuance of Preferred Stock" covenant, to finance the cost (including the cost of improvement or construction) of the item of property or assets subject thereto and such Lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property, (b) the principal amount of the Indebtedness secured by such Lien does not exceed 100% of such cost, and (c) any such Lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

(6)
Liens on cash set aside at the time of the Incurrence of any Indebtedness, or government securities purchased with such cash, in either case, to the extent that such cash or government securities pre-fund the payment of interest on such Indebtedness and are held in a collateral or escrow account or similar arrangement to be applied for such purpose;

(7)
Liens on assets, property or Capital Stock of any Restricted Subsidiary that is not a Subsidiary Guarantor securing Indebtedness permitted under the Indenture; or

(8)
Permitted Liens.

  Limitation on Sale and Leaseback Transactions

        Aventine will not, and will not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction involving any of its assets or properties whether now owned or hereafter acquired; provided, however, that Aventine or any Restricted Subsidiary may enter into a Sale and Leaseback Transaction if:

(a)
the consideration received in such Sale and Leaseback Transaction is at least equal to the fair market value of the property so sold or otherwise transferred, as determined by a resolution of the Board of Directors;

(b)
Aventine or such Restricted Subsidiary, as applicable, would be permitted to grant a Lien to secure Indebtedness under the "Limitation on Liens" covenant in the amount of the Attributable Debt in respect of such Sale Leaseback Transaction;

(c)
prior to and after giving effect to the Attributable Debt in respect of such Sale and Leaseback Transaction, Aventine and such Restricted Subsidiary comply with the "Limitation on Indebtedness and Issuance of Preferred Stock" covenant contained herein; and

(d)
Aventine or such Restricted Subsidiary applies an amount not less than the net proceeds received from such sale in accordance with the "Limitation on Asset Sales" covenant.

  Limitation on Asset Sales

        Aventine will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale, unless (1) the consideration received by Aventine or such Restricted Subsidiary is at least equal to the fair market value of the assets sold or disposed of, (2) at least 75% of the consideration received consists of (a) cash or Temporary Cash Investments, (b) the assumption of unsubordinated Indebtedness of Aventine or any Subsidiary Guarantor or Indebtedness of any other Restricted Subsidiary (in each case, other than Indebtedness owed to Aventine or any Affiliate of Aventine), provided that Aventine, such Subsidiary Guarantor or such other Restricted Subsidiary is irrevocably and unconditionally released from all liability under such Indebtedness, or (c) Replacement Assets, and (3) in the event of a Primary Collateral Asset Sale, the Net Cash Proceeds corresponding to the Primary Collateral sold shall be paid directly to the Collateral Agent for deposit into the Collateral

Account which shall become part of the Primary Collateral and be subject to the Primary Collateral Lien in favor of the Holders.

        For the purposes of this provision, any securities, notes or other obligations received by Aventine or any of its Restricted Subsidiaries from the transferee that are converted by Aventine or any of its Restricted Subsidiaries into cash or Cash Equivalents within 180 days of their receipt by Aventine or any of its Restricted Subsidiaries shall be deemed to be cash, but only to the extent of the cash or Cash Equivalents received.

        Aventine shall, or shall cause the relevant Restricted Subsidiary to, within twelve months after the date of receipt of any Net Cash Proceeds from an Asset Sale,

(A)
solely in the case of Net Cash Proceeds from any Asset Sale other than a Primary Collateral Asset Sale, apply an amount equal to such Net Cash Proceeds to permanently repay or reduce outstanding (a) First Priority Lien Obligations, (b) Indebtedness of Aventine that is pari passu in right of payment with the Notes, (c) Indebtedness of any Subsidiary Guarantor that is pari passu in right of payment with the relevant Subsidiary Guarantee or (d) Indebtedness of any other Restricted Subsidiary, or

(B)
invest an equal amount, or the amount not so applied pursuant to clause (1) (or enter into a definitive agreement committing to so invest within 12 months after the date of such agreement), in Replacement Assets.

The amount of such excess Net Cash Proceeds required to be applied (or to be committed to be applied) during such 12-month period as set forth in the preceding sentence and not applied as so required by the end of such period shall constitute "Excess Proceeds."

        If, as of the first day of any calendar month, the aggregate amount of Excess Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant totals at least $10 million, Aventine must commence, not later than the fifteenth business day of such month, and consummate an Offer to Purchase from the Holders (and, if required by the terms of any Indebtedness that is pari passu in right of payment with the Notes ("Pari Passu Indebtedness"), from the holders of such Pari Passu Indebtedness) on a pro rata basis an aggregate principal amount of Notes (and Pari Passu Indebtedness) equal to the Excess Proceeds on such date, at a purchase price equal to 100% of their principal amount, plus, in each case, accrued interest (if any) to the Payment Date. To the extent that any Excess Proceeds remain after consummation of an Offer to Purchase pursuant to this "Limitation on Asset Sales" covenant, Aventine may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture and the amount of Excess Proceeds shall be reset to zero.

  Limitation on Business Activities

        Aventine will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business.

  Limitation on Impairment of Security Interest

        The Indenture provides that neither Aventine nor any of its Subsidiaries may take or omit to take any action which action or omission could reasonably be expected to have the result of adversely affecting or impairing the Primary Collateral Liens or the Second Priority Liens, other than as expressly contemplated by the Indenture or the Security Documents; provided, however, that the taking of any action with respect to the Collateral that is required by the terms of the Indenture will be deemed not to impair such security interest.

  Events of Loss

        In the event of an Event of Loss with respect to any Primary Collateral, Aventine will apply the Net Loss Proceeds from such Event of Loss, at its option, to (1) the rebuilding, repair, replacement or construction of improvements to the affected property within two years after receipt of such Net Loss Proceeds, (2) the acquisition of or investment in Replacement Assets within one year after receipt of such Net Loss Proceeds or (3) a redemption of the Notes pursuant to an Offer to Purchase on the terms described in the next succeeding paragraph. Pending the final application of any Net Loss Proceeds, Aventine shall deposit such Net Loss Proceeds in the Collateral Account.

        Any Net Loss Proceeds from an Event of Loss that are not applied or invested as provided in the preceding paragraph will be deemed to constitute "Excess Loss Proceeds." If, as of the first day of any calendar month, the aggregate amount of Excess Loss Proceeds not theretofore subject to an Offer to Purchase pursuant to this "Events of Loss" covenant totals at least $10.0 million, Aventine must commence, not later than the fifteenth business day of such month, and consummate an Offer to Purchase from the Holders on a pro rata basis an aggregate principal amount of Notes equal to the Excess Loss Proceeds on such date, at a purchase price equal to 100% of their principal amount plus accrued interest (if any) to the Payment Date. Any Offer to Purchase commenced pursuant to this "Events of Loss" covenant will be referred to as an "Event of Loss Offer to Purchase." To the extent that any Excess Loss Proceeds remain after consummation of an Event of Loss Offer to Purchase, Aventine may use those Excess Loss Proceeds for any purpose not otherwise prohibited by the Indenture and the amount of Excess Loss Proceeds shall be reset to zero.

Repurchase of Notes upon a Change of Control

        Aventine must commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Notes then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest (if any) to the Payment Date.

        There can be no assurance that Aventine will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Notes) required by the foregoing covenant (as well as may be contained in other securities of Aventine which might be outstanding at the time).

        The above covenant requiring Aventine to repurchase the Notes will, unless consents are obtained, require Aventine to repay all indebtedness then outstanding which by its terms would prohibit such Note repurchase, either prior to or concurrently with such Note repurchase.

        Aventine will not be required to make an Offer to Purchase upon the occurrence of a Change of Control if a third party makes an offer to purchase the Notes in the manner, at the times and price and otherwise in compliance with the requirements of the Indenture applicable to an Offer to Purchase for a Change of Control and purchases all Notes validly tendered and not withdrawn in such offer to purchase.

SEC Reports and Reports to Holders

        At all times from and after the earlier of (1) the date of the commencement of this exchange offer or the effectiveness of the shelf registration statement pursuant to the terms of the Registration Rights Agreement (the "Registration") and (2) June 30, 2006, in either case, whether or not Aventine is then required to file reports with the SEC, Aventine shall file with the SEC, unless the SEC will not accept such filing (x) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Aventine were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report on the annual financial statements by Aventine's certified independent accountants and (y) all current reports that would be required to be filed with the SEC on Form 8-K if Aventine were required to file such reports. Aventine shall supply to the Trustee and to each Holder or shall supply to the Trustee for forwarding to each such Holder who so requests, without cost to such Holder, copies of such reports and other information.

Events of Default

        The following events will be defined as "Events of Default" in the Indenture:

(a)
default in the payment of principal of (or premium, if any, on) any Note when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise;

(b)
default in the payment of interest on any Note when the same becomes due and payable, and such default continues for a period of 30 days;

(c)
default in the performance or breach of the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the assets of Aventine or any Subsidiary Guarantor or the failure by Aventine to make or consummate an Offer to Purchase in accordance with the provisions under the caption "—Covenants—Limitation on Asset Sales," "—Covenants—Events of Loss," "Escrow of Proceeds; Special Offer to Purchase" or "Repurchase of Notes upon a Change of Control" and such default or breach continues for a period of 30 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

(d)
Aventine or any Subsidiary Guarantor defaults in the performance of or breaches any other covenant or agreement in the Indenture or under the Notes (other than a default specified in clause (a), (b) or (c) above) and such default or breach continues for a period of 60 consecutive days after written notice by the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes;

(e)
there occurs with respect to any issue or issues of Indebtedness of Aventine, any Subsidiary Guarantor or any Significant Subsidiary having an outstanding principal amount of $10.0 million or more in the aggregate for all such issues of all such Persons, whether such Indebtedness now exists or shall hereafter be created, (I) an event of default that has caused the holder thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity and such Indebtedness has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such acceleration and/or (II) the failure to make a principal payment at the final (but not any interim) fixed maturity (after giving effect to any applicable grace period provided in such Indebtedness) and such defaulted payment shall not have been made, waived or extended within 30 days of such payment default;

(f)
any final judgment or order (not covered by insurance or a third party indemnity pursuant to an executed written agreement) for the payment of money in excess of $10.0 million in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) shall be rendered against Aventine, any Subsidiary Guarantor or any Significant Subsidiary and shall not be paid or discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order that causes the aggregate amount for all such final judgments or orders outstanding and not paid or discharged against all such Persons to exceed $10.0 million during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(g)
a court having jurisdiction in the premises enters a decree or order for (A) relief in respect of Aventine, any Subsidiary Guarantor or any Significant Subsidiary in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, (B) appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Aventine, any Subsidiary Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of Aventine, any Subsidiary Guarantor or any Significant Subsidiary or (C) the winding up or liquidation of the affairs of Aventine, any Subsidiary Guarantor or any Significant Subsidiary and, in each case, such decree or order shall remain unstayed and in effect for a period of 30 consecutive days;

(h)
Aventine, any Subsidiary Guarantor or any Significant Subsidiary (A) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (B) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of Aventine, any Subsidiary Guarantor or any Significant Subsidiary or for all or substantially all of the property and assets of Aventine, any Subsidiary Guarantor or any Significant Subsidiary or (C) effects any general assignment for the benefit of creditors;

(i)
Aventine or any Subsidiary Guarantor repudiates its obligations under its Note Guarantee or, except as permitted by the Indenture, any Note Guarantee is determined to be unenforceable or invalid or shall for any reason cease to be in full force and effect; or

(j)
(a) default by Aventine or any Subsidiary Guarantor in the performance of the Security Documents which adversely affects the enforceability, validity, perfection or priority of any Note Liens or which adversely affects the condition or value of the Collateral, in each case, taken as a whole, in any material respect, (b) repudiation or disaffirmation by Aventine or any such Subsidiary Guarantor of its obligations under any of the Security Documents or (c) the determination in a judicial proceeding that all or any material portion of the Security Documents, taken as a whole, are unenforceable or invalid, for any reason, against Aventine or any such Subsidiary Guarantor (which default, repudiation, disaffirmation or determination is not rescinded, stayed, or waived by the Persons having such authority pursuant to the Security Documents or otherwise cured within 60 days after Aventine receives written notice thereof specifying such occurrence from the Trustee or the Holders of 25% or more in aggregate principal amount of the Notes).

        If an Event of Default (other than an Event of Default specified in clause (g) or (h) above that occurs with respect to Aventine) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes, then outstanding, by written notice to Aventine (and to the Trustee if such notice is given by the Holders), may, and the Trustee at the request of such Holders shall, declare the principal of, premium, if any, and accrued interest on the Notes to be immediately due and payable. Upon a declaration of acceleration, such principal of, premium, if any, and accrued interest shall be immediately due and payable. In the event of a declaration of acceleration because an Event of Default set forth in clause (e) above has occurred and is continuing, such declaration of acceleration shall be automatically rescinded and annulled if the event of default triggering such Event of Default pursuant to clause (e) shall be remedied or cured by Aventine, the relevant Subsidiary Guarantor or the relevant Significant Subsidiary or waived by the holders of the relevant Indebtedness within 60 days after the declaration of acceleration with respect thereto. If an Event of Default specified in clause (g) or (h) above occurs with respect to Aventine, the principal of, premium, if any, and accrued interest on the Notes then outstanding shall automatically become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. In addition to acceleration of maturity of the Notes, if an Event of Default occurs and is continuing, the Trustee will have the right to direct the Collateral Agent to exercise remedies with respect to the Primary Collateral and, subject to the terms of the Intercreditor Agreement, the Secondary Collateral.

        The Holders of at least a majority in principal amount of the outstanding Notes by written notice to Aventine and to the Trustee, may waive all past defaults and rescind and annul a declaration of acceleration and its consequences if (x) all existing Events of Default, other than the nonpayment of the principal of, premium, if any, and accrued interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived and (y) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. For information as to the waiver of defaults, see "—Modification and Waiver."

        The Holders of at least a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the Indenture or the Notes unless:

(1)
the Holder gives the Trustee written notice of a continuing Event of Default;

(2)
the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3)
such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4)
the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5)
during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

        However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of or premium, if any, or interest on, such Note, or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

        Officers of Aventine must certify, on or before a date not more than 90 days after the end of each fiscal year, that a review has been conducted of the activities of Aventine and its Restricted Subsidiaries and Aventine's and its Restricted Subsidiaries' performance under the Indenture and that Aventine and its Restricted Subsidiaries has fulfilled all obligations thereunder, or, if there has been a default in the fulfillment of any such obligation, specifying each such default and the nature and status thereof. Aventine will also be obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

Consolidation, Merger and Sale of Assets

(A)
Aventine will not consolidate with, merge with or into, or sell, convey, transfer, lease or otherwise dispose of all or substantially all of its property and assets (as an entirety or substantially an entirety in one transaction or a series of related transactions) to, any Person or permit any Person to merge with or into it unless:

(1)
it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged or that acquired or leased such property and assets (the "Surviving Person") shall be organized and validly existing under the laws of the United States of America or any jurisdiction thereof and shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of Aventine's obligations under the Indenture, the Notes, the Registration Rights Agreement and the Security Documents;

  (2)
  each of the conditions specified in paragraph (C) below is satisfied; and

  (3)
  each Subsidiary Guarantor, unless such Subsidiary Guarantor is the Person with which Aventine has entered into a transaction under this "Consolidation, Merger and Sale of Assets" section, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of Aventine or the Surviving Person in accordance with the Notes and the Indenture.

(B)
No Subsidiary Guarantor will consolidate with or merge with or into any Person or permit any Person to merge with or into it unless:

(1)
it shall be the continuing Person, or the Person (if other than it) formed by such consolidation or into which it is merged (the "Subsidiary Guarantor Surviving Person") shall expressly assume, by a supplemental indenture, executed and delivered to the Trustee, all of such Subsidiary Guarantor obligations under its Note Guarantee, the Registration Rights Agreement and the Security Documents; and

(2)
each of the conditions specified in paragraph (C) below is satisfied.

The foregoing requirements of this paragraph (B) shall not apply to (x) a consolidation or merger of any Subsidiary Guarantor with and into Aventine or any other Subsidiary Guarantor, so long as Aventine or such Subsidiary Guarantor survives such consolidation or merger or (y) a sale or other disposition of all of the assets of a Subsidiary Guarantor, by way of merger, consolidation or otherwise, if Aventine or a Restricted Subsidiary applies the Net Cash Proceeds of that sale or other disposition in accordance with the "Limitation on Asset Sales" covenant.

(C)
The following additional conditions shall apply to each transaction described in paragraph (A) or (B) above, except that clause (2) below shall not apply to a transaction described in paragraph (B):

(1)
immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

(2)
immediately after giving effect to such transaction on a pro forma basis Aventine (or the Surviving Person, if applicable) (x) could Incur at least $1.00 of Indebtedness under the first paragraph of part (a) of the "Limitation on Indebtedness and Issuance of Preferred Stock" covenant or (y) would, together with its Restricted Subsidiaries, have a greater Fixed Charge Coverage Ratio immediately after that transaction (after giving pro forma effect thereto as if that transaction had occurred at the beginning of the applicable four-quarter period) than the Fixed Charge Coverage Ratio of Aventine and its Restricted Subsidiaries immediately prior to that transaction; provided that this clause (2) shall not apply to a consolidation, merger or sale of all (but not less than all) of the assets of Aventine if all Liens and Indebtedness of Aventine (or the Surviving Person), together with the Restricted Subsidiaries of such Person, outstanding immediately after such transaction would have been permitted (and all such Liens and Indebtedness, other than Liens and Indebtedness of such Person and its Restricted Subsidiaries outstanding immediately prior to the transaction, shall be deemed to have been Incurred) for all purposes of the Indenture;

(3)
Aventine or such Subsidiary Guarantor or the relevant surviving entity, as applicable, shall cause such amendments, supplements or other instruments to be filed, executed and/or recorded in such jurisdictions as may be required by applicable law to preserve and protect the Note Liens on the Collateral owned by or sold, conveyed, transferred, leased or otherwise disposed of to such Person, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the UCC of the relevant states;

  (4)
  the Collateral owned by or sold, conveyed, transferred, leased or otherwise disposed of to Aventine or such Subsidiary Guarantor or the relevant surviving entity, as applicable, shall

  (a)
  continue to constitute Collateral under the Indenture and the Security Documents, and

  (b)
  be subject to the Note Liens, as applicable, in favor of the Collateral Agent for the benefit of the Trustee and the Holders;

  (5)
  the assets of the Person which is merged or consolidated with or into the relevant surviving entity, to the extent that they are assets of the types which would constitute Collateral under the Indenture and the Security Documents, shall be treated as after acquired property and such surviving entity shall take such action as may be reasonably necessary to cause such assets to be made subject to the Note Liens and to perfect such Liens in respect of such assets, in each case, in the manner and to the extent required under the Security Documents; and

  (6)
  Aventine shall have delivered to the Trustee an officers' certificate (attaching the arithmetic computations to demonstrate compliance with clause (2) of this paragraph (C) unless compliance therewith is not required) and an opinion of counsel, each stating that such transaction and, if a supplemental indenture or supplemental Security Documents are required in connection with such transaction, such supplemental indenture and Security Documents comply with the applicable provisions of the Indenture, that all conditions precedent in the Indenture relating to such transaction have been satisfied and that supplemental indenture and Security Documents are enforceable;

provided, however, that clause (2) above does not apply if, in the good faith determination of the Board of Directors, whose determination shall be evidenced by a Board Resolution, the principal purpose of such transaction is to change the state of incorporation of Aventine and any such transaction shall not have as one of its purposes the evasion of the foregoing limitations.

Defeasance

        Legal Defeasance.    The Indenture provides that Aventine will be deemed to have paid and will be discharged from any and all obligations, and all of the Subsidiary Guarantors will be discharged with respect to any and all obligations, in each case, in respect of the Notes, the Note Guarantees, the Indenture and the Security Documents on the 123rd day after the deposit referred to below, and the provisions of the Indenture will no longer be in effect with respect to the Notes (except for, among other matters, certain obligations to register the transfer or exchange of the Notes, to replace stolen, lost or mutilated Notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

(A)
Aventine has deposited with the Trustee, in trust, money and/or U.S. Government Obligations (if applicable, in combination with Qualified Interest Rate Agreements) that through the payment of interest and principal (in respect of such U.S. Government Obligations) or other amounts (in respect of such Qualified Interest Rate Agreements) in accordance with their terms will provide money (net of any amounts payable by the trust pursuant to any such Qualified Interest Rate Agreements) in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes;

(B)
Aventine has delivered to the Trustee (1) either (x) an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of Aventine's exercise of its option under this "Defeasance" provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of

  Counsel must be based upon (and accompanied by a copy of) a ruling of the Internal Revenue Service to the same effect unless there has been a change in applicable federal income tax law after the Closing Date such that a ruling is no longer required or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel and (2) an Opinion of Counsel to the effect that, subject to customary assumptions and exclusions, (x) the creation of the defeasance trust does not violate the Investment Company Act of 1940 and after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the United States Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law and (y) the Qualified Interest Rate Agreement, if any, referred to in clause (A) above is the legal, valid and binding obligation of the bank or other financial institution, enforceable against it in accordance with its terms;

(C)
immediately after giving effect to such deposit on a pro forma basis, no Event of Default, or event that after the giving of notice or lapse of time or both would become an Event of Default, shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of such deposit, and such deposit shall not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which Aventine or any of its Subsidiaries is a party or by which Aventine or any of its Subsidiaries is bound; and

(D)
if at such time the Notes are listed on a national securities exchange, Aventine has delivered to the Trustee an Opinion of Counsel to the effect that the Notes will not be delisted as a result of such deposit, defeasance and discharge.

        Defeasance of Certain Covenants and Certain Events of Default.    The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to clause (2) of paragraph (C) under "—Consolidation, Merger and Sale of Assets" and all the covenants described herein under "—Covenants," and clause (c) under "Events of Default" with respect to such clause (2) of paragraph (C) under "—Consolidation, Merger and Sale of Assets," clause (d) under "Events of Default" with respect to such other covenants and clauses (e) and (f) under "Events of Default" shall be deemed not to be Events of Default upon, among other things, the deposit with the Trustee, in trust, of money and/or U.S. Government Obligations (if applicable, in combination with Qualified Interest Rate Agreements) that through the payment of interest and principal (in respect of such U.S. Government Obligations) or other amounts (in respect of such Qualified Interest Rate Agreements) in accordance with their terms will provide money (net of any amounts payable by the trust pursuant to any such Qualified Interest Rate Agreements) in an amount sufficient to pay the principal of, premium, if any, and accrued interest on the Notes on the Stated Maturity of such payments in accordance with the terms of the Indenture and the Notes, the satisfaction of the provisions described in clauses (B)(2), (C) and (D) of the preceding paragraph and the delivery by Aventine to the Trustee of an Opinion of Counsel to the effect that, among other things, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred. If Aventine exercises its covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to its Subsidiary Guarantee and Aventine and each Subsidiary Guarantor will be released from all of their obligations under the Security Documents.

        Defeasance and Certain Other Events of Default.    In the event that Aventine exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Notes as described in the immediately preceding paragraph and the Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money and/or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Notes at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Notes at the time of the acceleration resulting from such Event of Default. However, Aventine will remain liable for such payments.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all outstanding notes when

(1)
either:

(a)
all of the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by Aventine and thereafter repaid to Aventine or discharged from such trust) have been delivered to the Trustee for cancellation or

(b)
all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, or will become due and payable within one year, pursuant to an optional redemption notice or otherwise, and Aventine has irrevocably deposited or caused to be deposited with the Trustee funds (if applicable, in combination with Qualified Interest Rate Agreements) in an amount (net of any amounts payable by the trust pursuant to any such Qualified Interest Rate Agreements) sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from Aventine directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; and

(2)
Aventine has paid all other sums payable under the Indenture by Aventine.

The Trustee will acknowledge the satisfaction and discharge of the Indenture if Aventine has delivered to the Trustee an Officers' Certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification and Waiver

        The Indenture and the Security Documents may be amended, without the consent of any Holder, to:

(1)
cure any ambiguity, defect or inconsistency in the Indenture;

(2)
comply with the provisions described under "Consolidation, Merger and Sale of Assets" or "Issuances of Guarantees by Restricted Subsidiaries";

(3)
comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act;

(4)
evidence and provide for the acceptance of appointment by a successor Trustee;

(5)
to add a Subsidiary Guarantor;

(6)
to add any additional asset as Collateral;

(7)
to release any Collateral from the Note Liens when permitted or required under the Indenture or the Security Documents;

(8)
to reflect the grant of Liens on the Collateral for the benefit of an additional secured party, to the extent such indebtedness and the Lien securing such indebtedness is permitted by the terms of the Indenture and the Security Documents;

(9)
make any change that, in the good faith opinion of the Board of Directors, does not materially and adversely affect the rights of any Holder;

(10)
to provide for the issuance of Additional Notes in accordance with the terms of Indenture; or

(11)
to conform the Indenture or the Security Documents to this Description of the Notes.

        Modifications and amendments of the Indenture and the Security Documents may be made by Aventine, the Subsidiary Guarantors, or the Trustee with the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes; provided, however, that no such modification or amendment may, without the consent of each Holder affected thereby:

(1)
change the Stated Maturity of the principal of, or any installment of interest on, any Note;

(2)
reduce the principal amount of, or premium, if any, or interest on, any Note;

(3)
change the optional redemption dates or optional redemption prices of the Notes from that stated under the caption "—Optional Redemption" or waive or modify any of the provisions set forth under the caption "Escrow of Proceeds; Special Offer to Purchase" or "—Covenants—Events of Loss" or, to the extent that it relates to the disposition of any Primary Collateral, "—Covenants—Asset Sales";

(4)
change the place or currency of payment of principal of, or premium, if any, or interest on, any Note;

(5)
impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity (or, in the case of a redemption, on or after the Redemption Date) of any Note;

(6)
waive a default in the payment of principal of, premium, if any, or interest on the Notes;

(7)
release any Subsidiary Guarantor from its Note Guarantee, except as provided in the Indenture;

(8)
amend or modify any of the provisions of the Indenture in any manner which subordinates the Notes issued thereunder in right of payment to any other Indebtedness of Aventine or which subordinates any Note Guarantee in right of payment to any other Indebtedness of the guarantor issuing any such Note Guarantee; or

(9)
reduce the percentage or aggregate principal amount of outstanding Notes the consent of whose Holders is necessary for waiver of compliance with certain provisions of the Indenture or the Security Documents or for waiver of certain defaults.

        Without the consent of the holders of at least two-thirds in aggregate principal amount of the Notes then outstanding, no amendment may release from the Lien of the Security Documents any Collateral or modify any provisions of the Security Documents otherwise than in accordance with the terms of the Indenture or the Security Documents.

Governing Law

        The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

No Personal Liability of Incorporators, Stockholders, Officers, Directors or Employees

        No recourse for the payment of the principal of, premium, if any, or interest on any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of any Obligor in the Indenture, or in any of the Notes or Note Guarantees or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, stockholder, officer, director, employee or controlling person of Aventine or any Subsidiary Guarantor or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

        The waiver and release are part of the consideration for the issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws.

Concerning the Trustee

        Except during the continuance of a Default, the Trustee will not be liable, except for the performance of such duties as are specifically set forth in the Indenture. If an Event of Default has occurred and is continuing, the Trustee will use the same degree of care and skill in its exercise of the rights and powers vested in it under the Indenture as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The Indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the rights of the Trustee, should it become a creditor of Aventine or any Subsidiary Guarantor, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, that if it acquires any conflicting interest, it must eliminate such conflict or resign.

Book-Entry; Delivery and Form

The Global Notes

        Notes will be issued in the form of one or more registered notes in global form (the "Global Notes"), which will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee pursuant to the FAST Balance Certificate Agreement between DTC and the trustee.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Depository Procedures

        The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Company takes no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

        DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised the Company that, pursuant to procedures established by it:

(1)
upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2)
ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)
any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

(2)
any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

        Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

        DTC has advised the Company that it will take any action permitted to be taken by a Holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Neither the Company nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for definitive notes in registered certificated form ("Certificated Notes") if:

(1)
DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company fail to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2)
the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3)
there has occurred and is continuing a Default or Event of Default with respect to the notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

        Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

        The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

        Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Definitions

        Set forth below are defined terms used in the covenants and other provisions of the Indenture. Reference is made to the Indenture for other capitalized terms used in this "Description of the Notes" for which no definition is provided.

        "Acquired Indebtedness" means (i) Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or Indebtedness of a Restricted Subsidiary assumed in connection with an Asset Acquisition by such Restricted Subsidiary or (ii) Indebtedness secured by a Lien encumbering an asset acquired by a Person at the time of such acquisition.

        "Adjusted Consolidated Net Income" means, for any period, the aggregate net income (or loss) of Aventine and its Restricted Subsidiaries for such period determined in conformity with GAAP; provided that the following items shall be excluded in computing Adjusted Consolidated Net Income (without duplication):

(1)
the net income (or loss) of any Person that is not a Restricted Subsidiary (except to the extent of the amount of dividends or distributions paid in cash to Aventine or any of its Restricted Subsidiaries);

(2)
the net income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Aventine or any of its Restricted Subsidiaries or all or substantially all of the property and assets of such Person are acquired by Aventine or any of its Restricted Subsidiaries;

(3)
the net income of any Restricted Subsidiary (other than NELLC or any Subsidiary of NELLC) to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary (other than any restriction permitted by clause (6), (7) or (8) of the "Limitation on Dividend and Other Payment Restrictions Affecting

  Restricted Subsidiaries" covenant) except to the extent that cash was distributed by such Restricted Subsidiary to Aventine or another Restricted Subsidiary during such period;

(4)
any gains or losses (on an after-tax basis) attributable to sales of assets outside the ordinary course of business of Aventine and its Restricted Subsidiaries;

(5)
solely for purposes of calculating the amount of Restricted Payments that may be made pursuant to clause (C) of the first paragraph of the "Limitation on Restricted Payments" covenant, any amount paid or accrued as dividends on preferred stock of Aventine owned by Persons other than Aventine and any of its Restricted Subsidiaries;

(6)
all extraordinary gains or losses;

(7)
income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(8)
any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors or employees of Aventine or any of its Restricted Subsidiaries;

(9)
any net after-tax income or loss from discontinued operations;

(10)
the cumulative effect of a change in accounting principles;

(11)
any expense with respect to which, and to the extent that, Aventine is indemnified by a third party (but only if and to the extent that the related indemnification payment from such third party is not included in the calculation of the net income of Aventine);

(12)
any non-cash asset impairment charges resulting from application of Statement of Financial Accounting Standards No. 142; and

(13)
any non-cash gain or loss attributable to any Commodity Agreement until such time as it is settled, at which time the net gain or loss shall be included.

        "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Asset Acquisition" means (1) an investment by Aventine or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be merged into or consolidated with Aventine or any of its Restricted Subsidiaries or (2) an acquisition by Aventine or any of its Restricted Subsidiaries of the property and assets of any Person other than Aventine or any of its Restricted Subsidiaries that constitute substantially all of a division or line of business of such Person.

        "Asset Disposition" means the sale or other disposition by Aventine or any of its Restricted Subsidiaries of (1) all or substantially all of the Capital Stock of any Restricted Subsidiary or (2) all or substantially all of the assets that constitute a division or line of business of Aventine or any of its Restricted Subsidiaries.

        "Asset Sale" means any sale, transfer or other disposition (including by way of merger or consolidation) in one transaction or a series of related transactions by Aventine or any of its Restricted Subsidiaries to any Person other than Aventine or any of its Restricted Subsidiaries of:

(1)
all or any of the Capital Stock of any Restricted Subsidiary,

(2)
all or substantially all of the property and assets of an operating unit or business of Aventine or any of its Restricted Subsidiaries, or

(3)
any other property and assets (other than the Capital Stock or other Investment in an Unrestricted Subsidiary) of Aventine or any of its Restricted Subsidiaries outside the ordinary course of business of Aventine or such Restricted Subsidiary, in each case, that is not governed by the provisions of the Indenture applicable to mergers, consolidations and sales of assets of Aventine; provided that "Asset Sale" shall not include:

(a)
sales or other dispositions of inventory, receivables and other current assets,

(b)
sales, transfers or other dispositions of assets constituting a Permitted Investment or Restricted Payment permitted to be made under the "Limitation on Restricted Payments" covenant,

(c)
sales, transfers or other dispositions of assets with a fair market value not in excess of $3.0 million in any transaction or series of related transactions (other than sales, transfers or other dispositions of any property or assets constituting part of the Primary Collateral),

(d)
any sale, transfer, assignment or other disposition of any property equipment that has become damaged, worn out, obsolete or otherwise unsuitable for use in connection with the business of Aventine or its Restricted Subsidiaries,

(e)
sales or grants of licenses to use Aventine's or any Restricted Subsidiary's patents, trade secrets, know-how and technology to the extent that such license does not prohibit the licensor from using the patent, trade secret, know-how or technology, or

(f)
foreclosures on assets.

        "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

        "Aventine Renewable Energy" means Aventine Renewable Energy, LLC (a direct subsidiary of Aventine) and its successors.

        "Average Life" means, at any date of determination with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment of such debt security and (b) the amount of such principal payment by (2) the sum of all such principal payments.

        "Board of Directors" means, with respect to any Person, the Board of Directors of such Person or any duly authorized committee of such Board of Directors. Unless otherwise indicated, the "Board of Directors" refers to the Board of Directors of Aventine.

        "Borrowing Base" means, as of any date, an amount equal to the sum of:

(1)
85% of the book value of all accounts receivable owned by Aventine and its Restricted Subsidiaries as of such date, plus

(2)
85% of the book value of all inventory,

all calculated on a consolidated basis and in accordance with GAAP. In the event that information with respect to any element of the Borrowing Base is not available as of any date then the most recently available information will be utilized.

        "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the Closing Date or issued thereafter, including, without limitation, all common stock and preferred stock.

        "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person.

        "Capitalized Lease Obligations" means the discounted present value of the rental obligations under a Capitalized Lease.

        "Change of Control" means such time as:

(1)
the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Aventine and its Restricted Subsidiaries, taken as a whole, to any "person" (within the meaning of Section 13(d) of the Exchange Act);

(2)
the adoption of a plan relating to the liquidation or dissolution of Aventine;

(3)
a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of Aventine on a fully diluted basis, and such ownership represents a greater percentage of the total voting power of the Voting Stock of Aventine, on a fully diluted basis, than is held by the Permitted Holders on such date;

(4)
individuals who on the Closing Date constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by Aventine's stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or

(5)
Aventine consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Aventine, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Aventine or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Aventine outstanding immediately prior to such transaction is converted into or exchanged for (or continues as) Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

        "Closing Date" means December 17, 2004, the date on which the old notes were originally issued under the Indenture.

        "Collateral" means, collectively, the Primary Collateral and the Secondary Collateral.

        "Collateral Account" means an account of Aventine established at JPMorgan Chase Bank, N.A. and pledged as Primary Collateral to the Collateral Agent for the benefit of the Trustee and the Holders and into which the Net Cash Proceeds corresponding to the Primary Collateral sold in a Primary Collateral Asset Sale or the Net Loss Proceeds from an Event of Loss are deposited in accordance with the terms of the covenants "Limitation on Asset Sale" or "Events of Loss" respectively.

        "Collateral Monies" means all cash and Collateral Investments received by the Collateral Agent:

(1)
upon the release of Primary Collateral from the Primary Collateral Lien or the Security Documents, including all proceeds of Primary Collateral Asset Sales and all monies received in respect of the principal of all purchase money, governmental and other obligations;

(2)
as Net Loss Proceeds;

(3)
pursuant to the Security Documents;

(4)
as proceeds of any sale or other disposition of all or any part of the Primary Collateral by or on behalf of the Collateral Agent or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Primary Collateral pursuant to the Indenture or any of the Security Documents or otherwise; or

(5)
for application as provided in the relevant provisions of the Indenture or any Security Document for which disposition is not otherwise specifically provided for in the Indenture or in any Security Document.

        "Commodity Agreement" means any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement.

        "Consolidated EBITDA" means, for any period, Adjusted Consolidated Net Income for such period plus, to the extent such amount was deducted in calculating such Adjusted Consolidated Net Income:

(1)
Fixed Charges,

(2)
income taxes,

(3)
depreciation expense,

(4)
amortization expense,

(5)
all other non-cash items (including non-cash asset impairment charges and amortization of pre-paid cash expenses that were paid in a prior period) reducing Adjusted Consolidated Net Income (other than items that will require cash payment within twelve months of the Transaction Date and for which an accrual or reserve is, or is required by GAAP to be, made (except for restructuring charges, in which case, Consolidated EBITDA shall be increased by an amount equal to the portion of such charges which do not reflect a cash expense during the period), provided that any such cash payment (except for any cash payment related to restructuring charges) made after such twelve-month period shall be deducted from net income in the calculation of Consolidated EBITDA for the Four Quarter Period in which such payment occurs), less all non-cash items increasing Adjusted Consolidated Net Income (other than items which represent the reversal of an accrual or reserve for anticipated cash charges in any prior period), all as determined on a consolidated basis for Aventine and its Restricted Subsidiaries in conformity with GAAP;

(6)
any non-capitalized transaction costs incurred in connection with actual, proposed or abandoned financings, acquisitions or divestitures, including, but not limited to, any earn-out or similar expense in connection with acquisitions or dispositions and financing and refinancing fees and costs incurred in connection with the offering of the Notes and related transactions;

(7)
periodic pension and other post-retirement benefits net of any pension contributions during such period; and

(8)
any payments made pursuant to any Financial Advisory Agreement.

provided that, if any Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, Consolidated EBITDA shall be reduced (to the extent not otherwise reduced in accordance with GAAP) by an amount equal to (A) the amount of the Adjusted Consolidated Net Income attributable to such Restricted Subsidiary multiplied by (B) the percentage ownership interest in the income of such Restricted Subsidiary not owned on the last day of such period by Aventine or any of its Restricted Subsidiaries.

        "Consolidated Interest Expense" means, for any period, the aggregate amount of interest in respect of Indebtedness (including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting; all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing; the net costs (gains) associated with Interest Rate Agreements; and Indebtedness that is Guaranteed or secured by Aventine or any of its Restricted Subsidiaries); imputed interest with respect to Attributable Debt; and all but the principal component of rentals in respect of Capitalized Lease Obligations paid, in each case, accrued or scheduled to be paid or to be accrued by Aventine and its Restricted Subsidiaries during such period, less interest income for such period; excluding, however, (1) any amount of such interest of any Restricted Subsidiary if the net income of such Restricted Subsidiary is excluded in the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof (but only in the same proportion as the net income of such Restricted Subsidiary is excluded from the calculation of Adjusted Consolidated Net Income pursuant to clause (3) of the definition thereof) and (2) any premiums, fees and expenses (and any amortization thereof) payable in connection with the offering of the Notes, all as determined on a consolidated basis (without taking into account Unrestricted Subsidiaries) in conformity with GAAP.

        "Credit Agreement" means that certain Credit Agreement, dated as of May 30, 2003, among Aventine Renewable Energy, Inc., Aventine Renewable Energy, various financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time, including any agreement:

(1)
extending or shortening the maturity of any Indebtedness incurred thereunder or contemplated thereby;

(2)
adding or deleting borrowers or guarantors thereunder;

(3)
increasing the amount of indebtedness incurred thereunder or available to be borrowed thereunder; or

(4)
otherwise altering the terms and conditions thereof.

        "Credit Facilities" means, with respect to Aventine and its Restricted Subsidiaries, one or more debt facilities (including the Credit Agreement), commercial paper facilities, or indentures providing for revolving credit loans, term loans, notes, or other financing or letters of credit, or other credit facilities, in each case, as amended, modified, renewed, refunded, replaced or refinanced from time to time.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

        "Default" means any event that is, or after notice or passage of time or both would be, an Event of Default.

        "Disqualified Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is (1) required to be redeemed prior to the Stated Maturity of the Notes, (2) redeemable at the option of the holder of such class or series of Capital Stock at any time prior to the Stated

Maturity of the Notes or (3) convertible into or exchangeable for Capital Stock referred to in clause (1) or (2) above or Indebtedness having a scheduled maturity prior to the Stated Maturity of the Notes; provided that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the Stated Maturity of the Notes shall not constitute Disqualified Stock if the "asset sale" or "change of control" provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants and such Capital Stock specifically provides that such Person will not repurchase or redeem any such stock pursuant to such provision prior to Aventine's repurchase of such Notes as are required to be repurchased pursuant to the "Limitation on Asset Sales" and "Repurchase of Notes upon a Change of Control" covenants.

        "Domestic Subsidiary" means any Subsidiary of Aventine that is not Foreign Subsidiary.

        "Event of Loss" means, with respect to any Primary Collateral, (1) loss, destruction or damage of such Primary Collateral, (2) condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such Primary Collateral, or confiscation of such Primary Collateral or the requisition of the use of such Primary Collateral, or (3) settlement in lieu of clause (2) above.

        "fair market value" means the price that would be paid in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a resolution of the Board of Directors.

        "Financial Advisory Agreement" means any financial advisory agreement with Metalmark Capital LLC, MSCP Funds or any Affiliate of Aventine of the foregoing.

        "First Priority Lien Obligations" means the Indebtedness and other obligations (including, without limitation, any interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of Aventine Renewable Energy or any of its Subsidiaries, whether or not a claim for such post-petition interest is allowed in any such proceeding or under applicable laws) under (a) the Credit Agreement and (b) any other Indebtedness of Aventine or any Subsidiary Guarantor in an aggregate amount at the time of Incurrence thereof (in the case of clause (b)) not to exceed 100% of the book value at such time of the Secondary Collateral; provided that such Indebtedness described in clause (b) above shall be solely in respect of borrowed money.

        "First Priority Lien Representative" means the administrative agent under the Credit Agreement and any replacements or successors thereof.

        "First Priority Liens" means all Liens on the Secondary Collateral that secure the First Priority Lien Obligations.

        "Fixed Charge Coverage Ratio" means, for any Person on any Transaction Date, the ratio of (1) the aggregate amount of Consolidated EBITDA for the then most recent four fiscal quarters prior to such Transaction Date for which reports have been filed with the SEC or provided to the Trustee (the "Four Quarter Period") to (2) the aggregate Fixed Charges during such Four Quarter Period. In making the foregoing calculation:

(A)
pro forma effect shall be given to any Indebtedness Incurred or repaid during the period (the "Reference Period") commencing on the first day of the Four Quarter Period and ending on the Transaction Date (other than Indebtedness Incurred or repaid under a revolving credit agreement or similar arrangement) in each case as if such Indebtedness had been Incurred or repaid on the first day of such Reference Period;

(B)
Consolidated Interest Expense attributable to interest on any Indebtedness (whether existing or being Incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Transaction Date (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period;

(C)
pro forma effect shall be given to Asset Dispositions and Asset Acquisitions (including giving pro forma effect to the application of proceeds of any Asset Disposition) that occur during such Reference Period as if they had occurred and such proceeds had been applied on the first day of such Reference Period, including giving effect to cost savings reasonably expected to be realized in connection with that acquisition, as determined in the good faith and reasonable judgment of the chief financial officer of Aventine (regardless of whether those cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC); and

(D)
pro forma effect shall be given to asset dispositions and asset acquisitions (including giving pro forma effect to the application of proceeds of any asset disposition) that have been made by any Person that has become a Restricted Subsidiary or has been merged with or into Aventine or any Restricted Subsidiary during such Reference Period and that would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such Person was a Restricted Subsidiary as if such asset dispositions or asset acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such Reference Period, including giving effect to cost savings reasonably expected to be realized in connection with that acquisition, as determined in the good faith and reasonable judgment of the chief financial officer of Aventine (regardless of whether those cost savings could then be reflected in pro forma financial statements under GAAP, Regulation S-X promulgated by the SEC or any other regulation or policy of the SEC); provided that to the extent that clause (C) or (D) of this sentence requires that pro forma effect be given to an Asset Acquisition or Asset Disposition, such pro forma calculation shall be based upon the four full fiscal quarters immediately preceding the Transaction Date of the Person, or division or line of business of the Person, that is acquired or disposed for which financial information is available; provided further that if the entity or division or line of business acquired commenced commercial operations during such four fiscal quarters then such pro forma calculation shall be based on the annualized results of operations of such entity or division or line of business since the date it began commercial operations.

        "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

(1)
Consolidated Interest Expense plus

(2)
the product of (x) the amount of all dividend payments on any series preferred stock of such Person or any of its Restricted Subsidiaries (other than dividends payable solely in Capital Stock of such Person or such Restricted Subsidiary (other than Disqualified Stock) or to such Person or a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal, as determined on a consolidated basis in accordance with GAAP.

        "Foreign Subsidiary" means any Subsidiary of Aventine that is an entity which is a controlled foreign corporation under Section 957 of the Internal Revenue Code.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Closing Date as determined by the Public Company Accounting Oversight Board. All

ratios and computations contained or referred to in the Indenture shall be computed in conformity with GAAP applied on a consistent basis, except that calculations made for purposes of determining compliance with the terms of the covenants and with other provisions of the Indenture shall be made without giving effect to (1) the amortization of any expenses incurred in connection with the offering of the Notes and (2) except as otherwise provided, the amortization of any amounts required or permitted by Accounting Principles Board Opinion Nos. 16 and 17.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services (unless such purchase arrangements are on arm's-length terms and are entered into in the ordinary course of business), to take-or-pay, or to maintain financial statement conditions or otherwise) or (2) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Holder" means a holder of any Notes.

        "Incur" means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness (to the extent provided for when the Indebtedness on which such interest is paid was originally issued) shall be considered an Incurrence of Indebtedness.

        "Indebtedness" means, with respect to any Person at any date of determination (without duplication):

(1)
all indebtedness of such Person for borrowed money;

(2)
all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)
all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations (other than obligations described in (1) or (2) above or (5), (6) or (7) below) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement);

(4)
all obligations of such Person to pay the deferred and unpaid purchase price of any property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables;

(5)
all Capitalized Lease Obligations and Attributable Debt;

(6)
all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness;

(7)
all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person;

(8)
to the extent not otherwise included in this definition, obligations under Commodity Agreements, Currency Agreements and Interest Rate Agreements (other than Commodity Agreements, Currency Agreements and Interest Rate Agreements designed solely to protect Aventine or its Restricted Subsidiaries against fluctuations in commodity prices, foreign currency exchange rates or interest rates and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in commodity prices, foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder); and

(9)
all Disqualified Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, provided that:

(A)
the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP,

(B)
money borrowed and set aside at the time of the Incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness shall not be deemed to be "Indebtedness" so long as such money is held to secure the payment of such interest, and

(C)
Indebtedness shall not include:

(x)
any liability for federal, state, local or other taxes,

(y)
performance, surety or appeal bonds provided in the ordinary course of business or

(z)
agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of Aventine or any of its Restricted Subsidiaries pursuant to such agreements, in any case, Incurred in connection with the disposition of any business, assets or a Subsidiary (other than Guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by Aventine or any Restricted Subsidiary in connection with such disposition.

        "Initial Subsidiary Guarantors" means each Restricted Subsidiary of Aventine (other than NELLC and its subsidiaries) on the Closing Date.

        "Intercreditor Agreement" means that certain Intercreditor Agreement, dated as of the Closing Date, between the Collateral Agent and the First Priority Lien Representative, and acknowledged and consented to by Aventine, Aventine Renewable Energy and Aventine Renewable Energy, Inc. as amended, modified, restated, supplemented or replaced from time to time.

        "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

        "Investment" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement; but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of Aventine or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include (1) the designation of a Restricted Subsidiary as an Unrestricted Subsidiary and (2) the retention of the Capital Stock (or any other Investment) by Aventine or any of its Restricted Subsidiaries of (or in) any Person that has ceased to be a Restricted Subsidiary, including without limitation, by reason of any transaction permitted by clause (3) or (4) of the "Limitation on the Issuance and Sale of Capital Stock of Restricted Subsidiaries" covenant. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant, (a) the amount of or a reduction in an Investment shall be equal to the fair market value thereof at the time such Investment is made or reduced and (b) in the event Aventine or a Restricted Subsidiary makes an Investment by transferring assets to any Person and as part of such transaction receives Net Cash Proceeds, the amount of such Investment shall be the fair market value of the assets less the amount of Net Cash Proceeds so received, provided the Net Cash Proceeds are applied in accordance with clause (A) or (B) of the "Limitation on Asset Sales" covenant.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "MSCP Funds" means Morgan Stanley Dean Witter Capital Partners IV, L.P., MSDW IV 892 Investors, L.P., Morgan Stanley Dean Witter Capital Investors IV, L.P., MSDW Capital Partners IV, LLC and MSDW Capital Partners IV, Inc. and their Affiliates, and any successors of the foregoing.

        "NELLC" means Nebraska Energy, LLC (Aventine's Nebraska Subsidiary) and its successors.

        "Net Cash Proceeds" means:

(a)
with respect to any Asset Sale, the proceeds of such Asset Sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of

(1)
brokerage commissions and other fees and expenses (including fees and expenses of counsel and investment bankers) related to such Asset Sale;

(2)
provisions for all taxes (whether or not such taxes will actually be paid or are payable) as a result of such Asset Sale without regard to the consolidated results of operations of Aventine and its Restricted Subsidiaries, taken as a whole;

(3)
payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale that either (x) is secured by a Lien on the property or assets sold or (y) is required to be paid as a result of such sale; and

  (4)
  appropriate amounts to be provided by Aventine or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP; and

(b)
with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or cash equivalents and proceeds from the conversion of other property received when converted to cash or cash equivalents, net of attorney's fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

        "Net Loss Proceeds" means, with respect to any Event of Loss, the proceeds in the form of (a) cash or Temporary Cash Investments and (b) insurance proceeds, condemnation awards or damages awarded by any judgment, in each case, received by Aventine or any of its Subsidiaries from such Event of Loss, net of:

  (1)
  reasonable out-of-pocket expenses and fees relating to such Event of Loss (including without limitation, legal, accounting and appraisal or insurance adjuster fees);

  (2)
  taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

  (3)
  any repayment of Indebtedness that is secured by, or directly related to, the property or assets that are the subject of such Event of Loss; and

  (4)
  appropriate amounts to be provided by Aventine or any Restricted Subsidiary, against any liabilities associated with such Event of Loss, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Event of Loss, all as determined in conformity with GAAP.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither Aventine nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against the relevant Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Aventine or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Aventine or any of its Restricted Subsidiaries.

        "Note Guarantee" means any Guarantee of the obligations of Aventine under the Indenture and the Notes by any Subsidiary Guarantor.

        "Note Liens" means, collectively, the Primary Collateral Liens and the Second Priority Liens (in each case, as defined above under the caption "—Collateral").

        "Offer to Purchase" means an offer to purchase Notes by Aventine from the Holders commenced by mailing a notice to the Trustee, each Holder and, in the event of a Special Offer to Purchase, the Escrow Agent stating:

  (1)
  the provision of the Indenture pursuant to which the offer is being made and that all Notes validly tendered will be accepted for payment on a pro rata basis;

  (2)
  the purchase price and the date of purchase, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed (except in the case of a Special Offer to Purchase or an Event of Loss Offer to Purchase, in either which case the date of purchase shall be a business day no later than five business days from such mailing date) (the "Payment Date");

  (3)
  that any Note not tendered will continue to accrue interest pursuant to its terms;

  (4)
  that, unless Aventine defaults in the payment of the purchase price, any Note accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

  (5)
  that Holders electing to have a Note purchased pursuant to the Offer to Purchase will be required to surrender the Note, together with the form entitled "Option of the Holder to Elect Purchase" on the reverse side of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date;

  (6)
  that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Notes delivered for purchase and a statement that such Holder is withdrawing his election to have such Notes purchased; and

  (7)
  that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples of $1,000.

On the Payment Date, Aventine shall (a) accept for payment on a pro rata basis Notes or portions thereof tendered pursuant to an Offer to Purchase; (b) deposit, or cause to be deposited, with the Paying Agent money sufficient to pay the purchase price of all Notes or portions thereof so accepted; and (c) deliver, or cause to be delivered, to the Trustee all Notes or portions thereof so accepted together with an Officers' Certificate specifying the Notes or portions thereof accepted for payment by Aventine. The Paying Agent shall promptly mail to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples of $1,000. Aventine will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. Aventine will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that Aventine is required to repurchase Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to an Offer to Purchase, Aventine will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions of the Indenture by virtue of such conflict.

        "Parent" means Aventine Renewable Energy Holdings, LLC (or any successor thereto).

        "Permitted Business" means the business of Aventine and its Subsidiaries engaged in on the Closing Date and any other activities that are related, ancillary or complementary to such business.

        "Permitted Holder" means, at any time, (i) Aventine Renewable Energy Holdings, LLC and any other direct or indirect parent company of Aventine, (ii) Metalmark Capital LLC and its Affiliates and (iii) the MSCP Funds and its Affiliates. In addition, any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which an Offer to Purchase is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

        "Permitted Investment" means:

  (1)
  an Investment in Aventine or a Restricted Subsidiary or a Person which will, upon the making of such Investment, become a Restricted Subsidiary or be merged or consolidated with or into, or transfer or convey all or substantially all its assets to, Aventine or a Restricted Subsidiary; provided, however, that any such Investment that is or involves a direct or indirect advance, loan, capital contribution, transfer, assignment, conveyance or other disposition of any property or assets constituting all or part of the Primary Collateral (a) to any entity that is not a Subsidiary Guarantor shall not be a Permitted Investment and (b) to any entity that is a Subsidiary Guarantor shall not be Permitted Investment unless such property or assets shall, immediately following the consummation of such Investment, be subject to the Primary Collateral Lien to the same extent as such property or assets were so subject immediately prior to such consummation;

  (2)
  Temporary Cash Investments;

  (3)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses in accordance with GAAP;

  (4)
  stock, obligations or securities received in satisfaction of judgments;

  (5)
  an Investment in an Unrestricted Subsidiary consisting solely of an Investment in another Unrestricted Subsidiary;

  (6)
  Commodity Agreements, Interest Rate Agreements and Currency Agreements designed solely to protect Aventine or its Restricted Subsidiaries against fluctuations in commodity prices, interest rates or foreign currency exchange rates;

  (7)
  loans and advances to employees and officers of Aventine and its Restricted Subsidiaries made in the ordinary course of business for bona fide business purposes not to exceed $1.0 million in the aggregate at any one time outstanding;

  (8)
  Investments in securities of trade creditors or customers received

  (a)
  pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or

  (b)
  in settlement of delinquent obligations of, and other disputes with, customers, suppliers and others, in each case arising in the ordinary course of business or otherwise in satisfaction of a judgment;

  (9)
  Investments

  (a)
  made by Aventine or its Restricted Subsidiaries consisting of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant; or

    (b)
    consisting of consideration received by Aventine or any of its Restricted Subsidiaries in connection with a transaction that would be an Asset Sale if it consisted of aggregate consideration received by Aventine or any of its Restricted Subsidiaries of $1.0 million or more;

  (10)
  Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of Aventine or at the time such Person merges or consolidates with Aventine or any of its Restricted Subsidiaries, in either case, in compliance with the Indenture; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of Aventine or such merger or consolidation;

  (11)
  repurchases of the Notes;

  (12)
  any Investment in a Person engaged in a Permitted Business (other than an Investment in a Subsidiary of Aventine) having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (12) that are at that time outstanding, not to exceed 15% of Total Assets at the time of that Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that such Person shall not use the proceeds of such Investment to purchase, redeem, retire or otherwise acquire for value any shares of the Capital Stock of Aventine;

  (13)
  any Investment in a Person from whom Aventine or any Restricted Subsidiary purchases ethanol or for whom Aventine or any Restricted Subsidiary markets ethanol, in each case, not to exceed $3.0 million in any single Person; provided that such Person shall not use the proceeds of such Investment to purchase, redeem, retire or otherwise acquire for value any shares of the Capital Stock of Aventine; and

  (14)
  additional Investments (including Investments in joint ventures and Unrestricted Subsidiaries) not to exceed $1.0 million at any one time outstanding; provided that, in the event of an Investment in any Person that is not a Restricted Subsidiary, such Person shall not use the proceeds of such Investment to purchase, redeem, retire or otherwise acquire for value any shares of the Capital Stock of Aventine.

        "Permitted Liens" means:

  (1)
  Liens for taxes, assessments, governmental charges or claims that are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

  (2)
  statutory and common law Liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

  (3)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

  (4)
  Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money);

  (5)
  easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of Aventine or any of its Restricted Subsidiaries;

  (6)
  leases or subleases granted to others that do not materially interfere with the ordinary course of business of Aventine and its Restricted Subsidiaries, taken as a whole;

  (7)
  Liens encumbering property or assets under construction arising from progress or partial payments by a customer of Aventine or its Restricted Subsidiaries relating to such property or assets;

  (8)
  any interest or title of a lessor in the property subject to any Capitalized Lease or operating lease;

  (9)
  Liens arising from filing Uniform Commercial Code financing statements regarding leases;

  (10)
  Liens on property of, or on shares of Capital Stock or Indebtedness of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary; provided that such Liens do not extend to or cover any property or assets of Aventine or any Restricted Subsidiary other than the property or assets acquired;

  (11)
  Liens in favor of Aventine or any Restricted Subsidiary;

  (12)
  Liens arising from the rendering of a final judgment or order against Aventine or any Restricted Subsidiary that does not give rise to an Event of Default;

  (13)
  Liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

  (14)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

  (15)
  Liens encumbering customary initial deposits and margin deposits, and other Liens that are within the general parameters customary in the industry and incurred in the ordinary course of business, in each case, securing Indebtedness under Interest Rate Agreements, Currency Agreements or Commodity Agreements designed solely to protect Aventine or any of its Restricted Subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

  (16)
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Aventine or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of Aventine and its Restricted Subsidiaries prior to the Closing Date;

  (17)
  Liens on or sales of receivables (other than Liens on receivables of Aventine or any Subsidiary Guarantor);

  (18)
  Liens in the ordinary course of business securing Indebtedness not exceeding $1.0 million at any one time outstanding that (a) are not incurred in connection with borrowing of money and (b) do not materially detract from the value of the property or materially impair its use;

  (19)
  Liens securing insurance premium financing arrangements, provided that such Lien is limited to the applicable insurance contracts;

  (20)
  Liens securing additional Indebtedness of Aventine and its Restricted Subsidiaries in an aggregate principal amount not to exceed $3.0 million at any one time outstanding; and

  (21)
  Liens securing Indebtedness permitted under clause (4) of the second paragraph of clause (a) of the "Limitation of Indebtedness and Issuance of Preferred Stock" covenant, provided that, in the event such Indebtedness is Incurred for the purpose of defeasing the Notes, such Lien does not cover any of the cash or cash equivalents that are deposited with the Trustee or otherwise to defease the Notes.

        "Primary Collateral Asset Sale" means an Asset Sale consisting of the disposition of assets constituting Primary Collateral (including the disposition of Capital Stock of a Subsidiary which results in the disposition of assets constituting Primary Collateral); provided that if an Asset Sale results in the disposition of assets constituting Primary Collateral and Secondary Collateral, the term "Primary Collateral Asset Sale" shall be limited to the portion of the Collateral so sold that constitutes Primary Collateral.

        "Qualified Interest Rate Agreement" means an Interest Rate Agreement with a bank or other financial institution organized under the laws of the United States or any state thereof the long-term U.S. dollar-denominated debt obligations of which are rated at least AA by S&P and Aa2 by Moody's.

        "Qualified Proceeds" means any of the following or any combination of the following:

  (1)
  Net Cash Proceeds;

  (2)
  the fair market value of any assets (other than Investments) that are used or useful in a Permitted Business; and

  (3)
  the fair market value of any Capital Stock of any Person engaged in a Permitted Business if

  (a)
  that Person is or in connection with the receipt by Aventine or any Restricted Subsidiary of that Capital Stock becomes a Restricted Subsidiary of Aventine; or

  (b)
  that Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Aventine or any Restricted Subsidiary of Aventine.

        "Replacement Assets" means, on any date, property or assets of a nature or type or that are used in a Permitted Business (or an Investment in a Permitted Business); provided that, in the event that any Replacement Assets replace assets constituting Primary Collateral, such Replacement Collateral shall constitute Primary Collateral and Aventine shall, or shall cause the relevant Subsidiary to, execute such collateral documents and other instruments and take such other measures as shall be reasonably necessary to cause such Replacement Assets to become subject to the Primary Collateral Lien and to perfect such Liens in respect of such assets, in each case, in the manner and to the extent required under the Security Documents.

        "Restricted Subsidiary" means any Subsidiary of Aventine other than an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" means a transaction whereby a Person sells or otherwise transfers assets or properties and then or thereafter leases such assets or properties or any part thereof or any other assets or properties which such Person intends to use for substantially the same purpose or purposes as the assets or properties sold or otherwise transferred.

        "Security Agreement" means (1) that certain Security Agreement, dated as of the Closing Date, among the Initial Subsidiary Guarantors and the Collateral Agent, (2) the Escrow Agreement, (3) that certain Mortgage Assignment, Assignment of Rents, Security Agreement, Fixture Filing and Financing Statement, dated as of the Closing Date, by Aventine Renewable Energy, Inc. to the Collateral Agent, and (4) all other security agreements, pledges, collateral assignments or other instruments evidencing or creating any security interests in favor of the Collateral Agent, for the benefit of the trustee and the Holders of the Notes, in all or any portion of the Collateral, in each case, as amended, modified, restated supplemented or replaced from time to time.

        "Security Documents" means, collectively, (1) the Security Agreement and (2) the Intercreditor Agreement, in each case, as amended, amended and restated, supplemented, replaced or otherwise modified from time to time, in accordance with the terms thereof.

        "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, and its successors.

        "Significant Subsidiary" means, at any date of determination, any Restricted Subsidiary that, together with its Subsidiaries, (1) for the most recent fiscal year of Aventine, accounted for more than 10% of the consolidated revenues of Aventine and its Restricted Subsidiaries or (2) as of the end of such fiscal year, was the owner of more than 10% of the consolidated assets of Aventine and its Restricted Subsidiaries, all as set forth on the most recently available consolidated financial statements of Aventine for such fiscal year.

        "Stated Maturity" means (1) with respect to any debt security, the date specified in such debt security as the fixed date on which the final installment of principal of such debt security is due and payable and (2) with respect to any scheduled installment of principal of or interest on any debt security, the date specified in such debt security as the fixed date on which such installment is due and payable.

        "Subsidiary" means, with respect to any Person, any corporation, association or other business entity of which more than 50% of the voting power of the outstanding Voting Stock is owned, directly or indirectly, by such Person and one or more other Subsidiaries of such Person.

        "Subsidiary Guarantor" means any Initial Subsidiary Guarantor and any other Restricted Subsidiary of Aventine which provides a Note Guarantee of Aventine's obligations under the Indenture and the Notes pursuant to the "Issuances of Guarantees by Restricted Subsidiaries" covenant.

        "Tax Sharing Agreement" means any tax sharing agreement or arrangement between Aventine and one or more other Persons, as the same may be amended from time to time; provided that in no event shall the amount permitted to be paid pursuant to all such agreements and/or arrangements exceed the amount Aventine would be required to pay for income taxes were it to file a consolidated tax return for itself and its consolidated Restricted Subsidiaries as if it were a corporation that was a parent of a consolidated group.

        "Temporary Cash Investment" means any of the following:

  (1)
  direct obligations of the United States of America or any agency thereof or obligations fully and unconditionally guaranteed by the United States of America or any agency thereof, in each case, maturing within one year unless such obligations are deposited by Aventine (x) to defease any Indebtedness or (y) in a collateral or escrow account or similar arrangement to prefund the payment of interest on any indebtedness;

  (2)
  time deposit accounts, certificates of deposit and money market deposits maturing within one year of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $100.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

  (3)
  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank or trust company meeting the qualifications described in clause (2) above;

  (4)
  commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of Aventine) organized and in existence under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P;

  (5)
  securities with maturities of six months or less from the date of acquisition issued or fully and unconditionally guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or Moody's;

  (6)
  any mutual fund that has at least 95% of its assets continuously invested in investments of the types described in clauses (1) through (5) above; and

  (7)
  overnight deposits and demand deposit accounts (in the respective local currencies) maintained in the ordinary course of business.

        "Total Assets" means the total consolidated assets of Aventine and its Restricted Subsidiaries as shown on Aventine's most recent consolidated balance sheet.

        "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries arising in the ordinary course of business in connection with the acquisition of goods or services.

        "Transaction Date" means, with respect to the Incurrence of any Indebtedness, the date such Indebtedness is to be Incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

        "Unrestricted Subsidiary" means (1) any Subsidiary of Aventine that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below; and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of Aventine but excluding Aventine Renewable Energy, Inc. or any other Restricted Subsidiary to which any property or assets constituting Primary Collateral are transferred) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Aventine or any Restricted Subsidiary; provided that (A) any Guarantee by Aventine or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated shall be deemed an "Incurrence" of such Indebtedness and an "Investment" by Aventine or such Restricted Subsidiary (or both, if applicable) at the time of such designation; (B) either (I) the Subsidiary to be so designated has total assets of $1,000 or less or (II) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the "Limitation on Restricted Payments" covenant and (C) if applicable, the Incurrence of Indebtedness and the Investment referred to in clause (A) of this proviso would be permitted under the "Limitation on Indebtedness and Issuance of Preferred Stock" and "Limitation on Restricted Payments" covenants. The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such designation and (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such designation would, if Incurred at such time, have been permitted to be Incurred (and shall be deemed to have been Incurred) for all purposes of the Indenture. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligations" means securities that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of Aventine thereof at any time prior to the Stated Maturity of the Notes, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt.

        "Voting Stock" means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

        "Wholly Owned" means, with respect to any Subsidiary of any Person, the ownership of all of the outstanding Capital Stock of such Subsidiary (other than any director's qualifying shares or Investments by foreign nationals mandated by applicable law) by such Person or one or more Wholly Owned Subsidiaries of such Person.

THE EXCHANGE OFFER

        In a registration rights agreement between Aventine and the initial purchasers of the old notes, we agreed:

  1.
  to use our best efforts to file a registration statement, with respect to an offer to exchange the old notes for a new issue of notes to be issued under the same indenture, with terms substantially the same as of the old notes but registered under the Securities Act, and

  2.
  to use our best efforts to consummate the exchange offer and issue the new notes no later than 60 days after the registration statement is declared effective.

        The registration rights agreement provides that, if the exchange offer is not consummated and a shelf registration statement is not declared effective on or prior to June 30, 2006, we will be required to pay to each holder of the notes affected thereby additional interest in an amount equal to 0.25% per annum and the amount of such additional interest will increase by an additional 0.25% for each subsequent 90-day period, up to a maximum of 1.0% over the interest rate on the notes as determined in accordance with the indenture. Once we complete the exchange offer or a shelf registration statement is declared effective, we will not be required to pay additional interest on the notes.

        The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction.

Terms of the Exchange Offer; Period for Tendering Old Notes

        This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

  •
  When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

  •
  For each $1,000 principal amount of old notes surrendered to us in the exchange offer, we will give you $1,000 principal amount of new notes.

  •
  We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee's security register with respect to the old notes.

  •
  The exchange offer expires at            , New York City time, on                        , 2006; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term "expiration date" means            , 2006 or, if extended by us, the latest time and date to which the exchange offer is extended.

  •
  As of the date of this prospectus, $160.0 in aggregate principal amount of the old notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

  •
  Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section called "Conditions to the Exchange Offer" below.

  •
  We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

  •
  We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under "Conditions to the Exchange Offer" are not satisfied.

  •
  We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes as promptly as practicable. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service.

  •
  Holders of old notes do not have any appraisal or dissenters' rights in connection with the exchange offer.

  •
  Old notes that are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

  •
  We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

  •
  By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See "—Resale of the New Notes."

Important rules concerning the exchange offer

        You should note that:

  •
  All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by Aventine in its sole discretion, which determination shall be final and binding.

  •
  We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes the acceptance of which might, in our judgment or the judgment of our counsel, be unlawful.

  •
  We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

  •
  Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

  •
  Neither Aventine, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

  What to submit and how

        If you, as the registered holder of an old note, wish to tender your old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to                        at the address set forth below under "Exchange Agent" on or prior to the expiration date.

        In addition,

  1.
  certificates for old notes must be received by the exchange agent along with the letter of transmittal, or

  2.
  a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent's account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or

  3.
  you must comply with the guaranteed delivery procedures described below.

        The method of delivery of old notes, letters of transmittal and notices of guaranteed delivery is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No letters of transmittal or old notes should be sent to Aventine.

  How to sign your letter of transmittal and other documents

        Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered:

  1.
  by a registered holder of the old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  2.
  for the account of an eligible institution.

        If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

  •
  a firm which is a member of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or

  •
  a commercial bank or trust company having an office or correspondent in the United States.

        If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.

        If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by Aventine, proper evidence satisfactory to Aventine of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

        Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after acceptance of the old notes. See—"Conditions to the Exchange Offer" below. For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

        In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

  •
  certificates for old notes, or

  •
  a timely book-entry confirmation of transfer of old notes into the exchange agent's account at DTC using the book-entry transfer procedures described below, and

  •
  a properly completed and duly executed letter of transmittal.

        If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution that is a participant in DTC's systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent's account in accordance with DTC's Automated Tender Offer Program procedures for transfer. However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent's account, and timely receipt by the exchange agent of an agent's message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation. The agent's message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

        Although delivery of old notes may be effected through book-entry transfer into the exchange agent's account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under "—Exchange Agent" on or prior to the expiration date. A letter of transmittal need not accompany tenders effected through the Automated Tender Offer Program.

        If your old notes are held through DTC, you must complete a form called "Instructions to Registered Holder and/or Book-Entry Participant," which will instruct the DTC participant through whom you hold your notes of your intention to tender your old notes or not tender your old notes. Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of notes until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your notes. A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

        If you are a registered holder of old notes and you want to tender your old notes but your old notes are not immediately available, or time will not permit your old notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

  1.
  the tender is made through an eligible institution,

  2.
  prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

  •
  the name and address of the holder of old notes,

  •
  the amount of old notes tendered,

  •
  the tender is being made by delivering that notice and guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

  3.
  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

        You can withdraw your tender of old notes at any time on or prior to the expiration date.

        For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under "Exchange Agent." Any notice of withdrawal must specify:

  •
  the name of the person having tendered the old notes to be withdrawn,

  •
  the old notes to be withdrawn,

  •
  the principal amount of the old notes to be withdrawn,

  •
  if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder,

  •
  if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution,

  •
  if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

        Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

        If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under "Procedures for Tendering Old Notes" above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

        Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

        That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

        In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

                            has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, as follows:

By Registered or Certified Mail:

By Hand or Overnight Delivery:

Facsimile Transmissions:

To confirm by telephone or for information:

        Delivery to an address or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

        The principal solicitation is being made by mail; however, additional solicitation may be made by telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

        The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $250,000.

Transfer Taxes

        Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

        Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

        However, any purchaser of old notes who is an "affiliate" of Aventine or who intends to participate in the exchange offer for the purpose of distributing the new notes:

  1.
  will not be able to rely on the interpretation of the staff of the SEC;

  2.
  will not be able to tender its old notes in the exchange offer; and

  3.
  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the notes unless that sale or transfer is made using an exemption from those requirements.

        By executing, or otherwise becoming bound by, the letter of transmittal each holder of the old notes will represent that:

  1.
  it is not our "affiliate";

  2.
  any new notes to be received by it were acquired in the ordinary course of its business; and

  3.
  it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the "distribution," within the meaning of the Securities Act, of the new notes.

        In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired notes for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes. However, broker-dealers who acquired notes directly from us may not participate in the exchange offer.

MATERIAL UNITED STATES FEDERAL INCOME TAX
CONSEQUENCES OF THE EXCHANGE OFFER

        The exchange of old notes for new notes in the exchange offer will not result in any United States federal income tax consequences to holders. When a holder exchanges an old note for a new note in the exchange offer, the holder will have the same adjusted basis and holding period in the new note as in the old note immediately before the exchange.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of one year after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.

        We will not receive any proceeds from any sale of new notes by broker-dealers.

        New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

  •
  in the over-the-counter market,

  •
  in negotiated transactions,

  •
  through the writing of options on the new notes, or

  •
  a combination of those methods of resale at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

        Any resale may be made:

  •
  directly to purchasers, or

  •
  to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

        Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of one year after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the notes, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Davis Polk & Wardwell will opine for us on whether the new notes are valid and binding obligations of Aventine.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2005 and 2004, and for each of the two years in the period ended December 31, 2005, for the period from May 31, 2003 through December 31, 2003, and for the predecessor period from January 1, 2003 through May 30, 2003, as set forth in their report. We have included our financial statements in this prospectus and elsewhere in this registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

CONSOLIDATED FINANCIAL STATEMENTS

Aventine Renewable Energy Holdings, Inc.
Years Ended December 31, 2005 and 2004, Period From May 31, 2003 to
December 31, 2003, and the Predecessor Period
From January 1, 2003 to May 30, 2003

Aventine Renewable Energy Holdings, Inc.

Consolidated Financial Statements

Years Ended December 31, 2005 and 2004, Period From
May 31, 2003 to December 31, 2003, and the Predecessor Period
From January 1, 2003 to May 30, 2003

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Aventine Renewable Energy Holdings, Inc.

        We have audited the accompanying consolidated balance sheets of Aventine Renewable Energy Holdings, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of operations, changes in stockholders' equity (deficit), and cash flows for the years ended December 31, 2005 and 2004, the period from May 31, 2003 to December 31, 2003, and the predecessor period from January 1, 2003 to May 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aventine Renewable Energy Holdings, Inc. at December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for the years ended December 31, 2005 and 2004, the period from May 31, 2003 to December 31, 2003, and the predecessor period from January 1, 2003 to May 30, 2003, in conformity with U.S. generally accepted accounting principles.

        As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for stock-based compensation effective January 1, 2004.

                              /s/ Ernst & Young LLP

St. Louis, Missouri
March 24, 2006

Aventine Renewable Energy Holdings, Inc.

Consolidated Balance Sheets
(In Thousands)

	December 31
	2004	2005
Assets
Current assets:
Cash and cash equivalents	$7,151	$3,750
Accounts receivable	32,673	46,625
Income tax receivable	—	2,628
Inventories	24,838	54,651
Other current assets	1,713	2,519

Total current assets	66,375	110,173
Property, plant, and equipment:
Land	215	244
Buildings	1,510	1,510
Furniture and fixtures	9	24
Storage tanks	1,898	1,898
Manufacturing and other equipment	21,922	25,346
Construction-in-progress	1,359	18,563

	26,913	47,585
Accumulated depreciation	(2,414)	(4,729)

Property, plant, and equipment, net	24,499	42,856
Deferred tax asset	937	2,375
Investments in marketing alliances	1,000	1,000
Restricted cash for plant expansion	62,500	60,362
Other assets	8,287	7,586

Total assets	$163,598	$224,352

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$24,812	$51,528
Accrued payroll and benefits	3,687	4,104
Credit agreement borrowings	12,791	1,514
Other current liabilities	2,303	3,149

Total current liabilities	43,593	60,295
Minority interest	8,861	8,675
Senior secured floating rate notes	160,000	160,000
Deferred tax liability	5,142	9,078
Other long-term liabilities	2,583	6,958
Stockholders' equity (deficit):
Preferred stock 50,000 shares authorized, no shares issued or outstanding
Common stock, par value $0.001 per share, 185,000 shares authorized, 34,684 and 35,145 shares issued and outstanding at December 31, 2004 and 2005, respectively, net of 21,179 shares held in treasury in 2005	—	—
Additional paid-in capital	—	4,226
Retained earnings (deficit)	(56,195)	(24,013)
Accumulated other comprehensive loss	(386)	(867)

Total stockholders' equity (deficit)	(56,581)	(20,654)

Total liabilities and stockholders' equity (deficit)	$163,598	$224,352

See accompanying notes.

Aventine Renewable Energy Holdings, Inc.

Consolidated Statements of Operations
(In Thousands, Except Per Share Data)

	Predecessor
	Period From January 1 to May 30, 2003	Period From May 31 to December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005
Sales	$271,379	$404,389	$858,876	$935,468
Cost of sales	(270,242)	(375,042)	(793,070)	(848,053)

Gross profit	1,137	29,347	65,806	87,415
Selling, general, and administrative expenses	(6,278)	(6,986)	(16,236)	(22,500)
Other income (expense)	(210)	161	3,196	989

Operating income (loss)	(5,351)	22,522	52,766	65,904
Interest income	3	4	19	2,218
Interest expense	(4,226)	(419)	(2,035)	(16,510)
Minority interest	378	(1,025)	(2,148)	(2,404)
Other nonoperating income (loss)	1,024	(2,560)	(924)	1,781

Income (loss) before income taxes	(8,172)	18,522	47,678	50,989
Income tax benefit (expense)	3,269	(7,473)	(18,433)	(18,807)

Net income (loss)	$(4,903)	$11,049	$29,245	$32,182

Basic earnings per common share		$0.32	$0.84	$0.93
Diluted earnings per common share		$0.32	$0.82	$0.89
Average number of shares outstanding—basic		34,643	34,684	34,686
Average number of shares outstanding—diluted		34,643	35,768	36,052

See accompanying notes.

Aventine Renewable Energy Holdings, Inc.

Consolidated Statements of Changes in Stockholders' Equity (Deficit)
(In Thousands)

	Net Investment in Division	Accumulated Other Comprehensive Income (Loss)	Total
Predecessor
Balance at January 1, 2003	$21,274	$(1,363)	$19,911
Comprehensive loss:
Net loss	(4,903)	—	(4,903)
Other comprehensive income	—	118	118

Comprehensive loss			(4,785)

Balance at May 30, 2003	$16,371	$(1,245)	$15,126

	Common Shares	Common Stock	Additional Paid-In Capital	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
Successor
Balance at May 31, 2003	34,635	$—	$43,000	$—	$—	$43,000
Issuance of common stock	8	—	10	—	—	10
Comprehensive income:
Net income	—	—	—	11,049	—	11,049
Minimum pension liability adjustment net of tax of $182	—	—	—	—	(274)	(274)

Comprehensive income						10,775

Balance at December 31, 2003	34,643	—	43,010	11,049	(274)	53,785
Capital contribution	—	—	2,343	—	—	2,343
Issuance of common stock	41	—	50	—	—	50
Distributions to stockholders	—	—	(45,511)	(96,489)	—	(142,000)
Stock compensation	—	—	108	—	—	108
Comprehensive income:
Net income	—	—	—	29,245	—	29,245
Minimum pension liability adjustment net of tax of $76	—	—	—	—	(112)	(112)

Comprehensive income						29,133

Balance at December 31, 2004	34,684	—	—	(56,195)	(386)	(56,581)
Proceeds from common stock offering	21,179	21	256,033	—	—	256,054
Repurchase of common stock for the treasury	(21,179)	(21)	(256,033)	—	—	(256,054)
Tax benefit of stock option exercises	—	—	2,122	—	—	2,122
Stock option exercises	461	—	173	—	—	173
Stock compensation	—	—	1,931	—	—	1,931
Comprehensive income:
Net income	—	—	—	32,182	—	32,182
Minimum pension liability adjustment net of tax of $320	—	—	—	—	(481)	(481)

Comprehensive income						31,701

Balance at December 31, 2005	35,145	$—	$4,226	$(24,013)	$(867)	$(20,654)

See accompanying notes.

Aventine Renewable Energy Holdings, Inc.

Consolidated Statements of Cash Flows
(In Thousands)

	Predecessor
		Period From May 31 to December 31, 2003
	Period From January 1 to May 30, 2003		Year Ended December 31, 2004	Year Ended December 31, 2005
Operating activities
Net income (loss)	$(4,903)	$11,049	$29,245	$32,182
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	2,950	1,069	2,135	3,623
Deferred income taxes	(3,925)	257	4,836	2,589
Stock compensation expense	—	—	108	1,931
Loss (gain) on disposal of fixed assets	842	—	—	(3)
Minority interest	(378)	1,024	2,148	2,404
Mark to market of derivative contracts	(793)	1,652	(857)	(898)
Tax benefit of stock option exercises	—	—	—	2,122
Changes in operating assets and liabilities:
Receivables	7,921	(10,726)	11,484	(16,580)
Inventories	6,816	8,734	5,494	(29,813)
Accounts payable	(8,274)	12,380	(4,498)	26,716
Accrued expenses	(1,397)	(2,419)	171	417
Proceeds from marketing commission buydown	—	—	—	3,000
Other, net	2,387	(1,189)	(693)	1,137

Net cash provided by operating activities	1,246	21,831	49,573	28,827
Investing activities
Purchase of property and equipment, net	(1,786)	(2,952)	(4,653)	(20,672)
Investment in marketing alliance	—	(500)	(500)	—
Proceeds from the sale of property and equipment	—	35	—	—
Increase in restricted cash for plant expansion	—	—	(62,500)	(1,971)
Use of restricted cash for plant expansion	—	—	—	4,109

Net cash used in investing activities	(1,786)	(3,417)	(67,653)	(18,534)
Financing activities
Net borrowings (repayments) under credit agreement	—	(13,609)	8,869	(11,277)
Distribution to shareholders	—	—	(142,000)	—
Proceeds from issuance of senior secured notes	—	—	160,000	—
Payment of debt issuance costs	—	—	(6,841)	—
Capital contribution from Aventine Renewable Energy Holdings, LLC	—	—	2,343	—
Net borrowings from parent	698	—	—	—
Proceeds from stock option exercises	—	—	—	173
Proceeds from sale of common stock	—	10	—	256,054
Repurchase of common stock	—	—	—	(256,054)
Distributions to minority stockholders	(34)	(52)	(2,470)	(2,590)

Net cash (used in) provided by financing activities	664	(13,651)	19,901	(13,694)

Net increase (decrease) in cash and cash equivalents	124	4,763	1,821	(3,401)
Cash and cash equivalents, beginning of period	415	567	5,330	7,151

Cash and cash equivalents, end of period	$539	$5,330	$7,151	$3,750

Supplemental disclosure of cash flow information
Cash paid for interest	$—	$419	$846	$15,046

Cash paid for income taxes	$—	$6,156	$13,660	$16,913

See accompanying notes.

Aventine Renewable Energy Holdings, Inc.

Notes to Consolidated Financial Statements

(In Thousands, Except Per Share Data)

December 31, 2005

1.  Organization and Presentation

        On May 30, 2003, CP RS Holdings purchased 100% of the membership interests of Williams Bio-Energy LLC, a subsidiary of The Williams Companies, Inc. (Williams). Immediately following the purchase, CP RS Holdings was renamed Aventine Renewable Energy Holdings, Inc., and Williams Bio-Energy LLC was renamed Aventine Renewable Energy, LLC. The acquisition has been accounted for as a purchase business combination, and accordingly, purchase accounting adjustments have been reflected in these financial statements subsequent to May 31, 2003. The financial statements for the period from January 1, 2003 to May 30, 2003, were prepared using the Williams Bio- Energy LLC historical basis of accounting and are designated as "Predecessor," because they are not comparable to the operating and cash flow results of Aventine Renewable Energy Holdings, Inc. subsequent to the acquisition.

        The consolidated financial statements include the accounts of Aventine Renewable Energy Holdings, Inc. (Aventine or the Company), its wholly owned subsidiary, Aventine Renewable Energy, LLC (LLC), those of LLC's wholly owned subsidiary, Aventine Renewable Energy, Inc. (Pekin), and LLC's 78.42% owned subsidiary, Nebraska Energy, L.L.C. (Nebraska Energy). The Company has no operations of its own other than its investment in LLC. LLC and Pekin are guarantors of the senior secured floating rate notes (see Note 14).

        The acquisition was accounted for as a purchase in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, pursuant to which the purchase price was preliminarily allocated among the assets acquired and liabilities assumed based on their relative fair values as of the date of acquisition. In 2004, the preliminary purchase allocation was finalized for resolution of disputed working capital amounts between the buyer and seller of $854, adjustments to contingencies of $(116), working capital adjustments of $(123), and a more specific purchase price allocation to property, plant, and equipment and the related deferred income taxes.

        The purchase consideration was structured as a fixed payment of $75,000, adjusted for changes in working capital and transaction costs. The purchase price and the allocation of net assets acquired are as follows:

Cash	$567
Accounts receivable	33,431
Inventory	37,695
Other current assets	3,654
Property, plant, and equipment	26,675
Accounts payable	(16,930)
Accrued payroll and benefits	(1,012)
Other current liabilities	(8,473)
Pension/postretirement liabilities	(1,377)
Minority interest	(8,207)

Total purchase price	$66,023

        The excess of the fair value of the acquired net assets over the purchase price was allocated to reduce the carrying values of investments in marketing alliances and net book value of property, plant, and equipment, as follows:

Investment in marketing alliances	$5,550
Land	1,659
Buildings	9,088
Furniture and fixtures	69
Storage tanks	15,950
Manufacturing equipment	127,628

Total	$159,944

        On December 17, 2004, Aventine completed the offering of $160,000 of senior secured floating rate notes (see Note 14). The net proceeds, along with an additional $15,500 borrowed on the revolving credit facility, were used to fund $62,500 into an escrow account for plant expansion at the Pekin facility and to pay a $107,000 distribution. The distribution together with a $35,000 distribution paid on April 13, 2004, resulted in the retained deficit on the accompanying consolidated balance sheet.

        On December 23, 2005, the Company completed an equity offering of 21,179 shares of common stock pursuant to Rule 144a of the Securities Act. All of the net proceeds of the offering were used to repurchase an equal number of shares from existing shareholders. The repurchase of the shares is reflected as a treasury stock transaction in the accompanying consolidated financial statements. The shares sold are subject to a registration rights agreement where the Company agreed, at its expense, to use reasonable efforts to file a shelf registration statement registering for resale the shares sold in the offering. In connection with the offering, the Company authorized a 805.47131 for 1 stock split. All share data presented is adjusted to reflect the stock split.

2.  Description of Business

        Aventine is engaged in the production and marketing of ethanol. Aventine owns and operates two ethanol plants, one in Nebraska (partially owned) and one in Illinois for the distillation and production of fuel-grade ethanol. In addition to marketing its own ethanol production, Aventine currently markets 100% of the ethanol output from three plants in which it holds an investment and nine additional third-party plants.

        Aventine sells ethanol to customers nationally, though most sales occur in the Midwest, Gulf Coast, East Coast, and West Coast regions of the United States. Customers mix the ethanol with gasoline for use as a motor fuel. The distillation and production process also produces various coproducts. Coproducts, mainly nutritional animal feed ingredients, are marketed directly to livestock farms or sold to livestock feed and food-processing companies in the United States or the European Union.

        The market for Aventine's ethanol product is affected by the federal government's excise tax incentive program scheduled to expire December 31, 2010. Under this program, gasoline distributors that blend gasoline with ethanol receive a federal excise tax rate reduction for each blended gallon, resulting in an indirect pricing incentive to ethanol. The tax rate reduction for 2003 and 2004 was $0.52 per gallon of ethanol. The tax rate reduction decreased to $0.51 in 2005.

        The market for Aventine's product is also affected through federal regulation by the U.S. Environmental Protection Agency under the Clean Air Act and the Reformulated Gasoline Program as well as the Renewable Fuels Standard of the Energy Policy Act of 2005. The U.S. Department of Agriculture Commodity Credit Corporation's Bio-Energy Program provides a two-year cash incentive for ethanol producers that increase grain consumption in order to increase fuel ethanol production. The program provided partial reimbursement for the cost of one bushel of grain for every three and one-half bushels used for increases in fuel ethanol production during 2003, 2004, and 2005. Reimbursements for the predecessor period January 1, 2003 to May 30, 2003, the period from May 31, 2003 to December 31, 2003, and the years ended December 31, 2004 and 2005, were $206, $2,338, $1,976, and $191, respectively. These amounts are included in other income in the statements of operations.

        At December 31, 2005, approximately 59% of the Company's workforce is represented by a collective bargaining agreement. The collective bargaining agreement expires October 31, 2006.

3.  Summary of Significant Accounting Policies

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts in its consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

        Cash and cash equivalents include securities with maturities of three months or less when acquired. These investments are carried at cost, which approximates market value.

Accounts Receivable

        Accounts receivable are carried on a gross basis, with no discounting, less the allowance for doubtful accounts. An allowance for doubtful accounts is not recognized at the time the revenue which generates the accounts receivable is recognized. Management estimates the allowance for doubtful accounts based on existing economic conditions, the financial conditions of the customers, and the amount and age of past due accounts.

        Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted. The allowance for doubtful accounts is $25 at December 31, 2005 and 2004.

Inventory Valuation

        Inventories are stated at the lower of cost or market. Cost is determined using the weighted average cost method. Inventory costs include expenditures incurred in bringing inventory to its existing condition and location.

Property, Plant, and Equipment

        In connection with the purchase price allocation described in Note 1, the excess of the fair value of the net current assets over the purchase price was allocated to reduce the carrying value of noncurrent assets including property, plant, and equipment. Newly acquired property, plant, and equipment are recorded at cost less accumulated depreciation. Depreciation and amortization are provided on the straight-line basis over the following estimated useful lives:

Buildings	20-45 years
Furniture and fixtures	3-20 years
Storage tanks	25-30 years
Machinery and equipment	5-25 years

        Depreciation expense was $2,950 for the predecessor period from January 1, 2003 to May 30, 2003, $781 for the period from May 31, 2003 to December 31, 2003, and $1,587 and $2,274 for the years ended December 31, 2004 and 2005, respectively.

        In 2005, the Company began construction activities on a new plant addition at its Pekin, Illinois, facility. In conjunction with this construction project, the Company capitalized $41 of interest related to the ongoing funding of the Pekin plant expansion during 2005.

Impairment of Long-Lived Assets

        If the facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable as determined based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

Investments in Marketing Alliances

        Aventine maintains investments in three ethanol plants all of which are less than 8.0% of total ownership. In connection with the purchase price allocation described in Note 1, these investments were written down to zero at the acquisition date. The $1,000 of investments recorded on the accompanying consolidated balance sheets represents investments made subsequent to May 30, 2003, and is recorded at cost.

Deferred Debt Issuance Costs

        Deferred debt issuance costs are included in other assets and are amortized over the terms of the respective debt obligation using the interest method.

Income Taxes

        Deferred income taxes are provided on all temporary differences between the financial basis and the tax basis of the Company's assets and liabilities existing at each balance sheet date using enacted tax rates for years during which taxes are expected to be paid or recovered. Management's judgment and income tax assumptions are used to determine the levels, if any, of valuation allowances associated with deferred tax assets.

        Prior to the acquisition, the Company was included in the consolidated federal income tax return of Williams. Pursuant to its intercompany tax allocation procedure, Williams paid the Company for the income tax benefit of tax losses generated by the Company.

Derivative Instruments and Hedging Activities

        Aventine accounts for derivative instruments and hedging activities in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended. SFAS No. 133 requires all derivative financial instruments to be reported on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will be either offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value is recognized in earnings. In order for a derivative to qualify as a hedge, specific criteria must be met and appropriate documentation maintained.

        In order to reduce risk caused by market fluctuations, the Company enters into corn and natural gas purchases with options, futures contracts, and swap agreements. These contracts are used to fix the purchase price of the Company's anticipated requirements of corn and natural gas in production activities. The fair value of these contracts is based on quoted prices in active exchange-traded or over-the-counter markets. The fair value of the derivatives is continually subject to change due to changing market conditions. The Company does not formally designate these instruments as hedges and, therefore, marks these instruments to market on a monthly basis. The fair value of the contracts at December 31, 2004 and 2005, is $6 and $0, respectively, and is included in other current assets and liabilities. This derivative activity resulted in $1,024 for the predecessor period January 1, 2003 to May 30, 2003, $(2,560) for the period May 31, 2003 to December 31, 2003, and $(899) and $1,332 for the years ended December 31, 2004 and 2005, respectively, and is included in other nonoperating income (loss) in the consolidated statements of operations.

        SFAS No. 133 requires a company to evaluate its contracts to determine whether the contracts are derivatives. Certain contracts that literally meet the definition of a derivative may be exempted as normal purchases or normal sales. Normal purchases and normal sales are contracts that provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold over a reasonable period in the normal course of business. Contracts that meet the requirements of normal are documented as normal and exempted from the accounting and reporting requirements of SFAS No. 133.

        During 2004, the Company entered into an interest rate cap agreement to adjust a portion of its long-term notes that are subject to variable interest rates. Under the transaction, the Company will receive payments from the counterparty when LIBOR exceeds 4.0%. This agreement effectively caps the Company's interest rate on $120,000 of the senior secured floating rate notes at 10.0%. The fair value of the instrument at December 31, 2004 and 2005, is $390 and $839 and is included in other current assets in the consolidated balance sheets. The interest rate agreement has not been designated as a hedge. Accordingly, all changes in fair value of the agreement are recorded in earnings as other income or expense in the period of change.

        Other nonoperating income (loss) for this derivative activity was $(25) and $449 for the years ended December 31, 2004 and 2005, respectively.

Segments

        The Company operates in one reportable segment, the manufacture and marketing of fuel-grade ethanol.

Revenue Recognition

        Revenue from sales of products is recognized at the time title and the risks and rewards of ownership pass. This occurs when the products are shipped per the customer's instructions, the sales price is fixed and determinable, and collection is reasonably ensured. Aventine also markets ethanol output from marketing alliances. Because the Company is the primary obligor in the sales arrangement with the customer, these sales and cost of sales are recorded gross in the accompanying statements of operations.

        Shipping and handling and motor fuel tax costs invoiced to customers are included in sales, and the related cost is included in cost of sales.

Unearned Revenue

        During 2005, the Company received $3,000 from an alliance partner to amend the marketing agreement with the alliance partner. The Company recorded this amount as deferred revenue and is recognizing the related revenue over the life of the agreement which extends through August 2012. The unrecognized balance at December 31, 2005, is $2,824 and the portion to be recognized in the next twelve months, $424, is included in other current liabilities with the remainder included in other liabilities on the consolidated balance sheet.

Reclassifications

        Certain amounts in the prior periods' financial statements have been reclassified to conform with the classifications in the current year's financial statements with no effect on previously reported net income.

Stock-Based Compensation

        Effective January 1, 2004, the Company adopted the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Prior to 2004, the Company accounted for stock options under the recognition and measurement provisions of Accounting Principles Board (APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations. The pro forma effect on the Company's net income and earnings per share had compensation expense been determined using the fair value method of SFAS No. 123 during the period May 31, 2003 to December 31, 2003, is immaterial.

        Under the modified-prospective method of adoption selected by the Company under the provisions of SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, the Company recognized stock-based compensation cost from the beginning of 2004, as if the fair value- based accounting method in SFAS No. 123 had been used to account for all previously granted employee awards (see Note 10).

New Accounting Pronouncements

        In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 151, Inventory Costs—an Amendment of ARB No. 43, which is the result of its efforts to converge U.S. accounting standards for inventories with International Accounting Standards. SFAS No. 151 requires idle facility expenses, freight, handling costs, and wasted material (spoilage) costs to be recognized as current-period charges. It also requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The adoption of SFAS No. 151 will have no impact on the Company's consolidated financial position, result of operations, or cash flows.

        In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which requires companies to measure compensation cost in the income statement for all share-based payments (including employee stock options) at fair value for interim or annual periods. The Company expects to adopt this standard on January 1, 2006, using the prospective transition method and has not yet determined the impact of adoption. Effective January 2004, the Company adopted the fair value recognition provision of SFAS No. 123, Accounting for Stock-Based Compensation, using the modified-prospective method under the provision of SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. Under the provisions of SFAS No. 123R, the Company will be unable to use the minimum value method to calculate fair value.

        In March 2005, the FASB issued Interpretation No. 47, Accounting for Conditional Asset Retirement Obligations, an Interpretation of FASB Statement No. 143 (FIN 47). FIN 47 clarifies that the term, conditional asset retirement obligation, as used in SFAS No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. However, the obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. FIN 47 clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The Company adopted FIN 47 on December 31, 2005, and the impact of adopting FIN 47 has no impact on the consolidated financial position, results of operations, or cash flows.

        In May, 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections—a Replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 replaces APB Opinion

No. 20, Accounting Changes, and SFAS No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS No. 154 may require restatement of prior period financial statements for certain changes in accounting principles. The retroactive application of a change in accounting principle should be limited to the direct effect of the change. Changes in depreciation, amortization, or depletion methods should be accounted for as a change in accounting estimate. Corrections of accounting errors will be accounted for under the guidance contained in APB Opinion No. 20. The effective date of this new pronouncement is for fiscal years beginning after December 15, 2005, and prospective application is required. The Company does not expect the adoption of SFAS No. 154 to have a material impact on its consolidated financial statements.

        The Company does not expect that the adoption of other recent accounting pronouncements will have a material impact on its financial statements.

4.  Related Party Transactions

        Prior to the acquisition, the Company obtained certain services from Williams for which it was allocated corporate overhead charges. The corporate overhead charges, which have been included in selling, general, and administrative expenses, for the predecessor period were as follows:

General corporate overhead allocation	$1,045
Information technology services allocation	565
Specific corporate overhead allocation	840

$2,450

        The Company also incurred interest charges on the intercompany notes payable to Williams at an interest rate calculated at the London Interbank Offered Rate (LIBOR) plus a spread based on the outstanding balance. The interest rate averaged 5.8%, and interest expense on the notes was $4,226 for the predecessor period from January 1, 2003 to May 30, 2003.

        As of the acquisition date, Aventine's principal shareholder was Morgan Stanley Capital Partners funds (MSCP funds). Morgan Stanley Investment Management Inc. entered into definitive agreements under which an affiliate of Metalmark, an independent private equity firm established by former principals of Morgan Stanley Capital Partners, manages the MSCP funds on a sub-advisory basis. Monitoring fees paid to the MSCP funds for the period from May 31, 2003 to December 31, 2003, were $295 and for the year ended December 31, 2004, were $131. No fees were paid in 2005.

        At the time of the MSCP funds' acquisition of the Company, one of the MSCP funds entered into certain consulting agreements with each of its three directors. Under these agreements, each of these directors has agreed to serve as one of the Company's directors and to provide consulting services to the Company, as reasonably requested by such MSCP fund. The agreements have two one-year terms, which will automatically renew, unless either party provides 30 days' written notice prior to the end of the term. On April 30, 2004, the MSCP fund assigned its rights and obligations under these consulting agreements to the Company, and therefore, it is obligated to pay the directors under these agreements. Except for payments pursuant to the consulting agreements, the directors do not receive any additional compensation for their services as a director. Payments to directors reduce monitoring fees that would otherwise be paid to the MSCP funds. Payments of $238 and $310 were made under these agreements in 2004 and 2005.

        In an agreement dated May 30, 2003, Pekin agreed to reimburse the MSCP funds for all of their reasonable out-of-pocket costs, fees, and expenses incurred in connection with or related to such stockholder's ownership of shares of Aventine's common stock. Pekin reimbursed the MSCP funds for expenses of $8 in the period from May 31, 2003 to December 31, 2003. The Company reimbursed the MSCP fund $26 for expenses in 2005.

        In conjunction with the $160,000 senior secured note offering (see Note 14), Aventine paid an advisory fee of $400 to an affiliate of the MSCP funds.

        In conjunction with the December 2005 equity offering, the MSCP funds agreed to reimburse the Company for $1,500 of the expense of the offering. The remaining amount of $350 was paid by the Company and is included in salary, general, and administrative expenses. After giving effect to the equity offer, the MSCP funds own approximately 39.6% of the Company's outstanding stock.

        In exchange for providing professional expertise, services, consulting, or advice in accordance with an agreement entered into with one of the MSCP funds prior to the MSCP funds' acquisition of the Company, the directors received Class B units in Aventine Holdings LLC (see Note 1). Class B units have no voting rights, participate in distributions only after a specified threshold is met, and are subject to certain additional limitations.

        Aventine maintains investments in marketing alliances all of which are less than 8.0% of total ownership. Total purchases from these plants aggregated $38,909 for the predecessor period from January 1, 2003 to May 30, 2003, $57,000 for the period from May 31, 2003 to December 31, 2003, and $127,000 and $137,828 for the years ended December 31, 2004 and 2005, respectively. These transactions were recorded at market prices and normal commercial terms.

5.  Income Taxes

        Significant components of the benefit (provision) for income taxes are as follows:

	Predecessor
	Period From January 1 to May 30, 2003	Period From May 31 to December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005
Benefit (provision) for income taxes:
Current	$(656)	$(8,156)	$(18,182)	$(16,218)
Deferred	3,925	683	(251)	(2,589)

	$3,269	$(7,473)	$(18,433)	$(18,807)

        A reconciliation of income tax benefit (expense) computed at the U.S. federal statutory tax rates to the actual provision for income taxes is as follows:

	Predecessor
	Period From January 1 to May 30, 2003		Period From May 31 to December 31, 2003		Year Ended December 31, 2004		Year Ended December 31, 2005
(Provision) benefit at U.S. statutory tax rate	$2,860	(35.0)%	$(6,483)	(35.0)%	$(16,687)	(35.0)%	$(17,846)	(35.0)%
State and local taxes, net of federal tax benefit	403	(4.9)	(817)	(4.4)	(2,359)	(5.0)	(2,209)	(4.3)
Other	6	(0.1)	(173)	(1.0)	613	1.3	1,248	2.5

Income tax expense	$3,269	(40.0)%	$(7,473)	(40.4)%	$(18,433)	(38.7)%	$(18,807)	(36.9)%

        Significant components of the Company's deferred tax assets and liabilities that result from temporary differences between the financial statement basis and the tax basis of assets and liabilities as of December 31, 2004 and 2005, are summarized as follows:

	December 31
	2004	2005
Deferred tax assets:
Current liabilities	$150	$531
Property, plant, and equipment	1,075	149
Investments in marketing alliances	2,226	1,488
Benefit obligations	766	888
Accumulated other comprehensive income (loss)	257	578
Goodwill	4,325	3,550
Stock-based compensation	43	761

Total deferred tax assets	8,842	7,945
Deferred tax liabilities:
Prepaid assets	(322)	(474)
Production credits	—	(788)
Partnership investment	(618)	(878)
Contingency reserve	(4,524)	(6,748)

Total deferred tax liabilities	(5,464)	(8,888)
Valuation allowance	(7,755)	(5,703)

Net deferred tax asset (liability)	$(4,377)	$(6,646)

        Other current assets on the consolidated balance sheet include $150 and $531 of deferred tax assets at December 31, 2004 and 2005, respectively. Other current liabilities on the consolidated balance sheet include $322 and $474 of deferred tax liabilities at December 31, 2004 and 2005, respectively.

        The Company has recorded a valuation allowance on its deferred tax assets and a contingency reserve for tax assets that management believes may not be realized due to potential limitations imposed by Section 382 of the Internal Revenue Code. The deferred tax assets include the excess tax basis in fixed assets over the corresponding book basis and other deductible temporary differences.

6.  Employee Benefit Plans

        Aventine provides a noncontributory defined benefit pension plan for the hourly employees of Pekin. Aventine also provides a medical and life plan that provides postretirement medical benefits to certain retired employees. Nebraska Energy employees are not eligible for participation in these plans.

        The Company uses a December 31 measurement date for its pension and retirement benefit plans.

        Prior to the acquisition, certain of the Company's employees participated in the benefit plans of Williams. Cash contributions to the plans were made by Williams and are not specifically identifiable to the Company's employees. The cost of the plans was allocated through the corporate overhead allocations to the Company based on payroll.

        The accumulated benefit obligation is equal to the projected benefit obligation at December 31, 2004 and 2005, respectively, as the benefits are based on a monthly amount per year of service rather than the participants' compensation.

        The following table presents the changes in benefit obligations and plan assets for pension benefits under the Pekin defined benefit pension plan and Aventine Retiree Medical and Life Plan for 2004 and 2005. It also presents a reconciliation of the funded status of these plans to the amount recognized in the consolidated balance sheets at December 31, 2004 and 2005.

	Year Ended December 31, 2004		Year Ended December 31, 2005
	Defined Benefit Plan	Retiree Medical and Life Plan	Defined Benefit Plan	Retiree Medical and Life Plan
Change in benefit obligation:
Benefit obligation at beginning of period	$6,637	$1,255	$7,015	$1,717
Service cost	261	126	277	188
Interest cost	391	91	416	157
Actuarial loss	41	268	604	1,176
Benefits paid	(315)	(23)	(312)	(37)

Benefit obligation at end of period	7,015	1,717	8,000	3,201
Change in plan assets:
Fair value of plan assets at beginning of period	5,886	—	5,910	—
Actual return on plan assets	339	—	290	—
Employer contributions	—	—	324	—
Benefits paid	(315)	—	(312)	—

Fair value of plan assets at end of period	5,910	—	6,212	—

Funded status	(1,105)	(1,717)	(1,788)	(3,201)
Unrecognized net actuarial loss	644	261	1,445	1,385
Unrecognized prior service cost	—	—	—	—

Net amount recognized	$(461)	$(1,456)	$(343)	$(1,816)

        Amounts recognized in the consolidated balance sheets consist of:

	Year Ended December 31, 2004		Year Ended December 31, 2005
	Defined Benefit Plan	Retiree Medical and Life Plan	Defined Benefit Plan	Retiree Medical and Life Plan
Accrued benefit cost	$(1,105)	$(1,456)	$(1,788)	$(1,816)
Accumulated other comprehensive loss	644	—	1,445	—

Net amount recognized	$(461)	$(1,456)	$(343)	$(1,816)

        The components of net periodic benefit expense for the defined benefit plan and retiree medical and life plan are as follows:

	Predecessor
	Period From January 1 to May 30, 2003		Period From May 31 to December 31, 2003		Year Ended December 31, 2004		Year Ended December 31, 2005
	Defined Benefit Plan	Retiree Medical and Life Plan	Defined Benefit Plan	Retiree Medical and Life Plan	Defined Benefit Plan	Retiree Medical and Life Plan	Defined Benefit Plan	Retiree Medical and Life Plan
Service cost	$75	$35	$128	$66	$261	$126	$277	$188
Interest cost	164	26	203	40	391	91	416	157
Expected return on plan assets	(188)	—	(263)	—	(487)	6	(488)	52
Net amortization	60	—	—	—	—	—	2	—

	$111	$61	$68	$106	$165	$223	$207	$397

        The following are the weighted average assumptions utilized:

	Year Ended December 31, 2004		Year Ended December 31, 2005
	Defined Benefit Plan	Retiree Medical and Life Plan	Defined Benefit Plan	Retiree Medical and Life Plan
Discount rate	6.00%	6.00%	5.5%	6.00%
Expected return on plan assets	8.50%	—	8.5%	—
Health care cost trend rate	—	9.30%	—	9.30%
Rate to which the health care cost rate is assumed to decline	—	5.00%	—	5.00%

        The Company establishes the expected long-term rate of return at the beginning of each calendar year based upon historical returns and projected returns on the underlying mix of invested assets. The Company utilizes modern portfolio theory modeling techniques in the development of return assumptions. This technique projects rates of returns that can be generated through various asset allocations that lie within the risk tolerance set forth by the members of the Company's Pension Committee. The risk assessment provides a link between a pension's risk, capacity, management's willingness to accept investment risk, and the asset allocation process, which ultimately leads to the return generated by the invested assets.

        For the determination of net period benefit cost in 2006, the Company will utilize an assumed health care trend rate of 9.3%.

        The Company's pension plan weighted average asset allocation at December 31, 2004 and 2005, by asset category is as follows:

	Plan Assets
	December 31
	2004	2005
Stable fund	21%	21%
Bonds	33%	28%
Money market	—%	4%
Common stocks	46%	47%

Total	100%	100%

        The Company's Pension Committee is responsible for overseeing the investment of pension plan assets. The Pension Committee is responsible for determining and monitoring the appropriate asset allocations and for selecting or replacing investment managers, trustees, and custodians. The pension plan's current investment targets are 20% stable fund, 30% bond fund, and 50% common stock. The Pension Committee reviews the actual asset allocation in light of these targets periodically and rebalances among investments as necessary. The Pension Committee evaluates the performance of investment managers as compared to the performance of specified benchmarks and peers and monitors the investment managers to ensure adherence to their stated investment style and to the plan's investment guidelines.

        The Company contributed $324 to the pension plan during 2005 and does not expect to contribute to the plan during 2006.

        The following benefit payments, which reflect expected future service as appropriate, are expected to be paid:

	Pension Benefits	Other Postretirement Benefits
2006	$382	$140
2007	407	138
2008	404	144
2009	436	121
2010	455	112
Years 2011 to 2015	3,144	721

        The effect of a 1% change in the assumed health care cost trend rate would increase (decrease) the accumulated postretirement benefit obligation as of December 31, 2005, by $325 and $(273), respectively, and would increase (decrease) annual net periodic postretirement benefit cost by $26 and $(22), respectively, for 2005.

        Aventine maintains a defined contribution plan for Pekin employees and one for Nebraska Energy employees. Aventine provides for matching contributions within specified limits of the defined contribution plans. Aventine's expense for the period from May 31, 2003 to December 31, 2003, was $425 and for the years ended December 31, 2004 and 2005, was $1,107 and $1,173, respectively.

        The Company's employees participated in a defined contribution plan sponsored by Williams prior to the acquisition. The Company's contribution to the plan was paid by Williams and allocated to the Company via the specific corporate overhead allocation described in Note 4.

7.  Inventories

        Inventories consist of the following:

	December 31
	2004	2005
Raw material:
Corn	$1,421	$1,343
Work-in-process	847	1,100
Finished goods:
Ethanol	21,219	50,145
Coproducts	582	683
Materials and supplies	769	1,380

	$24,838	$54,651

8.  Leasing Arrangements

        Aventine leases terminal facilities and railcars from unaffiliated parties under noncancelable operating leases. Rent expense for the predecessor period January 1, 2003 to May 30, 2003, the period May 31, 2003 to December 31, 2003, and the years ended December 31, 2004 and 2005, was $5,810, $7,265, $8,705, and $10,784, respectively. Future minimum annual rentals under noncancelable operating leases as of December 31, 2005, are payable as follows:

2006	$10,372
2007	10,625
2008	7,783
2009	6,832
2010	6,092
Thereafter	18,132

$59,836

9.  Stockholder Rights Plan

        On December 12, 2005, the Board of Directors adopted a stockholder rights plan under which each common shareholder was issued one preferred share purchase right for each share of common stock outstanding prior to the equity offering. In addition, each share of common stock issued in the offering or after the consummation of the offering will be issued with an accompanying preferred share purchase right. Each right will entitle the holder, under certain circumstances, to purchase one one-thousandth of a share of the Company's Series A participating cumulative preferred stock, par value $0.001 per share, at an initial purchase price of $60.00 per one one-thousandth of a share of Series A participating cumulative preferred stock.

        The Company may exchange the rights at a ratio of one share of common stock for each right at any time after a person or group acquires beneficial ownership of 20% or more of its common stock but before such party acquires beneficial ownership of 50% or more of its common stock.

        The Company may also redeem the rights at its discretion at a price of $0.001 per right at any time before a person or party has acquired beneficial ownership of 20% or more of its common stock. The rights will expire on November 30, 2015, unless earlier exchanged or redeemed.

        Each share of Series A participating cumulative preferred stock that is purchased upon exercise of a right entitles the holder to receive an aggregate quarterly dividend payment of $1.00 or 1,000 times the cash and noncash dividends declared per share of common stock, whichever is greater.

        As of December 31, 2005, there were no Series A participating preferred stock rights that had been exercised.

10.  Stock-Based Compensation

        On June 17, 2003, the Board of Directors approved the Aventine Renewable Energy Holdings, Inc. 2003 Stock Option Plan (the Plan), effective as of May 31, 2003. The Plan, as amended, provides for 5,001 shares to be available for option grants. Option grants are awarded at the discretion of the Board of Directors. Options granted under the Plan vest over five years and expire ten years from the date of the grant.

        Effective January 1, 2004, the Company adopted the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Prior to 2004, the Company accounted for stock options under the recognition and measurement provisions of APB No. 25, Accounting for Stock Issued to Employees, and related interpretations.

        Under the modified-prospective method of adoption selected by the Company under the provisions of SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure, the Company recognizes stock-based compensation cost from the beginning of 2004, as if the fair value-based accounting method in SFAS No. 123 had been used to account for all previously granted employee awards.

        As a result of the equity offering, the Company enacted a stock split of 805.47131 to 1. All option data has been adjusted to reflect the split. The following is a summary of stock option activity from May 31, 2003 to December 31, 2003, and for the years ended December 31, 2004 and 2005, respectively:

	2003		2004		2005
	Common Shares	Weighted Average Exercise Price	Common Shares	Weighted Average Exercise Price	Common Shares	Weighted Average Exercise Price
Outstanding at beginning of period:	—	—	2,083	1.24	2,194	0.53
Granted	2,118	1.24	371	1.96	1,269	3.80
Canceled	(35)	1.24	(260)	1.24	(83)	0.23
Exercised	—	—	—	—	(461)	0.23

Outstanding at end of period	2,083	1.24	2,194	0.53	2,919	2.01

Outstanding Stock Options				Exercisable Stock Options
Exercise Price	Common Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Common Shares	Weighted Average Exercise Price
$0.23	1,379	3.2	$0.23	346	$0.23
2.36	271	3.9	2.36	21	2.36
2.67	42	2.0	2.67	—	2.67
2.92	433	4.6	2.92	—	2.92
4.35	794	4.9	4.35	—	4.35

	2,919	3.9	1.98	367	0.61

        Option grants with an exercise price of $2.36 or greater were granted at exercise prices less than market price at the date of grant.

        As a result of the $35,000 dividend declared on April 13, 2004, the option exercise price of options outstanding at that date was adjusted to $0.23. The option plan provided for the price adjustment in the event of an extraordinary cash dividend. The fair value of the award immediately after the modification did not exceed fair value immediately before the modification; therefore, no additional compensation expense was recognized due to the repricing.

        The Company recognized stock-based compensation cost of $1,931 and $108 for the periods ended December 31, 2005 and 2004, respectively.

        The fair value of the options granted in 2003, 2004, and 2005 was estimated at the date of grant using the minimum value method outlined in SFAS No. 123. The Company estimated the minimum value by using the following assumptions in the Black-Scholes option pricing model:

Risk-free interest rate	4.0%
Expected dividend yield	0%
Expected volatility	0.01%
Expected option life	5 years

        Prior to the acquisition, certain Company employees participated in the Williams stock-based award plans. The exercise price of stock options granted was the market price of the stock on the date of grant. Therefore, the Company recorded no stock compensation costs related to these plans in the predecessor period from January 1, 2003 to May 30, 2003.

11.  Financial Instruments

Financial Instruments' Fair Value

        Aventine used the following methods and assumptions to estimate the fair value of its financial instruments:

        Cash and cash equivalents:    The carrying amounts reported in the balance sheets approximate fair value due to the short-term maturity of these instruments.

        Commodity derivatives:    Commodity derivative instruments held by Aventine consist primarily of futures contracts, swap agreements, purchased put options, and written call options. The fair value of these contracts is based on quoted prices in active exchange-traded or over-the-counter markets.

        Interest rate instruments:    The fair values of interest rate instruments are based on quoted prices, which reflect the present value of the difference between estimated future amounts to be paid and received.

        Debt:    The fair value of the Company's senior notes at December 31, 2005 and 2004, was $165,600 and $161,600, respectively. At December 31, 2005, 2004, and 2003, the carrying amounts of the Company's borrowings under its revolving credit agreement approximated fair value.

        The carrying amount and estimated fair values of Aventine's financial instruments as of December 31, 2005, are as follows:

	December 31, 2005
Asset (Liability)	Carrying Amount	Fair Value
Cash and cash equivalents	$3,750	$3,750
Interest rate instruments	839	839
Debt	161,514	167,114
Investments—cost	1,000	(a	)

(a)
These investments are in non-publicly traded companies for which it is not practical to estimate fair value.

12.  Concentration of Credit Risk

        Aventine's financial instruments potentially exposed to concentrations of credit risk consist primarily of cash equivalents and trade receivables. Aventine's cash equivalents are invested in overnight instruments as permitted under the terms of the revolving credit agreement.

        The Company focuses on providing exceptional customer service and as a result has had very little customer turnover. The substantial majority of its customer base has purchased ethanol from the Company for over five years. The Company enjoys a diverse customer base, with no customer accounting for over 16% of ethanol volume during the year ended December 31, 2005. As a general policy, collateral is not required for receivables, but customers' financial condition and creditworthiness are evaluated regularly.

        The Company sells ethanol to most of the major integrated oil companies and a significant number of large, independent refiners and petroleum wholesalers.

        Aventine's trade receivables result primarily from its ethanol marketing operations including customers representing most of the major integrated oil companies and a significant number of large, independent refiners and petroleum wholesalers. The table below shows each ethanol customer whose business accounted for more than 5.0% of total volume during the year ended December 31, 2005.

	Year Ended December 31, 2005
	Sales	Percent of Total Sales
Shell Oil Products US and affiliate	$151,592	16%
BP Amoco	108,747	12%
Conoco Phillips	91,254	10%
Marathon/Ashland	74,149	8%
Valero Marketing and Supply Company	66,275	7%
Sunoco, Inc.	55,919	6%

Total	$547,936	59%

13.  Revolving Credit Agreement

        Pekin (the Borrower), an indirect, wholly owned subsidiary of Aventine, is the borrower under a $60,000 revolving credit facility, with a $20,000 sublimit for letters of credit (the Credit Agreement) expiring on December 31, 2008, as amended.

        The revolving credit facility permits the Borrower to receive advances up to a borrowing base limit established by reference to eligible amounts of accounts receivable and inventories, minus certain specified availability reserves. Advances under the Credit Agreement bear interest at prime plus a margin ranging from 0% to 0.50% determined quarterly based on the ratio of the Borrower's earnings before interest, taxes, depreciation, and amortization to advances under the Credit Agreement. Interest is computed daily based on a 365-day year. The Credit Agreement is secured by the working capital of Pekin and a second priority lien on the property, plant, and equipment of the Pekin facility.

        On March 19, 2004, the Credit Agreement was amended to allow for a $35,000 distribution payment and extend the original maturity date of May 30, 2006, to May 30, 2007.

        The Credit Agreement was amended on December 8, 2004, in conjunction with the senior secured note offering (see Note 14). This amendment extended the maturity date to December 31, 2008, and provided for the payment of a $107,000 distribution to stockholders. The amendment revised the calculation of the fixed charge coverage ratio.

        The Credit Agreement was amended August 19, 2005, to allow the Company to enter into a separate credit agreement with Nebraska Energy, to provide financing assistance with Nebraska Energy's plant expansion.

        The Credit Agreement was amended November 30, 2005, to provide for reductions in certain interest rates and fees and to relax certain restrictions under the agreement relating to investment limitations and other borrowing and debt repayment restrictions. This amendment also removed certain subjective acceleration clauses and accordingly now allows the Company to classify advances under the agreement as long-term liabilities of the Company.

        Maximum borrowings under the Credit Agreement totaled $17,854 during the period, while $12,791 and $1,514 were outstanding at December 31, 2004 and 2005, respectively. At December 31, 2005, the Company also had $6,375 in letters of credit outstanding. The Company is restricted to $20,000 in aggregate for letters of credit. The Credit Agreement requires payment of an unused credit fee ranging from 0.25% to 0.50% based upon amounts available under the Credit Agreement. The total amount paid under this provision was $172 and $205 for the years ended December 31, 2004 and 2005, respectively. The interest rate on borrowings outstanding as of December 31, 2005, was 7.25%, and the weighted average rate in 2005 was 5.23%. The amount available under the Credit Agreement was $52,100 at December 31, 2005.

        The Credit Agreement requires the Borrower to maintain a cash collections lockbox at the lendor's and administrative agent's bank.

14.  Senior Secured Floating Rate Notes

        On December 17, 2004, Aventine completed the offering of $160,000 of senior secured floating rate notes. The proceeds of the offering, along with an additional $15,500 borrowed on the amended revolving credit facility, were utilized to pay the stockholders a $107,000 distribution, deposit $62,500 into a restricted escrow account to fund the expansion of the Pekin facility, and pay expenses of the offering.

        The notes bear a variable interest rate that is set at LIBOR plus 6% and are due in 2011. Interest on the notes is payable quarterly in arrears on March 15, June 15, September 15, and December 15, commencing on March 15, 2005. The notes and the note guarantees are secured by LLC and by the assets of the Pekin facility. The terms of the notes contain restrictive covenants that limit Aventine's ability to, among other things, incur additional debt, sell or transfer assets, make investments or guarantees, enter into transactions with shareholders and affiliates, and pay future dividends.

        The notes may be redeemed, in whole or in part, beginning on December 15, 2006, at an initial redemption price of 103% of their principal amount, plus accrued interest. The redemption price declines annually to 100% beginning December 15, 2009.

        The Company agreed to file a registration statement to effect an exchange offer and shelf registration relating to the notes on or prior to June 30, 2006. In the event such exchange offer is not consummated by June 30, 2006, the interest rate on the notes increases 0.25%, up to a maximum additional 1% for each subsequent 90-day period.

        Under the terms of the escrow agreement, $62,500 of the proceeds of the note offerings are restricted to fund the Pekin facility expansion.

15.   Accumulated Other Comprehensive Loss

        The table below presents the changes in the components of accumulated other comprehensive loss:

	Income (Loss)
	Minimum Pension Liability	Total
Balance at May 31, 2003	$—	$—
Change from May 31, 2003 to December 31, 2003:
Minimum pension liability adjustment (net of income tax benefit of $182)	(274)	(274)

Balance at December 31, 2003	(274)	(274)
Change in 2004:
Minimum pension liability adjustment (net of income tax benefit of $76)	(112)	(112)

Balance at December 31, 2004	(386)	(386)
Change in 2005:
Minimum pension liability adjustment (net of income tax benefit of $320)	(481)	(481)

Balance at December 31, 2005	$(867)	$(867)

16.  Earnings Per Share

        The following table sets forth the computation of basic and diluted earnings per share:

	Period May 31 to December 31, 2003	Year Ended December 31, 2004	Year Ended December 31, 2005
Numerator:
Income (loss) available to common stockholders	$11,049	$29,245	$32,182
Denominator:
Denominator for basic earnings per share-weighted average shares	34,643	34,684	34,686
Effect of dilutive securities:
Employee stock options	—	1,084	1,366

Denominator for diluted earnings per share-adjusted weighted average shares and assumed conversions	34,643	35,768	36,052
Basic earnings per common share	$0.32	$0.84	$0.93

Diluted earnings per common share	$0.32	$0.82	$0.89

17.  Commitments

Marketing Contracts

        Aventine is party to ethanol marketing alliance contracts which require Aventine to purchase and market all ethanol produced from these alliance ethanol facilities. Under these contracts, the Company is generally obligated to purchase a set volume of ethanol at a purchase price that is based upon the price at which it sells the ethanol less a pre-negotiated margin. At December 31, 2005, Aventine had agreements with 12 ethanol alliance partners. The contracts range from one year to as long as Aventine retains an investment in the alliance facility.

Construction Commitments

        The Company entered into a construction contract during 2005 to expand its Pekin ethanol facility. The contract price is approximately $59,300 and is funded by the restricted cash of the Company. The project is estimated to be completed during 2006.

Natural Gas and Coal Purchase Commitments

        The Company had forward contracts to purchase approximately 1,615 and 1,805 MMBtus of natural gas at fixed prices for the years ended December 31, 2005 and 2004. The Company has additional forward contracts to purchase approximately 107 MMBtus of natural gas for $1,085 for the year ended December 31, 2006. The Company's natural gas commitment will be fulfilled by March 31, 2006.

        The Company had forward contracts to purchase approximately 245 and 250 tons of coal at fixed prices for the years ended December 31, 2005 and 2004. The Company had additional forward contracts to purchase approximately 45 and 245 tons of coal for the years ended December 31, 2007 and 2006, respectively.

Corn Purchase Commitments

        The Company had forward contracts to purchase approximately 2,365 bushels and 1,906 bushels of corn at various prices at December 31, 2005 and 2004, respectively.

18.  Quarterly Financial Data (Unaudited)

	Quarter
	First	Second	Third	Fourth
Year 2005:
Net sales	$197,030	$190,976	$259,203	$288,259
Gross profit	18,846	13,905	35,491	19,173
Net income	6,635	3,393	17,660	4,494
Year 2004:
Net sales	$198,258	$212,546	$211,456	$236,616
Gross profit	12,791	15,626	13,009	24,380
Net income	6,045	7,016	5,488	10,696
Year 2005:
Basic earnings per common share	$0.19	$0.10	$0.51	$0.13
Diluted earnings per common share	$0.19	$0.09	$0.49	$0.12
Average number of shares outstanding—basic	34,684	34,684	34,684	34,694
Average number of shares outstanding—diluted	35,827	35,853	36,038	36,473
Year 2004:
Basic earnings per common share	$0.17	$0.20	$0.16	$0.31
Diluted earnings per common share	$0.17	$0.20	$0.15	$0.30
Average number of shares outstanding—basic	34,684	34,684	34,684	34,684
Average number of shares outstanding—diluted	35,625	35,720	35,790	35,931

19.  Guarantor/Non-guarantor Combining Financial Statements (Unaudited)

        In accordance with the indenture governing the Company's senior secured floating rate notes, certain wholly owned subsidiaries of the Company have fully and unconditionally guaranteed the notes on a joint and several basis. The following tables present unaudited condensed consolidating financial information for Aventine Renewable Energy Holdings, Inc., the issuer of the notes, Aventine Renewable Energy, LLC, and Aventine Renewable Energy, Inc., guarantors of the notes, and Nebraska Energy, LLC, a non-guarantor of the notes.

Condensed Consolidating Balance Sheets
December 31, 2005
(in thousands)

	Issuer	Guarantors	Non-guarantor	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$143	$3,607	$—	$3,750
Accounts receivable	—	46,206	419	—	46,625
Income tax receivable	—	2,628	—	—	2,628
Intercompany receivable	—	34,737	706	(35,443)	—
Inventories	—	53,747	904	—	54,651
Other current assets	—	2,296	223	—	2,519

Total current assets	—	139,757	5,859	(35,443)	110,173
Property, plant, and equipment	—	24,245	4,777	—	29,022
Construction-in-progress	—	9,560	9,003	—	18,563

	—	33,805	13,780	—	47,585
Accumulated depreciation	—	(3,837)	(892)	—	(4,729)

Property, plant and equipment, net	—	29,968	12,888	—	42,856
Deferred tax asset	—	2,375	—	—	2,375
Investments in marketing alliances	—	1,000	—	—	1,000
Restricted cash for plant expansion	—	60,362	—	—	60,362
Other assets	5,669	1,917	—	—	7,586
Investment in Aventine Renewable Energy, LLC	162,001	—	—	(162,001)	—
Investment in Nebraska Energy, LLC.	—	18,154	—	(18,154)	—

Total assets	$167,670	$253,533	$18,747	$(215,598)	$224,352

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$—	$48,631	$2,897	$—	$51,528
Accrued payroll and benefits	—	3,781	323	—	4,104
Credit agreement borrowings	—	1,514	—	—	1,514
Intercompany payable	31,510	1,031	2,870	(35,411)	—
Other current liabilities	—	2,817	363	(31)	3,149

Total current liabilities	31,510	57,774	6,453	(35,442)	60,295
Minority interest	—	—	—	8,675	8,675
Senior secured floating rate notes	160,000	—	—	—	160,000
Deferred tax liability	—	9,078	—	—	9,078
Other long-term liabilities	—	6,958	—	—	6,958
Stockholders' equity (deficit):
Common stock	—	—	—	—	—
Additional paid-in capital	173	68,342	—	(64,289)	4,226
Retained earnings (deficit)	(24,013)	112,248	12,294	(124,542)	(24,013)
Accumulated other comprehensive loss	—	(867)	—	—	(867)

Total stockholders' equity (deficit)	(23,840)	179,723	12,294	(188,831)	(20,654)

Total liabilities and stockholders' equity	$167,670	$253,533	$18,747	$(215,598)	$224,352

Note:  Aventine Renewable Energy, LLC and Aventine Renewable Energy, Inc. are combined as the guarantors.

Condensed Consolidating Statements of Operations
Year Ended December 31, 2005
(in thousands)

	Issuer	Guarantors	Non-guarantor	Eliminations	Consolidated
Sales	$—	$926,432	$60,492	$(51,456)	$935,468
Cost of Sales	—	(857,231)	(42,038)	51,216	(848,053)

Gross Profit	—	69,201	18,454	(240)	87,415
Selling, general, and administrative expenses	(300)	(20,313)	(2,155)	268	(22,500)
Other income (expense)	—	3,618	(2,629)	—	989

Operating income (loss)	(300)	52,506	13,670	28	65,904
Interest income	—	2,167	82	(31)	2,218
Interest expense	(16,017)	(484)	(40)	31	(16,510)
Income from investments in subsidiaries	67,306	10,753	—	(78,059)	—
Minority interest	—	—	—	(2,404)	(2,404)
Other nonoperating income (loss)	—	1,830	—	(49)	1,781

Income (loss) before income taxes	50,989	66,772	13,712	(80,484)	50,989
Income tax benefit (expense)	(18,807)	(29,691)	—	29,691	(18,807)

Net income (loss)	$32,182	$37,081	$13,712	$(50,793)	$32,182

Note:  Aventine Renewable Energy, LLC and Aventine Renewable Energy, Inc. are combined as the guarantors.

Condensed Consolidating Statements of Cash Flows
Year Ended December 31, 2005
(in thousands)

	Issuer	Guarantors	Non-guarantor	Consolidated
Operating Activities
Net cash (used in) provided by operating activities	$—	$14,416	$14,411	$28,827
Investing activities
Purchase of property and equipment, net	—	(11,852)	(8,820)	(20,672)
Increase in restricted cash for plant expansion	—	(1,971)	—	(1,971)
Use of restricted cash for plant expansion	—	4,109	—	4,109

Net cash (used in) provided by investing activities	—	(9,714)	(8,820)	(18,534)
Financing activities
Net borrowings (repayments) under credit agreement	—	(11,277)	—	(11,277)
Proceeds from stock option exercises	173	—	—	173
Intercompany capital contributions	(173)	173	—	—
Proceeds from sale of common stock	256,054	—	—	256,054
Net intercompany borrowings	—	(2,870)	2,870	—
Repurchase of common stock	(256,054)	—	—	(256,054)
Distributions (to)/from stockholders	—	9,410	(12,000)	(2,590)

Net cash (used in) provided by financing activities	—	(4,564)	(9,130)	(13,694)
Net increase (decrease) in cash and cash equivalents	—	138	(3,539)	(3,401)
Cash and cash equivalents, beginning of period	—	5	7,146	7,151

Cash and cash equivalents, end of period	$—	$143	$3,607	$3,750

Note:  Aventine Renewable Energy, LLC and Aventine Renewable Energy, Inc. are combined as the guarantors.

Condensed Consolidating Balance Sheets
December 31, 2004
(in thousands)

	Issuer	Guarantors	Non-guarantor	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$—	$5	$7,146	$—	$7,151
Accounts receivable	—	32,271	402	—	32,673
Intercompany receivable	—	27,726	490	(28,216)	—
Inventories	—	23,931	907	—	24,838
Other current assets	—	1,424	289	—	1,713

Total current assets	—	85,357	9,234	(28,216)	66,375
Property, plant, and equipment	—	21,158	4,396	—	25,554
Construction-in-progress	—	795	564	—	1,359

	—	21,953	4,960	—	26,913
Accumulated depreciation	—	(1,924)	(490)	—	(2,414)

Property, plant and equipment, net	—	20,029	4,470	—	24,499
Deferred tax asset	—	937	—	—	937
Investments in marketing alliances	—	1,000	—	—	1,000
Restricted cash for plant expansion	—	62,500	—	—	62,500
Other assets	6,611	1,676	—	—	8,287
Investment in Aventine Renewable Energy, LLC	124,920	—	—	(124,920)	—
Investment in Nebraska Energy, LLC.	—	16,811	—	(16,811)	—

Total assets	$131,531	$188,310	$13,704	$(169,947)	$163,598

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable	$—	$22,285	$2,527	$—	$24,812
Accrued payroll and benefits	—	3,316	371	—	3,687
Credit agreement borrowings	—	12,791	—	—	12,791
Intercompany payable	27,726	490	—	(28,216)	—
Other current liabilities	—	2,079	224	—	2,303

Total current liabilities	27,726	40,961	3,122	(28,216)	43,593
Minority interest	—	—	—	8,861	8,861
Senior secured floating rate notes	160,000	—	—	—	160,000
Deferred tax liability	—	5,142	—	—	5,142
Other long-term liabilities	—	2,583	—	—	2,583
Stockholders' equity (deficit):
Common stock	—	—	—	—	—
Additional paid-in capital	—	64,843	—	(64,843)	—
Retained earnings (deficit)	(56,195)	75,167	10,582	(85,749)	(56,195)
Accumulated other comprehensive loss	—	(386)	—	—	(386)

Total stockholders' equity (deficit)	(56,195)	139,624	10,582	(150,592)	(56,581)

Total liabilities and stockholders' equity	$131,531	$188,310	$13,704	$(169,947)	$163,598

Note:  Aventine Renewable Energy, LLC and Aventine Renewable Energy, Inc. are combined as the guarantors.

Condensed Consolidating Statements of Operations
Year Ended December 31, 2004
(in thousands)

	Issuer	Guarantors	Non-guarantor	Eliminations	Consolidated
Sales	$—	$847,341	$67,195	$(55,660)	$858,876
Cost of Sales	—	(798,778)	(49,661)	55,369	(793,070)

Gross Profit	—	48,563	17,534	(291)	65,806
Selling, general, and administrative expenses	—	(14,507)	(2,020)	291	(16,236)
Other income (expense)	—	5,410	(2,576)	362	3,196

Operating income (loss)	—	39,466	12,938	362	52,766
Interest income	—	3	16	—	19
Interest expense	(645)	(1,385)	(5)	—	(2,035)
Income from investments in subsidiaries	48,325	10,155	—	(58,480)	—
Minority interest	—	—	—	(2,148)	(2,148)
Other nonoperating income (loss)	—	(924)	—	—	(924)

Income (loss) before income taxes	47,680	47,315	12,949	(60,266)	47,678
Income tax benefit (expense)	(18,434)	(18,292)	—	18,293	(18,433)

Net income (loss)	$29,246	$29,023	$12,949	$(41,973)	$29,245

Note:  Aventine Renewable Energy, LLC and Aventine Renewable Energy, Inc. are combined as the guarantors.

Condensed Consolidating Statements of Cash Flows
Year Ended December 31, 2004
(in thousands)

	Issuer	Guarantors	Non-guarantor	Consolidated
Operating Activities
Net cash (used in) provided by operating activities	$—	$35,265	$14,308	$49,573
Investing activities
Purchase of property and equipment, net	—	(3,612)	(1,041)	(4,653)
Investment in marketing alliance	—	(500)	—	(500)
Increase in restricted cash for plant expansion	—	(62,500)	—	(62,500)

Net cash (used in) provided by investing activities	—	(66,612)	(1,041)	(67,653)
Financing activities
Net borrowings (repayments) under credit agreement	—	8,869	—	8,869
Distribution to shareholders	(142,000)	—	—	(142,000)
Proceeds from issuance of senior secured notes	160,000	—	—	160,000
Payment of debt issuance costs	(6,841)	—	—	(6,841)
Intercompany capital contributions	(64,843)	64,843	—	—
Capital contribution from Aventine Renewable Energy Holdings, LLC	2,343	—	—	2,343
Distributions (to) from stockholders	—	8,967	(11,437)	(2,470)
Intercompany dividends	51,341	(51,341)	—	—

Net cash (used in) provided by financing activities	—	31,338	(11,437)	19,901
Net increase (decrease) in cash and cash equivalents	—	(9)	1,830	1,821
Cash and cash equivalents, beginning of period	—	14	5,316	5,330

Cash and cash equivalents, end of period	$—	$5	$7,146	$7,151

Note:  Aventine Renewable Energy, LLC and Aventine Renewable Energy, Inc. are combined as the guarantors.

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.

Offer to Exchange
All of our outstanding Senior Secured Floating Rate Notes due 2011 for
new Senior Secured Floating Rate Notes due 2011

The exchange agent for the exchange offer is:

        Questions, requests for assistance and requests for additional copies of this prospectus and the related letter of transmittal may be directed to the exchange agent at the address set forth above.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Article Eleven of the Registrant's certificate of incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Certificate of Incorporation provides for such limitation of liability.

        The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 21. Exhibits and Financial Statement Schedules

3.1*	Amended and Restated Certificate of Incorporation of Aventine Renewable Energy Holdings, Inc.
3.2*	Amended and Restated Bylaws of Aventine Renewable Energy Holdings, Inc.
4.1*
Indenture ("Indenture") dated December 17, 2004 among Aventine Renewable Energy Holdings, Inc., Aventine Renewable Energy, LLC, Aventine Renewable Energy, Inc. and Wells Fargo Bank, as trustee (the "Trustee")
4.2*
Registration Rights Agreement dated December 17, 2004 between Aventine Renewable Energy Holdings, Inc. and the Guarantors named therein and Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc., Banc of America Securities LLC and Bear, Stearns & Co. Inc.
4.3*	Registration Rights Agreement dated as of December 12, 2005 among Aventine Renewable Energy Holdings, Inc., the Investor Holders and the Management Holders named therein
4.4*	Registration Rights Agreement dated as of December 23, 2005 by and between Aventine Renewable Energy Holdings, Inc. and Friedman, Billings, Ramsey & Co., Inc.
5.1**	Opinion of Davis Polk & Wardwell

10.1*
Security Agreement dated as of December 17, 2004 by Aventine Renewable Energy, Inc., Aventine Renewable Energy, LLC, in favor of Wells Fargo Bank, N.A. as the Collateral Agent for the benefit of the Trustee under the Indenture
10.2*	Security and Escrow Agreement dated as of December 17, 2004 among Aventine Renewable Energy Holdings, Inc., JPMorgan Chase Bank and Wells Fargo Bank, N.A.
10.3*
Credit Agreement among JPMorgan Chase Bank as Administrative Agent and Issuing Bank, Aventine Renewable Energy, Inc, Aventine Renewable Energy LLC, and the lenders from time to time party thereto dated as of May 30, 2003 as amended by the first amendment dated as of March 19, 2004, the second amendment dated as of December 8, 2004, the third amendment dated as of August 19, 2005 and the fourth amendment dated as of November 30, 2005
10.4*
Guarantee and Security Agreement dated as of May 30, 2003 among JPMorgan Chase Bank, N.A. as Administrative Agent, Aventine Renewable Energy, Inc. and Aventine Renewable Energy, LLC as amended by the First Amendment to the Guarantee and Security Agreement dated as of December 17, 2004 among JPMorgan Chase Bank, N.A. as Administrative Agent, Aventine Renewable Energy, Inc. and Aventine Renewable Energy, LLC
10.5*	Rights Agreement dated as of December 19, 2005 between Aventine Renewable Energy Holdings, Inc. and American Stock Transfer & Trust Company, as Rights Agent
10.6*	Aventine Renewable Energy Holdings, Inc. 2003 Stock Incentive Plan
10.7*	Reimbursement Agreement dated as of May 30, 2003 between Williams Ethanol Services, Inc. and MSDW Capital Partners IV, Inc.
10.8*	Monitoring Fee Agreement dated as of May 20, 2003 between Williams Ethanol Services, Inc. and MSDW Capital Partners IV, Inc.
10.9#	Design-Builder Agreement between Fagen, Inc. and Aventine Renewable Energy Holdings, Inc. dated as of September 9, 2005
12	Computation of Earnings to Fixed Charges
21.1*	Subsidiaries of the Company
23	Consent of the Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature page of this filing)
25**	Statement of Eligibility of Wells Fargo Bank, N.A., as Trustee, on Form T-1
99.1**	Form of Letter of Transmittal
99.2**	Form of Notice of Guaranteed Delivery
99.3**	Form of Letter to Clients
99.4**	Form of Letter to Nominees
99.5**	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner
99.6**	Form of Exchange Agent Agreement

*
Filed with the registration statement on Form S-1 (333-132860) on March 30, 2006.

**
To be filed by amendment.

#
Application has been made to the Securities and Exchange Commission to seek confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.

Item 22. Undertakings

  (a)
  The undersigned hereby undertakes:

          (1)   To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    •
    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    •
    to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of notes offered (if the total dollar value of notes offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    •
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the notes offered therein, and the offering of such notes at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the notes being registered which remain unsold at the termination of the offering.

        (b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the notes being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (c)   The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (d)   The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pekin, State of Illinois, on the 31st day of March, 2006.

AVENTINE RENEWABLE ENERGY HOLDINGS, INC.
By:	/s/ RONALD H. MILLER Name: Ronald H. Miller Title: President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald H. Miller, Ajay Sabherwal and William J. Brennan, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature Table

Signature	Title	Date

/s/ RONALD H. MILLER Ronald H. Miller	President, Chief Executive Officer and Director	March 31, 2006
/s/ AJAY SABHERWAL Ajay Sabherwal	Chief Financial Officer	March 31, 2006
/s/ WILLIAM J. BRENNAN William J. Brennan	Chief Accounting and Compliance Officer	March 31, 2006
/s/ LEIGH ABRAMSON Leigh Abramson	Director	March 31, 2006
/s/ RICHARD A. DERBES Richard A. Derbes	Director	March 31, 2006
/s/ MICHAEL C. HOFFMAN Michael C. Hoffman	Director	March 31, 2006

/s/ WAYNE D. KUHN Wayne D. Kuhn	Director	March 31, 2006
/s/ BOBBY L. LATHAM Bobby L. Latham	Director	March 31, 2006

EXHIBIT INDEX

3.1*	Amended and Restated Certificate of Incorporation of Aventine Renewable Energy Holdings, Inc.
3.2*	Amended and Restated Bylaws of Aventine Renewable Energy Holdings, Inc.
4.1*
Indenture ("Indenture") dated December 17, 2004 among Aventine Renewable Energy Holdings, Inc., Aventine Renewable Energy, LLC, Aventine Renewable Energy, Inc. and Wells Fargo Bank, as trustee (the "Trustee")
4.2*
Registration Rights Agreement dated December 17, 2004 between Aventine Renewable Energy Holdings, Inc. and the Guarantors named therein and Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc., Banc of America Securities LLC and Bear, Stearns & Co. Inc.
4.3*	Registration Rights Agreement dated as of December 12, 2005 among Aventine Renewable Energy Holdings, Inc., the Investor Holders and the Management Holders named therein
4.4*	Registration Rights Agreement dated as of December 23, 2005 by and between Aventine Renewable Energy Holdings, Inc. and Friedman, Billings, Ramsey & Co., Inc.
5.1**	Opinion of Davis Polk & Wardwell
10.1*
Security Agreement dated as of December 17, 2004 by Aventine Renewable Energy, Inc., Aventine Renewable Energy, LLC, in favor of Wells Fargo Bank, N.A. as the Collateral Agent for the benefit of the Trustee under the Indenture
10.2*	Security and Escrow Agreement dated as of December 17, 2004 among Aventine Renewable Energy Holdings, Inc., JPMorgan Chase Bank and Wells Fargo Bank, N.A.
10.3*
Credit Agreement among JPMorgan Chase Bank as Administrative Agent and Issuing Bank, Aventine Renewable Energy, Inc, Aventine Renewable Energy LLC, and the lenders from time to time party thereto dated as of May 30, 2003 as amended by the first amendment dated as of March 19, 2004, the second amendment dated as of December 8, 2004, the third amendment dated as of August 19, 2005 and the fourth amendment dated as of November 30, 2005
10.4*
Guarantee and Security Agreement dated as of May 30, 2003 among JPMorgan Chase Bank, N.A. as Administrative Agent, Aventine Renewable Energy, Inc. and Aventine Renewable Energy, LLC as amended by the First Amendment to the Guarantee and Security Agreement dated as of December 17, 2004 among JPMorgan Chase Bank, N.A. as Administrative Agent, Aventine Renewable Energy, Inc. and Aventine Renewable Energy, LLC
10.5*	Rights Agreement dated as of December 19, 2005 between Aventine Renewable Energy Holdings, Inc. and American Stock Transfer & Trust Company, as Rights Agent
10.6*	Aventine Renewable Energy Holdings, Inc. 2003 Stock Incentive Plan
10.7*	Reimbursement Agreement dated as of May 30, 2003 between Williams Ethanol Services, Inc. and MSDW Capital Partners IV, Inc.
10.8*	Monitoring Fee Agreement dated as of May 20, 2003 between Williams Ethanol Services, Inc. and MSDW Capital Partners IV, Inc.
10.9#	Design-Builder Agreement between Fagen, Inc. and Aventine Renewable Energy Holdings, Inc. dated as of September 9, 2005
12	Computation of Earnings to Fixed Charges
21.1*	Subsidiaries of the Company

23	Consent of the Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on signature page of this filing)
25**	Statement of Eligibility of Wells Fargo Bank, N.A., as Trustee, on Form T-1
99.1**	Form of Letter of Transmittal
99.2**	Form of Notice of Guaranteed Delivery
99.3**	Form of Letter to Clients
99.4**	Form of Letter to Nominees
99.5**	Form of Instructions to Registered Holder and/or Book-Entry Transfer Participant from Owner
99.6**	Form of Exchange Agent Agreement

*
Filed with the registration statement on Form S-1 (333-132860) on March 30, 2006.

**
To be filed by amendment.

#
Application has been made to the Securities and Exchange Commission to seek confidential treatment of certain provisions. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.

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TABLE OF CONTENTS
INDUSTRY AND MARKET INFORMATION AND FORECASTS
AVAILABLE INFORMATION
FORWARD LOOKING STATEMENTS
SUMMARY
The Exchange Offer
Summary Description of the Notes
AVENTINE RENEWABLE ENERGY HOLDINGS, INC.
Summary Historical Consolidated Financial Data
RISK FACTORS
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES
CAPITALIZATION
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Aventine Renewable Energy Holdings, Inc. Consolidated Statements of Operations
Aventine Renewable Energy Holdings, Inc. Consolidated Statements of Operations
BUSINESS
Overview of Products
Overview of Our Facilities
Marketing Alliances
Top Ethanol Customers
United States Ethanol Production Capacity—Top Ten Producers
MANAGEMENT
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
STOCK OPTION/SAR GRANTS IN LAST FISCAL YEAR
AGGREGATED OPTION AND SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF OTHER INDEBTEDNESS
DESCRIPTION OF THE NOTES
THE EXCHANGE OFFER
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE EXCHANGE OFFER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
CONSOLIDATED FINANCIAL STATEMENTS
Aventine Renewable Energy Holdings, Inc. Consolidated Financial Statements Years Ended December 31, 2005 and 2004, Period From May 31, 2003 to December 31, 2003, and the Predecessor Period From January 1, 2003 to May 30, 2003
Contents
Report of Independent Registered Public Accounting Firm
Aventine Renewable Energy Holdings, Inc. Consolidated Balance Sheets (In Thousands)
Aventine Renewable Energy Holdings, Inc. Consolidated Statements of Operations (In Thousands, Except Per Share Data)
Aventine Renewable Energy Holdings, Inc. Consolidated Statements of Changes in Stockholders' Equity (Deficit) (In Thousands)
Aventine Renewable Energy Holdings, Inc. Consolidated Statements of Cash Flows (In Thousands)
Aventine Renewable Energy Holdings, Inc. Notes to Consolidated Financial Statements (In Thousands, Except Per Share Data) December 31, 2005
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX